SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive proxy statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

DALEEN TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

((Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Daleen Technologies, Inc. Common Stock, par value $0.01 per share,

Daleen Technologies, Inc. Series F Convertible Preferred Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

46,911,152 shares of Common Stock

449,237 shares of Series F Preferred Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

For purposes of this transaction, the Common Stock was valued at an aggregate of $1.8 million, or approximately $0.0384 per share, and the Series F Preferred Stock was valued at an aggregate of $15.4 million or approximately $34.28 per share.

(4)	Proposed maximum aggregate value of transaction:

$17,200,000

(5)	Total fee paid:

$3,440

☑     Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DALEEN TECHNOLOGIES, INC.

902 Clint Moore Road, Suite 230
Boca Raton, Florida 33487
(561) 999-8000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on September 28, 2004

To the stockholders of Daleen Technologies, Inc.:

      NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Daleen Technologies, Inc., a Delaware corporation (the “Company”), will be held on September 28, 2004 at 9:00 a.m. local time at the Company’s corporate headquarters, 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1. To vote on a proposal to approve and adopt the Agreement and Plan of Merger and Share Exchange, dated as of May 7, 2004, as amended (the “Merger Agreement”), among Daleen Holdings, Inc., a Delaware corporation (“Daleen Holdings”), Parallel Acquisition, Inc., a Delaware corporation (“Parallel Acquisition”), the Company, Behrman Capital II, L.P., a Delaware limited partnership (“Behrman Capital”), and Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership (“SEF”), pursuant to which (i) Parallel Acquisition, a subsidiary of Daleen Holdings formed for the sole purpose of merging with the Company, will be merged with and into the Company (the “Merger”), with the Company surviving as a subsidiary of Daleen Holdings and (ii) Behrman Capital and SEF will exchange (the “Exchange”) all of their shares of the Company’s Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), immediately prior to the completion of the Merger for shares of Daleen Holdings’ common stock and preferred stock. Behrman Capital, SEF, the other holders of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), at the effective time of the Merger and the holders of the Company’s Series F Preferred Stock upon the Exchange and at the effective time of the Merger would receive an aggregate of $17.2 million in cash and Daleen Holdings common stock and preferred stock, as more fully described in the accompanying proxy statement, for all of their shares of Common Stock and Series F Preferred Stock.

2. To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

      Approval and adoption of the Merger Agreement will also constitute approval of the Merger and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement.

      The proposal to be considered at the Special Meeting is described in the accompanying proxy statement. Only holders of record of Common Stock or Series F Preferred Stock at the close of business on August 20, 2004, are entitled to notice of, and to vote at, the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at the Special Meeting and for a period of ten days prior to the Special Meeting during regular business hours at the Company’s corporate headquarters.

      The Company’s Board of Directors, after consideration and receipt of the unanimous recommendation of a special committee of non-employee directors not affiliated with Behrman Capital, has determined that the Merger Agreement and the Merger and other transactions contemplated by the Merger Agreement are advisable and in the best interests of, and that the merger consideration is fair to, the Company’s stockholders, including unaffiliated stockholders. The Company’s Board of Directors has approved and recommends that you vote “FOR” the proposal described above.

      All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, your vote is important. To assure your representation at the Special Meeting, please vote by marking, signing and dating the enclosed proxy and returning it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States. You may revoke your proxy at any time prior to the Special Meeting. If you attend the Special Meeting, your proxy will be revoked only if you specifically request, in which case only your vote at the Special Meeting will count.

By Order of the Board of Directors,

Dawn R. Landry
Corporate Secretary

Boca Raton, Florida

August 31, 2004

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE

NUMBER OF SHARES YOU OWN.

Please read the attached proxy statement carefully, complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope.

DALEEN TECHNOLOGIES, INC.

902 Clint Moore Road, Suite 230
Boca Raton, Florida 33487
(561) 999-8000

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held on September 28, 2004

To Our Stockholders:

      This proxy statement is furnished to holders of record of Common Stock, par value $0.01 per share (“Common Stock”), and holders of record of Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), of Daleen Technologies, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the special meeting of stockholders to be held on September 28, 2004 (the “Special Meeting”).

      The Special Meeting will be held at the Company’s corporate headquarters, 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, at 9:00 a.m. local time. This proxy statement and the accompanying proxy card(s) are being mailed to stockholders of record on or about August 31, 2004.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

i

ii

APPENDIX A	Agreement and Plan of Merger and Share Exchange, as Amended
APPENDIX B	Opinion of Valuation Research Corporation
APPENDIX C	Section 262 of the Delaware General Corporation Law
APPENDIX D	Annual Report on Form 10-K/A for Fiscal Year Ended December 31, 2003
APPENDIX E	Quarterly Report on Form 10-Q for Fiscal Quarter Ended June 30, 2004

iii

SUMMARY TERM SHEET

      The following summary briefly describes the terms of the proposed merger of the Company with Parallel Acquisition, a subsidiary of Daleen Holdings, which was formed for the sole purpose of merging with and into the Company (the “Merger”). While this summary describes the material terms and features of the Merger, this proxy statement contains elsewhere a more detailed description of the terms. We encourage you to carefully read the entire proxy statement, including the appendices and the exhibits thereto, before voting. We have included section references to direct you to a more complete description of the topics described in this summary. Additional information about us has been filed with the Securities and Exchange Commission and is available as described in the section of this proxy statement entitled “OTHER INFORMATION — Where You Can Find More Information.”

Parties to the Merger and Other Relevant Parties

      Daleen Technologies, Inc. We are a global provider of advanced billing and customer care, event management and revenue assurance software for convergent communication service providers and other technology solutions providers. We are a Delaware corporation with principal executive offices at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487. Additional information about us can be found in our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2003, a copy of which is attached to this proxy statement as Appendix D, and our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2004, a copy of which is attached to this proxy statement as Appendix E.

      Daleen Holdings, Inc. Daleen Holdings is a newly formed Delaware corporation that is a wholly owned direct subsidiary of the Company. Daleen Holdings has no prior operations and is not expected to have any operations prior to the consummation of the Merger, except for the performance of its obligations under the Agreement and Plan of Merger and Share Exchange, dated as of May 7, 2004, as amended (the “Merger Agreement”), among Daleen Holdings, Parallel Acquisition, Inc., a Delaware corporation, the Company, Behrman Capital II, L.P., a Delaware limited partnership, and Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership (“SEF”). The principal executive offices of Daleen Holdings are located at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487.

      Parallel Acquisition, Inc. Parallel Acquisition is a newly formed Delaware corporation and a wholly owned subsidiary of Daleen Holdings. Parallel Acquisition was formed solely for the purpose of merging with us in the Merger. Parallel Acquisition has no prior operations and is not expected to have any operations prior to the consummation of the Merger. Upon effectiveness of the Merger, Parallel Acquisition will be merged with and into us, with us surviving the Merger as a subsidiary of Daleen Holdings. Parallel Acquisition’s principal executive offices are located at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487.

      Behrman Capital II, L.P. Behrman Capital, a Delaware limited partnership, is an investment firm that principally backs experienced management teams in the purchases of businesses they operate. Behrman Capital’s investments have historically been focused in four industries — information technology, outsourcing, business services and contract manufacturing. As of August 20, 2004, Behrman Capital was the beneficial owner of 58,863,523 shares of our Common Stock and 219,744 shares of our Series F Preferred Stock. Behrman Capital’s principal executive offices are located at 126 East 56th Street, 27th Floor, New York, NY 10022.

      Strategic Entrepreneur Fund II, L.P. SEF is a Delaware limited partnership and an affiliate of Behrman Capital. SEF is an investment firm that historically has participated in the same investment opportunities as Behrman Capital. As of August 20, 2004, the record date for the Special Meeting, SEF was the beneficial owner of 790,579 shares of our Common Stock and 2,980 shares of our Series F Preferred Stock. SEF’s principal executive offices are located at 126 East 56th Street, 27th Floor, New York, NY 10022.

      Gordon Quick. Gordon Quick currently is a Director of the Company and our President and Chief Executive Officer. Mr. Quick also is currently the sole director, chief executive officer and treasurer of each of Daleen Holdings and Parallel Acquisition. If the Merger is completed, Mr. Quick would become the Chief Executive Officer of Daleen Holdings pursuant to the terms of an employment agreement between Mr. Quick and Daleen Holdings. Mr. Quick also would be a Director of Daleen Holdings and would be eligible to participate in Daleen Holdings’ management incentive plan. Mr. Quick is party to a retention bonus arrangement with us, with the bonus amount specified in a separate side letter. As long as Mr. Quick remains employed by the Company at the earlier of (i) the completion of the Merger or (ii) May 6, 2005, the first anniversary of the side letter, a retention bonus of $200,000 is payable to Mr. Quick by the Company. The bonus amount also is payable if Mr. Quick were to be terminated without cause or if he were to resign for good reason prior to such date.

      Quadrangle Investors. Quadrangle Capital Partners LP, a Delaware limited partnership, is a private equity fund that primarily invests in the media and communications sectors. Concurrent with the completion of the Merger, Quadrangle Capital Partners LP and two of its affiliates, Quadrangle Select Partners LP and Quadrangle Capital Partners-A LP, (with Quadrangle Capital Partners LP, collectively referred to as the “Quadrangle Investors”), will invest $25 million in cash in Daleen Holdings in exchange for shares of Daleen Holdings’ preferred stock. If the Merger and related transactions are completed, it is expected that Quadrangle will own approximately 71% of the then issued and outstanding shares of Daleen Holdings’ preferred stock and will control the right to designate a majority of the directors of Daleen Holdings. The Quadrangle Investors have capital commitments from their partners in excess of $1 billion, of which $419 million remains available as of June 30, 2004.

      Protek Telecommunications Solutions Limited. Based in the United Kingdom, Protek is a leading provider of customer care and billing, network management and real-time inventory solutions to next-generation service providers, utilities and large government agencies. Concurrent with the execution and delivery of the Merger Agreement, Daleen Holdings agreed to purchase all outstanding shares of the capital stock of Protek for aggregate consideration of up to $20 million, consisting of up to $13 million in cash, $5 million in common stock of Daleen Holdings, and contingent post-closing performance bonuses consisting of up to $1 million in cash and $1 million of common stock of Daleen Holdings. The purchase price will be subject to reduction in respect of closing date debt and working capital shortfalls.

      See “SPECIAL FACTORS — Parties to the Merger and Other Relevant Parties.”

Terms of the Merger

      Pursuant to the Merger Agreement, Daleen Holdings will acquire us for an aggregate of $17.2 million in cash and Daleen Holdings stock, allocated as described in this proxy statement. Upon completion of the Merger, Parallel Acquisition will merge with and into the Company, with the Company surviving the Merger. Daleen Holdings will own 100% of the Company’s then outstanding stock immediately following the Merger, and you will no longer be a stockholder of, or have any ownership interest in, the Company, unless you hold shares of Series F Preferred Stock at the effective time of the Merger and receive Daleen Holdings common stock as all or part of your merger consideration.

      Allocation of Consideration. For purposes of the Merger, our Common Stock has been valued at $1.8 million in the aggregate, or approximately $0.0384 per share, and our Series F Preferred Stock has been valued at $15.4 million in the aggregate, or approximately $34.28 per share. The aggregate merger consideration to be paid by Daleen Holdings would be allocated as follows:

•	Each share of our Common Stock outstanding at the Effective Time, excluding shares held by Daleen Holdings and shares as to which appraisal rights are properly exercised under Delaware law, will convert into the right to receive $0.0384 per share in cash.

•	Each share of our Series F Preferred Stock outstanding at the Effective Time, excluding shares held by Daleen Holdings and shares as to which appraisal rights are properly exercised under Delaware law, will convert into the right to receive, at the election of the holder of each such share and subject to the reallocation described below, either (i) a combination of cash and Daleen Holdings’ common stock or (ii) solely Daleen Holdings’ common stock.

•	Immediately prior to consummation of the Merger, Behrman Capital and SEF are contractually obligated to exchange their shares of our Series F Preferred Stock for an equivalent value of Daleen Holdings securities, consisting of $5 million in shares of Daleen Holdings’ preferred stock, and the remainder of the value attributable to their Series F Preferred Stock in Daleen Holdings’ common stock.

See “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates” and “THE MERGER AGREEMENT — Merger Consideration.”

      Series F Preferred Stock Liquidation Preference. Under the terms of the Series F Preferred Stock, as set forth in our Certificate of Incorporation, upon a sale or liquidation of the Company, the holders of shares of Series F Preferred Stock are entitled to receive their aggregate liquidation preference of $49.8 million in redemption of their shares. As a consequence, in any transaction valuing Daleen at less than that stated liquidation preference no value would be allocable to our Common Stock, absent agreement by our Series F Preferred holders to forgo some portion of the proceeds to which they would otherwise be entitled under our Certificate of Incorporation. Holders of Series F Preferred Stock have no obligation to convert their shares into Common Stock, nor would it make economic sense for them to so convert because they would receive less value upon conversion. See “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates” and “THE MERGER AGREEMENT — Merger Consideration.”

      Series F Preferred Stock Equity Election. If a holder of our Series F Preferred Stock, excluding Daleen Holdings or a holder properly exercising appraisal rights under Delaware law, chooses to receive a combination of cash and Daleen Holdings’ common stock for any number of their shares, the ability of Daleen Holdings to grant the request will be determined by the elections of the other holders of Series F Preferred Stock. In exchange for any shares for which this cash-equity election has been made, holders will receive:

•	cash per share equal to the result obtained by dividing (x) the result obtained by subtracting from $4,600,000 the sum of all cash amounts to be paid to holders of our Common Stock at the completion of the Merger (assuming for purposes of such calculation that there are no exercises of appraisal rights under Delaware law), by (y) the aggregate number of shares of our Series F Preferred Stock held by record holders, other than Daleen Holdings, for which the cash-equity election has been made (but in no event more than $34.28 per share); plus

•	a number of fully paid and nonassessable shares of Daleen Holdings’ common stock equal to the result obtained by dividing (x) the excess, if any, of $34.28 over the per share cash amount to be received by holders of Series F Preferred Stock electing this option by (y) $25.

      For illustrative purposes, please note the following examples to determine the amount of cash and equity to be distributed to the holders of the Series F Preferred Stock, excluding Daleen Holdings or a holder properly exercising appraisal rights under Delaware law:

      The aggregate cash amount payable to the holders of Common Stock at completion of the Merger is $1.8 million. The difference between the $4.6 million available for distribution to all stockholders of Daleen, excluding Behrman Capital and SEF, and $1.8 million is $2.8 million.

•	In the event that holders of 100,000 shares of Series F Preferred Stock, which represents approximately 44% of the number of currently issued and outstanding shares of Series F Preferred Stock, make a cash-equity election with respect to all of their shares, each such holder shall receive (i) an amount in cash equal to $28.00 per share of Series F Preferred Stock held by such holder ($2.8 million divided by 100,000 shares of Series F Preferred Stock) and (ii) shares of Daleen Holdings’ Common Stock equal to the value of $6.28, the difference between $34.28 and $28.00 (0.2512 shares where each share of Daleen Holdings’ Common Stock is valued at $25.00). Therefore, under this scenario, a single hypothetical holder of 1,000 shares of Series F Preferred Stock would receive an amount in cash equal to $28,005, including $5.00 received for the resulting fractional share, and 251 shares of Daleen Holdings’ Common Stock for the 1,000 shares of

Series F Preferred Stock. Any holder of shares of Series F Preferred Stock making an equity election with respect to all of their shares shall receive 1.3712 shares of Daleen Holdings’ Common Stock for each share of Series F Preferred Stock held by such holder. As a result, a single hypothetical holder of 1,000 shares of Series F Preferred Stock electing not to receive any cash in the Merger would receive 1371 shares of Daleen Holdings’ Common Stock and $5.00 in cash for the resulting fractional share for the 1,000 shares of Series F Preferred Stock.

•	If all holders of shares of Series F Preferred Stock make a cash-equity election with respect to all of their shares, then each such holder shall receive (i) an amount in cash equal to $12.36 ($2.8 million of available cash divided by 226,513 outstanding shares of Series F Preferred Stock, excluding shares held by Daleen Holdings, Behrman Capital and SEF or a holder properly exercising appraisal rights under Delaware law) and (ii) shares of Daleen Holdings’ Common Stock valued at $21.92, the difference between $34.28 and $12.36 (0.8768 shares where each share of Daleen Holdings’ Common Stock is valued at $25.00). Thus, under this scenario, a single hypothetical holder of 1,000 shares of Series F Preferred Stock would receive an amount in cash equal to $12,381.32, including $20.00 received for the resulting fractional share, and 876 shares of Daleen Holdings’ Common Stock in exchange for the 1,000 shares of Series F Preferred Stock.

See “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates” and “THE MERGER AGREEMENT — Merger Consideration.”

      Fractional Shares. No certificates representing fractional shares of Daleen Holdings’ common stock will be issued in connection with the Merger. Each record holder of our Series F Preferred Stock exchanged in the Merger who otherwise would have been entitled to receive a fraction of a share of Daleen Holdings’ common stock, after taking into account all shares of our Series F Preferred Stock delivered by that holder, will receive, in lieu of that fractional share, a cash payment, without interest, in an amount equal to the product of that fraction multiplied by $25. See “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates” and “THE MERGER AGREEMENT — Merger Consideration.”

Escrow Arrangement.

•	In accordance with an indemnity escrow agreement, $970,618.01, representing 12.5% of the aggregate consideration allocated to the holders of our Series F Preferred Stock (regardless of their election and including cash and securities in proportion to the amounts to be received by such holders of Series F Preferred Stock), excluding any consideration paid to Behrman Capital and SEF, will be retained in escrow.

•	If certain specified litigation is outstanding as of the effective time of the Merger, an additional $503,944.87, representing 6.49% of the aggregate consideration allocated to the holders of our Series F Preferred Stock, excluding any consideration paid to Behrman Capital and SEF, will be held in a special escrow account securing the indemnification obligations of the holders of Series F Preferred Stock, excluding Behrman Capital and SEF, with respect to that litigation.

•	An additional approximately $826,432.98, representing all of the cash consideration otherwise deliverable to Behrman Capital and SEF under the Merger Agreement, will be delivered to the escrow agent to secure all of the indemnification obligations of Behrman Capital and SEF under the Merger Agreement.

•	The holders of the Common Stock do not have any indemnification obligations under the Merger Agreement and, as such, none of the consideration deliverable in respect of the Common Stock, other than the Common Stock held by Behrman Capital and SEF, will be deposited into escrow.

See “THE MERGER — Escrow Arrangement.”

      Termination Rights. If, in fulfillment of their fiduciary duties, our Board of Directors terminates the Merger Agreement due to a superior bid, a break-up fee of $500,000 must be paid by us to the Quadrangle Investors. In addition, a break-up fee of $200,000 will be payable by us to Protek under such circumstances. See “THE MERGER AGREEMENT — Termination.” Our ability to terminate the Merger Agreement is materially limited by the rights of the Quadrangle Investors and Protek under a transaction support agreement. See “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement.”

      Stock Options and Warrants. Upon effectiveness of the Merger, each outstanding option or warrant to purchase our capital stock, whether or not exercisable, whether or not vested, and whether or not performance-based, will, to the extent not exercised prior to the closing of the Merger, be terminated and be of no further value or effect. We have amended the terms of each of our stock option plans to provide that the vesting and exercise of each option or warrant will accelerate effective as of the date of the closing of the Merger, and that, unless exercised by written notice of exercise delivered prior to the date of the closing of the Merger, and conditioned solely on the occurrence of the closing, each option or warrant will terminate immediately prior to the effectiveness of the Merger without further action by us or the holder of the option. See “THE MERGER AGREEMENT — Stock Options and Warrants.”

Transactions Related to the Merger

      Investments in Daleen Holdings. The Quadrangle Investors, Behrman Capital and SEF entered into an investment agreement pursuant to and subject to the terms and conditions of which they agreed to invest an aggregate of $30 million in Daleen Holdings ($25 million by the Quadrangle Investors and $5 million by Behrman Capital and SEF, assuming no participation by holders of Series F Preferred Stock) concurrently with the completion of the Merger. In consideration for these investments, Daleen Holdings has agreed to issue to them shares of Daleen Holdings’ preferred stock representing the following percentages of the outstanding shares, calculated on an as-converted to common stock basis, immediately after the completion of the Merger: 37.21% to Quadrangle Capital Partners LP, 1.89% to Quadrangle Select Partners LP, 13.53% to Quadrangle Capital Partners-A LP, 10.36% to Behrman Capital and 0.14% to SEF, in each case assuming that no holder of Series F Preferred exercised the equity election in the Merger. The obligations to make these investments is contingent upon the completion of the Merger. See “TRANSACTIONS RELATED TO THE MERGER — Investment Agreement.”

      Bridge Loan Facilities. In order to assist Protek with its ordinary course working capital needs prior to the closing of the acquisition of Protek by Daleen Holdings, which would occur concurrently with the completion of the Merger of Parallel Acquisition and us, we have provided Protek with a bridge loan of up to $1.5 million, of which $500,000 is treated as a deposit paid to Protek by Daleen Holdings under the stock purchase agreement pursuant to which Daleen Holdings has agreed to acquire Protek concurrently with the completion of the Merger. This $500,000 would be forgiven by us upon any termination of the stock purchase agreement other than as a result of a breach by Protek. This loan is funded in turn by a loan to us by Behrman Capital pursuant to a separate bridge facility described below. The current outstanding balance on this bridge loan is approximately $1.0 million. Protek has submitted a request to draw the remaining $500,000 available under the bridge facility.

      The loan from Behrman Capital to us has been made pursuant to a bridge loan facility in an aggregate principal amount of $5.1 million. Up to $1.5 million of the proceeds may be used by us to fund the bridge loan by us to Protek, and the remainder, if drawn upon, may be available to us to assist us with our ordinary course working capital needs prior to the closing of the Merger and to pay costs we incur in connection with the Merger and related transactions. The current outstanding balance on this bridge loan is approximately $2.7 million. We have submitted a request to draw an additional $750,000 under the bridge loan. We intend to use $500,000 of that amount to fund the additional $500,000 that Protek has requested under the Protek bridge facility and $250,000 for our ordinary course working capital needs. At completion of the Merger, any outstanding amounts lent to us by Behrman Capital under the bridge loan facility between Behrman Capital and us may be used as consideration in respect of Behrman Capital’s commitment to invest $5 million in Daleen Holdings. See “TRANSACTIONS RELATED TO THE MERGER — Bridge Loan Facilities.”

      Protek Acquisition by Daleen Holdings. Concurrent with the completion of the Merger and the transactions contemplated by the Merger Agreement, Daleen Holdings will acquire Protek by purchase of all of Protek’s outstanding capital stock from its current shareholders for an aggregate consideration of up to $20 million. The acquisition is contingent upon a concurrent completion of the Merger. See “CERTAIN TRANSACTIONS RELATED TO THE MERGER — Protek Acquisition.”

      We have been notified by Protek of a tax investigation of its Russian subsidiary by the Department of Internal Affairs of the Central Administrative Region of the City of Moscow. Protek has informed us that it does not believe any facts exist that will lead to any material liability of the subsidiary. The parties are evaluating the potential implications on the Protek stock purchase agreement. Because our analysis of the Protek situation is in its initial stages, we are unable at this time to determine the potential consequences on the Merger and related transactions.

      Voting Agreements. The Quadrangle Investors have entered into separate voting agreements with SAIC Venture Capital Corporation, Behrman Capital, SEF, HarbourVest Partners V — Direct Fund L.P. and HarbourVest Partners VI — Direct Fund, L.P. pursuant to which these stockholders have agreed with the Quadrangle Investors to vote all of their shares of our Common Stock and Series F Preferred Stock in favor of the approval and adoption of the Merger Agreement at the Special Meeting. In addition, these stockholders have agreed in their respective Voting Agreements with the Quadrangle Investors to waive the mandatory redemption rights of our Series F Preferred Stock in connection with the Merger. As of August 20, 2004, the record date for the Special Meeting, stockholders party to the separate Voting Agreements held an aggregate of approximately 71% of the combined voting power of our outstanding Common Stock and Series F Preferred Stock, which is sufficient voting power in and of itself to approve the Merger Agreement. See “SPECIAL FACTORS — Voting Agreements.”

      Indemnity Escrow Agreement. In accordance with the terms of an indemnity escrow agreement, 12.5% of the aggregate consideration allocated in the Merger to the holders of our Series F Preferred Stock (regardless of their election and including cash and securities in proportion to the amounts to be received by such holders of Series F Preferred Stock), excluding consideration delivered to Behrman Capital and SEF, will be retained in escrow to secure their respective obligations to indemnify Daleen Holdings, its directors, officers, managers, employees, equity holders and permitted assigns from any losses, liabilities, claims, obligations, damages, costs, and expenses relating to or arising out of the breach of any representation, warranty, covenant or agreement contained in the Merger Agreement. This escrow will have a value of approximately $970,618.01.

      In addition, if certain specified litigation is pending against us as of the effective time of the Merger, an additional 6.49% of such aggregate consideration allocated in the Merger to the holders of our Series F Preferred Stock (regardless of their election and including cash and securities in proportion to the amounts to be received by such holders of Series F Preferred Stock), excluding consideration delivered to Behrman Capital and SEF, will be delivered to the escrow agent and held as a special escrow account securing the indemnification obligations of the holders of our Series F Preferred Stock, excluding Behrman Capital and SEF, to indemnify 66.67% of any and all losses, liabilities, claims, obligations, damages, costs and expenses relating to or arising out of that litigation. This escrow will have a value of approximately $503,944.87, if created.

      A separate escrow account consisting solely of cash otherwise deliverable to Behrman Capital and SEF under the Merger Agreement (approximately $826,432.98) will be established upon the closing of the Merger. These cash amounts will be applied pro rata to claims arising either in respect of the general indemnification that is the subject of the 12.5% general escrow or in respect of the specified litigation that is the subject of the 6.49% special escrow. The indemnification obligations of Behrman Capital and SEF will be limited to this cash escrow. The maximum aggregate indemnification obligation of Behrman Capital and SEF represents approximately 9.85% of the aggregate value that they will receive in the exchange of their shares of our Series F Preferred Stock and Common Stock in the share exchange and Merger, but will be funded solely in cash, whereas the maximum indemnification obligation of other

Series F holders will represent 19% of the aggregate value received by them in the Merger but will consist of cash and securities.

      Holders of our Common Stock do not have indemnification obligations under the Merger Agreement in respect of the shares of Common Stock held by them, and, as such, none of the consideration to be delivered to holders of our Common Stock, other than Behrman Capital and SEF, will be retained in escrow.

      See “THE MERGER — Escrow Arrangement.”

Special Committee of the Board of Directors

      Certain of our directors have financial and other interests that may be different from, and in addition to, your interests in the proposal described in this proxy statement. Our Board of Directors decided that, in order to protect the interests of our unaffiliated stockholders in evaluating the Merger Agreement, the Strategic Planning Committee (the “Special Committee”), a special committee of non-employee directors not affiliated with Behrman Capital, should be formed to perform that task and, if appropriate, to recommend the Merger and the terms of the Merger Agreement to our entire Board of Directors. The Special Committee consisted of Messrs. John McCarthy, Daniel Foreman and Stephen Getsy. The Special Committee retained Thompson Coburn LLP as its separate legal counsel. See “SPECIAL FACTORS — Background of the Merger.”

Recommendation of the Special Committee and the Board of Directors

      After consideration, and in light of the factors described in the section of this proxy statement entitled “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger” and “— Reasons for the Board of Directors’ Determination; Fairness of the Merger,” the Special Committee and our Board of Directors, based on the recommendation of the Special Committee, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Daleen and its stockholders. Accordingly, our Board of Directors recommends that you vote “FOR” the approval and adoption of the Merger Agreement.

      For a discussion of the material factors considered by the Special Committee and our Board of Directors in reaching their conclusions and the reasons why the Special Committee and our Board of Directors determined that the Merger Agreement and the transactions contemplated by it, including the Merger, are advisable, fair to and in the best interests of Daleen and its stockholders, including unaffiliated stockholders, see the sections of this proxy statement entitled “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger,” and “— Reasons for the Board of Directors’ Determination; Fairness of the Merger.”

Opinion of the Financial Advisor

      The Special Committee, on behalf of our Board of Directors, received the written opinion of the Company’s financial advisor, Valuation Research Corporation (“VRC”) to the effect that, as of May 5, 2004, the merger consideration to be received by the holders of our Common Stock and Series F Preferred Stock in the Merger was fair, from a financial point of view, to such holders. VRC’s written opinion is described in more detail under the caption “SPECIAL FACTORS — Opinion of Valuation Research Corporation,” and the full text of its written opinion, dated May 5, 2004, is attached as Appendix B to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. VRC’s opinion was provided to the Special Committee in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to any matters relating to the Merger or any related transaction.

Positions of Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition and Gordon Quick as to the Fairness of the Merger

      The rules of the Securities and Exchange Commission require Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition and Gordon Quick to express their respective beliefs regarding the fairness of the Merger to our unaffiliated stockholders.

      For this reason, Behrman Capital and SEF have carefully reviewed and considered the factors and reasons more fully discussed in the section of this proxy statement entitled “SPECIAL FACTORS — Reasons for Behrman Capital’s and SEF’s Determination; Fairness of the Merger”. Also for this reason, Daleen Holdings, Parallel Acquisition and Mr. Quick have carefully reviewed and considered the factors examined by the Special Committee and our Board of Directors described in the sections of this proxy statement entitled “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger” and “— Reasons for the Board of Directors’ Determination; Fairness of the Merger.” Based on their review of these factors, Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition and Mr. Quick each believe that the Merger is fair to our stockholders, including unaffiliated stockholders. Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition and Gordon Quick each reached this conclusion independently of one another.

      This position of Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition and Mr. Quick should not be construed as a recommendation to any stockholder as to how they should vote at the Special Meeting. None of Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition or Mr. Quick have considered any factors, other than as stated or outlined herein, regarding the fairness of the Merger, as they believe the factors they considered provided a reasonable basis to form their belief. None of Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition or Mr. Quick solicited or otherwise obtained the advice of an independent party as to the fairness of the Merger and, as interested parties with respect to the Merger, may not be deemed to be objective in their views with regard to the fairness of the Merger. See “SPECIAL FACTORS — Interests of Certain Parties.” None of Daleen Holdings, Parallel Acquisition, Mr. Quick, Behrman Capital or SEF has any reason to disagree with the Special Committee or Board of Directors in their considerations of the factors stated above, or conclusions regarding some of those factors. As a result, Daleen Holdings, Parallel Acquisition and Mr. Quick each adopt the Special Committee’s and Board of Directors’ analyses and conclusions with respect to each of such factors. Those analyses and conclusions, as well as the additional analysis and conclusions made and reached by Behrman Capital and SEF are set forth in the sections of this proxy statement entitled “SPECIAL FACTORS — Positions of Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition and Gordon Quick”; “— Reasons for Daleen Holdings’, Parallel Acquisition’s and Gordon Quick’s Determination; Fairness of the Merger”; and “— Reasons for Behrman Capital’s and SEF’s Determination; Fairness of the Merger.”

Interests of Directors and Officers in the Merger

      When considering the recommendation of our Board of Directors that you vote “FOR” approval and adoption of the Merger Agreement, you should be aware that certain of our directors and officers have interests in the Merger that are different from, or in addition to, yours and that may present, or appear to present, a conflict of interest. See “SPECIAL FACTORS — Interests of Certain Parties.” These interests include the following:

•	some of our directors and executive officers hold Common Stock and/or Series F Preferred Stock and, as a result, will receive the applicable merger consideration for these shares;

•	Dennis Sisco, one of our Directors, is a member of Behrman Brothers, L.L.C., an investment firm that manages Behrman Capital;

•	Daleen Holdings entered into an employment agreement with Gordon Quick, currently a Director and our President and Chief Executive Officer, and has offered employment to certain members of our management, and such persons, including Mr. Quick, will be eligible to participate in Daleen Holdings’ management incentive plan; and

•	Mr. Quick is party to a retention bonus arrangement with us whereby, as long as Mr. Quick remains employed by the Company at the earlier of (i) the completion of the Merger or (ii) May 6, 2005, a retention bonus of $200,000 is payable to Mr. Quick by the Company.

Effects of the Merger

      Upon completion of the Merger, Parallel Acquisition will merge with and into the Company, with the Company surviving the Merger. Daleen Holdings will own 100% of the Company’s then outstanding stock immediately following the Merger, and you will no longer be a stockholder of, or have any ownership interest in, the Company, unless you hold shares of Series F Preferred Stock at the effective time of the Merger and receive Daleen Holdings common stock as all or part of your merger consideration. Our Common Stock will no longer be quoted on the OTC Bulletin Board, and the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the only class of our securities currently registered under the Exchange Act, will terminate. As a result, we will cease to file periodic reports with the Securities and Exchange Commission under the Exchange Act.

      Upon completion of the merger, holders of our Series F Preferred Stock will own up to 28% of Daleen Holdings preferred stock and up to approximately 60% of Daleen Holdings common stock. Quadrangle will own approximately 71% of Daleen Holdings preferred stock. Therefore, Quadrangle and holders of our Series F Preferred Stock will be the primary beneficiaries of our future earnings and growth, if any. Upon completion of the Merger, unless you hold shares of Series F Preferred Stock at the effective time of the Merger, you will not participate in any future earnings or growth and will not benefit from any appreciation in our value, if any. See “SPECIAL FACTORS — Effects of the Merger.”

Conditions to Completing the Merger

      Conditions to the Obligations of Each Party to the Merger. The obligations of each party to complete the Merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	the Merger Agreement must be approved by 45,917,427 votes, which constitute a majority of the votes represented by all shares of our Common Stock and Series F Preferred Stock outstanding as of August 20, 2004 and voting as a single class, with each share of Series F Preferred Stock being entitled to 100 votes. As of August 20, 2004, the record date for the Special Meeting, stockholders party to the separate Voting Agreements held an aggregate of 65,658,034 votes, approximately 71% of the combined voting power of our outstanding Common Stock and Series F Preferred Stock, which is sufficient voting power in and of itself to approve the Merger Agreement;

•	Behrman Capital and SEF must have delivered their shares of our Series F Preferred Stock to Daleen Holdings immediately prior to completion of the Merger, and Daleen Holdings must have paid the consideration described in this proxy statement to Behrman Capital and SEF for those shares of Series F Preferred Stock;

•	shares with respect to which appraisal rights have been properly exercised pursuant to Delaware law may not include more than 5% of the shares of our Common Stock or 5% of the shares of our Series F Preferred Stock (including shares held by Behrman Capital or SEF) outstanding as of the effectiveness of the Merger; and

•	(i) no order, stay, decree, judgment or injunction has been entered, issued or enforced which prohibits the Merger, and (ii) there has been no action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or substantially deprives Daleen Holdings of any of the anticipated benefits of the Merger.

      Conditions to Our Obligations. Our obligations to complete the Merger also are subject to the satisfaction or waiver of other conditions, including the following:

•	the representations and warranties of Daleen Holdings and Parallel Acquisition contained in the Merger Agreement must be true and correct in accordance with materiality or “material adverse effect” qualifiers set forth in the Merger Agreement; and

•	each of Daleen Holdings and Parallel Acquisition must have performed in all material respects each of their covenants set forth in the Merger Agreement.

      Conditions to the Obligations of Daleen Holdings and Parallel Acquisition. The obligations of Daleen Holdings and Parallel Acquisition to complete the Merger also are subject to the satisfaction or waiver of other conditions, including the following:

•	our representations and warranties contained in the Merger Agreement must be true and correct in accordance with materiality or “material adverse effect” qualifiers set forth in the Merger Agreement;

•	we must have performed in all material respects each of our covenants set forth in the Merger Agreement;

•	we must have obtained a written consent and waiver agreement from Silicon Valley Bank and the United States Export Import Bank consenting to the execution, delivery and performance of the Merger Agreement and each of the transactions contemplated by the Merger Agreement and waiving any default in respect of the Merger Agreement, which written consent and waiver agreement has already been obtained;

•	as of the closing of the Merger, there has not been any occurrence that has or would reasonably be expected to have a material adverse effect on us, with certain exceptions; and

•	the aggregate amount of all indemnity to which Daleen Holdings and its respective directors, officers, managers, employees, equity holders, agents, affiliates, successors and permitted assigns would reasonably be expected to be entitled in respect of losses related to or arising out of certain specified litigation brought prior to the completion of the Merger, after giving effect to limitations and offsets set forth in the Merger Agreement, must not exceed $1,000,000.

      See “THE MERGER AGREEMENT — Conditions to Completing the Merger.”

      Our ability and the ability of Daleen Holdings to waive closing conditions are materially limited by the rights of the Quadrangle Investors and Protek under a transaction support agreement. Under the transaction support agreement, no material conditions to the Merger Agreement can be waived without the prior written consent of other parties to the transaction support agreement. See “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement.”

Termination

      The Merger Agreement may be terminated prior to the effective time of the Merger for a number of reasons, including the following:

•	by mutual written consent duly authorized by our Board of Directors and the respective boards of directors of Daleen Holdings and Parallel Acquisition;

•	by Daleen Holdings or us if the Merger has not become effective on or prior to September 30, 2004; and

•	by us if our Board of Directors or the Special Committee determine in good faith that a competing transaction is reasonably likely to be more favorable to our stockholders from a financial point of view than the Merger and upon payment of a termination fee.

      See “THE MERGER AGREEMENT — Termination.”

      Our ability and the ability of Daleen Holdings to exercise these termination rights are materially limited by the rights of Quadrangle Capital Partners LP and Protek under a transaction support agreement. See “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement.”

Material U.S. Federal Income Tax Consequences

      Generally, a stockholder who receives only cash in the Merger would recognize capital gain or loss equal to the difference between the amount of cash received and the tax basis of the Common Stock exchanged in the Merger. A stockholder who receives Daleen Holdings’ stock and cash in the Merger and related share exchange would recognize gain (if any) but not loss in an amount equal to the lesser of: (i) the amount of cash received in the exchange; and (ii) the amount of gain realized in the exchange. A stockholder who receives solely shares of Daleen Holdings’ common stock in the Merger would not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, the stockholder receives in lieu of a fractional share of Daleen Holdings’ common stock. See “THE MERGER — Material U.S. Federal Income Tax Consequences.”

Litigation Relating to the Merger

      Following our announcement of the execution of the Merger Agreement on May 7, 2004, litigation previously filed against us and our directors in respect of our previously proposed reverse stock split was amended to address the transaction described in this proxy statement. Two additional purported class action complaints were filed in the Delaware Court of Chancery to commence lawsuits on behalf of our public holders of Common Stock against us, our directors, Quadrangle Capital Partners LP, Quadrangle Group LLC, Behrman Capital and Behrman Brothers, L.L.C.

      See “THE MERGER — Litigation Relating to the Merger.”

Appraisal Rights

      If you so choose, you will be entitled to exercise appraisal rights upon completion of the Merger so long as you take all the steps required to perfect your rights under Delaware law. See “THE MERGER — Appraisal Rights.”

Required Vote

      The Merger is subject to the approval by the affirmative vote of the holders of a majority of the votes represented by all shares of our Common Stock and Series F Preferred Stock outstanding as of August 20, 2004 and voting as a single class, with each share of Series F Preferred Stock being entitled to 100 votes. In addition, the consummation of the Merger will require the affirmative vote or written consent of the holders of a majority of the shares of our Series F Preferred Stock in favor of the waiver of the mandatory redemption rights of our Series F Preferred Stock in connection with the Merger. The Merger has not been structured so that approval of a majority of unaffiliated security holders is required. As of August 20, 2004, the record date for the Special Meeting, stockholders party to the separate Voting Agreements held an aggregate of 65,658,034 votes, approximately 71% of the combined voting power of our outstanding Common Stock and Series F Preferred Stock, which is sufficient voting power in and of itself to approve the Merger Agreement. See “SPECIAL FACTORS — Vote Required.”

Reservation of Rights

      Although our Board of Directors requests stockholder approval and adoption of the Merger Agreement, our Board of Directors reserves the right to withdraw the proposal from the agenda of the Special Meeting prior to any stockholder vote thereon or to abandon the proposal after such vote and before the effectiveness of the Merger, even if the proposal is approved under circumstances where a majority of our Directors reasonably determines in good faith (i) after consultation with independent legal counsel, that failure to accept a competing proposal would constitute a breach of their fiduciary duty and

(ii) based on a written opinion of a nationally recognized financial advisor, that the competing transaction is reasonably likely to be more favorable to our stockholders from a financial point of view than the Merger. See “SPECIAL FACTORS — Reservation of Rights.”

Questions

      If, after reading this proxy statement, you have additional questions about the Merger or other matters discussed in this proxy statement, you need additional copies of this proxy statement (which will be provided to you without charge) or you require assistance with voting your shares, please contact:

Dawn Landry

Vice President and General Counsel
Daleen Technologies, Inc.
902 Clint Moore Road, Suite 230
Boca Raton, Florida 33487
(561) 981-2106

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE SPECIAL MEETING

Q: Why am I receiving these materials?

      A: The Board of Directors is providing these proxy materials for you in connection with the special meeting of stockholders, which will take place on September 28, 2004. As a stockholder on the record date for the Special Meeting, you are invited to attend the Special Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q: What information is contained in these materials?

      A: The information included in this proxy statement relates to the proposals scheduled to be voted on at the Special Meeting, the voting process and certain other required information.

Q: What proposals will be voted on at the Special Meeting?

      A: There is one proposal scheduled to be voted on at the Special Meeting:

To vote on a proposal to approve and adopt the Agreement and Plan of Merger and Share Exchange, dated as of May 7, 2004, as amended, among Daleen Holdings, Inc., Parallel Acquisition, Inc., the Company, Behrman Capital, and SEF, pursuant to which:

•	Parallel Acquisition, a subsidiary of Daleen Holdings formed for the sole purpose of merging with the Company, will be merged with and into the Company, with the Company surviving as a subsidiary of Daleen Holdings; and

•	Behrman Capital and SEF will exchange all of their shares of the Company’s Series F Convertible Preferred Stock immediately prior to the completion of the Merger for shares of Daleen Holdings’ common stock and preferred stock.

      In addition, you will be asked to vote on any other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

      Approval and adoption of the Merger Agreement will also constitute approval of the Merger and the other transactions contemplated by the Merger Agreement.

Q: What is the Board of Directors’ voting recommendation?

      A: The Board of Directors recommends that you vote your shares “FOR” Proposal One to approve and adopt the Merger Agreement.

Q: What do I need to do now?

      A: After you read and carefully consider the information contained in this proxy statement, please fill out, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the Special Meeting.

Q: What shares may I vote?

      A: You may vote all shares of our Common Stock and all shares of our Series F Preferred Stock that you own as of the close of business on August 20, 2004, which is referred to in this proxy statement as the record date. These shares include shares held directly in your name as the “stockholder of record” and shares held for you as the “beneficial owner” through a broker or bank.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

      A: Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

                  Stockholder of Record

      If your shares are registered directly in your name with our transfer agent, SunTrust Bank, you are considered, with respect to those shares, to be the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Special Meeting. We have enclosed a proxy card for you to use.

                  Beneficial Owner

      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the “beneficial owner” of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee. The broker or nominee is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Special Meeting. However, as a beneficial owner, you are not the stockholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy from your broker or nominee giving you the right to vote the shares at the Special Meeting. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q: How do I vote my shares in person at the Special Meeting?

      A: Shares held directly in your name as the stockholder of record may be voted in person at the Special Meeting. If you choose to vote in person, please bring the enclosed proxy card or proof of identification. Even if you currently plan to attend the Special Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you are unable or later decide not to attend the Special Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.

Q: How do I vote my shares without attending the Special Meeting?

      A: Whether you hold your shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for shares held in street name, by signing the voting instruction card included by your broker or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card but do not provide instructions, your shares will be voted “FOR” Proposal One to approve and adopt the Merger Agreement.

Q: What will be the result of the Merger?

      A: Under the Merger Agreement, Parallel Acquisition, a subsidiary of Daleen Holdings formed for the sole purpose of merging with the Company, will merge with and into the Company, with the Company surviving as a subsidiary of Daleen Holdings. In the Merger and in the Series F Preferred Stock exchange among Behrman Capital, SEF and Daleen Holdings to be completed immediately prior to the Merger, Behrman Capital, SEF, the other holders of our Common Stock and the holders of our Series F Preferred Stock at the effective time of the Merger will receive an aggregate of $17.2 million in cash and Daleen Holdings stock, allocated as described in this proxy statement. Holders of our Common Stock will have no further equity interest in the Company or Daleen Holdings following completion of the Merger.

Q: How many votes will I be entitled to?

      A: As of the close of business on August 20, 2004, the record date for the Special Meeting, we had issued and outstanding 46,911,152 shares of our Common Stock and 449,237 shares of our Series F Preferred Stock. Each holder of record of our Common Stock on the record date will be entitled to one vote for each share held. Each holder of record of our Series F Preferred Stock on the record date will be entitled to 100 votes for each share held. Accordingly, on the record date the shares of Series F Preferred

Stock then issued and outstanding constituted the right to cast a total of 44,923,700 votes at the Special Meeting, or approximately 49% of all votes eligible to be cast at the Special Meeting.

Q: Who is Daleen Holdings?

      A: Daleen Holdings is a newly formed Delaware corporation that has been formed for the purpose of entering into and consummating the Merger and other transactions contemplated by the Merger Agreement. We currently own all of the issued and outstanding capital stock of Daleen Holdings. Upon consummation of the Merger, all of the Daleen Holdings capital stock owned by us will be redeemed for nominal consideration. Concurrent with the execution and delivery of the Merger Agreement, Quadrangle Capital Partners LP, a Delaware limited partnership, Quadrangle Select Partners LP, a Delaware limited partnership, Quadrangle Capital Partners-A LP, a Delaware limited partnership, Behrman Capital and SEF entered into an investment agreement pursuant to and subject to the terms and conditions of which those parties agreed to invest an aggregate of $30 million in Daleen Holdings upon completion of the Merger of Parallel Acquisition and us in consideration of the issuance by Daleen Holdings to them of shares of Daleen Holdings’ preferred stock. Behrman Capital and SEF have committed to invest an aggregate of $5 million under the investment agreement, which commitment may be satisfied by Behrman and SEF to the extent they transfer to Daleen Holdings any notes that evidence our outstanding indebtedness to them at the time of the Merger under the bridge loan facility described in “TRANSACTIONS RELATED TO THE MERGER — Bridge Loan Facilities.” Each holder of Series F Preferred Stock may elect to participate in this $5 million investment, on a pro rata basis with all other participating holders of Series F Preferred Stock, up to an aggregate amount of $1 million. Also concurrent with the execution and delivery of the Merger Agreement, Daleen Holdings agreed to purchase all outstanding shares of the capital stock of Protek Telecommunications Solutions Limited, a corporation organized under the laws of England and Wales. Gordon Quick, currently a Director and our President and Chief Executive Officer, would be an initial director and the Chief Executive Officer of Daleen Holdings upon completion of the Merger.

Q: What will I receive in the Merger for my shares of Common Stock?

      A: If the Merger is completed, each share of Common Stock outstanding at the completion of the Merger, excluding shares held by Daleen Holdings and shares as to which appraisal rights are properly exercised under Delaware law, will be converted into the right to receive $0.0384 per share in cash, without interest and less any applicable withholding taxes.

Q: What will I receive in the Merger for my shares of Series F Preferred Stock?

      A: Each share of Series F Preferred Stock outstanding at the completion of the Merger, excluding shares held by Daleen Holdings and shares as to which appraisal rights are properly exercised under Delaware law, will be converted into the right to receive either:

•	a combination of cash and Daleen Holdings’ common stock; or

•	solely Daleen Holdings’ common stock.

      If you choose to receive a combination of cash and Daleen Holdings’ common stock, the amount of cash that you receive will be determined by the elections of the other holders of Series F Preferred Stock, excluding Daleen Holdings. The maximum aggregate amount of cash to be paid by Daleen Holdings to holders of our Series F Preferred Stock who select this option for any number of their shares is $2,800,000.

      If you choose to receive solely Daleen Holdings’ common stock for any number of your shares, each share of your Series F Preferred Stock for which you have made an equity election will convert upon completion of the Merger into the right to receive 1.3712 shares of Daleen Holdings’ common stock.

      Each record holder of our Series F Preferred Stock exchanged in the Merger who otherwise would have been entitled to receive a fraction of a share of Daleen Holdings’ common stock, after taking into account all shares of our Series F Preferred Stock delivered by that holder, will receive, in lieu of that fractional share, a cash payment, without interest, in an amount equal to the product of that fraction multiplied by $25.

      Regardless of your election with respect to your Series F Preferred Stock, up to 19% of the aggregate consideration allocable to you will be retained in escrow in accordance with the terms and conditions of the indemnity escrow agreement described in “THE MERGER — Escrow Arrangement.”

Q: How do I choose the form of payment I will receive for my Series F Preferred Stock?

      A: To elect the form of payment you prefer for your shares of Series F Preferred Stock, you must complete an election form. An election form, with instructions for making an election as to your preference, together with a return envelope, is being mailed to you at the same time as the mailing of this proxy statement. The fully completed election form must be returned to Dawn Landry, our Vice President and General Counsel, before the election deadline at 11:59 p.m., New York City time, on September 28, 2004. If you fail to make an election prior to the election deadline, you will not be entitled to elect your preferred form of payment, and you will be treated as if you had made an election to receive a combination of cash and Daleen Holdings’ common stock for all of your shares.

Q: What will Behrman Capital and SEF receive for their shares of Series F Preferred Stock?

      A: As of August 20, 2004, Behrman Capital owned 219,744 shares of Series F Preferred Stock, and SEF owned 2,980 shares of Series F Preferred Stock. Behrman Capital and SEF are contractually obligated to exchange all of their Series F Preferred Stock immediately prior to the completion of the Merger for an aggregate consideration of:

•	50,000 shares of Daleen Holdings’ preferred stock with an aggregate deemed value of $5,000,000, plus

•	105,402 shares of Daleen Holdings’ common stock with an aggregate deemed value of $2,635,055.88.

      The consideration received by Behrman Capital and SEF for their Series F Preferred differs from that received by other Series F Holders because Behrman and SEF are the only Series F Holders investing additional amounts in Daleen Holdings and because Behrman and SEF agreed to provide a bridge loan facility to us, as more fully discussed in the section of this proxy statement entitled “TRANSACTIONS RELATED TO THE MERGER — Bridge Loan Facilities”. Behrman and SEF’s exchange right in respect of the $5 million in value of their existing Series F Preferred Stock was consideration for the firm commitment to invest $5 million in Daleen Holdings.

      Behrman Capital and SEF will receive the same consideration in the Merger for their shares of our Common Stock as each other holder of our Common Stock. All of the cash allocable in the Merger to Behrman Capital and SEF in respect of their shares of our Common Stock will be retained in escrow in accordance with the terms and conditions of the indemnity escrow agreement described in “THE MERGER — Escrow Arrangement.”

Q: What will happen to our shares held by Daleen Holdings at the completion of the Merger?

      A: Each share of our Common Stock and Series F Preferred Stock held by Daleen Holdings at the completion of the Merger will automatically be cancelled and extinguished, including shares exchanged by Behrman Capital and SEF immediately prior to the Merger. No payment will be made with respect to those shares.

Q: What will happen to us after the Merger?

      A: If the Merger is completed, we will survive the Merger as a wholly owned subsidiary of Daleen Holdings. Accordingly, we no longer will be subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, and our Common Stock will no longer be registered pursuant to the Exchange Act. However, as we discussed in our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2004, we believe that we will need additional funding in the immediate future and will not be able to continue operations beyond the immediate future if the Merger is not completed or Behrman elects to not make further borrowings under the Behrman Facility available to us and alternative funding is not found immediately. The funding requirement would require us to raise additional capital or consider selling all or part of the Company to reduce our operating losses and raise cash. We believe that it is unlikely that we would be able to obtain significant financing through an alternate transaction, which may not be available on acceptable terms, or at all. See “SPECIAL FACTORS — Plans for the Company.”

Q: What will happen to us if the Merger is not completed?

      A: It is possible that the Merger will not be completed. That might happen if, for example, any of the conditions to completion of the Merger are not satisfied or, to the extent permitted, waived. If the Merger is not completed for any reason, we will continue to be a publicly-held corporation that is subject to the reporting obligations of the Exchange Act as a result of our registration of our Common Stock pursuant to the Exchange Act, and our Common Stock would continue to be quoted on the OTC Bulletin Board. As discussed in our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2004, and elsewhere in this proxy statement, we would likely face an immediate need for additional funding that would require us to raise additional capital or to consider selling all or part of the Company to reduce our operating losses and raise cash. In the absence of additional funding, we do not believe that we will be able to continue as a going concern.

Q: Should I send my stock certificates now?

      A: No. If you hold certificates representing shares of our Common Stock or Series F Preferred Stock, you will receive detailed written instructions after the Merger explaining how to exchange your certificates for the consideration described in this proxy statement.

Q: What happens if I sell my shares before the effective date of the Merger?

      A: If you own shares of our Common Stock or Series F Preferred Stock on the record date for the Special Meeting but you transfer your shares at any time before the effective date of the Merger, you will retain the right to vote at the Special Meeting, but the right to receive the merger consideration associated with the transferred shares will pass to the person to whom you transferred your shares.

Q: When do you expect the Merger to be completed?

      A: If the Merger Agreement is approved and adopted at the Special Meeting by the requisite votes of our stockholders, and if the other conditions to the Merger are satisfied or, if permitted, waived, we expect to complete the Merger as promptly as possible after the Special Meeting.

Q: Why is the Board of Directors recommending that I vote in favor of the Merger Agreement?

      A: After considering the recommendation for approval of the Merger Agreement by a special committee of our non-employee directors not affiliated with Behrman Capital or any party to a voting agreement, as well as the opinion of the Company’s financial advisor, VRC, our Board of Directors has concluded that the terms of the Merger Agreement are advisable, fair to, from a financial point of view, and in the best interests of our stockholders, including unaffiliated stockholders.

Q: What rights do I have if I oppose the Merger?

      A: You may dissent from the Merger and seek appraisal of the fair value of your shares by complying with all of the requirements of Delaware law explained in the section of this proxy statement entitled “THE MERGER — Appraisal Rights.” If you comply with those requirements, the Delaware Court of Chancery will appraise, and order payment to you in the amount of, the “fair value” of your shares by taking into account all relevant factors, exclusive of any value arising from the accomplishment or any expectation of the Merger. The “fair value” of your shares, as determined by the Delaware Court of Chancery, may be more, the same as or less than the amount you are entitled to receive under the Merger Agreement.

Q: What are the tax consequences of the Merger to me?

      A: Generally, a stockholder who receives only cash in the Merger would recognize capital gain or loss equal to the difference between the amount of cash received and the tax basis of the Common Stock exchanged in the Merger. A stockholder who receives Daleen Holdings’ stock and cash in the Merger and related share exchange would recognize gain (if any) but not loss in an amount equal to the lesser of: (i) the amount of cash received in the exchange; and (ii) the amount of gain realized in the exchange. A stockholder who receives solely shares of Daleen Holdings’ common stock in the Merger would not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, the stockholder receives in lieu of a fractional share of Daleen Holdings’ common stock. See “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the Merger to the Company’s stockholders. HOLDERS OF COMMON STOCK AND SERIES F PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Q: What is the quorum requirement for the Special Meeting?

      A: The holders of a majority of the total shares of our Common Stock and Series F Preferred Stock, determined on a 100 for 1 basis, issued and outstanding on the record date, whether present at the Special Meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. The shares held by each stockholder who signs and returns the enclosed proxy card(s) will be counted for the purposes of determining the presence of a quorum at the Special Meeting, whether or not the stockholder abstains on any matter to be acted on at the Special Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements.

Q: What is the voting requirement to adopt and approve the Merger Agreement?

      A: The Merger is subject to the approval by the affirmative vote of the holders of a majority of the votes represented by all shares of our Common Stock and Series F Preferred Stock outstanding as of August 20, 2004, with each share of Series F Preferred Stock being entitled to 100 votes. In addition, the consummation of the Merger will require the affirmative vote or written consent of the holders of a majority of the shares of our Series F Preferred Stock in favor of the waiver of the mandatory redemption rights of our Series F Preferred Stock in connection with the Merger. That affirmative vote or written consent has been acquired separately from this proxy statement.

      The Quadrangle Investors have entered into separate voting agreements with SAIC Venture Capital Corporation, Behrman Capital, SEF, HarbourVest Partners V — Direct Fund L.P. and HarbourVest Partners VI — Direct Fund, L.P. pursuant to which they have agreed to vote all of their shares of our Common Stock and Series F Preferred Stock in favor of the approval and adoption of the Merger Agreement at the Special Meeting. In addition, these stockholders have agreed in their respective Voting Agreements with the Quadrangle Investors to waive the mandatory redemption rights of our Series F Preferred Stock in connection with the Merger. As of August 20, 2004, the record date for the Special Meeting, stockholders party to the separate Voting Agreements held an aggregate of approximately 71% of the combined voting power of our outstanding Common Stock and Series F Preferred Stock, which is sufficient voting power in and of itself to approve the Merger Agreement and the waiver of the mandatory redemption rights of our Series F Preferred Stock in connection with the Merger. See “SPECIAL FACTORS — Voting Agreements.”

      If you are a beneficial owner and do not provide the stockholder of record (i.e., a broker) with voting instructions, your shares may constitute “broker non-votes.” In tabulating the voting results, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

      Even if approved by the stockholders, our Board of Directors retains the right to determine, in its sole discretion, whether or not to proceed with the Merger Agreement and the Merger. See “SPECIAL FACTORS — Reservation of Rights.”

Q: How are votes counted?

      A: You can vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign and return your proxy card or broker voting instruction card with no further instructions, your shares will be voted “FOR” Proposal One in accordance with the recommendation of the Board of Directors. Broker non-votes will have no effect on the outcome of the vote on any proposal at the Special Meeting.

Q: Can I change my vote?

      A: You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may change your vote by granting a new proxy bearing a later date, which automatically revokes the earlier dated proxy, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Q: What does it mean if I receive more than one proxy card or voting instruction card?

      A: There is a proxy card for record holders of our Common Stock and a separate proxy card for record holders of our Series F Preferred Stock. If you receive more than one proxy card or voting instruction card, it means your shares are registered differently or are in more than one account, or you own both our Common Stock and Series F Preferred Stock. Please provide voting instructions for all proxy cards and voting instruction cards you receive.

Q: Where can I find the voting results of the Special Meeting?

      A: We will announce preliminary voting results at the Special Meeting, and we will publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission promptly after the Special Meeting.

Q: What happens if additional proposals are presented at the Special Meeting?

      A: Other than the proposal described in this proxy statement, we do not expect any other matters to be presented for a vote at the Special Meeting. If you grant us your proxy, the persons named as proxy holders, Gordon Quick, our President and Chief Executive Officer, and Dawn Landry, our Vice President and General Counsel, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

Q: Who will count the votes?

      A: SunTrust Bank, our Transfer Agent, has been appointed the inspector of election and will send a representative to tabulate the votes and act as the inspector of election.

Q: Who will bear the cost of soliciting votes for the Special Meeting?

      A: We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person or by telephone by our directors, officers and employees, none of whom will receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. We may consider retaining a proxy solicitation firm. In the event that we choose to retain such a firm, we will bear all of their fees, costs and expenses.

Q: Who can help to answer my questions?

      A: If you would like additional copies of this proxy statement, which will be provided to you without charge, or if you have questions about the Merger Agreement or the Merger, including the procedures for voting your shares, you should contact:

Dawn Landry

Vice President and General Counsel
Daleen Technologies, Inc.
902 Clint Moore Road, Suite 230
Boca Raton, Florida 33487
(561) 981-2106

FORWARD-LOOKING STATEMENTS

      This proxy statement, including its appendices, contains forward-looking statements. These forward-looking statements are not historical facts but are the intent, belief or current expectations, of our business and industry, and the assumptions upon which these statements are based. Words such as “anticipates,” “expects,” “intends,” “will,” “could,” “would,” “should,” “may,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and the negatives thereof and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in this proxy statement, including in its appendices and in documents incorporated by reference. Forward-looking statements that were true at the time they were made may ultimately prove to be incorrect or false. Forward looking statements included in this proxy statement including its appendices, or otherwise made in relation to the Merger are not protected under the safe harbors of the Private Securities Litigation Reform Act of 1995. You are cautioned to not place undue reliance on forward-looking statements, which reflect management’s view only as of the time of such statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

SPECIAL FACTORS

Parties to the Merger and Other Relevant Parties

      Daleen Technologies, Inc. We are a global provider of advanced billing and customer care, event management, and revenue assurance software for convergent communication service providers and other technology solutions providers. Our solutions are designed using the latest open Internet technologies to enable providers to enhance operational efficiency while deriving maximum revenue from their products and services. Our products and services are used by communication providers to support a variety of voice, data and Internet-based services across wireless, wireline and satellite networks. Our RevChain® billing and customer management and AsuritiTM event management and revenue assurance applications deliver proven interoperability with other legacy billing systems and other downstream operational support systems applications, and have a high degree of flexibility and scalability, making the software highly adaptable and ready for the future. RevChain and Asuriti can be purchased as licensed software applications or as part of a turn-key solution through BillingCentral®, our carrier-class outsourcing operation.

      We are a Delaware corporation with principal executive offices at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487. Additional information about us can be found in our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2003, a copy of which is attached to this proxy statement as Appendix D, and our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2004, a copy of which is attached to this proxy statement as Appendix E.

      Daleen Holdings. Daleen Holdings is a newly formed Delaware corporation. Daleen Holdings has no prior operations and is not expected to have any operations prior to the consummation of the Merger, except for its performance of its obligations under the Merger Agreement and the other agreements contemplated by the Merger Agreement or otherwise discussed in this proxy statement. Concurrent with the execution and delivery of the Merger Agreement, the Quadrangle Investors, Behrman and SEF entered into an investment agreement pursuant to and subject to the terms and conditions of which they agreed to invest an aggregate of $30 million in Daleen Holdings upon completion of the Merger in consideration of the issuance by Daleen Holdings to them of shares of Daleen Holdings’ preferred stock. Behrman Capital and SEF have committed to invest an aggregate of $5 million under the investment agreement, which amount may be satisfied by Behrman and SEF to the extent they transfer to Daleen Holdings any notes that evidence our outstanding indebtedness to them at the time of the Merger under the bridge loan facility between Behrman Capital and us. Holders of our Series F Preferred Stock may participate in the investment made by Behrman Capital and SEF, on a pro rata basis among other participating holders, with the maximum amount that may be invested by holders of Series F Preferred Stock being $1.0 million, in the aggregate. None of the holders of Series F Preferred Stock elected to participate in this investment. Concurrent with the completion of the Merger, Daleen Holdings has agreed to purchase all of the outstanding capital stock of Protek Telecommunications Solutions Limited. The principal executive offices of Daleen Holdings are located at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487.

      Upon completion of the Merger and the other transactions contemplated by the Merger Agreement, Protek acquisition agreement and the Investment Agreement, the outstanding shares of Daleen Holdings will be held such that (i) the Daleen Holdings Preferred Stock will represent 73.53% of the outstanding capital stock of Daleen Holdings, calculated on an as-converted basis, and will be held by the Quadrangle Investors, Behrman Capital, SEF and any others holders of Series F Preferred Stock electing to participate in the cash investment pursuant to the terms of the Investment Agreement and (ii) the Daleen Holdings’ Common Stock will represent 26.47% of the outstanding capital stock of Daleen Holdings, calculated on an as-converted basis, and will be held by holders of Series F Preferred Stock converting into such equity upon completion of the Merger and certain holders of Protek equity or equity acquisition rights upon the acquisition of Protek.

      Parallel Acquisition. Parallel Acquisition is a newly formed Delaware corporation and a wholly owned subsidiary of Daleen Holdings. Parallel Acquisition was formed solely for the purpose of merging with and into us in the Merger. Parallel Acquisition has no prior operations and is not expected to have any operations prior to the consummation of the Merger. Parallel Acquisition will be merged with and into us, with us surviving the Merger as a subsidiary of Daleen Holdings. Parallel Acquisition’s principal executive offices are located at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487.

      Behrman Capital II, L.P. Behrman Capital, a Delaware limited partnership, is an investment firm that principally backs experienced management teams in the purchases of businesses they operate by investing in management buyouts, leveraged buildups and recapitalizations of established growth companies and providing expansion capital to emerging growth companies. The firm currently has a combined capital base of approximately $1.8 billion. Behrman Capital’s investments have historically been focused in four industries — information technology, outsourcing, business services and contract manufacturing.

      As of August 20, 2004, the record date of the Special Meeting Behrman Capital was the beneficial owner of 58,863,523 shares of our Common Stock and 219,744 shares of Series F Preferred Stock. If the Merger and related transactions are completed, and (a) assuming that no holder of Series F Preferred Stock elects to convert fully into Daleen Holdings common stock in the Merger and (b) treating the options granted to certain parties to the Protek acquisition agreement as having been exercised in full, it is expected that Behrman Capital and SEF will beneficially own approximately 29% of the then issued and outstanding shares of Daleen Holdings’ preferred stock and approximately 21% of the then issued and outstanding shares of Daleen Holdings’ common stock (assuming no participation by holders of Series F Preferred Stock in the $5 million investment by Behrman Capital and SEF in Daleen Holdings). Behrman Capital’s principal executive offices are located at 126 East 56th Street, 27th Floor, New York, NY 10022.

      Strategic Entrepreneur Fund II, L.P. Strategic Entrepreneur Fund II, L.P. is a Delaware limited partnership and an affiliate of Behrman Capital. SEF is an investment firm that historically has participated in the same investment opportunities as Behrman Capital. As of August 20, 2004, the record date for the Special Meeting, SEF was the beneficial owner of 790,579 shares of our Common Stock and 2,980 shares of Series F Preferred Stock. SEF’s principal executive offices are located at 126 East 56th Street, 27th Floor, New York, NY 10022.

      Quadrangle Investors. Quadrangle Capital Partners LP, a Delaware limited partnership, is a private equity fund that primarily invests in the media and communications sectors. Quadrangle Group LLC, which manages Quadrangle Capital Partners LP, was formed by four former Managing Directors of Lazard Freres & Co. LLC who have more than 60 years combined experience in private equity and in media and communications. The Quadrangle Investors have capital commitments from their partners in excess of $1 billion, of which $419 million remains available as of June 30, 2004.

      Concurrent with the completion of the Merger, Quadrangle Capital Partners LP and two of its affiliates, Quadrangle Select Partners LP and Quadrangle Capital Partners-A LP, will invest $25 million in cash in Daleen Holdings in exchange for shares of Daleen Holdings’ preferred stock. If the Merger and related transactions are completed, it is expected that the Quadrangle Investors will own approximately 71% of the then issued and outstanding shares of Daleen Holdings’ preferred stock and will control the right to designate a majority of the directors of Daleen Holdings. Quadrangle Capital Partner’s principal executive offices, and the principal executive offices of the other Quadrangle Investors, are located at 375 Park Avenue, New York, New York 10152.

      Protek Telecommunications Solutions Limited. Protek is a corporation organized under the laws of England and Wales and is a leading provider of customer care and billing, network management and real-time inventory solutions to next-generation service providers, utilities and large government agencies. More than 70 customers in over 35 countries utilize Protek’s services. Protek employs approximately 250 persons globally. In addition to its principal executive offices located at 1 York Road, Maidenhead, Berkshire, United Kingdom, Protek has offices in Europe, Russia, Africa and the Middle East.

      Concurrent with the execution and delivery of the Merger Agreement, Daleen Holdings agreed to purchase all shares of the outstanding capital stock of Protek for aggregate consideration of up to $20 million, consisting of up to $13 million in cash, $5 million in common stock of Daleen Holdings, and contingent post-closing performance bonuses consisting of $1 million in cash and $1 million of common stock of Daleen Holdings. The purchase price will be subject to reduction in respect of closing date debt and working capital shortfalls. Upon completion of the transactions described in this proxy statement, it is expected that Daleen Holdings will combine our operations with those of Protek.

      Gordon Quick. Gordon Quick currently is a Director on our Board of Directors and our President and Chief Executive Officer. If the Merger is completed, Mr. Quick would become the Chief Executive Officer of Daleen Holdings pursuant to the terms of an employment agreement between Mr. Quick and Daleen Holdings. Mr. Quick also would be a director of Daleen Holdings and would be eligible to participate in Daleen Holdings’ management incentive plan. Mr. Quick is party to a retention bonus arrangement, with the bonus amount specified in a separate side letter. As long as Mr. Quick remains employed by the Company at the earlier of (i) the completion of the Merger or (ii) May 6, 2005, the first anniversary of the side letter, a retention bonus of $200,000 is payable to Mr. Quick by the Company. The bonus amount also is payable if Mr. Quick were to be terminated without cause or if he were to resign for good reason.

Background of the Merger

      In December 2002, the Company concluded a transaction in which we acquired substantially all of the assets of Abiliti Solutions, Inc. (“Abiliti”). In 2001, while serving as the Chief Executive Officer of Abiliti, Mr. Quick and his management team concluded that the recent fundamental changes in the telecommunications market made the future of small service providers like Abiliti and the Company untenable as stand-alone entities. Abiliti, and subsequently the Company, came to believe that aggregation of small service providers, including the Company, would be required to ensure the long-term viability of these companies. The Company believed that additional scale was necessary to support research and development and market activities for larger customers in a consolidating market. This strategy has been a part of the Company’s business plan since the acquisition of the assets of Abiliti. Throughout 2003 and 2004, and until approval of the Merger and related transactions, management and the Board of Directors discussed the validity and status of this strategy at every regularly scheduled meeting of the Board of Directors. Furthermore, the Board of Directors reviewed the strategic options of the Company at its regularly scheduled meetings beginning in October 2003, and again in December 2003 and February 2004. At each meeting, the Board of Directors reaffirmed the need to continue to pursue the aggregation strategy and related activities.

      In furtherance of this strategy, the Company engaged in discussions with numerous small providers regarding possible business combinations. In the course of these discussions and meetings, the Company made several preliminary offers, both formal and informal, that were either rejected or whereby the Company ultimately came to the view that the transaction did not fit the business strategy of the Company and chose not to pursue the transaction.

      Of the 35 potential candidates with whom we ultimately spoke, 27 chose to discontinue negotiations. The reasons for their lack of interest were varied. Some firms did not believe that a merger provided sufficient strategic benefits to justify a transaction with the Company. Other companies felt that they could extract a higher value for their shareholders by waiting until a later date to pursue a merger or acquisition and believed that they had sufficient financial resources to wait. Still others believed that the merger consideration that the Company could offer was not attractive for a variety of reasons, including the lack of public market liquidity, the Series F Liquidation Preference and the lack of ongoing cash required to fund a combined entity. In each of these discussions, we attempted to use the Company equity as the consideration offered to the other aggregation candidates due to our lack of cash. In each situation in which we had a serious interest in the potential target candidate and in which discussions developed to include negotiation of consideration, the target candidate was not interested in taking any form of Company stock. Consequently, it became clear from all discussions that we would have to find an investor willing to provide some amount of cash for acquisitions, to restructure our balance sheet to eliminate the Series F Liquidation Preference or both.

      The Company chose to end negotiations with six candidates that expressed some level of interest in a transaction with the Company. These firms generally had limited revenue and needed an infusion of cash to launch or stabilize their core business. The Company’s strategy specifically excluded raising capital to fund ongoing operations, which eliminated these companies from consideration. In some cases, as we pursued the due diligence process, we also concluded that certain companies did not fit our overall strategy.

      In addition, despite contacts with numerous companies, frequently at the Board and/or larger investor level, as well as with management, the Company received only one expression of interest to acquire the Company. After an extensive second meeting with the interested company, the interested party declined to pursue acquisition of the Company.

      Protek was introduced to us in early 2003 by Kaufman Brothers, with whom we had a long-standing relationship. During our process of exploring aggregations with potential candidates, Protek emerged as the most attractive candidate in that the Company felt that a transaction with Protek would provide significant strategic benefits, and Protek was willing to consider a transaction with the Company. However, Protek was only interested if the Company was willing to offer a significant amount of cash consideration. In June 2003, the Company executed a Non-Disclosure Agreement with Protek and began preliminary discussions related to a potential acquisition of Protek by the Company. A key consideration for us then became finding an investor or investors willing to invest a significant amount of cash to facilitate the acquisition.

      On October 23, 2003, the Board of Directors met and formally discussed the financial condition and long-term viability of the Company. Management informed the Board of Directors that it had evaluated 59 additional targets for business combinations, had spoken to 35 candidates, and had not been able to reach an agreement for a possible business combination with any of the companies. The Board of Directors discussed these results and the reasons for the difficulty in executing the aggregation strategy, including the facts that the Company did not have sufficient funds to include a cash component in an acquisition offer and that acquisition targets generally had rejected offers involving consideration consisting solely of our Common Stock, as they did not attribute meaningful value to the Common Stock due to the volatility of our industry in the public markets and the liquidation preference attributed to the Series F Preferred Stock (the “Series F Liquidation Preference”). In addition, none of the candidates was interested in a transaction in which the Company issued shares of Series F Preferred Stock as consideration. The Board of Directors authorized our management to seek an additional investment in the Company from current and/or new investors to facilitate the Company’s aggregation strategy. After reviewing the Company’s business plan, financial condition and business prospects, the Board of Directors also decided to evaluate the possibility of “going private.” As part of that analysis, the Board of Directors considered the relative advantages and disadvantages of continuing as a public company to both the Company and its stockholders, particularly in light of the anticipated costs of continuing as a public company, which the Board of Directors determined to be significant and likely to increase as a result of legal and regulatory changes. In addition, the Board of Directors determined that being a public company was not facilitating the closure of a transaction with any of the aggregation candidates surfaced by the Company.

      While going private was not expected to address all the impediments to the execution of the Company’s strategy, the Board felt that going private was a prudent and highly desirable measure that would reduce the operating expense of the Company, contribute to long-term cash conservation and facilitate a strategic combination in the future. In addition, in continuing meetings with potential investors, all but one seemed to be more interested in investing in a private company rather than a public company. Hence, the Company believed that being a private company would significantly increase the likelihood of obtaining new capital. The Board of Directors authorized our management to investigate the possibility of going private in parallel with seeking additional investment and aggregation opportunities.

      On September 4, 2003, a representative of the Company met with a representative of Quadrangle Capital Partners LP at a widely attended industry conference sponsored by Kaufman Brothers in New York City. The Company’s strategy was shared broadly with Quadrangle Capital Partners to determine if there was any interest on their part in considering an investment in the Company.

      On October 15, 2003, a Quadrangle representative and a colleague met with Gordon Quick and another representative of the Company at Quadrangle Capital Partners’ office in New York City to discuss the Company’s business and strategic objectives in more detail. The discussion focused on the need for consolidation in the industry, the Company’s strategic position and the role that the Company could play in the execution of such a strategy. The Company’s representatives provided a detailed history of the Company to Quadrangle. This meeting and subsequent phone conversations on the same subjects, as well as discussions regarding the performance of the Company’s business and the support of the Company’s Board, led to the signing of a Non-Disclosure Agreement with Quadrangle Advisors LLC on November 13, 2003, which allowed us to share non-public information with Quadrangle Advisors and its affiliates and to enter into more formal discussions related to an investment in the Company.

      At a regularly scheduled meeting on December 16, 2003, the Board of Directors discussed the status of discussions with potential investors as well as the status of the discussions with certain aggregation candidates. The Board of Directors discussed the terms of a non-binding proposal to be presented to Protek (the Company would offer a combination of cash and securities, in the range of $20 to $25 million, with a portion of $15 to $20 million being in cash and the balance in Company preferred stock for the outstanding equity of Protek). During this meeting the Board agreed that management should continue to pursue an acquisition of Protek. At this meeting, the Board of Directors also discussed the possibility of going private through a reverse stock split. The Board of Directors authorized management to continue to pursue the alternatives in parallel because there was no guarantee that the Company would be successful in obtaining an investor or a suitable aggregation candidate.

      Based on an ongoing exchange of information and continuing in-depth discussions regarding the Company’s financial results, products, customers, and operations, representatives of Quadrangle Capital Partners met with the Company’s management team at our headquarters in Florida on December 19, 2003. Also, in December 2003, the Company presented a non-binding proposal to Protek setting forth the principal terms as outlined above, which was accepted by Protek as a basis on which to continue discussions and negotiations related to the acquisition of Protek by the Company. Discussions continued with Quadrangle Capital Partners directed at setting expectations for a next meeting, and on January 9, 2004, Company management met with additional representatives of Quadrangle Capital Partners in New York and reiterated the previous discussions with the primary Quadrangle contact. Quadrangle’s representative at the meeting indicated that any investment by Quadrangle would likely require a concurrent merger or other acquisition that broadened the scale and scope of the Company, and Quadrangle also indicated that any such transaction would only occur if the holders of Series F Preferred Stock were willing to waive a significant portion of the liquidation preference, given that any contemplated transaction value would be less than the Series F Liquidation Preference. Quadrangle asked to speak to Behrman Capital, as the largest holder of Series F Preferred Stock, to confirm its willingness to support a transaction in which it received less than its share of the Series F Liquidation Preference. The Company recognized that additional capital would be required to complete the Protek transaction and the Company began to focus primarily on Quadrangle as the most likely source of financing.

      On January 14, 2004, a Quadrangle representative met with an individual who is a Director of the Company and a member of Behrman Brothers, L.L.C., an investment firm that is the general partner of Behrman Capital, to discuss the direction of the conversations with the Company to that point and the likelihood that such conversations could realistically lead to a definitive agreement. Quadrangle and Behrman discussed the potential support of the Board of Directors and Behrman, the Company’s largest shareholder, for a change of control transaction that would result in a writedown to the value of the Series F Preferred Stock and the willingness of Behrman to remain fully invested in the Company and to invest incrementally in the transaction along side Quadrangle.

      Also on January 14, 2004, we retained Mann Frankfort Stein & Lipp CPAs, L.L.P. (“Mann Frankfort”) to render an opinion, from a financial point of view, as to the fairness of the consideration to be received for any fractional shares by the holders of our Common Stock in a proposed reverse stock split.

      On January 20, 2004, our Board of Directors held a special meeting to continue discussions related to the proposed reverse stock split. The Board reviewed the status of all other discussions regarding other options (new investors) as well as the basic merits of the reverse split. At the time that the Company decided to move forward with the reverse split transaction, the Company had no indication of a definitive interest of another party in any other form of transaction, despite ongoing meetings and discussions with potential investors. Further, the Board believed that the reverse split and going private would only serve to facilitate an investment in the event that a more defined interest arose. Furthermore, the Company’s deteriorating cash position necessitated that all measures be considered that could result in immediate and meaningful cost savings without impairing the Company’s ability to generate revenue and operate as a going concern. At the meeting, our Board of Directors appointed a special committee consisting of Messrs. John McCarthy (Chairman), Daniel Foreman and Stephen Getsy. The members of that special committee ratified the retention of Mann Frankfort.

      In considering the range of possible prices for the reverse stock split, it was the recommendation of our management that the Special Committee approve a price that would be substantially in excess of the amount to which holders of our Common Stock would be entitled on a liquidation, notwithstanding its belief that a much lower price (one only nominally in excess of zero cents per share, representing solely a speculative option value) would have been fair to cashed out holders of our Common Stock. Management recommended that the Special Committee adopt a price that would be closer to the then current trading value of our Common Stock, on the grounds that (a) the premium would appease the shareholders receiving cash for their stock since they would not be forced to forego the premium available if the stock were sold in the public market; and (b) the premium was reasonable when compared to the anticipated cost savings from going private.

      On January 26, 2004, the Special Committee held a special meeting to obtain an update from management on the progress of the preparations by management and Mann Frankfort related to the meeting scheduled for January 27, 2004 to address the proposed reverse stock split.

      On January 27, 2004, in a meeting of the special committee, Mann Frankfort delivered its fairness opinion to the special committee. The special committee discussed the terms of the proposed reverse stock split, the fairness opinion of Mann Frankfort, the methodologies employed by Mann Frankfort and other considerations related to the reverse stock split. At the meeting, the special committee unanimously recommended to the Board of Directors that it was in the Company’s best interests and the best interests of its stockholders, including unaffiliated stockholders, to approve the proposed reverse stock split. The terms of the reverse stock split were as follows:

•	The Company would effect a one to 500 reverse stock split;

•	Shareholders holding less than 500 shares and shareholders holding fractional shares post-split would be paid $0.30 for each pre-split share, an amount consistent with the then current trading value of our Common Stock;

•	The total consideration expected to be paid to the holders of fractional shares was less than $200,000, which was an aggregate amount that the Company was able to pay at that time;

•	Only approximately 113 record shareholders were expected to be cashed out in the reverse split; and

•	The resulting number of record shareholders would be less than 300, and the Company would cease to be a reporting company, thereby enabling the Company to immediately implement significant cost savings.

      On January 27, 2004, immediately following the meeting of the special committee, the Board of Directors held a special meeting, with all directors present. After further discussion during which the Board saw no change in the situation of the Company that would affect its original rationale for endorsing the reverse split, the Board of Directors determined that it was in the Company’s best interests and the best interests of its stockholders, including unaffiliated stockholders, to effect the proposed reverse stock split. The Board of Directors also unanimously recommended that its stockholders vote in favor of a proposal to amend the Company’s Certificate of Incorporation to enable us to effect the proposed reverse stock split and related transactions according to the proposed terms and to go private. The Board of Directors unanimously determined that a reverse stock split was the most efficient means to reduce the number of stockholders sufficiently to permit the Company to go private, given the limited funds available to the Company to facilitate such a transaction. Our Board of Directors determined, based on the number of stockholders with a nominal number of shares, that a reverse stock split ratio of one-for-500 shares of our Common Stock was the appropriate ratio to reduce the number of record holders to less than 300. A preliminary proxy statement relating to the requisite stockholder approval of the proposed reverse stock split was filed with the SEC on January 28, 2004. The Board also determined that, given the declining cash balance of the Company and the uncertainty regarding future sales, the Company should continue to pursue alternatives, including a possible issuance of new equity or a merger that would supersede the authorized stock split, and the Board of Directors authorized management to continue to pursue these alternatives.

      Given the continuing discussions with Quadrangle Capital Partners and other activities and options being explored by the Company, including ongoing discussions with aggregation candidates and potential investors, members of the Board of Directors wanted a clearer indication of the level of interest of Quadrangle Capital Partners and requested that management seek a more specific determination of their interest. An ongoing exchange of information, including operational, financial and sales pipelines, and further discussions regarding valuations of other providers of operations support services led to the initial expression of interest by Quadrangle Capital Partners in the form of a non-binding term sheet dated January 30, 2004. The initial term sheet proposed a valuation of .75 to 1.0 times revenue which was at the low end of the Company’s expectations. Quadrangle’s interest was dependent upon (i) the acquisition of Protek, (ii) a minimum investment by Quadrangle of $20 million and (iii) the conversion of all Series F Preferred Stock to Common Stock. The underlying security was proposed as a PIK preferred or participating PIK preferred security. Management spent time with representatives of Quadrangle Capital Partners to discuss each element of the proposal and to fully understand their proposal so that it could be presented to the Board of Directors.

      In early February 2004, representatives of the Company spent several days in London for meetings with representatives of Protek in furtherance of the due diligence process. We discussed their products in detail as well as historical financial results. We also discussed the compatibility of the companies’ cultures and addressed the roles of various members of the Protek team.

      At a meeting on February 19, 2004, the Board of Directors formed the Special Committee and appointed Mr. John McCarthy as Chairman and Messrs. Daniel Foreman and Stephen Getsy as members of the Special Committee. The Board of Directors directed the Special Committee to consider the feasibility and terms of any proposed investment in the Company or aggregation opportunity, including consideration of the fairness of any such investment or aggregation opportunity and any other factors that the Special Committee deemed appropriate, to participate in any negotiations with a potential investor or aggregation candidate as the Special Committee deemed appropriate and to recommend to the entire Board of Directors whether or not any such transaction is in the best interests of the Company and its stockholders. The Board of Directors reviewed all the strategic and business options available to the Company, including the Protek acquisition and the draft, non-binding proposal made by Quadrangle Capital Partners, and authorized management to concurrently continue negotiating with Quadrangle Capital Partners and pursuing the Protek acquisition. The Board approved a counter proposal to Quadrangle focused initially on the key issues of valuation, form of security, and the dividend rate. The management of the Company was given a range within which to negotiate further with Quadrangle.

      On February 25, 2004, representatives of the Company and Quadrangle met to discuss the potential for an investment in the Company in conjunction with an acquisition of Protek and further negotiate key terms.

      On March 9, 2004, a representative of Quadrangle met with an individual who is a Director of the Company and a member of Behrman Brothers, L.L.C., an investment firm that is the general partner of Behrman Capital, to further discuss the terms and conditions of an investment in the Company, including Behrman’s required financial participation in the transaction.

      Negotiations with Quadrangle over valuation and other key terms continued during early March as the Company sought to maximize the value of the consideration offered to the Company’s stockholders. The Company provided additional information to Quadrangle during this time, including information the Company had gathered in the due diligence process with Protek.

      The Company made a counter proposal on March 1, 2004, without significant movement by Quadrangle. During early March, the Company made another proposal to Quadrangle. This counter proposal included a suggestion that Quadrangle consider a total valuation of $38 million for both Protek and the Company. The Company believed that it could then possibly negotiate a lower valuation with Protek allowing the Company shareholders to benefit by having a larger proportion of the total valuation go toward the value of the Company. Quadrangle agreed to consider such a structure depending upon the outcome of ongoing negotiations and due diligence with each of the Company and Protek. Quadrangle eventually responded with another proposal.

      On March 12, 2004, the Special Committee met with Mr. Quick to discuss the status of both the proposed funding being sought and discussions with Protek management. At that meeting, they reviewed the status of each proposed transaction, since each was critical to and dependent upon the other. The Company’s management and representatives of Quadrangle Capital Partners continued to discuss and make revisions to the term sheet over the ensuing days, including with respect to valuation, investment by Behrman and performance hurdles that could trigger changes to the terms of Quadrangle’s proposed preferred security. Quadrangle subsequently agreed to a valuation of 1.0 times revenue for each company for an approximate combined value of $38 million.

      On March 15, 2004, the Company presented a counter-proposal regarding the events that could trigger changes to the terms of Quadrangle’s proposed preferred security.

      The Special Committee met with Mr. Quick and Dawn Landry, the Company’s Vice President and General Counsel, again on March 15, 2004 and discussed the status of the negotiations with Quadrangle Capital Partners and the terms of the term sheet. The Special Committee approved and authorized Mr. Quick to sign a non-binding term sheet based on the negotiation points discussed. On March 17, 2004, the Company executed a non-binding term sheet with Quadrangle Capital Partners. The term sheet included the following terms:

•	$38 million valuation for the Company and the acquisition of Protek;

•	Quadrangle security would be senior PIK preferred with a dividend of 8%;

•	Initial investment amount of $25 million to $30 million with Quadrangle investing $25 million and a required investment from existing Company shareholders of $5 million;

•	Resulting company must be a private company with existing Company common stockholders shares to be redeemed for cash;

•	Existing Company preferred shareholders would receive a maximum of $5 million cash with the balance in new company stock;

•	Behrman would receive $5 million of its existing securities in senior PIK preferred;

•	Rachet of Quadrangle investment in the event the Company under performs; and

•	Investment contingent on closing of Protek transaction.

      Having finalized the preliminary negotiations between the Company and Quadrangle, on March 18 and 19, 2004 representatives of Behrman Capital, Quadrangle Capital Partners and the Company met with representatives of Protek in London to discuss the financial results, products, customers, pipeline and operations of Protek and to conduct on-site due diligence in contemplation of a potential acquisition of Protek.

      During the week of March 22, 2004, the Company’s management met with representatives of Quadrangle Capital Partners to discuss the proposed acquisition of Protek, the status of the due diligence conducted with respect to Protek and the Company’s integration plan for the combined company. The Company’s management and representatives of Quadrangle Capital Partners together developed the business terms to be proposed to Protek. On March 26, 2004, management spoke individually with members of the Special Committee and received approval for submission of the offer to Protek. On March 27, 2004 an executed proposal was sent to Protek.

      During the week of March 29, 2004, the Company’s management continued to explore the appropriate structure for the transaction and to negotiate terms of the proposed investment and the acquisition of Protek. Protek proposed revisions to the letter of intent which were discussed among the parties, including the Company, Quadrangle and Protek.

      On April 2, 2004, the Special Committee met with Mr. Quick, Ms. Landry and the Company’s counsel to discuss the terms of a revised letter of intent to be delivered to Protek. A revised proposal was then sent to Protek with the approval of the Special Committee.

      The Special Committee also discussed the proposed structure of the transaction, including an investment by Quadrangle Capital Partners in a holding company, a merger of a subsidiary of the holding company with the Company and an acquisition by the holding company of all of the outstanding stock of Protek. Given that the Company had not finalized the reverse stock split allowing the Company to go private and that the timing and certainty of closing were key considerations of both Protek and Quadrangle in the evaluation of a potential transaction, the Special Committee determined that the best alternative to maximize value for the largest number of stockholders was to terminate the proposed reverse stock split and effect the going-private transaction as a part of the transaction with Protek and Quadrangle.

      The Special Committee also discussed alternative approaches to the distribution of cash and stock consideration in the acquisition of the Company. The key consideration was the split of the consideration between the common and preferred shareholders. The discussion ranged from a high of 10% to a low of 0% going to the common shareholders. The 10% level was an initial estimate made by management based on the maximum amount that the Company believed the preferred shareholders would agree to, given that the Series F Liquidation Preference greatly exceeded any likely realizable value of the Company and that the change of control transaction being considered by the Board of Directors would trigger the Series F Liquidation Preference.

      The Special Committee felt that it was important to get an external opinion as to the fairness of the allocation of consideration among our stockholders. Toward this end, the Special Committee reviewed information provided by VRC summarizing the services they offer as well as their experience and a list of clients. The Special Committee also considered quotations from VRC and Mann Frankfort for a fairness opinion for the proposed financing and acquisition and authorized an engagement letter on behalf of the Special Committee with VRC.

      On April 5, 2004, Protek, the Company and Quadrangle Capital Partner executed a non-binding letter of intent. The terms of the letter of intent included the following:

•	Acquisition of Protek stock by a new company that owns 100% of the Company stock;

•	Purchase price of $20 million, consisting of $13 million in cash, $5 million in common stock of the new holding company and a potential $2 million earn out (consisting of up to $1 million in cash and up to $1 million in common stock of the new holding company) available to continuing senior management of Protek; and

•	Company to provide a bridge loan facility not to exceed $1.5 million.

      During the remainder of April 2004 and the first week of May 2004, the Company’s management and representatives of Quadrangle Capital Partners completed their respective due diligence on Protek while Quadrangle completed its due diligence on the Company and the management of the Company. Concurrently, Protek, the Company’s management and Quadrangle Capital Partners negotiated the agreements necessary to sign definitive documentation of the proposed acquisition of Protek.

      On April 8, 2004, the Special Committee met and discussed the most recent developments related to the potential investment in the Company and the proposed acquisition of Protek. These developments included the likely structure of the transaction, including funding of a new company and its acquisition of both the Company and Protek, ongoing due diligence and likely timing of closing. The Company’s management also informed the Special Committee of a stockholder lawsuit filed in Delaware Chancery Court objecting to the proposed reverse stock split.

      Also on April 8, 2004, the Board of Directors met and discussed the status of the proposed investment in the Company and the proposed acquisition of Protek. This review included the specifics of the transaction and related term sheets, the status of the transaction and anticipated closing, a pro forma view of the resulting equity structure, and pending legal issues faced by the Company. In addition, two other key issues were discussed at length — the need for funding a bridge loan for Protek as required by the agreement and the increasingly probable liquidity issues the Company was facing. In essence, without existing shareholder support, we would be unable to fund the Protek bridge loan, and it was highly likely that the Company would need additional cash for operations before June 1, 2004. While we were anticipating cash from new business, as time went on, the prospects for the attainment of new business by the Company appeared to be increasingly uncertain. The Board authorized management to negotiate with the larger Company investors to see if any would be willing to fund these cash needs and what the terms might be.

      During the week of April 19, 2004, representatives of the Company, Quadrangle Capital Partners and Protek met in New York to accelerate the negotiation of the definitive agreements required for the transactions.

      On or about April 24, 2004, the Special Committee engaged Thompson Coburn LLP (“Thompson Coburn”), as separate special counsel, independent from counsel for the Company, to represent it for matters related to the proposed transactions.

      During the week of April 26, 2004, representatives of the Company and Quadrangle Capital Partners met in person in New York and by teleconference to negotiate the legal agreements needed for the transactions. In addition, in light of certain financial obligations of the Company in connection with the proposed Merger, it was agreed that the aggregate purchase price to be paid in the Merger and share exchange would be reduced from $18 million to $17.2 million. These financial obligations were: a) a financial commitment to the former CEO that the proposed transaction would trigger; b) an expected settlement cost associated with an existing lawsuit carried over from the Abiliti acquisition; and c) the cost of defending the existing shareholder lawsuit associated with the reverse stock split. After representatives of the Company and Quadrangle Capital Partners had reached this agreement on purchase price, extensive discussions followed among the Company’s management, the Special Committee, representatives of Behrman Capital and representatives of certain other holders of Series F Preferred Stock, and it was further agreed that the full amount of this purchase price adjustment would be treated as a reduction of the value of the Series F Preferred Stock (including shares held by Behrman Capital and SEF), and that this purchase price reduction therefore would not be applied to the value to be paid in respect of our Common Stock, notwithstanding the fact that the holders of the Series F Preferred Stock were already required to waive a significant Series F Liquidation Preference.

      On April 27, 2004, Gordon Quick and Paul Beaumont, Protek’s chief executive officer, met with all the partners of Quadrangle to respond to questions posed by Quadrangle partners not directly involved with the transaction.

      In addition, on April 27, 2004, the Special Committee met with Thompson Coburn to discuss the Special Committee’s role in considering the Merger. Thompson Coburn reviewed the status of the transaction and its principal terms. Representatives from VRC spoke at the meeting, discussing the analysis to be undertaken by it and the scope of a proposed fairness opinion. The Special Committee and Thompson Coburn had extensive discussions regarding the various factors that the Special Committee should consider in reviewing the Merger in view of its fiduciary obligations to the Company’s stockholders. Significant factors considered by the Special Committee included the following facts:

•	The Company’s independent accountant’s report in the Company’s financial statements for the past three years contained “going concern” qualifications;

•	The Company’s Common Stock had been delisted from the Nasdaq Small Cap Market;

•	The Company was then in violation of the covenants in its operating loan;

•	The Company had never reported positive cash flow from operations;

•	The Company had been informed by its largest customer that it would complete its migration to another billing system by the middle of 2004; and

•	The Company had been informed by significant potential customers that because of concerns regarding the Company’s financial condition and ability to continue to support the Company’s products and services, they were not inclined to do business with the Company.

      The Special Committee also reviewed the difference between the cash consideration to be paid to holders of Common Stock in the Merger and the recent price at which the Common Stock had been trading on the OTC Bulletin Board, the aggregate liquidation preference of $49.8 million to which the holders of Series F Preferred Stock were entitled upon a sale of the Company before the holders of Common Stock were entitled to any proceeds, and the extensive unsuccessful efforts of the Company’s management to obtain alternate financing or negotiate acquisitions with other companies. Thompson Coburn also reviewed with the Special Committee the interests of certain persons in the Merger that may be different from the Company’s stockholders generally. Thompson Coburn then reviewed the process for approving, signing and closing the Merger. The Special Committee discussed various aspects of the proposed transaction but deferred any action on approving it pending further negotiations among representatives of the Company, Behrman Capital, Quadrangle Capital Partners LP and Protek.

      On April 30, 2004, the Company held a short Board of Directors meeting to inform the Board of the status of the negotiations and finalization of the documents in preparation for execution.

      On May 4, 2004, the Board of Directors met to discuss the status of the negotiation of the transactions. Management informed the Board that Quadrangle had informed the Company that it intended to negotiate directly with Behrman Capital regarding the priority of certain preferred stock to be received by Behrman Capital in the transaction. Management informed the Board that this appeared to be the last major issue to be agreed upon and documented.

      On May 4, 2004, representatives of Quadrangle Capital Partners informed representatives of Behrman Capital that, in light of the Company’s worse than expected financial performance since the execution of the term sheet, Quadrangle Capital Partners was no longer prepared to (a) permit Behrman Capital and SEF to receive the same class of shares of Daleen Holdings’ preferred stock in the share exchange that would be issued to Quadrangle Capital Partners and Behrman Capital in respect of their $30 million investment in Daleen Holdings and (b) accept security other than cash in respect of Behrman Capital’s and SEF’s indemnification obligations. As a result of negotiations on May 4, 2004, Behrman Capital and SEF agreed that their consideration in the share exchange would consist of $5 million in value of Series A-1 Convertible Redeemable PIK Preferred Stock, par value $0.01 per share, that would be junior in rank upon liquidation to the preferred stock issued in the investment transactions, but would otherwise be identical to that preferred stock, with the remaining value of their Series F Preferred Stock to be delivered in Daleen Holdings common stock. In exchange for accepting the Series A-1 Preferred Stock, Behrman Capital and SEF required that their obligations to place Merger consideration in escrow be limited to the cash proceeds they would otherwise receive in exchange for their shares of Common Stock in connection with the Merger.

      On May 5, 2004, the Special Committee met with Thompson Coburn. Thompson Coburn provided an overview of recent developments and principal changes to the terms of the proposed Merger. VRC then made a presentation to the Special Committee of VRC’s updated analysis of the proposed Merger. The Special Committee asked questions of VRC, and VRC provided the Special Committee with VRC’s opinion that the Merger was fair, from a financial standpoint, to the holders of the Company’s Series F Preferred Stock and Common Stock. Thompson Coburn provided an extensive review of interests of certain persons in the Merger which may be different from the Company’s stockholders generally. Thompson Coburn then reviewed the Special Committee’s fiduciary duties to the Company’s stockholders in considering whether to approve the Merger Agreement. The Special Committee held an extensive discussion and, at the conclusion of the meeting, determined that the Merger Agreement and the transactions contemplated by it, including the Merger, were advisable, fair to and in the best interests of the Company and its stockholders, including unaffiliated stockholders, and unanimously voted to recommend that the Company’s Board of Directors approve the Merger.

      Following the Special Committee meeting on May 5, 2004, the Board of Directors met and, acting upon the recommendation of the Special Committee, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. In considering the determination of the Special Committee, the Board of Directors believed that the analysis of the Special Committee was reasonable and adopted the Special Committee’s conclusion and the analysis underlying its conclusion. During that meeting, the Board of Directors decided to abandon the proposed stock split in order to pursue the Merger Agreement and the related transactions.

      On August 26, 2004, the Company’s management participated in a conference call with a representative of Quadrangle Capital Partners. Because of weaker than expected second quarter financial results for both Protek and the Company, making it likely that both Protek and the Company would have less cash on hand upon completion of the Merger and related transactions than previously expected, it was suggested that it would be advisable to attempt to reduce the aggregate amount of cash consideration paid in the Merger and related transactions. The Company and Quadrangle Capital Partners felt that this could be achieved by effectuating an amendment to the Merger Agreement that would permit the holders of Series F Preferred Stock to designate the number of shares for which they wish to receive equity and the number of shares for which they wish to receive a pro rata portion of the available cash and equity, rather than forcing them to make an all or nothing election with respect to equity consideration. The Company and the Quadrangle Investors believe that this change will result in certain holders of Series F Preferred Stock receiving a greater portion of their consideration in the form of Daleen Holdings equity, without making the excess cash available to other holders of Series F Preferred Stock, thereby enabling holders of Series F Preferred Stock to increase the liquidity of the Company at closing. They determined, however, not to change the amount of the cash consideration offered to holders of our Common Stock or the aggregate value of the consideration offered in the Merger and related share exchange.

Purposes and Reasons for the Merger

      Our primary purpose for engaging in the Merger is to provide our unaffiliated stockholders immediate liquidity for their investment in the Company by enabling holders of our Common Stock to receive cash for their shares and holders of our Series F Preferred Stock (other than Behrman Capital and SEF) to have an option to receive cash as a portion of the consideration for their shares. Our management does not believe that we have sufficient cash to continue as a going concern absent a significant investment in the Company. In addition, our independent auditors stated in their report dated February 2, 2004 (which is included in our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2003), that we have suffered recurring losses from operations and have an accumulated deficit of $214.5 million at December 31, 2003, raising substantial doubt about our ability to continue as a going concern. As described under “— Consideration of Alternatives,” the transactions contemplated by the Merger

Agreement represent the only currently available alternative. Additionally, we do not believe that additional alternatives will arise in the future on acceptable terms, if at all.

      Shares of our Common Stock have been trading at a relatively low trading volume as a “penny stock” trading over-the-counter. We believe that this is due to our relatively low market capitalization and share price, the limited number of registered shares and the fact that we have limited cash on hand to enable us to continue operations beyond the immediate future. The Merger will provide unaffiliated holders of our Common Stock with immediate liquidity at a specified price, without the usual transaction costs associated with open market sales. In addition, we believe that obtaining $0.0384 per share of Common Stock in cash in the Merger, without interest and less any applicable withholding taxes, is preferable to holders of our Common Stock than attempting to achieve a future price in excess of that amount, particularly in light of the likelihood that the Company will not continue as a going concern if the Merger is not completed and of the subordination of the holders of Common Stock to the Series F Liquidation Preference.

      The Merger is being undertaken now primarily because we believe that it presents the only viable alternative for the Company at this time, and the associated benefits are not expected to be available to our unaffiliated stockholders, particularly the holders of our Common Stock, as an option in the future. Because we believe it to be unlikely that we will continue as a going concern if the Merger is not completed, we do not believe that any alternative exists which would provide greater value to holders of our Common Stock. Further, there are currently no other acquisition or financing alternatives for us to consider at any valuation level. For these reasons, we believe that our stockholders will achieve the greatest value for their shares through the implementation of the Merger.

Consideration of Alternatives

      This transaction was structured as a Merger in order to provide a prompt and orderly transfer of complete ownership of the Company with reduced transaction costs and minimal risk that the contemplated transaction will not be finalized. Because our current cash position limits our ability to continue as a going concern beyond the immediate future, only alternatives that allow such a prompt completion are viable. We, together with our financial advisor, considered and took preliminary steps to implement various alternatives to the Merger. For instance, we attempted to secure incremental investment in the Company from a combination of existing and new investors. We pursued this alternative aggressively by contacting six existing investors and 39 private equity firms. Only nine of those 45 potential investors expressed any interest at all, and only three went so far as to conduct a thorough analysis of the Company. Two of those three potential investors ultimately declined to make any proposal because of their reservations about a business combination involving the Company. Only the Quadrangle Investors expressed a continued interest in pursuing an investment. The transactions contemplated by the Merger Agreement and described in this proxy statement are the results of our extensive negotiations with the Quadrangle Investors.

      We also considered improving our equity structure by pursuing a de-registration of our Common Stock under the Securities Act of 1934, as amended, by effecting a going-private transaction. Through de-registration, we believed that we could reduce our costs and hopefully demonstrate continued progress toward profitability, making the Company a more attractive candidate for potential investors or business combinations. In January 2004, our Board of Directors approved a proposed one-for-500 reverse stock split, and we filed with the SEC a preliminary proxy statement seeking stockholder approval of the proposed reverse stock split. As negotiations with the Quadrangle Investors continued successfully, our Board of Directors abandoned the proposed reverse stock split in order to pursue the Quadrangle investment.

      In the course of our negotiations with the Quadrangle Investors and the other parties to the Merger Agreement, no other acquisition or financing alternatives for the Company arose on any terms at all. Because of our limited cash on hand to sustain operations in the absence of an investment in the Company, our Board of Directors determined that the Merger and the other transactions contemplated by the Merger Agreement will allow our stockholders to achieve the highest possible value and represent the only likely alternative in which holders of our Common Stock will receive any value for their shares.

Structure of the Merger

      The transaction has been structured as a merger of Parallel Acquisition with and into the Company in order to permit the prompt acquisition of the Company in a single step that would still preserve our corporate identity. The Merger was structured to include the aggregate consideration described in this proxy statement for holders of our Common Stock and Series F Preferred Stock as it represented the highest value Quadrangle Capital Partners indicated that they were willing to pay for the Company in the Merger and related transactions following extensive negotiations among us, Behrman Capital, Quadrangle Capital Partners and our and their respective legal and financial advisors.

Recommendation of the Special Committee and the Board of Directors

      Certain of our directors and executive officers may have financial and other interests that may be different from, and in addition to, your interests in the Merger. As a result, our Board of Directors decided that, in order to protect the interests of our stockholders, including unaffiliated stockholders, in evaluating the Merger and the terms of the Merger Agreement, a Special Committee of non-employee directors not affiliated with Behrman Capital should be formed to perform that task and, if they deemed it to be appropriate, to recommend the Merger and the terms of the Merger Agreement to the entire Board of Directors. The Special Committee consisted of Messrs. John McCarthy, Daniel Foreman and Stephen Getsy. Mr. McCarthy beneficially owns shares of both our Common Stock and our Series F Preferred Stock, and also may indirectly benefit from a fee of $200,000 payable to TRV Management upon completion of the Merger, as further described under the section “Special Factors — Interests of Certain Parties.” The Board of Directors determined that, based on the absence of a relationship between Mr. McCarthy and Behrman Capital, the amount of the indirect benefit he may receive from the fee, the value of Mr. McCarthy’s direct and indirect ownership in the Company and Mr. McCarthy’s experience in serving on boards of directors of similar companies, he was qualified to serve on the Special Committee. Mr. McCarthy was not encouraged to waive the indirect benefit he may receive from the fee because the advisory services provided by Mr. McCarthy in conjunction with TRV Management was outside the scope of his service as a director of the Company, the Company had entered into an agreement in February 2003 to pay the fee to TRV Management and because, for the reasons stated above, the Special Committee did not believe that the payment of the fee disqualified Mr. McCarthy from serving on the special committee. Messrs. Getsy and Foreman each are affiliates of entities that beneficially own our Common Stock. The Special Committee retained Thompson Coburn LLP as its separate legal counsel.

      The Special Committee has unanimously determined that the terms of the Merger Agreement and the Merger are advisable, fair to and in our best interests and in the best interests of our stockholders, including unaffiliated stockholders. The Special Committee unanimously recommended to our Board of Directors that the Merger Agreement and the Merger be approved and adopted. The Special Committee considered a number of factors in reaching its determinations and recommendations as more fully described below.

      Our Board of Directors, including all of our non-employee directors, acting upon the recommendation of the Special Committee, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of us and our stockholders, including unaffiliated stockholders. On the basis of the foregoing, our Board of Directors has unanimously approved the Merger Agreement and the Merger, and recommends that our stockholders vote to approve and adopt the Merger Agreement. The recommendation of our Board of Directors was made after consideration of all the material factors, both positive and negative, as described below.

Reasons for the Special Committee’s Determination; Fairness of the Merger

      In determining the fairness of the Merger and recommending adoption and approval of the Merger Agreement and approval of the Merger to our Board of Directors, the Special Committee considered a number of factors which, in the opinion of the members of the Special Committee, supported the Special Committee’s recommendation, including:

•	the Special Committee’s knowledge of our business, assets, financial condition and results of operations, our competitive position, the nature of our business and the industry in which we compete, and the lack of affiliation of the Special Committee’s members with Behrman Capital, which the Special Committee believes qualifies the Special Committee to evaluate the Merger and make a recommendation to our Board of Directors regarding the advisability and fairness of the Merger to our stockholders and us;

•	the Special Committee’s determination that, following extensive negotiations between us and Quadrangle Capital Partners, the aggregate consideration offered to our stockholders in the Merger and related share exchange was the highest price that Quadrangle Capital Partners indicated they were willing to pay for the Company in the Merger and related transactions, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations, assertions made by Quadrangle Capital Partners during the negotiation process and the experience of the Special Committee and its advisors;

•	the financial presentation of VRC to the Special Committee on May 5, 2004, including VRC’s opinion that the merger consideration is fair, from a financial point of view, and as of May 5, 2004, to our stockholders, as described in the VRC opinion and the analyses presented to the Special Committee by VRC on May 5, 2004, which are described in more detail in this proxy statement under the heading “— Opinion of Valuation Research Corporation”;

•	the fact that all of the merger consideration paid in respect of shares of our Common Stock will be paid in cash, with holders of Series F Preferred Stock having an option to receive part of the merger consideration paid with respect to those shares in cash, decreasing any uncertainties in valuing the merger consideration to be received by our stockholders;

•	the fact that, under the terms of the Merger Agreement, our Board of Directors is entitled, if it determines after consultation with independent legal counsel that doing so is necessary to comply with its fiduciary duties to our stockholders under applicable law, subject to the taking of certain actions, to furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written proposal for a competing transaction meeting certain criteria if our Board of Directors determines in good faith, based on a written opinion of a nationally recognized financial advisor, that the competing transaction is reasonably likely to be more favorable to our stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, thereby allowing our Board of Directors to pursue a competing transaction that is presented to it after signing the Merger Agreement if the transaction is reasonably likely to be more favorable to our stockholders from a financial point of view;

•	the fact that, under the terms of the Merger Agreement, our Board of Directors, if it determines after consultation with independent legal counsel that doing so is necessary to comply with its fiduciary duties to our stockholders under applicable law, subject to the taking of certain actions, is not prohibited from withdrawing or modifying its recommendation of acceptance of the Merger Agreements and the transactions it contemplates following the making of an unsolicited, bona fide written proposal relating to a competing transaction that meets certain criteria if our Board of Directors determines in good faith, based on a written opinion of a nationally recognized financial advisor, that the competing transaction is reasonably likely to be more favorable to our stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, thereby allowing our Board of Directors to evaluate competing transactions that may be presented to it after signing the Merger Agreement and change its recommendation if it determines that the competing transaction is more favorable to our stockholders than the Merger;

•	the Special Committee’s belief that, based on a comparison of the terms of the Merger to the Company’s viability as a going concern, including the facts that (1) it received a going concern qualification from its auditors in their audit reports on the Company’s financial statements for each of the past three years, (2) it was then in violation of its covenants under its operating loan, (3) it has never reported positive cash flow from operations, (4) management believed that, without additional financing, the Company would exhaust its available cash by the end of the second quarter of 2004, (5) it had been informed by its largest customer that the customer will switch to a product offered by a competitor of the company in the summer of 2004 and (6) it had been informed by potential customers that they were not inclined to do business with the Company because of concerns regarding the Company’s financial condition and ability to continue to support the Company’s products and services, that the Merger was more favorable to the stockholders;

•	the fact that the Company’s Common Stock had been delisted from the Nasdaq Small Cap Market, and that the Common Stock had limited liquidity on the OTC Bulletin Board, which greatly decreases the likelihood that our stockholders could liquidate their investment in the Company in an efficient manner;

•	the rights of the holders of our Series F Preferred Stock to the mandatory redemption of their shares for an aggregate price equal to their aggregate liquidation preference of $49.8 million, absent their written consent pursuant to our Certificate of Incorporation to a waiver of that redemption right. As a result of these mandatory redemption rights, no party would be willing to acquire us unless either (a) such rights were waived by the holders of our Series F Preferred Stock or (b) the purchase price payable to the holders of our common stock was reduced by the amount of the obligation that we or our successor would incur to the holders of our Series F Preferred Stock (which reduction would only be a satisfactory alternative if we were otherwise valued in excess of the $49.8 million liquidation preference of the Series F Preferred Stock). Accordingly, the $49.8 million liquidation preference to which the holders of Series F Preferred Stock are entitled upon the sale of the Company before the holders of Common Stock are entitled to any proceeds. Accordingly, the holders of the Series F Preferred Stock could not be expected to convert their shares to Common Stock unless the Company was sold for a price greatly in excess of its current value. As such, it is highly unlikely that the holders of Common Stock would receive any proceeds from a liquidation or sale of the Company;

•	the extensive efforts of our management in attempting to obtain alternative financing and exploring acquisitions with other candidates, none of which have been successful, which led the Special Committee to conclude that management had performed an extensive market check in exploring alternatives to the Merger and that it was unlikely that the Company could attract a transaction more favorable to its stockholders than the Merger;

•	the Special Committee’s judgment, in light of the fact that no other parties have expressed an interest in acquiring us, that it was unlikely that any other buyer would be willing to pay a price equal to or greater than the consideration offered in the Merger;

•	the fact that, in the absence of the completion of the Merger and related transactions, we would likely require significant funding in the near term, and there can be no assurance that the terms and conditions of any such funding, due to the absence of a concurrent transaction that would create a larger and more viable company, would be as attractive as those contemplated by the Merger and related transactions; and

•	the ability of our stockholders who may not support the Merger to exercise appraisal rights under Delaware law, which provides stockholders who dispute the fairness of the Merger consideration with an opportunity to have a court determine the fair value of their shares.

      The Special Committee also determined that the Merger is procedurally fair because, among other things:

•	the Special Committee was established by the Board of Directors and possessed unlimited authority to, among other things, evaluate, negotiate and recommend the terms of the Merger and received advice from an independent legal advisor;

•	the Special Committee is composed entirely of non-employee directors who are not affiliated with Behrman Capital or Quadrangle Capital Partners;

•	the Special Committee was granted the full authority of our Board of Directors to evaluate Daleen Holdings’ proposal and any alternative transaction;

•	the Special Committee retained and received advice from its own independent legal advisor in evaluating and recommending the terms of the Merger Agreement, and its independent legal advisor reported directly to and took direction solely from the Special Committee;

•	the merger consideration and the other terms and conditions of the Merger Agreement resulted from active and lengthy negotiations between us and our legal and financial advisors, on the one hand, and Quadrangle Capital Partners and its legal and financial advisors, on the other hand; and

•	under Delaware law, our stockholders have the right to exercise appraisal rights with respect to their shares, which provides stockholders who dispute the fairness of the Merger consideration with an opportunity to have a court determine the fair value of their shares.

      In light of the foregoing factors, the Special Committee determined that the Merger is procedurally fair. After specific consideration, the Special Committee determined that it was not necessary to retain a representative to act on behalf of the unaffiliated stockholders in negotiating the Merger or require the approval of the Merger by a majority in interest of our unaffiliated stockholders because the Special Committee concluded that the Merger was the best available transaction for the holders of Common Stock and that the additional measures would increase the cost and the risk of delay in completing the Merger, which could result in the holders of Common Stock receiving no consideration, given the Company’s dwindling cash resources, while providing no meaningful additional protection to unaffiliated holders of Common Stock.

      The Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger. The material risks and potentially negative factors considered by the Special Committee were as follows:

•	we will cease to be a public company and have reporting obligations under the Exchange Act because of our registration of our Common Stock pursuant to the Exchange Act, and holders of our Common Stock will no longer participate in any potential future growth;

•	while we expect to complete the Merger, there can be no assurances that all conditions to the parties’ obligations to complete the Merger Agreement will be satisfied and, as a result, the Merger may not be completed;

•	gains from all cash transactions are generally taxable to our stockholders for U.S. federal income tax purposes;

•	the possibility of disruption to our operations following the announcement of the Merger; and

•	the fact that the fees associated with certain terminations of the Merger Agreement, combined with our own expected transaction expenses, will materially impact our ability to survive as an on-going business if the Merger and the transactions contemplated by the Merger Agreement do not close and an alternative transaction is not available.

      The Special Committee concluded, however, that these risks and potentially negative factors could be managed or mitigated by us, were unlikely to have a material impact on the Merger or were unavoidable costs of any similar transaction, and that, overall, the potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger.

      The Special Committee also considered the difference between the Merger consideration of $.0384 per share for Common Stock and the $.30 per share amount that the Company proposed to pay to holders of fewer than 500 shares of Common Stock in our previously proposed one-for-500 reverse stock split approved by the Special Committee and Board of Directors in January 2004. At the time the proposed reverse stock split was approved, the Company had no indication of definitive interest of a third party in any other form of transaction. Although the Company’s management was continuing to explore strategic alternatives, the Company’s deteriorating cash position at the time necessitated that all measures be considered that could result in immediate and meaningful cost savings. The proposed reverse stock split was approved so that the number of record shareholders of the Company would be less than 300, and the Company would cease to be a reporting Company, thereby enabling the Company to immediately implement significant cost savings and continue as a going concern with reduced operating expenses.

      In considering the range of possible prices for payment to holders of fewer than 500 shares in the proposed reverse stock split, it was the recommendation of our management that the Special Committee approve a price that would be substantially in excess of the amount to which holders of our Common Stock would be entitled upon a liquidation, notwithstanding its belief that a much lower price (one only nominally in excess of zero cents per share, representing solely a speculative option value) would have been fair to cash out holders of our Common Stock. Our management recommended that the Special Committee adopt a price that would be closer to the then current trading value of our Common Stock, on the grounds that: (a) the premium would resolve on favorable terms the interests of shareholders receiving cash for their stock since they would not be forced to forgo the premium available if the stock were sold at then prevailing prices in the public market; and (b) the premium over the amount holders of our Common Stock would receive upon a liquidation was reasonable when compared to the anticipated cost savings from going private and the likelihood of successfully consummating the transaction if such a premium were offered. Based on management’s recommendation, the Special Committee approved a price of $.30 per share of Common Stock to be paid to holders of fewer than 500 shares in the Company’s proposed reverse stock split. In reviewing the consideration to be paid in the Merger in light of the proposed reverse stock split that later was abandoned, the Special Committee considered a number of factors, including:

•	as a result of the Merger, the Company will cease to be a public company, so the reverse stock split is no longer necessary;

•	in the Merger, all holders of Common Stock will be eligible to receive the Merger consideration, whereas with the reverse stock split only holders of fewer than 500 shares of Common Stock would receive the cash payment. Because all holders of Common Stock would be treated the same in the Merger, there was no longer a need to offer a premium to resolve on favorable terms the interests of stockholders who would be cashed out in the reverse stock split;

•	although the premium to have been paid in the proposed reverse stock split to certain stockholders was reasonable in light of the cost savings which we would have realized by no longer being a public company, the premium price of $.30 per share of Common Stock was no longer feasible, in light of limited available financial resources, if required to be paid to all of the holders of Common Stock;

•	the Special Committee’s determination that, following extensive negotiations between us and Quadrangle Capital Partners, the aggregate consideration offered to our stockholders in the Merger and related share exchange was the highest price and $4.6 million was the maximum amount of the cash component of the consideration that Quadrangle Capital Partners indicated they were willing to pay for the Company in the Merger and related transactions; and

•	the facts that:

•	a price of $0.0384 per share of our Common Stock would result in holders of Common Stock receiving approximately 10% of the aggregate value of the consideration offered in the Merger and related share exchange;

•	the Company’s management initially estimated that approximately 10% of the aggregate value of the consideration offered in the Merger and related share exchange was the maximum amount that the holders of Series F Preferred Stock would be willing to accept given their liquidation and redemption rights;

•	it was the initial position of certain holders of Series F Preferred Stock that no consideration, or only de minimus consideration, should be paid to holders of our Common Stock, since the aggregate consideration that could be paid in the Merger and related share exchange was significantly less than the aggregate amounts to which holders of Series F Preferred Stock would be entitled upon liquidation and pursuant to their redemption rights;

•	during the extensive negotiations among us, Behrman Capital, SEF and the other holders of our Series F Preferred Stock, the aggregate amount of cash consideration to be paid to holders of our Common Stock that the holders of Series F Preferred Stock indicated that they were willing to accept ranged from 0% to approximately 10% of the aggregate value of the consideration offered in the Merger and related share exchange; and

•	as the result of extensive negotiations among us, Behrman Capital, SEF and the other holders of our Series F Preferred Stock, it was determined that approximately 10% of the aggregate value of the consideration offered in the Merger and related share exchange represented the greatest amount that could be designated for holders of our Common Stock in order for the holders of Series F Preferred Stock to agree to waive their redemption rights.

      The Special Committee did not base its belief as to the fairness of the Merger on whether the consideration offered to our unaffiliated stockholders constituted fair value in relation to our net book value, liquidation value or going concern value or current or historical stock prices because it was the view of the Special Committee that those factors were not material under the circumstances, for the following reasons:

•	our net book value as of March 31, 2004 of $0.0862 per share of common stock on a fully diluted basis, which is an accounting concept, generally has no correlation to the current fair value of our shares in the context of a sale of us or as a going concern value, but rather is indicative of historical value that may no longer apply and does not take into account the required repayments of redemption value or liquidation value to the holders of Series F Preferred Stock;

•	selling us as an ongoing operation to Daleen Holdings in the Merger will realize greater value for our unaffiliated stockholders than the value that would otherwise be realized in an orderly liquidation of our business, because the $49.8 million liquidation preference to which the holders of the Series F Preferred Stock would be entitled before the holders of Common Stock would be entitled to any proceeds meant that it was highly unlikely that the holders of Daleen Common Stock would receive any proceeds from a liquidation of Daleen;

•	the Company did not appear to be viable as a going concern, based upon the facts that (1) it received as a going concern qualification from its auditors in their audit reports on the Company’s financial statements for each of the past three years, (2) it was then in violation of its covenants under its operating loan, (3) it has never reported positive cash flow from operations, (4) management believes that, without additional financing, the Company will exhaust its available cash by the end of the second quarter of 2004, (5) it had been informed by its largest customer that the customer will switch to a product offered by a competitor of the company in the summer of 2004 and (6) it had been informed by potential customers that they were not inclined to do business with the Company because of concerns regarding the Company’s financial condition and ability to continue to support the Company’s products and services; and

•	the Company’s then current and historical stock prices, which were generally higher than the per share price to be paid in the Merger, were generally not indicative of the value of the Company’s Common Stock because the trading market for the Company’s Common Stock has limited liquidity and it is unlikely that the stockholders would be able to liquidate their investment in the Company in an efficient manner or at the prices posted on the OTC Bulletin Board. In addition, Company stockholders likely would be required to pay broker commissions or dealer markdowns on any sale of Company Common Stock, thereby reducing the net proceeds received.

The above-described factors were not material to the Special Committee’s determination because they do not take into account the $49.8 million liquidation preference to which the holders of the Series F Preferred Stock would be entitled before the holders of Common Stock would be entitled to any proceeds, the fact that the Company does not appear viable as a going concern, or the lack of liquidity in the Company’s Common Stock. However, the Company considered the other factors described above in this section which the Special Committee deemed to be material to this transaction, including the extensive negotiations conducted by management, the fairness opinion of VRC, the cash consideration to be received by the holders of Common Stock, the procedural fairness of the Merger, the fact that the Company will no longer be public, and the risks to the Company in completing the Merger. After considering these factors the Special Committee unanimously concluded that the positive factors relating to the Merger outweighed the negative factors, and that the Merger and its related transactions, including the effect of the Company going private, is substantively fair to us and our stockholders, and, in particular, the Special Committee unanimously concluded that the effect of the Company going private is substantively fair to our unaffiliated stockholders.

      The Special Committee and our Board of Directors were fully aware of and considered possible conflicts of interest of certain of our directors and officers set forth below under “— Interests of Directors and Officers in the Merger.” The Special Committee, which consists solely of directors who are not officers or employees of ours, and who have no affiliation with Behrman Capital or Quadrangle Capital Partners, was aware of these interests and considered them in making its determination.

      After considering the factors described above, the Special Committee unanimously concluded that the positive factors relating to the Merger outweighed the negative factors. Included in the consideration was the fact that holders of 500 or fewer shares of Common Stock would receive considerably less than the $.30 per share they would have received in the previously proposed reverse stock split. However, the Special Committee determined that this was outweighed by the positive factors of the Merger including that the Company would become private as a result of the Merger, thereby eliminating the necessity of the reverse stock split, and that all holders of Common Stock would be treated the same in the Merger, thereby eliminating a need to offer a premium to certain holders, which premium could not be offered to all holders of Common Stock in light of the Company’s limited financial resources. Because of the variety of factors considered, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, individual members of the Special Committee may have assigned different weights to various factors. The determination of the Special Committee was made after consideration of all of the factors together.

Reasons for the Board of Directors’ Determination; Fairness of the Merger

      Our Board of Directors consists of seven directors, three of whom serve on the Special Committee. On May 5, 2004 following the Special Committee’s meeting with the Company’s financial advisor and the Special Committee’s legal advisors, our Board of Directors, acting upon the recommendation of the Special Committee, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. In considering the determination of the Special Committee, our Board of Directors believed that the analysis of the Special Committee was reasonable and adopted the Special Committee’s conclusion and the analysis underlying the conclusion.

      Our Board of Directors believes that the Merger Agreement and the Merger are substantively and procedurally fair to, and in the best interests of, our stockholders, including unaffiliated stockholders for all of the reasons set forth above under “— Reasons for the Special Committee’s Determination; Fairness of the Merger.” In addition, with respect to procedural fairness, our Board of Directors established the three-member Special Committee. None of the members of the Special Committee are employed by or serve as a director of Quadrangle Capital Partners, Behrman Capital and SEF or their affiliates or is employed by us. The aggregate consideration to be paid or delivered in the Merger and related share exchange was the highest price Quadrangle Capital Partners indicated that they were willing to pay for the Company in the

Merger and related transactions following extensive negotiations among us, Behrman Capital, Quadrangle Capital Partners and our and their respective legal and financial advisors.

      In reaching these conclusions, our Board of Directors considered it significant that the Special Committee retained an independent legal advisor who has extensive experience with transactions similar to the Merger and who assisted the Special Committee in evaluating the Merger.

      Because of the foregoing factors, our Board of Directors determined that the Merger is procedurally fair despite the fact that the terms of the Merger Agreement do not require the approval of a majority of our unaffiliated stockholders.

Positions of Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition and Gordon Quick

      The rules of the Securities and Exchange Commission require Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition and Gordon Quick to express a belief regarding the fairness of the Merger to our unaffiliated stockholders. For this reason, Behrman Capital and SEF have carefully reviewed and considered the factors and reasons more fully discussed in the section of this proxy statement entitled “SPECIAL FACTORS — Reasons for Behrman Capital’s and SEF’s Determination; Fairness of the Merger.” Also for this reason, Daleen Holdings, Parallel Acquisition and Mr. Quick have carefully reviewed and considered the factors examined by the Special Committee and our Board of Directors described in the sections of this proxy statement entitled “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger” and “— Reasons for Our Board of Directors’ Determination; Fairness of the Merger.” Based on their assessments and examinations of these factors, Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition and Mr. Quick each believe that the Merger is fair to our stockholders, including unaffiliated stockholders. Neither Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition nor Mr. Quick solicited or otherwise obtained the advice of an independent party as to the fairness of the Merger, and each of them may be deemed to be interested parties with respect to the Merger. Accordingly, Behrman Capital, SEF, Daleen Holdings, Parallel Acquisition and Mr. Quick may not be deemed to be objective in their respective views.

      Mr. Quick was informed regarding the factors considered by the Board of Directors in their deliberations regarding the fairness of the Merger because Mr. Quick is a member of the Board of Directors and was present for and participated in the deliberations. Daleen Holdings and Parallel Acquisition were also informed regarding the factors considered by the Board of Directors because Mr. Quick currently serves as the sole Director of both Daleen Holdings and Parallel Acquisition.

Reasons for Daleen Holdings’, Parallel Acquisition’s and Gordon Quick’s Determination; Fairness of the Merger

      Because the Merger, if completed, would constitute a “going private” transaction, the rules of the Securities and Exchange Commission require Daleen Holdings, Parallel Acquisition and Gordon Quick to each express a belief regarding the fairness of the Merger to the Company’s stockholders, including unaffiliated stockholders. Daleen Holdings, Parallel Acquisition and Mr. Quick each believe that the Merger Agreement and the Merger are fair to, and in the best interests of, our stockholders, including unaffiliated stockholders for all of the reasons set forth above under “— Reasons for the Special Committee’s Determination; Fairness of the Merger” and “— Reasons for Our Board of Directors’ Determination; Fairness of the Merger.” Based on their assessments and examinations of these factors, each of Daleen Holdings, Parallel Acquisition and Gordon Quick adopted the analysis of the Special Committee and our Board of Directors. Because of those factors, Daleen Holdings, Parallel Acquisition and Mr. Quick each determined that the Merger is fair despite the fact that the Merger has not been structured to require the approval of a majority of our unaffiliated stockholders.

Reasons for Behrman Capital’s, and SEF’s Determination; Fairness of the Merger

      Because the Merger, if completed, would constitute a “going private” transaction, the rules of the Securities and Exchange Commission require Behrman Capital and SEF to express a belief regarding the fairness of the Merger to the Company’s stockholders, including unaffiliated stockholders. Behrman Capital and SEF each believes the Merger is fair to the Company’s stockholders, including unaffiliated stockholders, based upon the following factors:

•	that after management’s extensive pursuit of other sources of financing and other strategic transactions throughout 2003 and 2004 to date, the Merger and the transactions related thereto emerged as the only viable alternative available to the Company that could potentially satisfy the significant financing needs of the Company before the time when the absence of financing would cast into serious doubt the Company’s ability to continue as a going concern;

•	that if the Merger and related transactions were not consummated, the serious doubt about the Company’s ability to continue as a going concern would require the Company to consider alternatives in which significantly less value would be achieved for all its stockholders, including its unaffiliated stockholders, such as a liquidation or sale of the Company, in which case the rights of the holders of Series F Preferred Stock to receive the $49.8 million Preferential Amount would make it highly unlikely that the holders of Common Stock would receive any sale or liquidation proceeds;

•	that pursuant to the Company’s Certificate of Incorporation, the Merger belongs to a class of transactions that are subject to the right of the holders of Series F Preferred Stock to receive transaction proceeds equal to the $49.8 million Preferential Amount before holders of any junior class of capital stock may receive any consideration at all and therefore the Company was required to seek the consent of the holders of Series F Preferred Stock to give up a portion of the Merger proceeds to which they were entitled under the Certificate of Incorporation and the Company would not have been able to arrange for any portion of the transaction proceeds to be provided to the holders of Common Stock without that consent;

•	that all merger consideration paid in respect of shares of Common Stock and, in all likelihood, a portion of the merger consideration paid in respect of shares of Series F Preferred Stock held by the unaffiliated stockholders of the Company will be paid in cash, thereby decreasing uncertainties associated with valuing portions of the merger consideration to be received by the unaffiliated stockholders of the Company;

•	that the Special Committee was formed by the Board of Directors and consisted solely of non-employee members of the Board of Directors who are not affiliated with either Behrman Capital, SEF or Quadrangle Capital Partners;

•	that Behrman Capital, SEF and Quadrangle Capital Partners did not participate in or have any influence on the deliberative process of or the conclusions reached by the Special Committee;

•	that an independent legal advisor was retained by the Special Committee to evaluate and advise on the terms of the Merger and the Merger Agreement;

•	that the Merger and the Merger Agreement were unanimously approved and recommended by the Special Committee;

•	that the Merger and the Merger Agreement were unanimously approved and recommended by the Board of Directors;

•	that, in consultation with the Special Committee, the Company engaged in extensive negotiations with Quadrangle Capital Partners in arriving at the definitive terms and conditions of the Merger Agreement; for example, when Quadrangle Capital Partners negotiated to reduce the aggregate purchase price from $18 million to $17.2 million as discussed above under “SPECIAL FACTORS — Background of the Merger”, the Company and the Special Committee negotiated with holders of Series F Preferred Stock to ensure that the reduction in purchase price would not be applied to the proceeds that were to be paid to the holders of Common Stock;

•	that VRC, the independent financial advisor retained by the Special Committee, delivered an opinion to the Special Committee on May 5, 2004 that, as of such date, the merger consideration was fair, from a financial point of view, to the Company’s stockholders; and

•	that under Delaware law, the Company’s stockholders have the right to demand appraisal of their shares.

      In addition, in connection with their respective determinations as to the fairness of the Merger to the Company’s stockholders, including unaffiliated stockholders, each of Behrman Capital and SEF also has considered the reasons supporting the fairness determinations of the Special Committee and the Board of Directors that are set forth under “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger” and “— Reasons for Our Board of Directors’ Determination; Fairness of the Merger”. Based upon their review, Behrman and SEF have each reached the conclusion that those reasons further support the determinations of Behrman Capital and SEF that the Merger is fair to the Company’s stockholders, including unaffiliated stockholders, and have therefore adopted the analysis of the Special Committee and our Board of Directors as to the fairness of the Merger that are based on those reasons. Therefore those reasons are incorporated in this section of the proxy statement by reference. Neither Behrman Capital nor SEF found it practicable to assign or has assigned relative weights to the individual factors and reasons they considered in reaching their respective conclusions as to fairness, but they believe that each factor and reason is material to their respective fairness determinations. Because of the overall impact of the factors and reasons supporting a determination of fairness, including the appointment by the Board of Directors of the Special Committee, Behrman and SEF were able to reach their conclusions as to the fairness of the Merger even though it was not structured to require the approval of a majority in interest of the Company’s unaffiliated stockholders and an unaffiliated representative was not retained to act solely on behalf of the unaffiliated stockholders.

      The views of Behrman Capital and SEF as to the fairness of the Merger should not be construed as a recommendation by Behrman Capital or SEF to any stockholder of the Company as to how it should vote at the Special Meeting.

Opinion of Valuation Research Corporation

      VRC delivered a presentation and written opinion dated May 5, 2004 to the Special Committee, on behalf of our Board of Directors, addressing the fairness, from a financial point of view, of the consideration to be received by our common and preferred stockholders in connection with the transactions contemplated by the Merger Agreement. VRC has consented to the use and summary of its opinion in this proxy statement.

      VRC was selected by us to evaluate the fairness of the consideration to be received by our stockholders in connection with the transactions contemplated by the Merger Agreement because of its reputation, experience and expertise. In the normal course of its business, VRC regularly provides valuation advisory services in connection with mergers and acquisitions, leveraged buyouts and recapitalizations, reorganizations, sales and dispositions, tax matters, financial reporting matters and other purposes. Prior to this engagement, VRC had no relationship with us.

      The terms of the transactions contemplated by the Merger Agreement were determined through negotiations between us and the other parties as well as their respective affiliates, representatives and advisors, and the decision to approve those transactions was solely that of our Board of Directors. VRC’s analyses and opinion were only one of many factors considered by the Special Committee and our Board of Directors in approving the transactions contemplated by the Merger Agreement and recommending that our stockholders approve certain aspects of those transactions.

      VRC was not involved in the structuring, documentation or negotiation of the Merger Agreement or the transactions contemplated thereby and has not, other than the delivery of its opinion and the presentation of its review and analyses associated therewith, provided any financial advisory or investment banking services to us related to or in connection with the Merger Agreement or the transactions contemplated thereby.

      VRC was not requested to opine on, and its opinion therefore does not address, the relative risks or merits of the Merger or any other transaction contemplated by the Merger Agreement or any other business strategy or transactional alternative that might be available to us, nor does its opinion address our underlying business decision to undertake the transactions contemplated by the Merger Agreement, the likelihood of their consummation or their timing. VRC’s opinion was not intended to be and does not constitute a recommendation to any of our common or preferred stockholders as to how such stockholder should vote on any matter related to or associated with the Merger Agreement.

      VRC’s opinion does not address any specific legal, tax accounting, financial reporting, business, employee, labor, pension, postretirement benefit, capitalization, creditor, stockholder or management matters, rights, obligations, effects or consequences with respect to us or any of our affiliates in connection with or related to the Merger Agreement or any transactions contemplated thereby.

      The full text of VRC’s opinion is set forth in Appendix B attached to this proxy statement and is incorporated herein by reference. The summary of VRC’s opinion set forth in this proxy statement is qualified by reference to the full text of its opinion. Stockholders are urged to read VRC’s opinion in its entirety for a description of the assumptions made, procedures followed, and matters considered. Neither the Special Committee nor our Board of Directors limited any reviews, analyses or inquiries by VRC in rendering its opinion.

      In rendering its opinion, VRC conducted such reviews, analyses, and inquiries deemed necessary and appropriate by VRC under the circumstances including, but not limited to, the following:

•	reviewed a summary of principal transaction terms;

•	reviewed certain publicly available information relating to us as well as our 2004 budget and the major assumptions associated therewith which were provided to VRC or otherwise obtained by VRC or discussed with VRC by certain of our senior managers and other representatives and advisors (See “— Projections Prepared by the Company”);

•	reviewed certain internal financial and other information and data which were provided to VRC or otherwise obtained by VRC or discussed with VRC by certain of our senior managers and other representatives and advisors including preliminary financials for the period ending March 31, 2004, which were identical in all material respects to the financial information contained in our press release dated April 23, 2004 and contained in our Current Report on Form 8-K filed with the SEC on April 23, 2004 (see “OTHER INFORMATION — Where You Can Find More Information” for information on how to obtain a copy of this Form 8-K);

•	had meetings and held discussions with certain of our senior managers and other representatives and advisors concerning our businesses, operations, prospects and financial condition, among other subjects;

•	reviewed historical prices and trading volumes for our Common Stock;

•	reviewed certain financial terms of the transactions related to the Merger Agreement in relation to, among other things, our historical and projected financial results;

•	analyzed certain market, financial and other publicly available information and data relating to the businesses of other companies with operations VRC considered relevant in evaluating ours;

•	reviewed, to the extent publicly available, the financial terms of certain other transactions that VRC considered relevant in evaluating the transactions contemplated by the Merger Agreement; and

•	developed indications of the value of our Common Stock using generally accepted valuation methodologies and procedures.

      In addition to the foregoing, VRC conducted such other reviews, analyses, and inquiries and VRC reviewed and considered such other economic, industry and market information and data as VRC deemed appropriate in rendering its opinion. Our Board of Directors did not review the financial information provided by certain of our senior managers and other representatives and advisors to VRC for accuracy and completeness or make a determination as to the reasonableness of VRC’s reliance upon that information.

      VRC’s opinion was necessarily based upon economic, industry, market, financial and other conditions and circumstances as they existed and to the extent they could be evaluated on the date of the opinion, and VRC assumes no responsibility to update or revise its opinion based upon any events or circumstances occurring after the date of its opinion. VRC assumed there was no material change in our assets, financial condition, businesses or prospects since the date of the most recent financial statements and other information and data made available to and furnished to VRC and the date of the opinion.

      VRC assumed that the final terms of the transactions contemplated by the Merger Agreement would be substantially identical to those in the summary of principal transaction terms submitted to it, without material modification of any financial or other terms or conditions. VRC assumed that all the requisite regulatory approvals and consents required in connection with the transactions contemplated by the Merger Agreement would be obtained in a timely manner and will not affect the consummation of those transactions. Further, VRC assumed that the transactions contemplated by the Merger Agreement would be consummated in a manner that complies in all material respects with any and all applicable laws and regulations of any and all legal or regulatory authorities.

      In rendering its opinion, VRC did not perform any appraisal or valuation of any of our specific assets or liabilities, and it was not furnished with any such appraisal or valuation prepared by us or any third party, and it has not made and will not make any physical inspection, evaluation or appraisal of any properties or assets. The analyses relating to our value do not purport to be appraisals or to reflect the price at which we may actually be sold.

      In rendering its opinion, VRC assumed and relied upon the accuracy and completeness of all financial and other information and data publicly available or furnished to VRC or otherwise obtained by VRC or discussed with VRC by certain of our senior managers and other representatives and advisors. VRC further relied upon the assurances of certain of our senior managers that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any way. VRC was not asked to and did not independently verify the accuracy or completeness of any such information or data, and it does not assume any responsibility or liability for the accuracy or completeness of any such information or data. With respect to our 2004 budget, VRC was advised by certain of our senior managers that such budget was reasonably prepared, reflecting the best currently available estimates and judgments of management as to our future financial performance. VRC expressed no opinion as to such budget or the assumptions on which it was based. The 2004 budget furnished to VRC by us was prepared for internal purposes only and not with a view towards public disclosure. The 2004 budget, as well as the other estimates used by VRC in its analyses, was based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth.

Analyses Completed by VRC

      In connection with rendering its opinion, VRC performed a variety of financial and comparative analyses, certain of which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by VRC in connection with rendering its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

      The following is a brief summary of the material financial analyses performed by VRC and reviewed by the Special Committee and our Board of Directors in connection with VRC’s opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in connection with the transactions contemplated by the Merger Agreement. VRC believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses or focusing on certain factors presented, without considering all analyses and factors or the narrative descriptions of the analyses, could create misleading or incomplete views of the processes underlying VRC’s analyses and opinion. None of the analyses performed by VRC was assigned greater significance or reliance by VRC than any other. VRC arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. VRC did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

VRC’s Considerations

      VRC noted several considerations regarding our business, financial condition, capital structure, public status, and strategic alternatives that it believed were relevant to its analyses. Some of its considerations regarding our financial condition included, but were not limited to, (i) our belief that without an infusion of capital we may exhaust our cash by the end of the second quarter of 2004 if we continue as a stand-alone entity, (ii) the fact that our independent accountants have expressed doubt about our ability to continue as a going concern in their audit reports on our financial statements for the past three years and (iii) the redemption value of the Series F Preferred Stock, which is equal to its liquidation preference of $49.8 million (the “Preferential Amount”).

Historical Stock Market Analysis

      VRC reviewed our historical stock price history and performance. VRC determined that the absence of liquidity in the trading of our common stock as demonstrated by low trading volume and relatively wide bid-ask spreads causes the historical trading prices to be inappropriate indications of our value.

Guideline Mergers and Acquisitions (“M&A”) Analysis

      VRC reviewed certain publicly-available information and data for the acquired companies in the following M&A transactions (collectively, the “Guideline M&A”):

Buyer	Seller/Unit

At Road Inc	MDSI Mobile Data Solutions
GGI Group Inc	American Management Systems
ACE*COMM Corp	Mamma.com/Intasys Billing Technologies
Convergys Corp	ALLTEL Corp/Billing & Customer Care Business
Rocket Software	TCSI Corp
NE Technologies Inc	DSET Corp
CSG Systems Intl Inc	IBM Corp/ICMM Customer Care & Billion Solutions
Convergys Corp	iBasis Inc/iBasis Speech Solutions
MetaSolv Inc	Nortel Networks/Service Commerce Division
CSG Systems Intl Inc	Lucent Technologies Inc/Billing & Customer Care Operations

      VRC’s review included, but was not limited to, enterprise value multiples of revenue for the latest-twelve-month (“LTM”) period prior to the merger or acquisition date. LTM revenue multiples observed for the Guideline M&A ranged from a low of 0.54x to a high of 1.53x with an average of 1.08x and a median of 1.18x. VRC noted that the aforementioned range excluded a revenue multiple of 0.26x as it was considered an outlier. Such multiple was considered an outlier as it was more than 50% less than the next lowest multiple and less than 25% of the mean and median multiples for the remaining observations.

      In general, VRC considered the relative investment characteristics of the acquired companies in the Guideline M&A to be comparable to us as such companies had operations which were considered similar to ours for purposes of their analysis and therefore considered the entire range of revenue multiples observed for the acquired companies in Guideline M&A excluding the aforementioned outlier. VRC utilized the approximate range of revenue multiples observed for the Guideline M&A excluding the aforementioned outlier and applied such range of multiples to our LTM and current fiscal year (“CFY”) budgeted revenue.

      VRC selected revenue multiples ranging from a low of 0.50x to a high of 1.50x in order to develop enterprise value indications for us. Enterprise value indications for us ranged from a low of $9.1 million to a high of $28.9 million. The resulting range of enterprise value indications was adjusted by adding cash, subtracting debt, subtracting any payments associated with our Long-Term Incentive Compensation Plan, and subtracting values for the Series F Preferred Stock to arrive at a range of equity value indications for us. The resulting range of equity value indications was divided by the number of common shares outstanding in order to arrive at a range of per share equity value indications for us.

      In order to develop per share equity value indications for us, VRC valued the Series F Preferred Stock (i) at the Preferential Amount of approximately $49.8 million and (ii) based on its as-if-converted to common ownership percentage of approximately 54.0% (excluding warrants to purchase Series F Preferred Stock as well as Common Stock and warrants to purchase Common Stock held by preferred stockholders). Under the terms of the Series F Preferred Stock, upon a sale of the Company, holders of Series F Preferred Stock are entitled to receive the Preferential Amount before holders of the Common Stock are entitled to receive any proceeds.

      When the Series F Preferred Stock was valued at the Preferential Amount, the resulting per share equity value for our Common Stock was $0.00. When the Series F Preferred Stock was valued based on its as-if-converted to common ownership percentage, the resulting per share equity value for our Common Stock ranged from $0.10 to $0.27 per share. However, the holders of Series F Preferred Stock have no obligation to convert their shares into Common Stock, nor does it make economic sense for such holders to convert because they would receive less value upon conversion.

      None of the acquired companies in the Guideline M&A are identical or directly comparable to us, and no transaction used in the Guideline M&A is either identical or directly comparable to the transactions contemplated by the Merger Agreement. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the subject companies.

Guideline Companies Analysis

      VRC reviewed certain publicly-available historical and projected information and data for the following companies (collectively, the “Guideline Companies”):

Guideline Companies with Analyst Coverage:

Amdocs Ltd

Comverse Technology Inc
Convergys Corp
ADC Telecommunications Inc
CSG Systems
Micromuse Inc
Inet Technologies Inc
Portal Software Inc
Concord Communications Inc
Boston Communications Group
Lightbridge Inc
Management Network Group
MetaSolv Inc
Visual Networks Inc
Evolving Systems Inc

Guideline Companies without Analyst Coverage:

Mind CTI Ltd

ACE*COMM Corp
Veramark Technologies Corp
Mer Telemanagement Solutions Ltd
Astea International Inc
CTI Group Holdings Inc
Primal Solutions Inc
Direct Insite Corp

      VRC’s review included, but was not limited to, enterprise value multiples of revenue for the LTM and CFY periods. Enterprise value is defined as market value of common equity, plus preferred stock, minority interest, and total debt less cash and cash equivalents. CFY revenue represents consensus estimates as published by I/B/E/S and such estimates may or may not prove to be accurate. Revenue multiples for the Guideline Companies were based on closing stock prices as of April 30, 2004.

      LTM revenue multiples observed for the Guideline Companies with analyst coverage ranged from a low of 0.63x to a high of 3.20x with an average of 1.70x and a median of 1.62x. CFY revenue multiples observed for the Guideline Companies with analyst coverage ranged from a low of 0.59x to a high of 2.81x with an average of 1.53x and a median of 1.63x.

      VRC considered the full range of revenue multiples observed for the Guideline Companies. VRC focused on the group of Guideline Companies with analyst coverage as VRC considered the revenue multiples of those companies as more relevant in this analysis as, in its opinion, the market for shares in such companies tends to be more active and liquid and more information such as analyst reports and earnings estimates tends to be available for such companies. Based on VRC’s assessments of our investment characteristics relative to those of the Guideline Companies with analyst coverage, VRC selected a range of revenue multiples deemed appropriate to apply to our LTM and CFY budgeted revenue.

      VRC selected revenue multiples ranging from a low of 0.60x to a high of 1.15x. The low multiple of 0.60x is based on the low multiples observed for the Guideline Companies with analyst coverage for the LTM and CFY periods. The high multiple of 1.15x is based on a discount to the median multiples observed for the Guideline Companies with analyst coverage for the LTM and CFY periods. The selected range of revenue multiples was applied to our LTM and CFY budgeted revenue in order to arrive at a range of enterprise value indications for us. Enterprise value indications ranged from a low of $10.9 million to a high of $22.2 million. The resulting range of enterprise value indications was adjusted by adding cash, subtracting debt, subtracting any payments associated with the Company Long-Term Incentive Compensation Plan, and subtracting values for the Series F Preferred Stock in order to arrive at a range of equity value indications for us. The resulting range of equity value indications was divided by the number of common shares outstanding to arrive at a range of per share equity indications for us.

      In order to develop per share equity value indications for the Company, VRC valued the Series F Preferred Stock (i) at its Preferential Amount of $49.8 million and (ii) based on its as-if-converted ownership percentage of approximately 54.0% (excluding warrants to purchase Series F Preferred Stock as well as common stock and warrants to purchase common stock held by preferred stockholders).

      When the Series F Preferred Stock was valued at its Preferential Amount, the resulting per share equity value for our Common Stock was $0.00. When the Series F Preferred Stock was valued based on its as-if-converted ownership percentage, the resulting per share equity value for our Common Stock ranged from $0.11 to $0.22 per share. However, the holders of Series F Preferred Stock have no obligation to convert their shares into Common Stock, nor does it make economic sense for such holders to convert because they would receive less value upon conversion.

      None of the Guideline Companies are identical or directly comparable to us. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the subject companies.

Discounted Cash Flow Analysis

      VRC considered a discounted cash flow analysis, but ultimately chose not to employ such an analysis for purposes of rendering its opinion as (i) we did not provide VRC with cash flow projections on a stand-alone basis, and (ii) discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable cash flows. We have never been cash flow positive and management was uncertain in estimating our future cash flow on a stand-alone basis beyond 2004.

Call Option Analysis

      VRC utilized option pricing theory and the Black-Scholes option pricing model to develop a range of per share equity value indications for us. This analysis treats our common equity as a call option on the value of our assets with an exercise price based on the Preferential Amount. Our Common Stock only has intrinsic value if our assets exceed the Preferential Amount. This analysis values our equity using three call options.

      The first call option represents preferred stockholders’ claims to the entire equity value when the equity value is less than the Preferential Amount.

      The second call option represents common stockholders’ claims to their pro rata share of the equity value when the equity value is between the Preferential Amount and the amount at which it would make economic sense for the holders of Series F Preferred Stock to convert their shares to shares of Common Stock (the “Conversion Amount”). The Conversion Amount is equal to the Series F Liquidation Preference ($49.8 million) divided by the preferred stockholders’ pro rata ownership on an as-if-converted basis (54.0%).

      The third call option represents all stockholders’ claims to their pro rata share of the equity value once the equity value exceeds the Conversion Amount.

      Under this methodology, the value of our common equity is equal to the value of the second call option less the value of the third call option multiplied by the preferred stockholders’ pro rata ownership percentage on an as-if-converted to common basis.

      In developing a range of per share equity value indications for our Common Stock under the call option analysis, VRC performed sensitivity analyses on the assumed investment horizon (1-5 years) and volatility (40.0%-80.0%) for each of the call options. The resulting per share equity value indications ranged from approximately $0.01 to $0.11 per share.

Comparable Transactions Analysis

      VRC also reviewed, to the extent publicly available, certain financial terms of six transactions that it considered comparable and relevant in rendering its opinion. Such transactions involved companies with outstanding classes of preferred stock in which preferred shareholders appeared to receive amounts less than their liquidation preference. To the extent such information was publicly available, VRC reviewed the relative amount of consideration received by common and preferred shareholders and made certain qualitative judgments regarding the financial terms of the transactions reviewed relative to those of the subject transaction. Based on its review of the aforementioned transactions, VRC concluded that the relative amount of consideration to be received by our stockholders in the proposed transactions appeared reasonable.

Summary Observations and Conclusions

      VRC noted that none of the enterprise value indications observed for us exceeded the Preferential Amount and that an enterprise value for us of $17.2 million (as implied in connection with the transactions contemplated by the Merger Agreement) was within the range of enterprise values observed for us in the Guideline M&A and Guideline Company Analyses. Based on the enterprise value indications derived by the methodologies employed, VRC noted that our Common Stock may only have nominal or speculative (i.e., “option” value) when considering the Preferential Amount of the Series F Preferred Stock and concluded that the consideration received by holders of our Common Stock was fair from a financial point of view.

Payment to VRC for its Services

      Under the terms of its engagement, we paid VRC a retainer fee of $40,000 and agreed to pay VRC a fixed fee of $110,000 upon issuance of VRC’s opinion. VRC’s fee was not contingent on its opinion rendered or the consummation of the transactions contemplated by the Merger Agreement. In addition, we agreed to reimburse VRC for its expenses incurred up to $5,000 and to indemnify VRC and related parties against certain liabilities relating to, or arising out of, its engagement, including liabilities under federal securities laws. Daleen Holdings has agreed to guaranty our indemnification obligations with respect to this engagement.

Effects of the Merger

      Pursuant to, and subject to the terms and conditions of, the Merger Agreement, Daleen Holdings will acquire us through the Merger of its wholly owned subsidiary, Parallel Acquisition, with and into us, with us surviving. Immediately after the closing of the Merger, we will be a subsidiary of Daleen Holdings, and Parallel Acquisition will cease to exist as a separate entity. As a result, Daleen Holdings will be entitled to all benefits resulting from future operations, including the combined operations of us and Protek, if any, and any future increase in the value of such operations. Similarly, Daleen Holdings also will bear the risk of all losses generated by such future operations and any decrease in the value of such operations after the Merger.

      As an additional consequence of the closing of the Merger, our Common Stock will no longer be quoted on the OTC Bulletin Board or publicly traded or quoted on any other securities exchange or market. Furthermore, the registration of our Common Stock under the Exchange Act will be terminated upon application to the Securities and Exchange Commission after the Merger. Because our Common Stock is our only class of securities registered under the Exchange Act, termination of the registration of our Common Stock under the Exchange Act would make certain provisions of the Exchange Act no longer applicable. These include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with stockholders’ meetings under Section 14(a) and the related requirement to furnish an annual report to stockholders.

      Upon completion of the Merger, our stockholders, other than holders of our Series F Preferred Stock, will cease to have ownership interests in the Company or rights as Company stockholders. Therefore, our current stockholders, other than holders of our Series F Preferred Stock, will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value, if any. Our stockholders, other than holders of our Series F Preferred Stock, will receive an aggregate amount of approximately $1,800,000 in exchange for their shares of Company common stock, or $0.384 per share.

      Holders of our Series F Preferred Stock will receive an aggregate of $15.4 million or approximately $34.28 per share in a combination of cash and stock, with a maximum cash component of $2.8 million. The holders of our Series F Preferred Stock have mandatory redemption rights entitling them to $49.8 million, more than three times the consideration allocated to the class, and will be required to waive such rights to permit the holders of our Common Stock to receive any consideration in the Merger. Upon completion of the Merger, holders of our Series F Preferred Stock will own up to approximately 29% of Daleen Holdings preferred stock and up to approximately 60% of Daleen Holdings common stock. Quadrangle will own approximately 71% of Daleen Holdings’ preferred stock.

      Our directors and executive officers, will receive the merger consideration detailed below in “SPECIAL FACTORS — Interests of Certain Parties.” Quadrangle and the holders of our Series F Preferred Stock will be the primary beneficiaries of our future earnings and growth, if any.

      Behrman, through its ownership of common stock and preferred stock of the surviving corporation, will have approximately a 27% interest in the net book value and net income of Daleen Holdings after the Merger. Our net book value as of March 31, 2004, which was the figure considered by the Special Committee was $.0862 per share of common stock outstanding, including all Series F Preferred Stock outstanding on an as-converted basis. Our total stockholders’ equity as of March 31, 2004 was approximately $8.8 million, and our net loss for the three-month period ended March 31, 2004 was $1.3 million (or $.01 per share on an as-converted basis).

      Following the Merger, the Company will be wholly owned by Daleen Holdings, and each of our affiliated stockholders will own the following percentages of Daleen Holdings’ common stock and preferred stock on an as-converted basis, and would correspondingly have the following interests in Daleen Technologies net book value and net income (loss) as of March 31, 2004:

Stockholder	% of Ownership	Net Book Value	Net Income (Loss)

Behrman Capital and SEF	27%	$2,376,000	($351,000)
Gordon Quick	0%	0	0
Daleen Holdings	0%	0	0
Parallel Acquisition	0%	0	0

Plans for the Company

      It is expected that, following the consummation of the Merger, our operations and business will be combined by Daleen Holdings with the operations and business of Protek. Except as otherwise described in this proxy statement, the Quadrangle Investors, which will control Daleen Holdings from and after completion of the Merger, have not informed us that they have any current plans or proposals or negotiations which relate to or would result in (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving the surviving corporation of the Merger or (ii) any purchase, sale or transfer of a material amount of the assets of the surviving corporation of the Merger.

      Notwithstanding the foregoing, the Quadrangle Investors have informed us that, following the consummation of the Merger, they expect to review the combined assets of us and Protek and the corporate structure, capitalization, operations, properties, policies, management and personnel of the surviving corporation to determine which changes may be necessary to best organize and integrate our activities with those of Protek.

      If the Merger is not completed, it is highly unlikely that we would continue to operate our business substantially as presently operated. We do not believe that our cash and cash equivalents at June 30, 2004 will be sufficient to fund our operations and that we will be required to further reduce operations and/or seek additional financing if the Merger is not completed. Behrman Capital has agreed to provide us with a bridge loan facility, under which we may borrow up to $5.1 million subject to certain requirements. We have drawn $1 million to support the loan to Protek. We have drawn another $1.7 million to support our continuing operations and meet our cash flow requirements. The remainder may be made available to us by Behrman Capital, at its discretion, to fund our ordinary course working capital needs prior to the closing of the Merger and to pay costs we incur in connection with the bridge loan, Merger and related transactions. There can be no assurance that Behrman will continue to make additional draws available or that other financing will be available, or that, if available, the financing will be obtainable on terms acceptable to us or that additional financing would not be substantially dilutive to our existing stockholders.

      Although, subject to our right to consider a competing transaction as described under “THE MERGER AGREEMENT — Termination,” we are precluded from soliciting other strategic alternatives pending completion or termination of the Merger and the transactions contemplated by the Merger Agreement, if the transactions are not completed, we will consider other strategic alternatives and will evaluate and review from time to time our business operations, properties, dividend policy and capitalization, making such changes as are deemed appropriate and continuing to seek to identify strategic alternatives to maximize stockholder value. There can be no assurance that any other strategic alternatives will be available, or if available, will be on terms acceptable to us, or all of our stockholders.

      We estimate that we have incurred aggregate transaction expenses of approximately $3.7 million to date in connection with the Merger Agreement and the related transactions, which would be payable by us if the transactions do not occur, and, depending on the reason why the transactions did not occur, we may owe termination fees to the Quadrangle Investors and/or Protek. In the absence of an immediate alternate financing or other strategic transaction, we do not expect to have the funds to make such payments in full or in material part should they become due.

      We believe that the failure to consummate the Merger and the other transactions contemplated by the Merger Agreement will have a material adverse effect on our ability to operate as a going concern, which may result in us filing for bankruptcy protection, an assignment for the benefit of creditors, winding down operations and/or liquidating our assets.

Interests of Certain Parties

      In considering the recommendation of the Special Committee to our Board of Directors and the recommendation of our Board of Directors, you should be aware that some of our directors and officers may have interests in the Merger that may be different from, or in addition to, yours as a stockholder generally and may create potential conflicts of interests. These interests are described below and in the section of this proxy statement entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

      Our Board of Directors appointed the Special Committee, consisting solely of non-employee directors who are not officers, directors, or employees of Behrman Capital or Quadrangle Capital Partners LP or their respective affiliates or employed by us, to evaluate and, if appropriate, recommend the Merger Agreement and to evaluate whether the Merger is in the best interests of our stockholders. The Special Committee was aware of these differing interests and considered them, among other matters, in evaluating the Merger Agreement and the Merger and in recommending to our Board of Directors that the Merger Agreement be adopted and the Merger be approved. In addition, each of the members of our Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

      Merger Consideration to Be Received by Directors and Executive Officers. As of July 31, 2004, the record date of the Special Meeting, our directors and executive officers beneficially owned, in the aggregate, 20,907,397 shares of our Common Stock, or approximately 35% of the outstanding shares of our Common Stock, and 128,056 shares of our Series F Preferred Stock, or approximately 22% of the outstanding shares of our Series F Preferred Stock.

      Based upon the issued shares beneficially owned by our directors and executive officers (which includes shares not owned directly by such directors and executive officers) as of August 24, 2004, the following are the anticipated values for the merger consideration to be received by each of our directors and executive officers from the Merger, less any applicable withholding taxes:

Name of Director or	Merger
Executive Officer	Consideration

Gordon Quick	$0
James Daleen	1,921
Daniel J. Foreman	34,048
Stephen J. Getsy	1,957
John S. McCarthy	70,841
Ofer Nemirovsky	3,236,579
Dennis G. Sisco	0
David McTarnaghan	77

For further information regarding the beneficial ownership of our securities by our directors and executive officers, see the section of this proxy statement entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

      Employment Agreement of Gordon Quick. Daleen Holdings has entered into an employment agreement with Gordon Quick for his services as Chief Executive Officer of Daleen Holdings effective upon completion of the Merger. Mr. Quick also would be an initial director of Daleen Holdings upon completion of the Merger. The employment agreement provides for a term of three years, with the term automatically renewing for one-year periods unless either Daleen Holdings or Mr. Quick give 90 days’ notice of termination.

      Under the employment agreement, Mr. Quick would receive a base salary of $425,000 per year, increased at a minimum of $25,000 per year beginning January 1, 2006. Mr. Quick would receive an annual target bonus opportunity of at least 50% of his base salary, based on performance goals and criteria mutually agreed upon in good faith by Mr. Quick and Daleen Holdings’ board of directors. Subject to the terms of Daleen Holdings’ Management Equity Plan, Mr. Quick would receive an equity award equal to 6.7% of Daleen Holdings’ outstanding equity.

      If Mr. Quick were to be discharged other than for “cause” or if he would resign with “good reason” (as such terms are defined in the employment agreement, which was filed as an exhibit to our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004), pursuant to the terms of the employment agreement, Mr. Quick would receive a severance arrangement consisting of the following:

•	a payment of his then current base salary, payable over 18 months, unless he subsequently competes with Daleen Holdings during that period;

•	a continuation of his benefits for 18 months, unless he receives similar benefits from a subsequent employer;

•	immediate vesting of a minimum of 50%, plus 25% of the unvested balance beyond two years, of all incentive compensation, stock options and other stock-based rights and rights under Daleen Holdings’ Management Equity Plan; and

•	to the extent his discharge or resignation is due to a change in control, a lump sum payment equal to 1.5 times his then current base salary, including a gross-up bonus if the payment is subject to a “golden parachute excise tax.”

      Retention Bonus Arrangements. Mr. Quick is party to a retention bonus arrangement, with the bonus amount specified in a separate side letter. Upon the earlier of (i) the completion of the Merger or (ii) the first anniversary of the side letter, as long as Mr. Quick remains employed by the Company, he will receive a retention bonus of $200,000. The bonus amount also would be payable if Mr. Quick were to be terminated without cause or if he were to resign for good reason.

      David McTarnaghan, Dawn Landry, Bill McCausland, Frank Dickinson, Rolando Espinosa and John Trecker are each a party to a retention bonus arrangement, with the bonus amount specified in a separate side letter. Each side letter provides that upon the earlier of (i) the completion of the Merger or (ii) the first anniversary of the side letter, as long as the respective employee remains employed by the Company, he or she will receive a retention bonus of $25,000. The bonus amount also would be payable if he or she were to be terminated without cause or if he or she were to resign for good reason.

      Daleen Holdings’ Stock Incentive Plan. Key employees, non-employee directors and consultants providing services to Daleen Holdings or its affiliates may be eligible to receive stock options and stock awards pursuant to Daleen Holdings’ Stock Incentive Plan. Stock options and stock awards granted under this plan will be exercisable for shares of Daleen Holdings’ common stock. Upon adoption of the plan, the aggregate number of shares authorized for issuance in connection with this plan is not to exceed 19% of the outstanding common stock of Daleen Holdings at closing. The number of shares authorized for issuance under this plan will be adjusted annually.

      Certain Interests of Directors and Executive Officers in the Merger. In considering the Merger Agreement, stockholders should be aware that certain of our directors and executive officers have interests (described below and elsewhere in this proxy statement) which might present them with potential conflicts of interest in connection with the Merger.

      As of August 20, the record date of the Special Meeting, our directors and executive officers own an aggregate of 52,024 shares of Common Stock and 244 shares of Series F Preferred Stock which, pursuant to the terms of the Merger Agreement, will entitle them to receive the applicable merger consideration for those shares. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

      We previously entered into a severance and release agreement and settlement letter with James Daleen which provides that, in the event of certain transactions involving us, such as the Merger, Mr. Daleen will be entitled to a lump sum payment of $278,900, plus any unpaid portion of $328,900 owed to him by us (approximately $511,870 in sum), upon closing of the Merger pursuant to the Settlement and Release Agreement dated December 20, 2002.

      Following the Merger, Gordon Quick, currently our President and Chief Executive Officer, as well as a Director, will become the Chief Executive Officer and an initial Director of Daleen Holdings pursuant to an employment agreement. For further information regarding the terms of Mr. Quick’s employment, see “SPECIAL FACTORS — Interests of Certain Parties.”

      The Chairman of the Special Committee will receive $750, and the two other members of the Special Committed will receive $500 each for their attendance at each Special Committee meeting.

      Dennis G. Sisco, a member of our Board of Directors, is also a member of Behrman Brothers, L.L.C., the general partner of Behrman Capital, although Mr. Sisco has no management or other decision making role at Behrman Brothers, L.L.C. In these dual capacities, Mr. Sisco at times may be confronted with issues, such as the Merger, that present him with potentially conflicting interests and obligations. For example, because Behrman Capital would remain a significant stockholder of ours following the completion of the Merger, it will have the opportunity to participate in the future growth and share the risks associated with any negative future performance of the Company, an opportunity that will not be available to our unaffiliated stockholders who own only Common Stock and who will receive only cash in connection with the Merger. As general partner of Behrman Capital, Behrman Brothers, L.L.C. will indirectly share in that opportunity, as potentially will Mr. Sisco in his capacity as a member of Behrman Brothers, L.L.C. As a member of our Board of Directors, Mr. Sisco will be eligible for coverage under certain directors and officers insurance policies that are discussed below. Following the completion of the Merger, it is expected that Mr. Sisco will join the board of directors of Daleen Holdings.

      TRV Management, a firm owned by an associate of Mr. McCarthy, one of our directors and a member of the Special Committee, would receive a fee of $200,000 upon completion of the Merger and related transactions. TRV Management identified and analyzed other transaction candidates or sources of financing for the Company and assisted the Company with transaction analysis and financial modeling with respect to the proposed Merger. TRV Management and certain affiliated companies, including those in which Mr. McCarthy has an interest, have expense sharing arrangements with respect to sharing the cost of jointly used facilities and support services. TRV Management may use a portion of the fee to pay overhead costs and expenses, thereby reducing overhead costs and expenses paid by those affiliated companies.

      Our Board of Directors was aware of these potential conflicts and considered them among the other matters described under “SPECIAL FACTORS — Reasons for Our Board of Directors’ Determination; Fairness of the Merger.”

      Daleen Holdings has agreed that the surviving corporation in the Merger will use commercially reasonable efforts to maintain in effect for six years from the effective time of the Merger, if available, either (i) the directors’ and officers’ liability insurance covering those directors and officers currently covered by our directors’ and officers’ liability insurance policy on comparable terms to those applicable to Daleen Holdings’ directors and officers or (ii) the current directors’ and officers’ liability insurance policies maintained by us with respect to matters occurring prior to the effective time of the Merger. In no event is the surviving corporation required to expend an amount per year equal to 200% of our current annual premiums to comply with this obligation.

Projections Prepared by the Company

      We do not as a matter of course publicly disclose projections as to our future revenues, budget information or other results. However, we provided VRC with certain information relating to us that may not be publicly available. Our initial projected budget for the year ending December 31, 2004 is summarized below. The following information has been excerpted from the materials provided to VRC and does not reflect consummation of the Transactions.

Consolidated Budget 2004

	Q1	Q2	Q3	Q4	Total

Revenue	$4,833,794	$5,433,859	$4,517,806	$4,501,469	$19,286,928
Expenses:
General and admin	2,097,482	2,007,575	1,554,550	1,501,549	7,161,155
Sales	431,328	426,487	406,972	374,111	1,638,898
Marketing	268,782	304,712	211,091	176,594	961,179
R&D	1,418,058	1,403,599	1,360,824	1,311,035	5,493,516
Client support and prof services	1,396,042	948,322	1,004,375	777,726	4,126,465
Europe	29,692	27,103	26,677	26,677	110,149
Australia	17,500	17,500	2,500	2,500	40,000

Total expenses	$5,658,884	$5,135,298	$4,566,988	$4,170,192	$19,531,362
Net (loss) income excluding interest and taxes	$(825,090)	$298,561	$(49,182)	$331,277	$(244,434)

      The initial projections and budget information reflected the best estimates and good faith judgments of our management as to the future performance of the Company at the time they were prepared. We do not as a matter of course make public any projections as to future performance or earnings. We include these initial projections solely because the information was made available by us to VRC, and was used by VRC in preparing its fairness opinion provided to the Special Committee on May 5, 2004. Our internal financial forecasts (upon which the projections were based in part) are prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments.

      The foregoing projections are or involve forward-looking statements and are based on estimates and assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions, and other matters, all of which are subject to significant contingencies and are difficult to predict, and many of which are beyond our control. These projections were prepared by our management based on numerous assumptions including, among others, judgments with respect to future revenues, operating expenses, depreciation and amortization, cash collections and bad debt expense. These projections also assumed the reverse stock split proposed in January 2004 would be completed prior to June 1, 2004. These projections do not reflect actual results and some of the assumptions on which the budget was based are not accurate. No assurances can be given with respect to any other assumptions. These projections do not give effect to the Transactions or any changes to our operations or strategy after the consummation of the Transactions. The foregoing projections are presented for the limited purpose of giving our stockholders access to the material financial projections prepared by our management that were made available to VRC in connection with the preparation of the fairness opinion. Many important factors could cause our results to differ materially from those expressed or implied by the forward-looking statements. Also, many of the assumptions upon which the projections were based are dependent upon economic forecasting (both general and specific to our business) which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate and actual results may be materially greater or less that those contained in the projections.

      The inclusion of the foregoing projections should not be regarded as an indication that we, the Special Committee or any other person who received such information considers it a reliable prediction of future events, and the Special Committee has not relied on them as such (nor should any other person rely on them). Nevertheless, VRC was advised by us that these projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management.

      NEITHER WE NOR ANY OF OUR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS, AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

Voting Agreements

      The Quadrangle Investors have entered into separate voting agreements with SAIC Venture Capital Corporation, Behrman Capital, SEF, HarbourVest Partners VI — Direct Fund, L.P. and HarbourVest Partners V Direct Fund, L.P. Under those separate Voting Agreements, each of these stockholders has irrevocably and unconditionally agreed to vote all of their shares of our Common Stock and Series F Preferred Stock as follows:

•	in favor of the Merger Agreement;

•	against approval of any proposal made in opposition to or in competition with the Merger;

•	against any liquidation or winding up of us;

•	against any extraordinary dividend by us;

•	against any amendment of our Certificate of Incorporation or By-laws;

•	against any change in our capital structure (other than in accordance with the Merger Agreement or the voting agreements); and

•	against any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the Merger or result in a breach of any of our covenants, representations, warranties or other obligations or agreements under the Merger Agreement.

      In addition, these stockholders have agreed in their respective Voting Agreements with the Quadrangle Investors to waive the mandatory redemption rights of our Series F Preferred Stock in connection with the Merger. Further, these stockholders have granted an irrevocable proxy to Michael Huber, in his capacity as a managing member of Quadrangle Capital Partners LP, to vote their shares in favor of the Merger Agreement.

      The execution of the above described voting agreements is also a condition to certain other transactions including a stock purchase agreement pertaining to the Protek acquisition and an investment agreement pursuant to which the Quadrangle Investors, Behrman Capital and SEF are investing in Daleen Holdings.

      Based on the number of outstanding shares of our Common Stock and Series F Preferred Stock held directly or indirectly as of August 20, 2004, the record date of the Special Meeting, by our executive officers and directors and the parties to the voting agreements, such shares constitute approximately 73% of the total votes that may be cast at the Special Meeting.

Provisions for Unaffiliated Stockholders

      In connection with the execution of the Merger Agreement, we did not make any provision to either grant unaffiliated stockholders access to our corporate files or the corporate files of any other party to the Merger Agreement or obtain counsel, appraisal services or an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Merger or preparing a report concerning the fairness of the Merger for our unaffiliated stockholders at our expense or the expense of any other party to the Merger Agreement.

Reservation of Rights

      Although our Board of Directors requests stockholder approval and adoption of the Merger Agreement, our Board of Directors reserves the right to withdraw the proposal from the agenda of the Special Meeting prior to any stockholder vote thereon or to abandon the proposal after such vote and before the effectiveness of the Merger, even if the proposal is approved under circumstances where a majority of our Directors reasonably determines in good faith (i) after consultation with independent legal counsel, that failure to accept a competing proposal would constitute a breach of their fiduciary duty and (ii) based on a written opinion of a nationally recognized financial advisor, that the competing transaction is reasonably likely to be more favorable to our stockholders from a financial point of view than the Merger. Although our Board of Directors presently believes that the proposal is in our best interest and in the best interests of our stockholders, and thus has recommended a stockholder vote “FOR” the proposal, our Board of Directors nonetheless believes that it is prudent to recognize that, between the date of this proxy statement and the effective date of the Merger, factual circumstances could possibly change such that it might not be consistent with the fiduciary duties of the directors to effect the Merger at that time. If our Board of Directors decides to withdraw the proposal from the agenda of the Special Meeting, the Board of Directors will notify our stockholders of such decision promptly by mail or by announcement at the Special Meeting. If our Board of Directors decides to abandon the proposal after the Special Meeting and before the effective date of the Merger, the Board of Directors will notify the stockholders of that decision promptly by mail and by means of a Current Report on Form 8-K filed with the Securities and Exchange Commission which would be available as described under “OTHER INFORMATION — Where You Can Find More Information.”

THE SPECIAL MEETING

Date, Time and Place

      The Special Meeting will be held on September 28, 2004, at 9:00 a.m. local time, at our headquarters, 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487. We mailed this proxy statement and accompanying proxy card on or about August 31, 2004, to all stockholders entitled to vote at the Special Meeting.

Matters to be Considered

      At the Special Meeting, our stockholders will be asked to:

•	consider and vote upon a proposal to approve and adopt the Merger Agreement; and

•	transact such other matters as may properly come before the Special Meeting and/or any adjournment or postponement of the Special Meeting and any matters incidental thereto.

Vote Required

      The Merger requires the approval by the affirmative vote of the holders of a majority of the votes represented by all shares of our Common Stock and Series F Preferred Stock outstanding as of August 20, 2004, the record date of the Special Meeting, with each share of our Common Stock being entitled to one vote and each share of our Series F Preferred Stock being entitled to 100 votes. This is the vote required by the Delaware General Corporation Law and our Certificate of Incorporation.

      Our executive officers and directors, as a group, beneficially own an aggregate of approximately 21.8 million shares of our Common Stock on a fully diluted basis and approximately 188,000 shares of our Series F Preferred Stock. Such beneficial ownership amounts include: (i) beneficial ownership of an aggregate of approximately 19.3 million shares of our Common Stock, which may be deemed to be beneficially owned by Mr. Ofer Nemirovsky, a director, which are registered in the name of HarbourVest Partners V — Direct Fund L.P. and HarbourVest Partners VI — Direct Fund, L.P., with which Mr. Nemirovsky is affiliated; (ii) beneficial ownership of an aggregate of approximately 887,000 shares of our Common Stock, which may be deemed to be beneficially owned by Mr. Daniel J. Foreman, a member of the Special Committee and a director, which are registered in the name of certain entities affiliated with ABN AMRO, Inc., of which Mr. Foreman is a managing director; and (iii) beneficial ownership of an aggregate of approximately 452,000 shares of our Common Stock, which may be deemed to be beneficially owned by Mr. John McCarthy, a member of the Special Committee and a director, which are registered in the name of Gateway Partners, L.P., of which Mr. McCarthy is a managing general partner. Messrs. Nemirovsky, Foreman and McCarthy disclaim beneficial ownership over all such shares of such Common Stock. We have been advised that our executive officers and directors, as well as ABN AMRO and Gateway Partners, intend to vote in favor of the approval and adoption of the Merger Agreement.

      In addition, SAIC Venture Capital Corporation, Behrman Capital, SEF, HarbourVest Partners V — Direct Fund L.P. and HarbourVest Partners VI — Direct Fund, L.P. each are parties to respective voting agreements with the Quadrangle Investors pursuant to which they have agreed to vote all of their shares of our Common Stock and Series F Preferred Stock in favor of the approval and adoption of the Merger Agreement and to waive the mandatory redemption rights of our Series F Preferred Stock in connection with the Merger.

      The shares of our Common Stock and Series F Preferred Stock held directly or indirectly as of August 20, 2004, the record date of the Special Meeting, by our executive officers and directors and the parties to the voting agreements constitute approximately 73% of the total votes that may be cast at the Special Meeting, which is sufficient in and of itself to approve the Merger Agreement. Except as described above, we have not obtained any assurances or agreements from any of our stockholders as to how they will vote.

Record Date, Voting Rights, Quorum and Revocability of Proxies

      As of the close of business on August 20, 2004, the record date for the Special Meeting, we had issued and outstanding approximately 46,911,152 shares of our Common Stock and 449,237 shares of our Series F Preferred Stock. Each holder of record of our Common Stock on the record date will be entitled to one vote for each share held. Each holder of record of our Series F Preferred Stock on the record date will be entitled to 100 votes for each share held.

      Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the Merger Agreement; proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Special Meeting.

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by sending a written notice to our Secretary at our headquarters located at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, submitting a duly executed proxy bearing a later date, voting by telephone or via the Internet at a later date or attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the Special Meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name.

Adjournments and Postponements

      Although it is not expected, the Special Meeting may be adjourned or postponed. Any adjournment or postponement of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting, by approval of the holders of shares of our Common Stock and Series F Preferred Stock, voting as a single class, having a majority of the combined voting power of our Common Stock and Series F Preferred Stock present in person or represented by proxy at the Special Meeting, whether or not a quorum exists.

THE MERGER

      The following information describes the material aspects of the Merger. This description is qualified in its entirety by reference to the appendices to this proxy statement, including the Merger Agreement itself, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are encouraged to read Appendix A in its entirety. See also the section of this proxy statement entitled “THE MERGER AGREEMENT.”

Effective Time of the Merger

      If all of the conditions to the Merger are satisfied or, to the extent permitted, waived, the Merger will be consummated and become effective on the date and at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by the parties to the Merger Agreement and specified in the certificate of merger. If the conditions to the Merger are satisfied or, to the extent permitted, waived, we expect to complete the Merger as promptly as practicable, but not later than the second business day following the satisfaction or, if permissible, waiver of all of the conditions.

Payment of Merger Consideration and Surrender of Stock Certificates

      At or prior to the effective time of the Merger:

•	Daleen Holdings and Parallel Acquisition will designate SunTrust Bank or another national bank or trust company mutually acceptable to Daleen Holdings and us to act as exchange agent for the purpose of making the payments of the merger consideration;

•	Daleen Holdings will enter into an exchange agent agreement with the exchange agent in form and substance reasonably acceptable to us; and

•	Daleen Holdings will deposit, for the benefit of our stockholders, the full merger consideration with the exchange agent.

      The cash portion of the merger consideration will be invested by the exchange agent as directed by Daleen Holdings. Any net profit resulting from, or interest or income produced by, such investments will be payable to Daleen Holdings. The exchange agent will deliver to you your merger consideration according to the procedure summarized below.

      Promptly and as soon as practicable after the effective time of the Merger, the exchange agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the Merger and the procedures for surrendering to the exchange agent your stock certificates in exchange for payment of the merger consideration. Upon the surrender for cancellation to the exchange agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the exchange agent will pay to you your merger consideration, subject to the escrow arrangement described under “THE MERGER — Escrow Arrangement,” and your stock certificates will be cancelled. Payments of merger consideration also will be reduced by any applicable withholding taxes.

      If your stock certificates have been lost, stolen or destroyed, you may be required to deliver to the exchange agent an affidavit of such loss, theft or destruction and, if required by the surviving corporation of the Merger, (i) an indemnity bond in a reasonable amount that the surviving corporation deems reasonably necessary as indemnity or (ii) enter into an indemnity agreement reasonably satisfactory to the surviving corporation to indemnify the surviving corporation, in order to receive your merger consideration.

      If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the exchange agent any transfer or other taxes required by reason of the transfer or establish to our satisfaction that the taxes have been paid or are not required to be paid. You should not forward your stock certificates to the exchange agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

      At and after the effective time of the Merger, you will cease to have any rights as a stockholder of ours, except for the right to surrender your stock certificates, according to the procedures described in the Merger Agreement, in exchange for payment of the merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Delaware law.

      At the effective time of the Merger, our stock ledger with respect to shares of our Common Stock that were outstanding prior to the Merger will be closed, and no further registration of transfers of these shares will be made.

      Any portion of the merger consideration deposited with the exchange agent which remains undistributed on the date 180 days after the effectiveness of the Merger will be promptly delivered to Daleen Holdings. Any holders of shares of our Common Stock or our Series F Preferred Stock who have not theretofore complied with the exchange procedures may thereafter look only to Daleen Holdings for payment and only as general creditors for payment of their claim for cash, shares of Daleen Holdings’ common stock, cash in lieu of fractional shares of Daleen Holdings’ common stock and any dividends or distributions with respect to shares of Daleen Holdings’ common stock, in each case as applicable, to which such holders may be entitled. Neither we nor Daleen Holdings or Parallel Acquisition will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Escrow Arrangement

      $970,618.01, representing 12.5% of the aggregate consideration allocated in the Merger to the holders of our Series F Preferred Stock (regardless of their election), excluding consideration delivered to Behrman Capital and SEF in exchange for their shares our Series F Preferred Stock immediately prior to the Merger, will be retained in a general escrow account in accordance with the terms of an indemnity escrow agreement to secure the obligations of holders of Series F Preferred Stock to indemnify Daleen Holdings, its directors, officers, managers, employees, equity holders and permitted assigns from any losses, liabilities, claims, obligations, damages, costs, and expenses relating to or arising out of the breach of any representation, warranty, covenant or agreement contained in the Merger Agreement.

      In addition, if certain specified litigation is pending against us as of the effective time of the Merger, an additional $503,944.87, representing 6.49% of such aggregate consideration allocated to holders of our Series F Preferred Stock (other than Behrman Capital and SEF), will be delivered to the escrow agent and held as a special escrow account securing the indemnification obligations of the holders of our Series F Preferred Stock to indemnify 66.67% of any and all losses, liabilities, claims, obligations, damages, costs and expenses relating to or arising out of that litigation.

      If, within 30 calendar days of the receipt by Daleen Holdings of its audited financial statements for its fiscal year ending December 31, 2004, at least 75% of each of the cash and shares of Daleen Holdings’ common stock allocated to the general escrow account remain in escrow and are not otherwise the subject of any good faith claim made by an indemnitee pursuant to the Merger Agreement, then 50% of each of the cash and shares of Daleen Holdings’ common stock that were delivered to the escrow agent at the closing of the Merger and allocated to the general escrow account and are not the subject of a good faith indemnitee claim pursuant to the Merger Agreement will be released to the holders of our Series F Preferred Stock pro rata. If, within 30 calendar days of the receipt by Daleen Holdings of its audited financial statements for its fiscal year ending December 31, 2005, any portion of each of the cash and shares of Daleen Holdings’ common stock still held in the general escrow account is not the subject of a good faith indemnitee claim pursuant to the Merger Agreement, such portion shall be released in its entirety to the holders of our Series F Preferred Stock pro rata.

      Assets held in the general escrow account or in the escrow account securing Behrman Capital’s and SEF’s indemnification obligations (described below) that are the subject of a good faith claim of any Daleen Holdings indemnitee shall be released to such indemnitee upon the earlier of:

•	the 20th business day after delivery of a written claim for indemnification under the Merger Agreement if the stockholders’ representative under the indemnity escrow agreement has not delivered a written notice of objection by that day;

•	the date of a written agreement between the stockholders’ representative under the indemnity escrow agreement and an indemnitee establishing the amount of such claim to be indemnified; and

•	a final and binding adjudication of the claim for indemnification.

      Assets held in the general escrow account after each release to an indemnitee subsequent to the date on which the release otherwise has been made (or would have been made but for the existence of claims by indemnitees) that are not otherwise subject to a good faith claim for indemnification by an indemnitee will be released to the holders of our Series F Preferred Stock pro rata.

      The special escrow account will be delivered to the escrow agent for the sole purpose of securing the indemnification obligations of the holders of our Series F Preferred Stock with respect to certain litigation specified in the schedules to the Merger Agreement. Assets held in the special escrow account will be released upon the earlier of:

•	the 20th business day after delivery by an indemnitee of a written claim for indemnification if the stockholders’ representative under the indemnity escrow agreement has not delivered a written notice of objection to such claim by such day;

•	the date of a written agreement between the stockholders’ representative under the indemnity escrow agreement and such indemnitee establishing the amount of such claim to be indemnified; and

•	a final and binding adjudication of such claim for indemnification.

      Assets held in the special escrow account after each such release to an indemnitee that are not otherwise subject to a good faith claim for indemnification by an indemnitee will be released to the holders of our Series F Preferred Stock pro rata.

      An additional approximately $826,432.98, representing all of the cash amounts that otherwise would be deliverable to Behrman Capital and SEF in respect of their shares of our Common Stock, will be delivered to the escrow agent to secure all of the indemnification obligations of Behrman Capital and SEF under the Merger Agreement. Amounts remaining in that escrow account will be released to Behrman Capital and SEF, pro rata, on the date on which all remaining assets in the general and special escrow accounts referred to above have been released to the holders of our Series F Preferred Stock.

      Any cash held in any escrow account pursuant to the indemnity escrow agreement and all interest earned thereon will be invested by the escrow agent at the written direction of the stockholders’ representative under the indemnity escrow agreement subject to the limitations provided therein.

Risks That the Merger Will Not Be Completed

      Completion of the Merger is subject to various risks, including, but not limited to, the following:

•	that the parties will not have performed in all material respects their obligations contained in the Merger Agreement before the closing date;

•	that the representations and warranties made by the parties in the Merger Agreement will not be true and correct as of the closing of the Merger in a manner which results in all closing conditions being satisfied;

•	that a court of competent jurisdiction or other governmental entity will have issued, enacted, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taking any other action that has not been vacated or withdrawn, in each case permanently restraining, enjoining or otherwise prohibiting the Merger or any transaction contemplated by the Merger Agreement and such law, order, judgment, ruling, injunction, order or decree has become final and nonappealable; and

•	that the investment agreement by which the Quadrangle Investors, Behrman Capital and SEF are investing $30 million in Daleen Holdings concurrently with the completion of the Merger or the Protek stock purchase agreement are terminated for any reason, including a breach by the Quadrangle Investors or Protek of their respective representations, warranties, covenants or agreements.

      As a result of these and other various risks to the completion of the Merger, there can be no assurance that the Merger will be completed even if the requisite stockholder approval is obtained at the Special Meeting.

      In connection with the foregoing, we note in particular the following:

The deterioration of our cash position has continued since the signing of the Merger Agreement, and we therefore are increasingly exposed to the risk of cash flow mismatches which may result in our being unable to meet ordinary course obligations as they come due. Should such cash flow incidents occur prior to closing, we would expect to seek Behrman Capital’s consent (which it may grant or withhold in its sole discretion) to permit us to make additional draws on our bridge facility with Behrman Capital. Behrman Capital has indicated to us that it will continue to monitor our financial condition with care and that it may be inclined to assist us with additional draws under the bridge facility as events warrant, but only if, in Behrman Capital’s judgment, the timely completion of the Merger is assured; however, Behrman Capital is not under any contractual or other commitment to make such funds available, and, therefore, there can be no assurance that Behrman Capital will do so, especially if the completion of the Merger is threatened by delays such as a delay caused by the litigation described under “THE MERGER — Litigation Relating to the Merger.”

We expect to be in default under one of the financial covenants of the Exim Facility for July 2004. Silicon Valley Bank has granted us a forbearance from enforcement of its rights in respect of such default through July 31, 2004, but no further forbearance has been obtained or is assured. We anticipate that we will provide our results for July 2004 to Silicon Valley Bank approximately at the end of August 2004. If we are in default for July 2004, and no further forbearance is granted, Silicon Valley Bank will be entitled to exercise its rights under the Exim Facility. The Exim Facility is secured by a first priority lien on all of our assets.

Merger Financing; Sources of Funds

      Daleen Holdings estimates that the amount of funds required to fund the payment of the cash merger consideration is approximately $4.6 million. Daleen Holdings intends to obtain the funds required to pay the merger consideration from the $25 million to be invested by the Quadrangle Investors concurrent with the completion of the Merger. The following table sets forth the sources and uses of funds involved in the Merger and related transactions.

Sources

Quadrangle Preferred	$25,000,000.00
Behrman Preferred	10,000,000.00

Total Preferred	$35,000,000.00
Behrman Capital II + SEF II	$2,635,055.88
Other Series F Holders	4,964,944.12

Total Daleen Shareholder Equity	$7,600,000.00
Protek Shareholders Equity	5,000,000.00
Total Shareholder’s Equity	$12,600,000.00

Total Sources	$47,600,000.00
Uses

Daleen Merger
Cash to Daleen Shareholders	$1,800,000.00
Cash to Series F Holders	2,800,000.00

Total Cash	4,600,000.00
Behrman Conversion To Preferred	5,000,000.00
Rollover Daleen Shareholder Equity	7,600,000.00

Total Value of Daleen	$17,200,000.00
Protek Acquisition
Cash Consideration	$13,000,000.00
Common Stock Consideration	5,000,000.00

Consideration to Protek at Closing	$18,000,000.00
Estimated Total Fees and Expenses	3,700,000.00
Additional Cash Funded	8,700,000.00

Total Uses	$47,600,000.00

      There are no alternative financing arrangements or plans in the event Daleen Holdings is not able to obtain the funds from the Quadrangle Investors. See “TRANSACTIONS RELATED TO THE MERGER — Investment Agreement.”

Material U.S. Federal Income Tax Consequences

      The following is a discussion of material U.S. federal income tax consequences of the Merger, the related share exchange and the transactions contemplated by the Investment Agreement to holders of the Company’s Common Stock and Series F Preferred Stock. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

      The Company has not sought and will not seek any rulings from the IRS or opinions from counsel with respect to the U.S. federal income tax consequences discussed below. The discussion below does not in any way bind the IRS or the courts or in any way constitute an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

      The U.S. federal income tax consequences to a stockholder from the Merger, the related share exchange and the transactions contemplated by the Investment Agreement may vary depending on such stockholder’s particular situation or status. This discussion is limited to stockholders who hold their Common Stock or Series F Preferred Stock as capital assets, and it does not address aspects of U.S. federal income taxation that may be relevant to stockholders who are subject to special treatment under U.S. federal income tax laws, such as foreign persons, dealers in securities, financial institutions, insurance companies, tax-exempt organizations, persons holding Common Stock or Series F Preferred Stock as part of a “hedge”, “straddle”, or other risk reduction transaction, and persons holding their Common Stock or Series F Preferred Stock indirectly through partnerships, trusts or other entities. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations or the alternative minimum tax.

      HOLDERS OF COMMON STOCK AND SERIES F PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, THE RELATED SHARE EXCHANGE AND THE TRANSACTIONS CONTEMPLATED BY THE INVESTMENT AGREEMENT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

      Stockholders Who Receive Only Cash in the Merger. A stockholder of the Company who owns only Common Stock and, thus, receives solely cash in the Merger for those shares of Common Stock generally would recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the Common Stock exchanged in the Merger. The recognized gain or loss would be capital gain or loss and any such capital gain or loss would be long-term if, as of the date of the Merger, the stockholder had held the Common Stock for more than one year; or would be short-term if, as of the date of the Merger, the stockholder had held the Common Stock for one year or less. Some noncorporate taxpayers are eligible for preferential rates of taxation on long-term capital gains. The deductibility of capital losses is subject to limitation.

      Stockholders Who Receive Cash and Daleen Holdings’ Common Stock in the Merger. A stockholder who holds Series F Preferred Stock and elects to receive a combination of cash and Daleen Holdings’ common stock in the Merger would recognize gain (if any), but not loss. Generally, the amount of gain recognized would equal the lesser of: (i) the amount of cash received in the exchange; and (ii) the amount of gain realized in the exchange. The aggregate amount of gain that is realized in the exchange would equal the excess (if any) of: (i) the sum of the cash plus the fair market value of the Daleen Holdings’ common stock received in the exchange (including any cash and Daleen Holdings’ common stock held pursuant to the indemnity escrow agreement), over (ii) the tax basis of the Series F Preferred Stock and Common Stock (if any) surrendered in the exchange. Any gain recognized generally would be treated as capital gain.

      Because a portion of the cash merger consideration would be held with an escrow agent pursuant to the indemnity escrow agreement, a stockholder would recognize gain under the installment method of accounting, unless the stockholder elects out of the installment method. In general, under the installment method of reporting a stockholder would recognize a proportionate part of the total gain realized from the Merger in tax years in which the stockholder actually receives a cash payment. Accordingly, the stockholder would defer a portion of gain recognition until the year in which cash payments are received pursuant to the indemnity escrow agreement. The application of the installment method of reporting to the Merger is complex, and stockholders are urged to consult their tax advisor as to the tax consequences of installment method reporting and the election out of the installment method. Income earned on the funds held in the escrow fund would be allocated to the stockholders and would be treated as ordinary income of the stockholders. Moreover, a portion of any cash payment that you receive under the installment method of reporting could be characterized as interest income taxable at ordinary income rates.

      The holding period of the Daleen Holdings’ common stock received in the Merger (including any Daleen Holdings’ common stock held pursuant to the indemnity escrow agreement) should include the holding period of the stock surrendered in exchange therefor. The tax basis of the Daleen Holdings’ common stock received in the Merger (including any Daleen Holdings’ common stock held pursuant to the indemnity escrow agreement) would be the same as the stock surrendered in the Merger, decreased by the amount of cash received by the stockholder in the Merger and increased by the amount of gain recognized by the stockholder in the Merger.

      A stockholder should not recognize gain or loss upon surrender of shares of Daleen Holdings’ common stock pursuant to the indemnity escrow agreement to satisfy an indemnification obligation. In this situation, the stockholder’s tax basis in such surrendered shares would be allocated among the remaining shares of Daleen Holdings’ common stock held by the stockholder.

      Stockholders Who Receive Only Daleen Holdings Common Stock in the Merger. Stockholders who hold only Series F Preferred Stock and elect to receive solely shares of Daleen Holdings’ common stock in the Merger would not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of Daleen Holdings’ common stock. Each stockholder’s aggregate tax basis in the Daleen Holdings’ common stock received in the Merger (including any Daleen Holdings’ common stock held pursuant to the indemnity escrow agreement) would be the same as his or her aggregate tax basis in the Series F Preferred Stock surrendered in the Merger, decreased by the amount of any cash received by the stockholder in lieu of a fractional share interest, and increased by the amount of gain recognized by the stockholder with respect to any cash received in lieu of a fractional share interest. The holding period of Daleen Holdings’ common stock received in the Merger (including any Daleen Holdings’ common stock held pursuant to the indemnity escrow agreement) would include the holding period of the Series F Preferred Stock surrendered in the Merger.

      A stockholder should not recognize gain or loss upon surrender of shares of Daleen Holdings’ common stock pursuant to the indemnity escrow agreement to satisfy an indemnification obligation. In this situation, the stockholder’s tax basis in such surrendered shares would be allocated among the remaining shares of Daleen Holdings’ common stock held by the stockholder.

      Information Reporting and Backup Withholding. Certain stockholders may be subject to information reporting with respect to the cash received in exchange for Common Stock or Series F Preferred Stock. Stockholders who are subject to information reporting and who do not provide appropriate information when requested also may be subject to backup withholding at the rate of 28%. Any amount withheld as backup withholding may be credited against the stockholder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

      Stockholders Who Participate in the Merger and Exchange. Stockholders who participate in the Merger and Exchange would recognize gain (if any), but not loss. Generally, the amount of gain recognized would equal the lesser of: (i) the amount of cash received pursuant to the Merger; and (ii) the amount of gain realized pursuant to the Merger and Exchange. The aggregate amount of gain realized would equal the excess (if any) of: (i) the sum of the cash plus the fair market value of the Daleen Holdings Series A Preferred Stock, Series A-1 Preferred Stock and common stock received (including any cash and stock held pursuant to the indemnity escrow agreement), over (ii) the amount of money contributed to Daleen Holdings pursuant to the Investment Agreement, plus the tax basis of the Series F Preferred Stock and Common Stock surrendered pursuant to the Merger and Exchange.

      Because the cash merger consideration would be held with an escrow agent pursuant to the indemnity escrow agreement, a stockholder would recognize gain under the installment method of accounting, unless the stockholder elects out of the installment method. In general, under the installment method of reporting a stockholder would recognize a proportionate part of the total gain realized in tax years in which the stockholder actually receives a cash payment. Accordingly, the stockholder would defer a portion of its gain recognition until the year in which cash payments are received pursuant to the indemnity escrow agreement. The application of the installment method of reporting is complex, and stockholders are urged to consult their tax advisor as to the tax consequences of installment method reporting and the election out of the installment method. Income earned on the funds held in the escrow fund would be allocated to the stockholders and generally would be treated as ordinary income of the stockholders. Moreover, a portion of any cash payment that you receive under the installment method of reporting could be characterized as interest income taxable at ordinary income rates.

      A stockholder’s aggregate tax basis in the Daleen Holdings Series A Preferred Stock, Series A1 Preferred Stock and common stock received would be an amount equal to the amount of money paid for such stock pursuant to the investment agreement plus the aggregate tax basis in the Series F Preferred

Stock and Common Stock surrendered in the transaction, decreased by the money received by the stockholder in the Merger and increased by the amount of gain recognized by the stockholder. This aggregate tax basis generally would be allocated among the Series A Preferred Stock, Series A1 Preferred Stock and common stock in proportion to the relative fair market values of the Series A Preferred Stock, Series A1 Preferred Stock and common stock. The holding period of each share of Series A Preferred Stock, Series A1 Preferred Stock and common stock (including any stock held pursuant to the indemnity escrow agreement) would be determined by reference to the assets deemed exchanged for each share of the Series A Preferred Stock, Series A1 Preferred Stock and common stock.

      U.S. Federal Income Tax Consequences to the Company, Daleen Holdings, Inc. and Parallel Acquisition, Inc. None of the Company, Daleen Holdings, Inc. or Parallel Acquisition, Inc. should recognize gain or loss for U.S. federal income tax purposes as a result of the Merger and Exchange.

      The Merger, Exchange and transaction contemplated by the Investment Agreement will result in an ownership change of the Company for purposes of Section 382 of the Code. Therefore, the Company’s use of its pre-ownership change net operating loss carryforwards (NOLs) that could be used to offset taxable income of the Company in a post-ownership change tax year generally would be limited to an amount equal to the product of: (i) the value of the Company immediately before the ownership change; multiplied by (ii) the highest of the long-term tax-exempt rate in effect for any month in the 3-calendar month period ending with the calendar month in which the ownership change occurs. The applicable long-term tax-exempt rate for ownership changes occurring during the month of July is 4.72%.

Litigation Relating to the Merger

      Following the May 7, 2004 announcement of the execution of the Merger Agreement, a putative class action lawsuit was filed in the Delaware Court of Chancery by an individual holder of the Common Stock against the Company, our directors, Quadrangle Group LLC (“Quadrangle Group”), Quadrangle Capital Partners LP, Behrman Capital and Behrman Brothers, L.L.C. (“Behrman Brothers”). On June 24, 2004, a virtually identical lawsuit was filed in the Delaware Court of Chancery by another individual holder of the Common Stock. The complaints in these actions, which are purported to be brought on behalf of the public holders of the Common Stock, generally allege:

•	that the Company and our directors breached their fiduciary duties;

•	that the consideration offered by Quadrangle Capital Partners LP and Behrman Capital is inadequate and that the transaction was a result of unfair dealing;

•	that Behrman Capital, as controlling stockholder, breached its fiduciary duty to our minority stockholders by acting to further its own interests at the expense of our minority stockholders; and

•	that Behrman Brothers, Quadrangle Group and Quadrangle Capital Partners LP knowingly aided and abetted Behrman Capital’s violations of fiduciary duty.

These complaints seek to enjoin the Merger and related transactions, or if the Merger and related transactions are consummated, to rescind them; to recover damages in an unstated amount and to recover costs including attorney’s fees associated with the lawsuit. In addition to the payment of our own legal costs and fees, we may be required to advance the payment of legal fees and costs incurred in these lawsuits by the members of our Board of Directors under indemnification agreements previously entered into with the members of our Board of Directors.

      On June 21, 2004, a purported class action lawsuit was filed in the Delaware Court of Chancery by an individual holder of 122,500 shares of Common Stock of the Company, against the Company, our directors, Behrman Brothers L.L.C., Behrman Capital and SEF. The plaintiff amended the complaint filed by the plaintiff on April 6, 2004 with respect to our previously proposed reverse stock split.

      The amended complaint in this action, which is purported to be brought on behalf of the holders of the Company’s Common Stock, excluding the defendants and their affiliates, generally alleges that the Merger is a freeze out of Common Stock by the Series F Preferred through unfair dealing by the defendants and that the defendants have breached and continue to breach their fiduciary duties of loyalty, care and good faith to the plaintiff and other members of the class.

      The amended complaint seeks for the Merger, if consummated, to be rescinded and set aside or for rescissory damages to be awarded to the class; for the defendants to be directed to account to the class for all profit received by the defendants and all damages sustained by the class; and for costs of the action including attorney’s and experts fees to be awarded to the plaintiff.

      We believe that all of these complaints are without merit and intend to vigorously defend the lawsuits. However, litigation is inherently uncertain. Moreover, even if we ultimately were to prevail on the merits, given our limited and declining cash position, if these lawsuits result in a significant delay in the Merger, the effect could be to deprive our stockholders of value and seriously jeopardize our ability to draw funds under the bridge facility provided to us by Behrman Capital, as Behrman Capital has advised us that it will not continue to make additional funds available under our bridge loan if any delay threatens the completion of the Merger. If any of these litigations were to result in a permanent injunction against consummation of the Merger or related transactions, the Merger Agreement and related transaction agreements would be subject to termination as contemplated by the Transaction Support Agreement. No plaintiff has as yet specified an amount of damages to be sought, and we are therefore unable to state at this time whether, if any claim for damages were to be adversely determined, any condition to consummation of the Merger or related transactions would fail to be satisfied, or any right of termination would be created.

Regulatory Matters

      We do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than approvals, filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Accounting Treatment

      The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among our consolidated assets and liabilities based on the fair values of the assets and liabilities assumed.

Estimated Fees and Expenses of the Merger

      Except as otherwise described in this proxy statement, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses. If the Merger Agreement is terminated for certain reasons, the Company would be required to reimburse the Quadrangle Investors and/or Protek for transaction expenses. See “THE MERGER AGREEMENT — Fees and Expenses” and “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement.” The estimated total fees and expenses to be incurred by the Company in connection with the Merger and the related transactions described in this proxy statement are as follows:

Legal fees and expenses	$1,700,000
Investment bankers’ fees and expenses	750,000
Accounting fees	400,000
Special committee fees and expenses	225,000
Payments to transaction parties for fee reimbursement	500,000
Printing, proxy solicitation and mailing expenses	100,000
Miscellaneous expenses	25,000

Total	$3,700,000

      These expenses will not reduce the merger consideration to be received by our stockholders (although certain legal expenses may be the subject of indemnification by Behrman Capital, SEF and other holders of Series F Preferred Stock).

Appraisal Rights

      Under Delaware law, if you do not wish to accept the consideration provided for in the Merger Agreement, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. We will require strict compliance with the statutory procedures.

      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which is set forth in Appendix C to this proxy statement.

      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before a special meeting to vote on a merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

      If you elect to demand appraisal of your shares of our Common Stock or Series F Preferred Stock, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the Merger Agreement. Voting against or failing to vote for adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

      If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares.

      All demands for appraisal should be addressed to Dawn Landry, Vice President and General Counsel, at Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, before the vote on the Merger is taken at the Special Meeting, and should be executed by, or on behalf of, the record holder of the shares. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

      To be effective, a demand for appraisal by a holder must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

      If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

      If you hold your shares in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

      Within 10 days after the effective date of the Merger, we must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger or consent to the Merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the consideration specified by the Merger Agreement for his, her or its shares. Within 120 days after the effective date, either we or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. We have no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously written demands for appraisal.

      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us, we will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their certificates representing shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

      In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the Merger Agreement.

      Costs of the appraisal proceeding may be imposed upon us and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the Merger within 60 days after the effective date of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the Merger may only be made with the written approval of the successor corporation and must, to be effective, be made within 120 days after the effective date.

      In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

      On May 7, 2004, Daleen Holdings, Parallel Acquisition, Behrman Capital and SEF entered into an Agreement and Plan of Merger and Share Exchange with us. The following is a summary of certain terms of the Merger Agreement and the Merger and is qualified by reference to the complete text of the Merger Agreement, which is incorporated by reference and included as Appendix A to this proxy statement. You are encouraged to carefully read the entire Merger Agreement.

Effective Time of the Merger

      The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law (or such later time as may be agreed by the parties to the Merger Agreement and specified in the certificate of merger). The filing will occur as promptly as practicable after, but not later than the second business day following, the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement.

The Merger

      At the effective time of the Merger, Parallel Acquisition will be merged with and into us, with us surviving as a wholly owned subsidiary of Daleen Holdings, and the separate existence of Parallel Acquisition will cease. We sometimes refer to ourself following the completion of the Merger as the surviving corporation. At the effective time, our Certificate of Incorporation and By-Laws will be the Certificate of Incorporation and By-Laws of the surviving corporation, in each case as in effect immediately prior to the effective time.

Merger Consideration

      The Merger Agreement provides that each share of our Common Stock issued and outstanding immediately prior to the completion of the Merger (other than shares held by Daleen Holdings and shares as to which appraisal rights have been properly exercised), will, at the completion of the Merger, be converted into the right to receive $0.0384 per share in cash, without interest and less any applicable withholding taxes.

      Each share of our Series F Preferred Stock issued and outstanding immediately prior to the completion of the Merger (other than any shares held by Daleen Holdings and its subsidiaries and shares as to which appraisal rights have been properly exercised) will, at the completion of the Merger, be converted into the right to receive, at the election of the holder either (i) 1.3712 fully paid and nonassessable shares of Daleen Holdings’ common stock or (ii) a combination of:

•	cash per share equal to the result obtained by dividing (x) the result obtained by subtracting from $4,600,000 the sum of all cash amounts to be paid to holders of Common Stock at the completion of the Merger (assuming for purposes of such calculation that there are no exercises of appraisal rights under Delaware law), by (y) the aggregate number of shares of Series F Preferred Stock held by record holders (other than Daleen Holdings) for which the cash-equity election has been made (but in no event shall such per share payment exceed $34.28); plus

•	a number of fully paid and nonassessable shares of Daleen Holdings’ common stock equal to the result obtained by dividing (x) the excess, if any, of $34.28 over the per share amount resulting from the calculation described in the immediately preceding bullet by (y) $25.

      No certificates representing fractional shares of Daleen Holdings’ common stock will be issued in connection with the Merger. Each record holder of our Series F Preferred Stock exchanged in the Merger who otherwise would have been entitled to receive a fraction of a share of Daleen Holdings’ common stock (after taking into account all shares of our Series F Preferred Stock delivered by that holder) will receive, in lieu of that fractional share, a cash payment (without interest) in an amount equal to the product of that fraction multiplied by $25.

Stock Options and Warrants

      The Merger Agreement provides that upon the completion of the Merger, all options and warrants to purchase shares of our capital stock, whether or not exercisable, whether or not vested, and whether or not performance-based, outstanding under our stock option plans will, to the extent not exercised prior to the completion of the Merger, be terminated. We have amended the terms of each such stock option plan to provide that vesting and exercise of each such warrant or option shall accelerate effective as of the closing date of the Merger, and that, unless exercised by written notice of exercise delivered prior to the closing date of the Merger (and conditioned solely on the occurrence of the closing of the Merger), such option or warrant will be terminated immediately prior to the effective time.

Surrender of Certificates and Payment Procedures

      Prior to the effective time, an exchange agent will be appointed to handle the issuance of applicable merger consideration to our stockholders. Promptly after the Merger, the exchange agent will mail to you a letter of transmittal and instructions explaining how to surrender your stock certificates. If you surrender your certificates to the exchange agent, together with a properly completed letter of transmittal and all other documents the exchange agent may reasonably require, you will receive the appropriate merger consideration, subject to the escrow arrangement described under “THE MERGER — Escrow Arrangement” and any required withholding taxes. Until surrendered in accordance with the foregoing instructions, each certificate formerly representing shares of our Common Stock or Series F Preferred Stock, other than shares as to which appraisal rights have been properly exercised, will only represent the right to receive the applicable merger consideration. No interest will be paid or will accrue on the merger consideration payable.

      At the completion of the Merger, our stock transfer book will be closed. and there will be no further registration of transfers of our shares. If certificates of shares are presented after the completion of the Merger, they will be cancelled and exchanged for the right to receive the merger consideration.

Representations and Warranties

      We have made certain representations and warranties to Daleen Holdings and Parallel Acquisition, subject to disclosure schedules and certain materiality thresholds. These include representations and warranties as to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	authority to execute, deliver and perform the Merger Agreement;

•	no violation of charter documents, material agreements or law in connection with the Merger;

•	possession of applicable permits;

•	Securities and Exchange Commission regulatory compliances, financial statements and the absence of material misstatements and omissions in such documents;

•	absence of material misstatements and omissions in this proxy statement or in the related Schedule 13E-3 transaction statement;

•	absence of certain changes or events;

•	absence of litigation;

•	opinion of VRC;

•	approval by our Board of Directors;

•	absence of certain brokerage fees or commissions; and

•	title to assets.

      Daleen Holdings and Parallel Acquisition have made certain representations and warranties to us, subject to certain materiality thresholds. These include representations and warranties as to:

•	organization and qualification;

•	authority to execute, deliver and perform the Merger Agreement;

•	no violation of charter documents, material agreements or law in connection with the Merger;

•	absence of litigation;

•	absence of material misstatements or omissions in information supplied by Daleen Holdings or Parallel Acquisition for inclusion in this proxy statement or in the related Schedule 13E-3 transaction statement; and

•	absence of certain brokerage fees or commissions.

      Our representations and warranties contained in the Merger Agreement will survive the Merger until delivery of the financial statements of Daleen Holdings for its fiscal year ending December 31, 2005, as set forth in the Merger Agreement. After the Merger, any indemnification obligations arising out of a breach of any of our representations or warranties set forth in the Merger Agreement may only be satisfied out of the escrow accounts established at the closing of the Merger. See “THE MERGER — Escrow Arrangement.”

Covenants

      Conduct of Business. Until the completion of the Merger, we have agreed to continue conducting our businesses in the ordinary course consistent with past practices. Moreover, until the completion of the Merger, we may not take certain actions without the prior written consent of Daleen Holdings. Specifically, without the consent of Daleen Holdings, we may not:

•	amend or otherwise change our Certificate of Incorporation or By-laws or the equivalent organizational documents of any subsidiary;

•	issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of our capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of our capital stock, or any other ownership interest in us;

•	transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of our assets or any assets of any subsidiary, except for sales and licenses in the ordinary course of business consistent with past practices;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for loans from Behrman Capital and in the ordinary course of business consistent with past practices;

•	enter into or amend in any material respect any material contract that would be breached by the consummation of the Merger or that would require the consent of any third party in order to continue in full force following consummation of the Merger;

•	increase (other than salary increases in the ordinary course of business consistent with past practices) the compensation payable or to become payable to officers or employees generally or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee;

•	take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practices, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

•	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in our consolidated balance sheet as of December 31, 2003 or subsequently incurred in the ordinary course of business consistent with past practices or otherwise permitted by the Merger Agreement;

•	fail to comply in all material respects with applicable laws;

•	fail to pay and discharge any taxes upon or against any of our properties or assets before the taxes become delinquent and before penalties accrue thereon, except to the extent and so long as the taxes are being contested in good faith and by appropriate proceedings;

•	settle or compromise any claims or litigation (i) for an amount in any case in excess of $250,000 or (ii) seeking injunctive relief against or on our behalf;

•	authorize, recommend, propose or announce an intention to adopt a plan of our complete or partial liquidation or dissolution or that of any of our subsidiaries;

•	make or revoke any material tax election not required by law or settle or compromise any material tax liability or amend, in any material respect, any tax return or closing agreement with respect to taxes;

•	other than in the ordinary course of business consistent with past practice, (i) waive any right of material value or (ii) cancel or forgive any material indebtedness for borrowed money owed to us or any of our subsidiaries other than indebtedness of ours or wholly-owned subsidiary of ours;

•	except as may be required as a result of a change in law or under U.S. generally accepted accounting principles, make any material change in our methods, principles and practices of accounting, including tax accounting policies and procedures;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, other business organization or any division thereof or any assets outside the ordinary course of business consistent with past practices;

•	enter into any material joint venture, partnership or similar agreement;

•	enter into any contract or agreement which limits our ability or the ability of any subsidiary to compete in any material manner with or conduct any business or line of business in any geographic area;

•	terminate or fail to maintain any insurance policies, other than with respect to policies which are replaced in the ordinary course of business consistent with past practices with policies of substantially similar type, term, amount of coverage and premium; or

•	enter into any agreement to, or make any commitment to, take any of the preceding actions, or take or fail to take, as applicable, any action which would make any of our representations or warranties contained in the Merger Agreement untrue or incorrect as of the date when made or as if made as of the effective time of the Merger (except for representations and warranties which address matters only as of a certain date, in which case untrue or incorrect as of such certain date).

      The ability of Daleen Holdings to grant consents with respect to these actions prior to the completion of the Merger is limited by the rights of the Quadrangle Investors under the investment agreement under which Behrman Capital, SEF and the Quadrangle Investors have agreed to invest $30 million in Daleen Holdings concurrently with the completion of the Merger. Behrman Capital and SEF have committed to invest an aggregate of $5 million under the investment agreement, which amount may be satisfied by Behrman and SEF to the extent they transfer to Daleen Holdings any notes that evidence our outstanding indebtedness to them at the time of the Merger under the bridge loan facility between Behrman Capital, SEF and us.

      In addition, the covenants in the Merger Agreement may not be amended, waived or modified without the prior written consent of the parties to a transaction support agreement. See “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement.”

      Stockholders’ Meeting. Within 40 calendar days following the mailing of this proxy statement to our stockholders, we will call and hold a special meeting of our stockholders for the purpose of voting upon the adoption and approval of the Merger Agreement.

      Reasonable Efforts. We and Daleen Holdings have agreed to use our commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and to obtain in a timely manner all necessary governmental or regulatory consents or approvals necessary to complete the Merger. Moreover, we have agreed to cooperate with each other in connection with making all necessary filings and submissions necessary to complete the Merger, including this proxy statement, and to take all necessary action to deliver such other documents or instruments as may be reasonably necessary to consummate the Merger.

      Directors’ and Officers’ Indemnification Provisions. The surviving corporation will use commercially reasonable efforts to maintain in effect for six years from the effective time of the Merger, if available, (i) directors’ and officers’ liability insurance covering those persons who are currently covered by our directors’ and officers’ liability insurance policy on terms comparable to those applicable to the then current directors and officers of Daleen Holdings or (ii) the current directors’ and officers’ liability insurance policies maintained by us with respect to matters occurring prior to the effective time of the Merger. In no event is the surviving corporation required to expend more than an amount per year equal to 200% of current annual premiums paid by us for such insurance in order to comply with this covenant.

      Access to Information. We agreed to provide Daleen Holdings and its representatives, advisors, counsel and consultants full access to our offices and other facilities and to the books and records and all information and documents which Daleen Holdings reasonably requests regarding us, other than information and documents that in the opinion of our counsel may not be disclosed under applicable law.

Conditions to Completing the Merger

      Conditions to Each Party’s Obligations. The obligations of each party to the Merger Agreement to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must be approved and adopted by the requisite vote of our stockholders in accordance with Delaware law and our Certificate of Incorporation;

•	Behrman Capital and SEF must have delivered all shares of our Series F Preferred Stock held by them to Daleen Holdings, and Daleen Holdings must have issued the number of fully paid and nonassessable shares of Daleen Holdings’ preferred stock and common stock in exchange for such shares of our Series F Preferred Stock as called for by the Merger Agreement;

•	all conditions to the consummation of the transactions contemplated by the Investment Agreement must have been satisfied (or, to the extent permitted, waived), save for (i) the closing of the Merger, (ii) the consummation of Daleen Holdings’ acquisition of Protek and (iii) those conditions which could only be satisfied by deliveries made at the closing under the investment agreement by which the Quadrangle Investors and Behrman Capital are investing $30 million in Daleen Holdings concurrently with the completion of the Merger. Behrman Capital and SEF have committed to invest an aggregate of $5 million under the investment agreement, which commitment may be satisfied by Behrman and SEF to the extent they transfer to Daleen Holdings any notes that evidence our outstanding indebtedness to them at the time of the Merger under the bridge loan facility between Behrman Capital, SEF and us;

•	all conditions to the consummation of the acquisition of Protek by Daleen Holdings must have been satisfied (or, to the extent permitted, waived), save for (i) the closing of the Merger, (ii) the consummation of the investment agreement and (iii) those conditions which could only be satisfied by deliveries made at the closing of the acquisition of Protek;

•	The aggregate amount of shares as to which appraisal rights are properly exercised under Delaware law may not include more than (a) 5% of the shares of our Common Stock outstanding at the effective time of the Merger nor (b) 5% of the shares of our Series F Preferred Stock (including shares held by Behrman Capital and SEF) outstanding at the effective time of the Merger; and

•	No order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any governmental entity or court of competent jurisdiction which prohibits consummation of the Merger or any other transaction contemplated by the Merger Agreement, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any other transaction contemplated by the Merger Agreement, which makes the consummation of the Merger or any other transaction contemplated by the Merger Agreement illegal or substantially deprives Daleen Holdings of any of the anticipated benefits of the Merger or any other transaction contemplated by the Merger Agreement.

Conditions to Our Obligations

      Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties of Daleen Holdings and Parallel Acquisition contained in the Merger Agreement must be true and correct in accordance with materiality or “material adverse effect” qualifiers set forth in the Merger Agreement;

•	Daleen Holdings and Parallel Acquisition must have fully performed in all material respects each of their covenants set forth in the Merger Agreement; and

•	Daleen Holdings and Parallel Acquisition must have delivered a certificate of an authorized officer of each of them as to the satisfaction of these conditions.

Conditions to the Obligations of Daleen Holdings and Parallel Acquisition

      The obligations of Daleen Holdings and Parallel Acquisition to complete the Merger are subject to the satisfaction or waiver of the following further conditions:

•	our representations and warranties contained in the Merger Agreement must be true and correct in accordance with materiality or “material adverse effect” qualifiers set forth in the Merger Agreement;

•	we must have obtained a written consent and waiver agreement from Silicon Valley Bank and the United States Export Import Bank consenting to the execution, delivery and performance of the Merger Agreement and each of the transactions contemplated by the Merger Agreement and waiving any default in respect of the Merger Agreement which consent and waiver agreement has been obtained;

•	we must have fully performed in all material respects our covenants set forth in the Merger Agreement;

•	we must have delivered a certificate of an authorized officer as to the satisfaction of the preceding two conditions;

•	there must not have occurred as of the closing of the Merger any occurrence that has or reasonably would be expected to have a material adverse change in or effect upon our financial condition, business, operations or assets taken as a whole, or upon our ability to consummate the transactions contemplated by the Merger Agreement, other than:

•	changes of a general economic character applicable to all industries in a material region of our operations;

•	changes resulting from our performance of our express obligations under the Merger Agreement;

•	changes resulting from actions by us outside the ordinary course of business taken before the completion of the Merger with the prior written consent of Daleen Holdings;

•	changes resulting from or relating to certain outstanding litigation; and

•	the realization of any contingent liability expressly disclosed to Daleen Holdings in the disclosure schedules to the Merger Agreement, but solely if and to the extent the specific dollar amount of the liability is disclosed; and

•	the aggregate amount of all indemnity to which Daleen Holdings and its respective directors, officers, managers, employees, equity holders, agents, affiliates, successors and permitted assigns would reasonably be expected to be entitled in respect of losses related to or arising out of certain specified litigation brought prior to the completion of the Merger, after giving effect to limitations and offsets set forth in the Merger Agreement, must not exceed $1,000,000.

      Our ability and the ability of Daleen Holdings to waive closing conditions are materially limited by the rights of Quadrangle and Protek under a transaction support agreement. See “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement.”

Termination

      We, Daleen Holdings and Parallel Acquisition may agree by mutual written consent to terminate the Merger Agreement at any time prior to the effectiveness of the Merger Agreement. In addition, the Merger Agreement may be terminated:

•	by either Daleen Holdings or us, if a court of competent jurisdiction or other governmental entity shall have issued, enacted, promulgated or enforced any final and nonappealable law, order, judgment, decree, injunction or ruling or taken any other action that has not been vacated, withdrawn or overturned, in each case permanently restraining, enjoining or otherwise prohibiting the Merger or any other transaction contemplated by the Merger Agreement (provided that the party seeking to terminate shall have used its reasonable best efforts to challenge such law, order, judgment, decree, injunctions or ruling);

•	by Daleen Holdings or us, if the Merger is not effective on or prior to September 30, 2004 (provided that neither we nor Daleen Holdings may terminate for this reason if such party has materially breached the Merger Agreement);

•	by us, if Daleen Holdings or Parallel Acquisition has breached any representation, warranty, covenant or agreement contained in the Merger Agreement which is not cured within 30 days after written notice of the breach by us;

•	by Daleen Holdings, if we have breached any representation, warranty, covenant or agreement contained in the Merger Agreement which is not cured within 30 days after written notice of the breach by Daleen Holdings;

•	by Daleen Holdings if: (i) our Board of Directors or any committee thereof has withdrawn, modified, changed or failed to publicly affirm within 10 days of Daleen Holdings’ reasonable request its approval or recommendation with respect to the Merger Agreement in a manner adverse to the Merger or to Daleen Holdings or Parallel Acquisition; (ii) our Board of Directors or any committee thereof shall have recommended a competing transaction, we enter into a competing transaction or have consummated a competing transaction; (iii) we have violated or breached in any material respect our non-solicitation covenant in the Merger Agreement; or (iv) our Board of Directors or any committee thereof resolves to take any of the foregoing actions; or

•	by us, if our Board of Directors or any committee thereof, after compliance with its obligations under our non-solicitation covenant in the Merger Agreement, has recommended or resolved to recommend to our stockholders a proposal for a competing transaction under circumstances where a majority of our directors reasonably determines in good faith (i) after consultation with independent legal counsel, that failure to accept the competing proposal would be a breach of the fiduciary duty of the directors and (ii) based on a written opinion of a nationally recognized financial advisor, that the competing transaction is reasonably likely to be more favorable to our stockholders, from a financial point of view, than the Merger (provided that a termination for this reason shall not be effective unless and until (A) our Board of Directors has provided Daleen Holdings with written notice that we intend to enter into a binding written agreement in respect of the competing transaction, (B) we have attached the most current written version of the competing transaction to the notice and (C) Daleen Holdings does not make, within five days after receipt of the written notice, an offer that our Board of Directors determines in good faith, after consultation with its outside legal and financial advisors, is as favorable to our stockholders as the competing transaction.

      Subject to limited exceptions, including the survival of certain obligations, if the Merger Agreement is validly terminated it will become void and will be of no further effect with no liability on the part of any party to the Merger Agreement or any of their respective officers or directors.

      Our ability and the ability of Daleen Holdings to exercise these termination rights are materially limited by the rights of Quadrangle Capital Partners LP and Protek under a transaction support agreement. See “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement.”

Amendment and Waiver

      The Merger Agreement may not be amended except by means of a written instrument executed on behalf of each party to the Merger Agreement.

      At any time prior to the effective time of the Merger, any of the parties to the Merger Agreement may, to the extent legally allowed, by written instrument signed by the party or parties to be bound thereby: (i) extend the time for the performance of any of the obligations or other acts of any of the other parties; (ii) waive any inaccuracy in the representations and warranties in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) waive compliance with any agreement or condition contained in the Merger Agreement.

      Our ability and the ability of Daleen Holdings to amend the Merger Agreement are materially limited by the rights of Quadrangle Capital Partners LP and Protek under a transaction support agreement. See “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement.”

Fees and Expenses

      Except as described below, all fees and expenses incurred in connection with the Merger or any other transaction contemplated by the Merger Agreement will be paid by the party to the Merger Agreement incurring those fees and expenses, whether or not the Merger is consummated.

      If either of the following occurs, we will be obligated under a transaction support agreement to pay to the Quadrangle Investors or their designees their pro rata shares of an aggregate one-time termination fee of $500,000:

•	the Merger Agreement is terminated by us because our Board of Directors or any committee thereof, after compliance with its obligations in the Merger Agreement with respect to competing transactions, has recommended or resolved to recommend to our stockholders a proposal for a competing transaction where a majority of our directors reasonably determines in good faith (i) after consultation with independent legal counsel, that failure to accept the competing proposal would be a breach of the directors’ fiduciary duty and (ii) based on a written opinion of a nationally recognized financial advisor, that the competing transaction is reasonably likely to be more favorable to our stockholder from a financial point of view than the Merger; and

•	the Merger Agreement is terminated by Daleen Holdings because

•	our Board of Directors or any committee thereof has withdrawn, modified, changed or failed to publicly affirm, within 10 days after a reasonable request by Daleen Holdings, its approval or recommendation in respect of the Merger Agreement, the Merger or the share exchange by Behrman Capital and SEF in a manner adverse to the Merger, the share exchange or to Daleen Holdings or Parallel Acquisition;

•	our Board of Directors or any committee thereof has recommended any competing transaction, we enter into or approve an agreement relating to a competing transaction or we have consummated a competing transaction;

•	we have violated or breached in any material respect any of our obligations under the Merger Agreement with respect to competing transactions; or

•	our Board of Directors or any committee thereof has resolved to take any of the foregoing actions.

•	We enter into or approve a definitive agreement with respect to, or consummate, a competing transaction with any person other than Daleen Holdings, Parallel Acquisition or their respective affiliates within twelve months following any termination described above.

      We also are obligated to pay to Protek a fee equal to its transaction expenses upon the termination of the Merger Agreement as a result of a termination for any of these reasons, so long as (i) Protek has not breached any of its representations, warranties, covenants or agreements in the stock purchase agreement by which Daleen Holdings has agreed to acquire Protek at the time of the termination that would give rise to a claim for indemnification under that stock purchase agreement and (ii) there has been no material adverse change in or effect upon our financial condition, business, operations or assets or upon our ability to consummate the transactions contemplated by the stock purchase agreement (subject to certain exceptions). Any payment of transaction expenses to Protek for this reason will first be made by offset against the principal amount and accrued but unpaid interest owed to us under our bridge loan to Protek described in this proxy statement.

      In addition, we are obligated to pay the Quadrangle Investors or their designees their pro rata share of an aggregate fee equal to their transaction expenses upon a termination of the Merger Agreement permitted thereby (excluding any termination resulting from a breach by any Quadrangle Investor of any of its representations, warranties, covenants or agreements in the investment agreement by which it has agreed to invest $25 million in Daleen Holdings concurrently with the completion of the Merger).

      See “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement.”

Governing Law

      The Merger Agreement is governed in all respects by the laws of the State of New York.

Assignment

      No party to the Merger Agreement may assign any of its rights or delegate any of its obligations under the Merger Agreement to any other person without the prior written consent of the other parties, except that Daleen Holdings and Parallel Acquisition may assign all or any of their rights and obligations under the Merger Agreement to any affiliate of Daleen Holdings provided that the assignment does not relieve the assigning party of its obligations under the Merger Agreement if the assignee does not perform those obligations.

DESCRIPTION OF CAPITAL STOCK OF DALEEN HOLDINGS, INC.

      The information set forth below is a summary of the material terms of the common stock and the preferred stock of Daleen Holdings. Except where stated otherwise, the terms of the preferred stock of Daleen Holdings described below are applicable to both Series A Convertible Redeemable PIK Preferred Stock and Series A-1 Convertible Redeemable PIK Preferred Stock. As a summary, this section is qualified by, and not a substitute for, the provisions of Daleen Holdings’ Certificate of Incorporation and Certificate of Designations, which have been filed as exhibits to our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004.

Authorized Capital Stock

      Daleen Holding’s authorized capital stock consists of 4,500,100 shares, consisting of (i) 4,000,000 shares of common stock, par value $0.01 per share, and (ii) 500,100 shares of preferred stock, par value $0.01 per share. 425,000 shares of preferred stock have been designated as Series A Convertible Redeemable PIK Preferred Stock, 75,000 shares have been designated as Series A-1 Convertible Redeemable PIK Preferred Stock, and 100 shares have been designated as Junior Preferred Stock. All of the authorized shares of the Junior Preferred Stock are currently owned by us and will be redeemed for nominal consideration upon consummation of the Merger. Accordingly, references to “Daleen Holdings’ preferred stock” in this proxy statement are references solely to the Series A and Series A-1 Convertible Redeemable PIK Preferred Stock of Daleen Holdings.

Common Stock

      Dividends and Other Distributions. Dividends may be declared and paid on Daleen Holdings’ common stock at the discretion of its board of directors.

      Liquidation. Upon the dissolution or liquidation of Daleen Holdings, whether voluntary or involuntary, holders of its common stock will be entitled to receive all of its assets available for distribution to our stockholders after payment in full of the preferred liquidation preference of Daleen Holdings’ preferred stock.

      Voting. Holders of Daleen Holdings’ common stock are entitled to one vote per share with no cumulative voting. The number of authorized shares can be increased or decreased (but not below the number then outstanding) without the consent of the holders of a majority of the outstanding shares of Daleen Holdings’ common stock.

Preferred Stock

      Dividends. Holders of Daleen Holdings’ preferred stock are entitled to receive cumulative dividends of 8% per annum on the original issue price of $100 per share, prior to any declaration or payment of any dividend (payable other than in shares of Daleen Holdings’ common stock or other securities and rights convertible into or entitling the holder to receive, directly or indirectly, additional shares of its common stock) on its common stock and are entitled to fully participate with holders of Daleen Holdings’ common stock on an as converted basis in any dividends distributed to the holders of common stock.

      If Daleen Holdings fails to meet certain financial targets, the 8% per annum dividends will be calculated based on an increased issue price. Any accrued and unpaid dividends on the Daleen Holdings’ preferred stock will be recalculated if and when Daleen Holdings fails to meet the financial targets using the increased issue price. The dividends to the holders of preferred stock are payable in additional shares of preferred stock or, with the consent of holders of a majority of the outstanding shares of Daleen Holdings’ preferred stock, in cash.

      If the financial targets referred to above are not met, or if the dividends are paid in additional shares of preferred stock, this may result in dilution to the holders of Daleen Holdings’ common stock.

      Liquidation. Upon liquidation, (i) first, the Series A Preferred Stock is entitled to be paid the original issue price of their shares and all outstanding dividends thereon; (ii) second, the Series A-1 Preferred Stock is entitled to be paid the original issue price of their shares and all outstanding dividends thereon; (iii) third, the Daleen Holdings’ preferred stock will be entitled to any additional liquidation preference in the event that the above-referenced financial targets are not met and the original issue price is reset as summarized above, prior to any payment to the holders of common stock. Notwithstanding the foregoing, upon liquidation, the holders of preferred stock will be entitled to receive the greater of (a) the amounts set forth in clauses (i)-(iii) above, or (b) the amounts payable in respect of common stock had the holder of preferred stock converted his, her or its shares into common stock immediately prior to liquidation.

      Conversion. Subject to certain restrictions, each share of preferred stock is convertible, at the option of the holder, to the number of fully paid and non-assessable shares of common stock equal to the issue price, adjusted for any stock split, stock dividend, combination, or recapitalization affecting such shares plus the outstanding dividends divided by a conversion price which initially will be set at $25 per share.

      The conversion price will be adjusted pursuant to any stock dividend, stock split or similar event so that holders of preferred stock continue to receive the same aggregate number of shares as they would have received if the shares had been converted immediately prior to the event.

      Each share of preferred stock will automatically be converted if the holders of a majority of the then outstanding shares of preferred stock consent in writing, or upon consummation of a public offering of shares of Daleen Holdings’ common stock meeting certain requirements.

      Voting. The holders of Daleen Holdings’ preferred stock are entitled to the number of votes equal to the aggregate number of shares of its common stock into which the shares of preferred stock are convertible. Generally, the holders of preferred stock will vote together with the holders of common stock as a single class on all matters submitted to the vote of holders of common stock. The affirmative vote of the holders of the majority of the outstanding shares of preferred stock voting together as a separate class is required for certain actions by Daleen Holdings.

TRANSACTIONS RELATED TO THE MERGER

      In addition to other transactions that are related to the Merger, such as the voting agreements, the escrow arrangement under the indemnity escrow agreement and the employment agreement of Gordon Quick, each described elsewhere in this proxy statement, the following transactions also are closely related to the Merger and, by their terms, are to be consummated concurrently with the Merger.

Investment Agreement

      Concurrent with the signing of the Merger Agreement, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners-A LP, Behrman Capital and SEF entered into an investment agreement pursuant to and subject to the terms and conditions of which they agreed to invest an aggregate of $30 million in cash in Daleen Holdings. The Quadrangle Investors will invest $25 million, and Behrman Capital and SEF will invest $5 million (reduced by any amounts owed by us to Behrman Capital under the bridge facility described below and outstanding at the completion of the Merger), each investment being made upon completion of the Merger. Holders of Series F Preferred Stock may participate in the investment made by Behrman Capital and SEF, on a pro rata basis among other participating holders, with the maximum amount that may be invested by holders of Series F Preferred Stock being $1 million in the aggregate. For purposes of calculations appearing elsewhere in this proxy statement, we have assumed that no holders of Series F Preferred Stock will participate.

      In consideration for these investments, the investors will receive an aggregate of 300,000 shares of Daleen Holdings’ preferred stock. Pursuant to the investment agreement, Series A Convertible Redeemable PIK Preferred Stock of Daleen Holdings will be issued to the Quadrangle Investors, Behrman Capital and SEF in consideration of their $30 million investment. The obligations of the investors to make these investments is contingent upon the completion of the Merger and certain other closing conditions.

      Under the Investment Agreement, Series A Preferred Stock will be issued to Quadrangle Investors, Behrman Capital and SEF. Series A-1 Preferred Stock will be issued to Behrman Capital and SEF in the share exchange contemplated by the Merger Agreement. The stock issued to the holders of Series F Preferred Stock other than Behrman Capital and SEF in connection with the Merger will be Daleen Holdings’ common stock.

      The obligations of the Quadrangle Investors, Behrman Capital and SEF to complete the investment in Daleen Holdings under the investment agreement is subject to the satisfaction or waiver of certain conditions, including:

•	The representations and warranties of Daleen Holdings in the investment agreement must be true and correct in all material respects (except as specifically contemplated by the investment agreement or specifically required to effect the transactions contemplated by the Merger Agreement or the Protek stock purchase agreement) on and as of the closing date as if made on that date;

•	No injunction or restraining order is in effect or overtly threatened in writing that restrains or prohibits any of the transactions contemplated by the investment agreement; and

•	There must not have been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a material adverse effect on Daleen Holdings.

      The obligation of Daleen Holdings to complete the investment under the investment agreement is subject to the satisfaction or waiver of certain conditions, including:

•	Daleen Holdings must have received payment for the shares purchased by each investor in immediately available funds and, with respect to Behrman Capital and SEF, by delivery of the promissory notes issued to them under a subordinated bridge loan agreement by and among them and Daleen Holdings; and

•	The representations and warranties of the Quadrangle Investors, Behrman Capital and SEF in the investment agreement must be true and correct in all material respects on and as of the closing date as if made on that date.

      The obligations of each party to the investment agreement to complete the investment under the investment agreement is subject to the satisfaction or waiver of certain conditions, including:

•	The conditions to the consummation of the transactions contemplated by the Merger Agreement must have been satisfied or waived as set forth in the Merger Agreement, and Daleen Holdings, Parallel Acquisition and the Company shall be prepared to close the Merger simultaneously with or immediately after the closing of the transactions contemplated by the investment agreement; and

•	Daleen Holdings, the Quadrangle Investors, Behrman Capital, SEF and the other respective stockholders of Daleen Holdings party thereto shall have executed and delivered a stockholders’ agreement and a registration rights agreement.

      Daleen Holdings has agreed in the investment agreement that it will operate its business in the ordinary course consistent with its prior practices pending the closing of the investment. It also agreed to the following:

•	To use commercially reasonable efforts to cause each condition to the obligations of the Quadrangle Investors, Behrman Capital and SEF to close under the investment agreement to be satisfied or waived;

•	To use commercially reasonable efforts to cause each of its representations and warranties contained in the investment agreement to be true and correct in all material respects on the closing date (except for any exceptions specifically contemplated by the investment agreement or specifically required to effect the transactions contemplated by the Merger Agreement and the Protek Stock Purchase Agreement);

•	To not (other than as required to consummate the transaction contemplated by the investment agreement, the stockholders’ agreement contemplated thereby, the registration rights agreement contemplated thereby, the transaction support agreement, the Merger Agreement and the Protek stock purchase agreement) increase the number of shares authorized or issued and outstanding of its capital stock, grant or make any pledge, option, warrant, call, commitment, right or agreement of any character relating to its capital stock, issue or sell any shares of its capital stock or securities convertible into such capital stock or any bonds, promissory notes, debentures or other corporate securities or become obligated so to sell or issue any such securities or obligations; and

•	Not effect, undertake or agree to effect any amendment, waiver or modification of any right or provision, or exercise any right, contained in the Merger Agreement, the Protek stock purchase or the documents entered into therewith without the prior written consent of the Quadrangle Investors, which shall not be unreasonably withheld in respect of such amendments, waivers or modifications which are not material to the transactions contemplated by the Merger Agreement or the Protek Stock Purchase Agreement.

The investment agreement may be terminated only as follows:

•	Subject to the provisions of the transaction support agreement, at any time by the mutual consent in writing of the Quadrangle Investors and Daleen Holdings;

•	By the Quadrangle Investors if the aggregate amount of all claims for indemnification under the Merger Agreement payable with respect to certain specified litigation exceeds or would reasonably be expected to exceed $1,000,000, after giving effect to limits on indemnification in the Merger Agreement and to all offsets pursuant thereto;

•	By the Quadrangle Investors if a court of competent jurisdiction or other governmental entity shall have issued, enacted, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been enacted, withdrawn or overturned), in each case permanently restraining, enjoining or otherwise prohibiting the Merger or any other transaction contemplated by the Merger Agreement;

•	By the Quadrangle Investors if (i) our Board of Directors or any committee thereof shall have withdrawn, modified, changed or failed to publicly affirm, within 10 days after Daleen Holdings’ reasonable request, its approval or recommendation in respect of the Merger Agreement, the Merger or the exchange of shares of Series F Preferred Stock by Behrman Capital and SEF immediately prior to the Merger in a manner adverse to the Merger, such share exchange or to Daleen Holdings or Parallel Acquisition, (ii) our Board of Directors shall have recommended a competing transaction, we shall have entered into an agreement relating to a competing transaction or we shall have consummated a competing transaction, (iii) we shall have violated or breached in any material respect any of our obligations under the Merger Agreement with respect to competing transactions or (iv) our Board of Directors or any committee thereof shall have resolved to take any of the foregoing actions;

•	By the Quadrangle Investors upon a material breach of any of the representations, warranties, covenants or agreements of Protek or any selling shareholder under the Protek stock purchase agreement; and

•	Automatically if (i) the Merger Agreement is terminated in accordance with its provisions, (ii) the Protek Stock Purchase Agreement is terminated in accordance with its provisions or (iii) if the closing of the investment does not occur on or prior to September 30, 2004 unless the parties to the investment agreement agree otherwise in writing.

The ability of the parties to the investment agreement to waive closing conditions under or to terminate the investment agreement are materially limited by our rights and the rights of Protek under a transaction support agreement. See “— Transaction Support Agreement.”

      A copy of the subordinated bridge loan facility has been filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004.

Bridge Loan Facilities

Protek Bridge Facility

      In order to assist Protek with its ordinary course working capital needs prior to the closing of the acquisition of Protek by Daleen Holdings, which would occur concurrently with the completion of the Merger of Parallel Acquisition and us, we have provided Protek with a bridge loan facility of up to $1.5 million, of which $500,000 is treated as a deposit paid to Protek by Daleen Holdings under the stock purchase agreement under which Daleen Holdings has agreed to acquire Protek concurrently with the completion of the Merger. This $500,000 would be forgiven by us upon any termination of the stock purchase agreement other than as a result of a breach by Protek. Protek must repay all amounts owed under the bridge facility on the earlier to occur of closing of the transactions contemplated by the Merger Agreement, a breach by Protek of the stock purchase agreement with Daleen Holdings, and any other termination of the Protek stock purchase agreement.

      Interest will accrue at a rate of 6% per annum, payable at maturity, with a default rate of 15%. The bridge facility will be secured by liens on all of Protek’s assets, subject solely to any first liens already existing in favor of Protek’s creditors. In addition, we will hold a warrant exercisable after an uncured payment default for nominal consideration and entitling us to purchase voting securities representing 19.9% of the outstanding equity of Protek, as well as a warrant permitting conversion of the outstanding amount of the loan into voting securities of Protek.

      We will fund the Protek bridge facility with proceeds of a loan to us by Behrman Capital and SEF under the bridge facility described below.

      A copy of the working capital facility agreement has been filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004.

      As of August 30, 2004, borrowings in an aggregate principal amount of $1.0 million are outstanding under the Protek bridge facility, and Protek has submitted a request to draw the remaining $500,000 available under the bridge facility.

Behrman Capital Bridge Facility

      We have established a bridge loan facility with Behrman Capital and SEF under which we may borrow up to an aggregate principal amount of $5.1 million. As of August 30, 2004, we have drawn $2.7 million. Approximately $1.0 million has been used by us to fund the bridge loan by us to Protek. Approximately $1.5 million has been drawn to support our ongoing operations, and we have paid $100,000 in associated fees to Behrman. We also have submitted a request to draw an additional $750,000 under the bridge facility. We intend to use $500,000 of that amount to fund the additional $500,000 requested by Protek under the Protek bridge facility and $250,000 for our ordinary course working capital needs.

      Interest on loans under this facility will accrue at a rate of 6% per annum. The facility will be subject to a mandatory draw by us of up to the full maximum principal amount immediately prior to Closing. Any notes evidencing the debt under this facility will be transferred to Daleen Holdings at the closing of the Merger in consideration of the delivery of shares of Daleen Holdings’ preferred stock, and the aggregate principal amount of this loan outstanding upon completion of the Merger will be credited against Behrman Capital’s investment commitment with respect to Daleen Holdings under the investment agreement.

      In partial consideration of Behrman Capital’s and SEF’s agreement to enter into this bridge facility, those Daleen securities issued to Abiliti Solutions in connection with the Abiliti acquisition but held in escrow (the beneficial interest in which were immediately transferred to Behrman, SEF and certain other creditors of Abiliti) have been released from escrow. The escrowed securities consisted of shares of our Common Stock and Series F Preferred Stock, which will be converted into cash and/or shares of Daleen Holdings common stock in the Merge (or, if held by Behrman or SEF, into cash, Daleen Holdings common stock and Daleen Holdings preferred stock in the Merger and related share exchange share exchange), and warrants on our common stock, which will be cancelled in connection with these transactions. The shares of common stock and preferred stock released from escrow were valued as of May 7, 2004 at approximately $265,000 for purposes of indemnification under the Abiliti transaction agreements, but will entitle Behrman Capital and SEF to consideration valued at approximately $400,000 in the share exchange and the other former Abiliti creditors to consideration valued at approximately $40,000 in the Merger.

      We may from time to time seek to draw amounts under our bridge facility with Behrman Capital to fund our working capital needs prior to Closing. Such draws prior to Closing are subject to Behrman’s consent in its sole discretion, and there can be no assurance that such funds will be available if needed.

      All amounts due under our bridge facility with Behrman Capital are secured by a lien on all of our assets, which is second in priority solely to the security interest of Silicon Valley Bank in all our assets as lender under our Exim facility.

      A copy of the subordinated bridge loan facility has been filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004.

Protek Acquisition

      Daleen Holdings has agreed to acquire Protek Telecommunications Solutions Ltd. by purchase of all of its outstanding capital stock from its shareholders and conversion of its outstanding options, for aggregate consideration of up to $20 million, consisting of up to $13 million in cash, $5 million in common stock of Daleen Holdings and a post closing performance bonus consisting of $1 million in cash and $1 million of common stock of Daleen Holdings. The purchase price will be subject to reduction in respect of closing date debt and working capital shortfalls.

      $500,000 of the initial drawing under the Protek bridge facility described below will be treated as a deposit and will be repaid to us only if the stock purchase agreement terminates because of a breach by Protek. The deposit amount will be credited to Daleen Holdings’ payment of the purchase price at closing and will be forgiven if the transaction terminates for any reason other than a breach by Protek.

      A $200,000 break-up fee is payable by Protek to us if the acquisition is not consummated because of a breach by Protek, and if Protek is acquired by another party within ten months of the termination. In the event of a termination because of a party’s breach, that party must pay the other party’s (and in the case of Daleen Holdings, ours and the Quadrangle Investors’) transaction expenses.

      The obligation of Daleen Holdings to complete the acquisition of Protek under the Protek stock purchase agreement is subject to the satisfaction or waiver of certain conditions, including:

•	Protek and the selling shareholders must have complied with and duly performed in all material respects all of their respective covenants, agreements and conditions to be complied with and performed by the closing date pursuant to the Protek stock purchase agreement;

•	The representations and warranties of Protek and the selling shareholders in the Protek stock purchase agreement, or otherwise made in connection with transactions contemplated by the Protek stock purchase agreement, must be true and correct in all material respects on and as of the closing date as if made on that date;

•	No court or governmental action or proceeding shall have been instituted or threatened to restrain, materially delay or prohibit the transactions contemplated by the Protek stock purchase agreement;

•	All governmental and regulatory approvals and consents necessary to effectuate the stock purchase agreement and to consummate the transactions contemplated thereby must have been obtained; and

•	Daleen Holdings, the Quadrangle Investors and the other parties to the $30 million investment in Daleen Holdings to occur concurrently with the closing of the Merger must have consummated the transactions contemplated by that investment agreement.

      The obligation of Protek and the selling shareholders to complete the sale of Protek under the Protek stock purchase agreement is subject to the satisfaction or waiver of certain conditions, including:

•	Daleen Holdings must have complied with and duly performed in all material respects all of its covenants, agreements and conditions to be complied with and performed by the closing date pursuant to the Protek stock purchase agreement;

•	The representations and warranties of Daleen Holdings in the Protek stock purchase agreement, or otherwise made in the Protek stock purchase agreement, must be true and correct in all material respects on and as of the closing date as if made on that date;

•	No court or governmental action or proceeding shall have been instituted or threatened to restrain, materially delay or prohibit the transactions contemplated by the Protek stock purchase agreement;

•	Daleen Holdings shall have delivered the cash and equity consideration in accordance with the Protek stock purchase agreement; and

•	Daleen Holdings, the Quadrangle Investors and the other parties thereto must be prepared to concurrently consummate the transactions contemplated by the investment agreement and the Protek stock purchase agreement, and no party thereto shall be in breach of the transaction support agreement.

      The Protek stock purchase agreement may be terminated only as follows:

•	At any time by the mutual consent in writing of all the parties thereto;

•	By Daleen Holdings or Protek if the closing has not occurred on or before September 30, 2004 if the closing has not occurred for a reason other than a breach of the stock purchase agreement by the terminating party;

•	At any time by Daleen Holdings upon a material breach of the stock purchase agreement by Protek or any selling shareholder; or

•	At any time by Protek upon a material breach of the stock purchase agreement by Daleen Holdings.

The ability of Daleen Holdings, Protek and certain shareholders of Protek to waive closing conditions under or to terminate the Protek stock purchase agreement are materially limited by our rights and the rights of the Quadrangle Investors under a transaction support agreement. See “— Transaction Support Agreement.” There can be no assurance that all closing conditions will be met or waived or that the Protek acquisition ultimately will be consummated.

      We have been notified by Protek of a tax investigation of its Russian subsidiary by the Department of Internal Affairs of the Central Administrative Region of the City of Moscow. Protek has informed us that it does not believe any facts exist that will lead to any material liability of the subsidiary. The parties are evaluating the potential implications on the Protek stock purchase agreement. Because our analysis of the Protek situation is in its initial stages, we are unable at this time to determine the potential consequences on the Merger and related transactions.

      A copy of the Protek stock purchase agreement has been filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004.

Transaction Support Agreement

      As a condition to the Merger Agreement, we have entered a transaction support agreement with Daleen Holdings, the Quadrangle Investors, Behrman Capital, SEF, Protek and certain stockholders of Protek. The purpose of the transaction support agreement is to coordinate the performance and consummation of the Merger Agreement, the Protek stock purchase agreement, and the investment agreement and to impose restrictions on the exercise of termination rights and waiver of conditions under those transaction agreements.

      The following is a summary of the terms of the transaction support agreement. As a summary, this section is qualified by, and not a substitute for, the provisions of the transaction support agreement, which we have filed as an exhibit to our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004.

Restrictions on Termination Rights and Waiver Conditions

•	The consummation of each of the transaction agreements is contingent upon the consummation of the other transaction agreements and all transaction agreements will close concurrently.

•	With the exception of certain Protek stockholders, the parties to the transaction support agreement cannot exercise certain termination rights under the transaction agreements without written consent of the other parties.

•	If any of the transaction agreements are terminated, the terminating parties must provide written notice to the other parties who will cause the other transaction agreements to terminate.

•	No material representations, warranties, conditions, covenants, or agreements in any of the transaction agreements can be amended, waived or modified, and no material conditions can be waived, without prior written consent of the other parties to the transaction agreement.

Certain Fees

•	If we terminate the Merger Agreement, we must pay to both the Quadrangle Investors and Protek, respectively, a fee equal to each parties’ respective transaction expenses, including out-of-pocket fees, costs and expenses incurred in connection with the transaction support agreement and the transaction agreements.

•	If after terminating the Merger Agreement, our Board of Directors recommends to our stockholders a competing transaction, or if we enter into or approve a definitive agreement with respect to, or consummate, a competing transaction within 12 months following the termination, we must pay the Quadrangle Investors a termination fee of $500,000.

      A copy of the transaction support agreement has been filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004.

Amounts Paid by Daleen Holdings to or on Behalf of Behrman Capital

      Daleen Holdings has agreed to pay Behrman Capital’s legal expenses incurred in connection with the Merger and related transactions in an amount not to exceed $65,000.

Amounts Paid by the Company to or on Behalf of Behrman Capital

      The Company has paid a $100,000 fee under the Behrman Facility.

Quadrangle Fee Letter

      The Company has agreed to pay Quadrangle Advisors a fee equal to $400,000 for its assistance in negotiating the letter of intent in respect of the Protek acquisition, structuring the concurrent Protek acquisition and contemplated merger, conducting a due diligence investigation of Protek, assessing the product portfolios of the Company and Protek, structuring a management incentive plan for Daleen Holdings and assisting in the negotiation of management employment agreements on behalf of Daleen Holdings and negotiating and facilitating the final execution of the Protek acquisition agreement.

SUMMARY HISTORICAL FINANCIAL DATA

      The summary historical financial data set forth below as of and for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 and are derived from our audited consolidated financial statements. The summary financial information as of and for the six months ended June 30, 2004 and 2003 are derived from our unaudited financial statements for such periods. The summary historical financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and consolidated notes contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, which is attached as Appendix D to this proxy statement, and in our most recent Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, which is attached as Appendix E to this proxy statement. Copies of our Annual Report on Form 10-K/A may be inspected or obtained by accessing our public filings with the Securities and Exchange Commission. See the section of this proxy statement entitled “WHERE YOU CAN FIND MORE INFORMATION” for instructions.

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2004	1999	2000	2001	2002	2003

	(Unaudited)

	(Dollars in millions)
Consolidated Statement of Operations Data:
Total Revenue	$8,284	$8,073	$20,725	$43,629	$12,432	$6,604	$18,152
Total Cost of Revenue	2,633	2,928	7,785	14,560	8,948	2,755	5,818

Gross Margin	5,651	5,145	12,940	29,069	3,484	3,849	12,334
Total operating expenses	8,645	9,924	29,609	75,310	95,598	14,267	16,165

Operating loss	(2,994)	(4,779)	(16,669)	(46,241)	(92,114)	(10,418)	(3,831)
Nonoperating income	163	9	1,329	2,456	1,125	757	221

Net loss	(2,831)	(4,770)	(15,340)	(43,785)	(90,989)	(9,661)	(3,610)

Net loss applicable to common stockholders per share — basic and diluted	$(0.06)	$(0.10)	$(1.06)	$(2.02)	$(5.47)	$(0.40)	$(0.08)

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$6,080	$1,400	$52,852	$22,268	$13,093	$6,589	$2,497
Total assets	16,602	13,509	133,881	99,462	21,193	18,789	13,026
Current portion of long-term debt and obligations under capital leases	78	2	—	129	—	164	26
Long-term debt and obligation under capital leases, less current portion	2	—	—	607	—	26	—
Stockholders’ equity	12,286	5,325	119,457	77,501	14,262	13,707	10,095

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our Common Stock is traded on the Over The Counter (OTC) Bulletin Board under the symbol “DALN.OB.” From July 12, 2002 to December 31, 2002 our common stock was traded on the Nasdaq SmallCap Market under the symbol “DALN.” Our common stock was traded on The Nasdaq Stock Market under the symbol “DALN” from October 1, 1999 to July 12, 2002.

      The closing sale price of our common stock as reported by the OTC on August 30, 2004 was $0.04 per share. The price per share reflected in the table below represents the range of low and high closing sale prices and bid quotations, as applicable, for our common stock as reported by The Nasdaq Stock Market, the Nasdaq SmallCap Market or the OTC for the periods indicated:

2004	High	Low

First Quarter	$0.38	$0.06
Second Quarter	0.17	0.03
Third Quarter (through August 30, 2004)	0.05	0.04

2003	High	Low

First Quarter Ended March 31, 2003	$0.13	$0.06
Second Quarter Ended June 30, 2003	0.17	0.07
Third Quarter Ended September 30, 2003	0.27	0.10
Fourth Quarter Ended December 31, 2003	0.40	0.16

2002	High	Low

First Quarter Ended March 31, 2002	$0.45	$0.17
Second Quarter Ended June 30, 2002	0.24	0.13
Third Quarter Ended September 30, 2002	0.17	0.11
Fourth Quarter Ended December 31, 2002	0.25	0.08

      Since becoming a public company in 1999, we have not paid any cash dividend to our stockholders, and we do not presently anticipate the payment of cash dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the amount and percent of shares of our Common Stock and Series F Preferred Stock as a class that, as of July 31, 2004, are deemed under the rules of the SEC to be “beneficially owned” by (i) any person or “group” (as that term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our Common Stock, (ii) each of our named executive officers and directors, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. As of July 31, 2004, there were 46,911,152 shares of our Common Stock and 449,237 shares of our Series F Preferred Stock issued and outstanding.

				Series F
	Common Stock			Preferred Stock
	Beneficially Owned			Beneficially Owned

	Number of		Percentage	Number of		Percentage
Name of Beneficial Owner(1)	Shares		of Class(2)	Shares		of Class(3)

Quadrangle Capital Partners LP(4)	74,199,632	(5)	79.36%	380,467		84.69%
Behrman Capital II L.P.(6)	58,863,523	(7)	69.65%	219,744		48.91%
Strategic Entrepreneur Fund II, L.P.(6)	790,579	(8)	1.67%	2,980		*
HarbourVest Partners V — Direct Fund L.P.(9)	3,818,063		8.14%	—		—
HarbourVest Partners VI — Direct Fund, L.P.(9)	15,452,616	(10)	24.78%	126,195	(11)	26.00%
SAIC Venture Capital Corporation(12)	13,836,046	(13)	23.65%	94,646	(14)	19.87%
St. Paul Venture Capital IV, L.L.C.(15)	795,566		1.70%	—		—
St. Paul Venture Capital Affiliates Fund I, L.L.C.(15)	22,497		*	—		—
St. Paul Venture Capital VI, LLC(15)	3,090,523	(16)	6.18%	25,239	(17)	5.53%
ABS Ventures IV, L.P.(18)	3,180,967	(19)	6.43%	20,633	(20)	4.53%
ABX Fund, L.P.(18)	564,006	(21)	1.19%	4,606	(22)	1.02%
NorthBay Opportunities, L.P.(23)	2,317,862	(24)	4.78%	13,304	(25)	2.93%
NorthBay International Opportunities, Ltd.(23)	772,662	(26)	1.63%	4,435	(27)	*
James Daleen	659,399	(28)	1.39%	—		—
Gordon Quick(29)	—		—	—		—
David McTarnaghan	267,559	(30)	*	—		—
Ofer Nemirovsky	19,353,179	(31)	30.99%	126,195	(32)	26.00%
Daniel J. Foreman	969,177	(33)	2.06%	—		—
Dennis Sisco	82,500	(34)	*	—		—
Stephen J. Getsy	217,223	(35)	*	—		—
John S. McCarthy	585,023	(36)	1.24%	1,861	(37)	*
All directors and executive officers as a group (8 persons)	22,134,060	(38)	34.56%	128,056	(39)	22.18%

*	Less than 1% of the outstanding Common Stock or Series F Preferred Stock.

(1)	Except as set forth herein, the street address of each named beneficial owner is c/o Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487.

(2)	For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding includes (i) 46,911,152 shares of Common Stock outstanding as of July 31, 2004, (ii) shares of Common Stock issuable by us pursuant to options or warrants held by the respective person or group which may be exercised within 60 days following July 31, 2004 (“Presently Exercisable Options”), and (iii) shares of Common Stock issuable by us upon conversion of shares of Series F Preferred Stock held by the respective person or group, including shares of Series F Preferred Stock issuable upon exercise of warrants (“Series F warrants”) held by such person or group. The Common Stock warrants, shares of Series F Preferred Stock, Series F warrants and the Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person or group holding such warrant and options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group based on a conversion rate at July 31, 2004 of 122.4503 shares of Common Stock for each share of Series F Preferred Stock converted. The number of shares of Common Stock deemed outstanding includes (i) warrants to purchase 10,757,939 shares of Common Stock at an exercise price of $0.9060 per share, (ii) warrants to purchase 500,000 shares of Common Stock at an exercise price of $0.17 per share and (iii) warrants to purchase 250,000 shares of Common Stock at an exercise price of $0.17 per share.

(3)	For purposes of calculating the percentage beneficially owned, the number of shares of Series F Preferred Stock deemed outstanding includes (i) 449,237 shares of Series F Preferred Stock outstanding on July 31, 2004, and (ii) shares of Series F Preferred Stock issuable by us upon exercise of Series F warrants held by the respective person or group. The shares of Series F Preferred Stock issuable upon exercise of Series F warrants are considered to be outstanding and to be beneficially owned by the person or group holding such warrant for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(4)	Based solely on information filed with the Commission on Schedule 13D (Amend. No. 1) (the “Quadrangle 13D”) on May 18, 2004, and on information available to the Company, Quadrangle Select Partners LP, Quadrangle Capital Partners-A LP, Quadrangle GP Investors LP and Quadrangle GP Investors LLC may be deemed to share beneficial ownership with Quadrangle Capital Partners LP, with respect to our securities registered in the name of SAIC Venture Capital Corporation, Behrman Capital II L.P., Strategic Entrepreneur Fund II, L.P., HarbourVest Partners — Direct Fund L.P. and HarbourVest Partners VI — Direct Fund, L.P. Shares of our securities registered in the name of such parties are the subject of respective voting agreements (the “Voting Agreements”) between each such stockholder and Quadrangle Capital Partners LP. An aggregate amount of 27,611,334 shares of our Common Stock and 380,467 shares of our Series F Preferred Stock is subject to the Voting Agreements. Steven Rattner, David A. Tanner, Peter R. Ezersky, Joshua L. Steiner and Michael Huber, the managing members of Quadrangle GP Investors LLC, may be deemed to share voting power with respect to our securities subject to any of the Voting Agreements. Messrs. Rattner, Tanner, Ezersky, Steiner and Huber disclaim beneficial ownership of the shares subject to the Voting Agreements. The address of each of the reporting persons is 375 Park Avenue, 14th Floor, New York, New York 10152.

(5)	The shares include 46,588,298 shares of Common Stock issuable upon the conversion of 380,467 shares of Series F Preferred Stock.

(6)	Based solely on information filed with the Commission on Schedule 13D (Amend. No. 2) (the “Behrman 13D”) on May 18, 2004, and on information available to the Company, Behrman Brothers, L.L.C. (“Behrman Brothers”), the general partner of Behrman Capital II L.P. (“Behrman Capital”) and Messrs. Grant G. Behrman and William M. Matthes, managing members of Behrman Brothers, may be deemed to share beneficial ownership with Behrman Capital, with respect to our securities registered in the name of Behrman Capital. Mr. Behrman, the general partner of Strategic Entrepreneur Fund II, L.P. (“SEF”) may be deemed to share beneficial ownership with SEF, with respect to our securities registered in the name of SEF. Amounts reported for Behrman Capital and SEF are based on the Behrman 13D. The address of each of the reporting persons is 126 East 56th Street, 27th Floor, New York, NY 10022.

(7)	The shares include 26,907,719 shares of Common Stock issuable upon the conversion of 219,744 shares of Series F Preferred Stock and warrants to purchase 10,697,386 shares of Common Stock at an exercise price of $0.9060 per share.

(8)	The shares include 364,902 shares of Common Stock issuable upon the conversion of 2,980 shares of Series F Preferred Stock and warrants to purchase 137,439 shares of Common Stock at an exercise price of $0.9060 per share.

(9)	Based solely on information filed with the Commission on Schedule 13D (Amend. No. 4) (the “HarbourVest 13D”) on May 28, 2004, HarbourVest Partners, LLC (“HarbourVest”) is the sole managing member of HVP V — Direct Associates LLC (“Associates V”) and HVP VI — Direct Associates LLC (“Associates VI”), the sole general partners of HarbourVest Partners V — Direct Fund L.P. (“Fund V”) and HarbourVest Partners VI — Direct Fund L.P. (“Fund VI”), respectively, and Messrs. D. Brooks Zug and Edward W. Kane are the managing members of HarbourVest. HarbourVest, as the sole managing member of Associates V and Associates VI, and Messrs. Zug and Kane, as the managing members of HarbourVest, may each be deemed to beneficially own all of our securities registered in the name of Fund V and Fund VI. Messrs. Kane and Zug disclaim beneficial ownership of such securities, except to the extent of their pecuniary interest therein. Associates V, as the sole general partner of Fund V, and Fund V as the record owner, may each be deemed to beneficially own all of our securities registered in the name of Fund V. Associates VI, as the sole general partner of Fund VI, and Fund VI as the record owner, may each be deemed to beneficially own all of our securities registered in the name of Fund VI. The address of each of the reporting persons is One Financial Center, 44th Floor, Boston, MA 02111.

(10)	Based on the HarbourVest 13D, the shares include (i) 11,037,548 shares of Common Stock issuable upon the conversion of 90,139 shares of Series F Preferred Stock and (ii) 4,415,068 shares of Common Stock issuable upon conversion of 36,056 shares of Series F Preferred Stock that may be acquired by Fund VI upon exercise of Series F warrants.

(11)	Based on the HarbourVest 13D, the shares include 36,056 shares of Series F Preferred Stock issuable upon exercise of Series F warrants held by Fund VI.

(12)	Based solely on information filed with the Commission on Schedule 13D (Amend. No. 3) (the “SVCC 13D”) on May 13, 2004, SAIC Venture Capital Corporation (“SVCC”) is a wholly-owned subsidiary of Science Applications International Corporation (“SAIC”). SVCC and SAIC may each be deemed to beneficially own all of our securities registered in the name of SVCC. The address of SVCC is 3993 Howard Hughes Parkway, Suite 570, Las Vegas, NV 89109 and the address of SAIC is 10260 Campus Point Drive, San Diego, CA 92121.

(13)	Based on the SVCC 13D, the shares include (i) 8,278,130 shares of Common Stock issuable upon conversion of 67,604 shares of Series F Preferred Stock and (ii) 3,311,301 shares of Common Stock issuable upon conversion 27,042 shares of Series F Preferred Stock that may be acquired by SVCC upon exercise of Series F warrants.

(14)	Based on the SVCC 13D, the shares include 27,042 shares of Series F Preferred Stock issuable upon exercise of Series F warrants held by SVCC.

(15)	Based solely on information filed with the Commission on Schedule 13G (Amend. No. 2) (the “St. Paul 13G”) on July 2, 2004, The St. Paul Travelers Companies, Inc. (“The St. Paul”) owns 100% of St. Paul Fire and Marine Insurance Company (“F&M”), and F&M owns 99% of St. Paul Venture Capital IV, LLC (“SPVC IV”) and St. Paul Venture Capital VI, LLC (“SPVC VI”). SPVC IV, SPVC VI and St. Paul Venture Capital Affiliates Fund I, LLC (“SPVC Affiliates”) are jointly managed by Vesbridge Partners, LLC (“Vesbridge”) and Split Rock Partners, LLC. Voting and investment power has been delegated solely to Vesbridge. Each of The St. Paul and F&M may be deemed to beneficially own the shares held by SPVC IV and SPVC VI, and Vesbridge may be deemed to beneficially own the shares held by SPVC IV, SPVC VI and SPVC Affiliates. The address of the St. Paul and F&M is 385 Washington St., St. Paul, MN 55102. The address of Vesbridge is 1700 West Park Drive, Westborough, MA 01581.

(16)	Based on the St. Paul 13G, the shares include (i) 2,207,534 shares of Common Stock issuable upon the conversion of 18,028 shares of Series F Preferred Stock and (ii) 882,989 shares of Common Stock issuable upon conversion of 7,211 shares of Series F Preferred Stock that may be acquired by SPVC VI upon exercise of Series F warrants.

(17)	Based on the St. Paul 13G, the shares include 7,211 shares of Series F Preferred Stock issuable upon exercise of Series F warrants held by SPVC VI.

(18)	ABS Ventures IV, L.P. (“ABS”) and ABX Fund, L.P. (“ABX”) may be deemed to be under common control. Bruns Grayson and Philip Bleche are the managing members of the respective general partner to each ABS and ABX and control the investment and voting power of each of ABS and ABX. The street address of the named beneficial owners is 1 South Street Suite 2150 Baltimore, MD 21202-3220.

(19)	The shares include (i) 1,804,673 shares of Common Stock issuable upon conversion of 14,738 shares of Series F Preferred Stock and (ii) 721,845 shares of Common Stock issuable upon conversion of 5,895 shares of Series F Preferred Stock that may be acquired by ABS upon exercise of Series F warrants.

(20)	The shares include 5,895 shares of Series F Preferred Stock issuable upon exercise of Series F warrants held by ABS.

(21)	The shares include (i) 402,861 shares of Common Stock issuable upon the conversion of 3,290 shares of Series F Preferred Stock and (ii) 161,145 shares of Common Stock issuable upon conversion of 1,316 shares of Series F Preferred Stock that may be acquired by ABX upon exercise of Series F warrants.

(22)	The shares include 1,316 shares of Series F Preferred Stock issuable upon exercise of Series F warrants held by ABX.

(23)	The sole general partner of NorthBay Opportunities, L.P., a Delaware limited partnership, is BayStar Management, LLC. The Investment Manager of NorthBay International Opportunities, Ltd., a British Virgin Islands corporation, is BayStar International Management, LLC. Both BayStar Management, LLC and BayStar International Management, LLC are owned equally by NorthBay Partners, LLC, a Wisconsin limited liability company, and MarinView Capital, LLC, a Delaware limited liability company. Michael Roth and Brian Stark share the investment and voting power of NorthBay Opportunities, L.P. and NorthBay International Opportunities Ltd. The street address of the named beneficial owner is 1500 W. Market Street, Suite 200, Mequon, WI 53092.

(24)	The shares include (i) 966,868 shares of Common Stock issuable upon the conversion of 7,896 shares of Series F Preferred Stock and (ii) 662,211 shares of Common Stock issuable upon conversion of 5,408 shares of Series F Preferred Stock that may be acquired by NorthBay Opportunities, L.P. upon exercise of Series F warrants.

(25)	The shares include 5,408 shares of Series F Preferred Stock issuable upon exercise of Series F warrants held by NorthBay Opportunities, L.P.

(26)	The shares include (i) 322,289 shares of Common Stock issuable upon the conversion of 2,632 shares of Series F Preferred Stock and (ii) 220,778 shares of Common Stock issuable upon conversion of 1,803 shares of Series F Preferred Stock that may be acquired by NorthBay International Opportunities, Ltd. upon exercise of Series F warrants.

(27)	The shares include 1,803 shares of Series F Preferred Stock issuable upon exercise of Series F warrants held by NorthBay International Opportunities, Ltd.

(28)	The shares include 609,375 shares issuable upon exercise of Presently Exercisable Options, 48,220 shares held by the James Daleen Irrevocable Trust and 1,804 shares held by Mr. Daleen’s wife. Mr. Daleen disclaims beneficial ownership of the shares held by the trust and his wife.

(29)	Mr. Quick commenced employment with Daleen on December 20, 2002 and beneficially owned no shares as of July 31, 2004.

(30)	The shares include 265,559 shares issuable upon exercise of Presently Exercisable Options.

(31)	The shares include (i) 82,500 shares of Common Stock issuable upon exercise of Presently Exercisable Options, (ii) 3,818,063 shares of Common Stock owned by HarbourVest Partners V — Direct Fund L.P. (“Fund V”), (iii) 11,037,548 shares of Common Stock issuable upon the conversion of 90,139 shares of Series F Preferred Stock held by HarbourVest Partners VI — Direct

Fund L.P., (“Fund VI”) and (iv) 4,415,068 shares of Common Stock issuable upon conversion of 36,056 shares of Series F Preferred Stock that may be acquired upon exercise of Series F warrants held by Fund VI. Mr. Nemirovsky is a managing director of HarbourVest Partners LLC and a member of HVP V — Direct Associates LLC and HVP VI — Direct Associates LLC, the general partners of Fund V and Fund VI, respectively, and therefore may be deemed to share beneficial ownership of the Common Stock held by Fund V and Fund VI. Mr. Nemirovsky disclaims beneficial ownership of these shares.

(32)	The shares include (i) 90,139 shares of Series F Preferred Stock held by Fund VI and (ii) 36,056 shares of Series F Preferred Stock issuable upon exercise of Series F warrants held by Fund VI. Mr. Nemirovsky disclaims beneficial ownership of these shares.

(33)	The shares include (i) 82,500 shares of Common Stock issuable upon exercise of Presently Exercisable Options, (ii) 620,669 shares of Common Stock held by ABN AMRO Inc., (iii) 224,614 shares of Common Stock held by I Eagle Trust and (iv) 41,394 shares of Common Stock held by Burnham Capital, LLC. I Eagle Trust and Burnham Capital, LLC are affiliates of ABN AMRO Inc. Mr. Foreman, a director of Daleen, is a managing director of ABN AMRO Inc. and therefore may be considered to share beneficial ownership of these shares. Mr. Foreman disclaims ownership of these shares.

(34)	The shares include 82,500 shares of Common Stock issuable upon exercise of Presently Exercisable Options. Mr. Sisco is a member of Behrman Brothers L.L.C., an investment firm that is the general partner of Behrman Capital II L.P. Mr. Sisco does not have beneficial ownership in our securities held by Behrman Capital II L.P. or Strategic Entrepreneur Fund II, L.P.

(35)	The shares include (i) 166,250 shares of Common Stock issuable upon exercise of Presently Exercisable Options, and (ii) 50,973 shares of Common Stock held by the Stephen Getsy Living Trust.

(36)	The shares include (i) 82,500 shares of Common Stock issuable upon exercise of Presently Exercisable Options, (ii) 159,401 shares of Common Stock held by Gateway Partners, L.P. (“Gateway”), (iii) 24,092 shares of Common Stock held by Mr. McCarthy, (iv) 198,002 shares of Common Stock issuable upon the conversion of 1,617 shares of Series F Preferred Stock held by Gateway, (v) 29,878 shares of Common Stock issuable upon the conversion of 244 shares of Series F Preferred Stock held by Mr. McCarthy, (vi) warrants to purchase an aggregate of 79,182 shares of Common Stock held by Gateway, and (vii) warrants to purchase an aggregate of 11,968 shares of Common Stock held by Mr. McCarthy. The warrants have an exercise price of $0.9060 per share. Mr. McCarthy is a managing general partner of Gateway and may be deemed to share beneficial ownership of Common Stock held by Gateway. Mr. McCarthy disclaims beneficial ownership of the shares held by Gateway.

(37)	The shares include (i) 1,617 shares of Series F Preferred Stock held by Gateway and (ii) 244 shares of Series F Preferred Stock held by Mr. McCarthy. Mr. McCarthy disclaims beneficial ownership of the shares held by Gateway.

(38)	The shares include (i) 11,265,428 shares of Common Stock issuable upon the conversion of 92,000 shares of Series F Preferred Stock, (ii) 4,415,068 shares of Common Stock issuable upon the conversion of 36,056 shares of Series F Preferred Stock that may be acquired upon exercise of Series F Warrants, (iii) 1,371,184 shares issuable upon exercise of Presently Exercisable Options, and (iv) warrants to purchase an aggregate of 91,150 shares of Common Stock. Amount includes an aggregate of 20,643,965 shares for which beneficial ownership is disclaimed. See the footnotes above for further explanation of these securities.

(39)	The shares include 36,056 shares of Series F Preferred Stock that may be acquired upon exercise of Series F warrants. Amount includes an aggregate of 127,812 shares for which beneficial ownership has been disclaimed (see footnotes 31 and 35).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Abiliti Solutions, Inc. and 2002 Private Placement of Series F Preferred Stock

      On December 20, 2002, a wholly-owned subsidiary of ours acquired substantially all of the assets and assumed certain liabilities of Abiliti Solutions, Inc. As consideration for the asset acquisition, we issued to Abiliti 11,406,284 shares of our Common Stock, 115,681 shares of our Series F Preferred Stock, and warrants to purchase 5,666,069 additional shares of our Common Stock at an exercise price of $0.906 per share.

      Concurrently with the acquisition of Abiliti, we completed a private placement of 10,992,136 shares of our Common Stock, 115,681 shares of our Series F Preferred Stock, warrants to purchase 5,666,069 additional shares of our Common Stock at an exercise price of $0.906 per share and warrants to purchase 500,000 additional shares of our Common Stock at an exercise price of $0.17 per share, for cash proceeds to us of approximately $5.015 million in cash. The purchasers in the private placement were Behrman Capital and SEF, which were stakeholders of Abiliti. Behrman Capital and SEF beneficially owned approximately 48% of our Common Stock as of August 20, 2004 on a fully diluted basis.

      Effective upon the consummation of the private placement, Mr. Paul Cataford resigned from, and Mr. Gordon Quick, former President and Chief Executive Officer of Abiliti, Dennis F. Sisco and John S. McCarthy were appointed to, our Board of Directors. In connection with the private placement, we agreed to cause the nomination of two directors designated by Behrman Capital and SEF and one director designated by HarbourVest Partners V–Direct Fund L.P. and HarbourVest Partners VI–Direct Fund L.P. The HarbourVest partnerships beneficially owned approximately 8.1% of our Common Stock as of August 20, 2004. Pursuant to a supplemental voting agreement entered into by Behrman Capital, SEF, the HarbourVest partnerships and Abiliti, dated October 7, 2002, each of the parties thereto agreed to vote their shares of our Common Stock and Series F Preferred Stock at our 2003 annual meeting for the directors designated by Behrman Capital and SEF and the HarbourVest partnerships as described above. At our 2003 annual meeting, Messrs. Dennis G. Sisco and John S. McCarthy, the designees of Behrman Capital and SEF, and Mr. Ofer Nemirovsky, the designee of the HarbourVest partnerships, were elected as directors. The supplemental voting agreement terminated as of our 2003 annual meeting.

      In connection with the 2002 private placement, we entered into a registration rights agreement with Behrman Capital and SEF, pursuant to which we agreed to file up to three registration statements at any time after the later of November 8, 2002 and the closing of the Abiliti acquisition and the 2002 private placement upon the demand of holders of more than a majority of, and covering, the following: (i) our Common Stock issuable upon conversion of the Series F Preferred Stock issued in each of the Abiliti acquisition and the 2002 private placement, (ii) our Common Stock issued in the Abiliti acquisition and the 2002 private placement, and (iii) our Common Stock issuable upon exercise of the warrants issued in the Abiliti acquisition and the 2002 private placement. In connection with the Abiliti acquisition and the 2002 private placement, we paid a fee in the amount of $650,000 to Behrman Brothers L.P., an entity under common control with Behrman Capital and SEF. We also reimbursed Behrman Capital and SEF $25,000 for costs and expenses incurred relating to the Abiliti acquisition and the 2002 private placement.

      In connection with the Abiliti acquisition and the 2002 private placement, we entered into a number of employment agreements and/or amendments to the already existing employment agreements with certain of our executive officers. Mr. Gordon Quick’s employment agreement became effective as of December 20, 2002. The agreement provides for an initial term of three years, with automatic one-year extensions, a $350,000 base salary, a performance-based bonus at an annual target of 50% of his then current base salary, compensation under our Long-Term Incentive Compensation Plan, and certain other benefits.

      We entered into an amended and restated employment agreement with Mr. James Daleen, our current Chairman and our former President and Chief Executive Officer, dated September 20, 2002. Pursuant to the agreement, upon completion of the Abiliti acquisition and the 2002 private placement and termination of Mr. Daleen’s employment in connection therewith, Mr. Daleen is entitled to certain severance benefits, including (i) a lump sum payment of $328,900 paid on the separation date, and (ii) an additional payment of $328,900 to be paid in equal installments over a period of 24 months, with the first payment on the first day of the thirteenth month following the date of Mr. Daleen’s termination. We also entered into a consulting agreement with Mr. Daleen, effective upon the termination of the amended and restated employment agreement described above, pursuant to which Mr. Daleen, for a period of six months, assisted us in the strategic initiatives and other services as directed by the new chief executive officer and our Board of Directors. As consideration, we paid Mr. Daleen $13,500 per month and reimbursed him for several expenses. In addition, Mr. Daleen is eligible to receive a participation percentage in our Long-Term Incentive Compensation Plan and 7.5% of the bonus pool upon a payout event, subject to vesting requirements. Mr. Daleen has entered into an agreement with us pursuant to which he has released certain rights under his settlement and release agreement in consideration of: (i) continued monthly payments of $13,704.17 on the first day of each month in accordance with the terms of the settlement and release agreement until the closing of the Merger and related transactions; (ii) a one-time payment of $274,083, less all payments made between April 29, 2004 and the date of the closing of the Merger and related transactions; and (iii) a one-time lump sum payment of $278,900.

      We entered into an amendment of our employment agreement with Ms. Jeanne Prayther, our former Chief Financial Officer, effective upon consummation of the Abiliti acquisition and the 2002 private placement. The amendment altered certain terms of our original employment agreement with Ms. Prayther, including vacation and severance benefits, increased target bonus eligibility to 35% of the then-current base salary, and entitled Ms. Prayther to participate in our Long-Term Compensation Plan. Ms. Prayther resigned as of May 28, 2004.

      We entered into an amendment of our employment agreement with Mr. David J. McTarnaghan, our Senior Vice President of Global Sales, which became effective upon consummation of the Abiliti acquisition and the 2002 private placement. The amendment altered certain terms of the original employment with Mr. McTarnaghan, including vacation and severance benefits, and entitles Mr. McTarnaghan to participate in our Long-Term Incentive Compensation Plan.

Certain Other Related Party Transactions

      SAIC Venture Capital Corporation, a wholly-owned subsidiary of SAIC, is a significant stockholder of ours. We derived revenue in 2003 from SAIC pursuant to a license and services agreement between SAIC and us. In addition, SAIC owns 48.4% of all voting stock of Danet, Inc., 100% of the voting stock of Telcordia Technologies, Inc., and 60% of the stock of Intesacol. Danet is a customer, a distributor of our products, and a service provider. Revenue related to Danet for the year ended December 31, 2003 was less than one percent of our total revenue. We paid $283,000 to Danet in 2003. We have a strategic alliance relationship and an OEM license agreement and services agreement with Telcordia. Revenue related to Telcordia in 2003 was $3,590. We have a services agreement with Intesacol. We paid $216,302 to Intesacol in 2003.

      In January 2001, we loaned Mr. James Daleen, our then Chairman and Chief Executive Officer, and currently a member of our Board of Directors, and his wholly owned limited partnership an amount of $1,237,823. The loan bore interest at a rate of 8.75% per annum. The principal was payable in full January 31, 2006 with interest payable annually on January 31st. The loan was secured by 901,945 shares of our Common Stock, and was non-recourse to the borrowers except to the extent of 901,945 shares held as collateral. On January 31, 2002, an interest payment of $119,871 was due and payable. The interest payment was not made, and as a result the loan was in default. Pursuant to the terms of the loan, we gave notice of default. On September 11, 2002, the borrowers surrendered our Common Stock held as collateral for the loan to us, and the loan was deemed satisfied. We entered into a consulting agreement with Mr. Daleen effective December 31, 2002. The agreement expired on June 30, 2003. Mr. Daleen was paid $13,500 per month and reimbursement of expenses. He is also eligible to participate in our Long-Term Incentive Compensation Plan at a participation percentage of 7.5%.

OTHER INFORMATION

Incorporation by Reference

      We are no longer permitted to “incorporate by reference” certain documents and information into this proxy statement and therefore are attaching our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 (File No. 0-27491) to this proxy statement as Appendices D and E, respectively.

Independent Accountants

      Our consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, which are included in our Annual Report on Form 10-K/A for the year ended December 31, 2003 attached to this proxy statement as Appendix D, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report therein, which contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit of $214.5 million at December 31, 2003, raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      We anticipate that a representative of KPMG LLP will attend the Special Meeting and will have the opportunity to make a statement and respond to appropriate questions.

Where You Can Find More Information

      The Merger will result in a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, as well as the opinion of VRC, are available for inspection and copying at our principal executive offices during regular business hours by any interested stockholder of ours, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487.

      We are currently subject to the information requirements of the Exchange Act as a result of our Common Stock being registered pursuant to the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, including the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information are available from the SEC’s Internet Website at www.sec.gov. Our Internet Website is at www.daleen.com. The contents of our website are not part of this proxy statement.

      This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make a proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement to vote your shares at our Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 31, 2004. You should not assume the information contained in this proxy statement is accurate as of any date other than that date.

Information About Annual Meeting Stockholder Proposals

      You may submit a proposal for consideration at future stockholder meetings, including director nominations. Under Rules 14a-8 of the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2004 annual meeting of stockholders must have been received no later than December 30, 2003 to be eligible for inclusion in our proxy materials for that meeting. We did not receive any stockholder proposals for inclusion in our proxy materials with respect to the 2004 annual meeting of stockholders by that date. Under these rules, we are not required to include stockholder proposals in our proxy materials relating to the 2004 annual meeting.

      In addition, our Certificate of Incorporation provides that in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver timely notice thereof. To be timely, a stockholder’s notice of any proposal or nomination must be delivered to the Corporate Secretary of Daleen not less then 90 days and not more than 120 days in advance of the first anniversary of the preceding annual meeting of stockholders which, in the case of the 2004 annual meeting of stockholders, was no earlier than February 11, 2004 and no later than March 12, 2004. We did not receive timely notice of any such nominations or other business with respect to the 2004 annual meeting of stockholders between those dates.

      If the Merger is approved and implemented, the surviving corporation will have an annual meeting in 2004, but such meeting will not be in accordance with the Exchange Act proxy rules, and you will not have a right to participate in that annual meeting. If the Merger is not completed, Daleen will have its 2004 annual meeting at a time, date and place to be announced at a later date.

Other Matters

      As of the date of this proxy statement, management knows of no matters other than those set forth in this proxy statement which will be presented for consideration at the Special Meeting. If any other matter or matters are properly brought before the Special Meeting or any adjournment thereof, the persons named in the accompanying proxy will have discretionary authority to vote or otherwise act, with respect to such matters in accordance with their judgment.

By Order of the Board of Directors,

Dawn R. Landry
Corporate Secretary

Boca Raton, FL

August 31, 2004

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AND SHARE EXCHANGE, AS AMENDED

CONFORMED TEXT

AGREEMENT AND PLAN OF MERGER AND

SHARE EXCHANGE

Among

DALEEN HOLDINGS, INC.,

PARALLEL ACQUISITION, INC.,

DALEEN TECHNOLOGIES, INC.,

BEHRMAN CAPITAL II, L.P.

and

STRATEGIC ENTREPRENEUR FUND II, L.P.

Dated as of May 7, 2004

i

		Page

SECTION 10.02.	NOTICES	39
SECTION 10.03.	CERTAIN DEFINITIONS; INTERPRETATION	40
SECTION 10.04.	SEVERABILITY	45
SECTION 10.05.	ENTIRE AGREEMENT; ASSIGNMENT	46
SECTION 10.06.	PARTIES IN INTEREST	46
SECTION 10.07.	SPECIFIC PERFORMANCE	46
SECTION 10.08.	GOVERNING LAW	46
SECTION 10.09.	CONSENT TO JURISDICTION	46
SECTION 10.10.	HEADINGS	46
SECTION 10.11.	COUNTERPARTS	46
SECTION 10.12.	WAIVER OF JURY TRIAL	47
Exhibits:
Exhibit A Exchanged Shares
Exhibit B Form of Escrow Agreement
Exhibit C Interim Balance Sheet
Exhibit D Stockholders Agreement

COMPANY DISCLOSURE SCHEDULE

Schedule No.	Summary Description

2.04	Company Options
3.01	Subsidiaries
3.03	Capitalization
3.05(a)	No Conflict
3.05(b)	Required Filings and Consents
3.06-1	Company Authorizations
3.06-2	Company Permits
3.07(g)	Amendments/Modifications to Documents filed with SEC
3.09	Changes or Events Since December 31, 2003
3.10	Litigation
3.11	Employee Benefit Plans
3.13	Real Property and Leases
3.14-b	Intellectual Property
3.14-c	Intellectual Property
3.14-d	Intellectual Property
3.14-e	Intellectual Property
3.14-f	Intellectual Property
3.14-g	Intellectual Property
3.15(a)	Taxes
3.15(b)	Taxes
3.15(f)	Taxes
3.15(g)	Taxes
3.16	Environmental Matters
3.17(a)	Material Contracts
3.17(b)	Unfurnished Material Contracts
3.21	Brokers
3.22	Customers

PARENT DISCLOSURE SCHEDULES

Schedule No.	Summary Description

4.04(a)	No Conflict
4.04(b)	Required Filings and Consents

OTHER DISCLOSURE SCHEDULES

Schedule No.	Summary Description

5.01	Conduct of Business
10.03	Specified Litigation

AGREEMENT AND PLAN OF MERGER AND SHARE EXCHANGE

      This is an AGREEMENT AND PLAN OF MERGER AND SHARE EXCHANGE, dated as of May 7, 2004 (this “Agreement”), made by and among Daleen Holdings, Inc., a Delaware corporation (“Parent”), Parallel Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), Daleen Technologies, Inc., a Delaware corporation (the “Company”), Behrman Capital II, L.P., a Delaware limited partnership (“Behrman”) and Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership (“SEF”). Certain terms used in this Agreement are defined in Section 10.03 below.

      Parent is a newly formed Delaware corporation that has been formed by the Company for the purpose of entering into and consummating the transactions contemplated by this Agreement. Concurrent with the execution and delivery of this Agreement, Quadrangle Capital Partners LP, a Delaware limited partnership (“QCP”), Quadrangle Select Partners LP, a Delaware limited partnership (“QSP”), Quadrangle Capital Partners-A LP, a Delaware limited partnership (“QCP-A” and collectively with QCP and QSP, “Quadrangle”), Behrman and SEF are entering into an Investment Agreement (the “Investment Agreement”), pursuant to and subject to the terms and conditions of which they have agreed to invest an aggregate of $30 million in cash in Parent in consideration of the issuance by Parent of shares of Parent Series A PIK Preferred. Also concurrent with the execution and delivery of this Agreement, Parent has agreed to purchase all outstanding shares of the outstanding capital stock of Protek Telecommunications Solutions Limited, a company organized in the United Kingdom (“Protek”) pursuant to and subject to the terms and conditions set forth in a Stock Purchase Agreement of even date herewith (the “Protek Agreement”). Concurrent therewith, the Company is entering into the Bridge Loan Facility with an operating subsidiary of Protek, and Behrman is providing a bridge loan facility to the Company.

      Behrman and SEF desire to exchange their existing holdings of the capital stock of the Company for a combination of shares of Parent PIK Preferred and Parent Common Stock, on the terms and subject to the conditions set forth herein (the “Share Exchange”). Upon consummation of the Share Exchange, the parties further desire to cause Acquisition Sub to merge with and into the Company, on the terms and subject to the conditions set forth herein (the “Merger”). These transactions are expected to have the effect of permitting the Company to cease to be a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      The respective boards of directors (or equivalent governing bodies) of Parent, Acquisition Sub, the Company, Behrman and SEF have approved and declared advisable this Agreement, the Share Exchange and the Merger, upon the terms and subject to the conditions hereof, whereby each Share not owned, directly or indirectly, by the Company, Parent or any of their respective Subsidiaries, excluding Shares held by persons who comply with all provisions of Delaware law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares, will be converted into the right to receive the respective consideration provided for herein pursuant to the Merger. In addition, certain stockholders of the Company have entered into Voting Agreements (collectively, the “Voting Agreements”), with Quadrangle, providing, among other things, that the stockholders party thereto shall vote all shares of the capital stock of the Company held by them in favor of the Merger and the other transactions contemplated by this Agreement.

      Valuation Research Corporation, financial advisor to the Company, has on the date hereof issued an opinion addressed to the Special Committee of the Board of Directors of the Company for the benefit of the Board of Directors of the Company and its stockholders as to the fairness, from a financial point of view, of the consideration to be issued to the stockholders of the Company in connection with the Merger.

      Parent, Acquisition Sub and the Company desire to make certain representations, warranties and agreements in connection with the Share Exchange, the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Share Exchange, the Merger and the other transactions contemplated by this Agreement.

      In consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Acquisition Sub, the Company, Behrman and SEF hereby agree as follows:

ARTICLE I

THE SHARE EXCHANGE AND THE MERGER

      SECTION 1.01     The Share Exchange.

      (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and the conditions set forth in Section 7.01 shall have been satisfied (unless, to the extent permitted hereby, waived), on the Closing Date, immediately prior to the Merger Closing, Behrman, SEF and Parent shall consummate the Share Exchange (the “Share Exchange Closing”) by making the respective deliveries set forth in paragraphs (b) and (c) following. Notwithstanding consummation of the Share Exchange Closing, if for any reason the Merger shall not occur or be deemed not to have occurred, the Share Exchange Closing shall be deemed void and of no effect, and the parties shall use their respective best efforts to reverse the deliveries set forth in paragraphs (b) and (c) below.

      (b) At the Share Exchange Closing, each of Behrman and SEF shall deliver to Parent all shares of the Series F Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Daleen Series F Preferred Stock”) held by it (all such shares of Daleen Series F Preferred Stock held by Behrman and SEF together, the “Exchanged Shares”), together with all certificates representing the same, duly endorsed in blank or with duly executed stock powers attached thereto, in proper form for transfer, free and clear of all Liens together with payment of any Taxes imposed on the transfer of such Exchanged Shares, and shall also deliver to Parent duly executed copies of the Stockholders Agreement.

      (c) At the Share Exchange Closing, Parent shall issue to Behrman and SEF in respect of each Exchanged Share,

(x) a number of shares of Parent PIK Preferred equal to the result obtained by dividing (A) $5,000,000 by (B) the product of the Parent PIK Value and the aggregate number of Exchanged Shares, plus

(y) a number of shares of Parent Common Stock equal to the result obtained by dividing (A) the excess of (X) the Series F Value times the aggregate number of Exchanged Shares over (Y) $5,000,000, by (B) the product of the Parent Common Stock Value and the aggregate number of Exchanged Shares;

in each case duly certificated in the names of Behrman and SEF as the respective record holders thereof (collectively, the “Share Exchange Consideration”); provided, however, that certificates in respect of the Escrow Percentage of the shares of Parent PIK Preferred included in the Share Exchange Consideration and the Escrow Percentage of the shares of Parent Common Stock included in the Share Exchange Consideration shall be delivered to the Escrow Agent as contemplated by Section 2.05. The aggregate number of shares of Parent PIK Preferred and Parent Common Stock issued to Behrman and SEF respectively in the Share Exchange will be rounded down to the nearest whole share, without payment for any fractional shares eliminated by such rounding. For purposes of this Agreement, “Parent PIK Value” shall mean $100, and “Parent Common Stock Value” shall mean $25. The “Series F Value” shall mean $34.28 per share of Daleen Series F Preferred Stock.

      (d) Each of Behrman and SEF hereby represents, warrants and covenants, severally and not jointly, both as of the date hereof and as of the Share Exchange Closing, that (i) it holds record and beneficial title to the number of shares of Common Stock, par value $0.01 per share, of the Company (the “Daleen Common Stock”) and Daleen Series F Preferred Stock set forth next to its name on Exhibit A, free and clear of all Liens other than Liens created by this Agreement, (ii) upon delivery of the Share Exchange Consideration, Parent will have good, legal and marketable title to the representing entity’s Exchanged Shares, free and clear of all Liens, (iii) except for this Agreement and such representing entity’s Voting

2

Agreement, none of such entity’s Exchanged Shares is subject to any voting trust, proxy or other contract, agreement or arrangement, including any such contract, agreement or arrangement relating to the voting, dividend rights, liquidation rights, redemption rights or disposition of any such Exchanged Shares, (iv) there are no subscriptions, options, warrants, calls, preemptive rights or rights of conversion or other rights, agreements, arrangements or commitments relating to the Exchanged Shares obligating such representing entity to sell or transfer any Exchanged Shares and (v) it shall not at any time prior to Closing (or earlier termination of this Agreement in accordance with the terms hereof) enter into or effect any contract, agreement, arrangement or transaction that would reasonably be expected to have the effect of causing any of the foregoing representations and warranties to be incorrect in any material respect.

      SECTION 1.02.     The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Acquisition Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

      SECTION 1.03.     Effective Time; Closing. As promptly as practicable after, but not later than the second business day following, the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, the Share Exchange Closing and consummation of the other transactions contemplated by this Agreement (the “Merger Closing” and, together with the Share Exchange Closing, the “Closing”) at the offices of Kirkpatrick & Lockhart LLP located at 599 Lexington Avenue, New York, New York at 11 a.m., local time, on or before September 30, 2004, or at such other time, date and/or place as the parties may mutually agree in writing (the date of such Closing, the “Closing Date”).

      SECTION 1.04.     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of each of the Company and Acquisition Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

      SECTION 1.05.     Certificate of Incorporation; By-laws.

      (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

      (b) At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

      SECTION 1.06.     Directors and Officers. The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      SECTION 1.07.     Other Effects. From and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company, all as provided under Delaware law.

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ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.01.     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holders of any of the following securities:

(a) Each Share of Daleen Series F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(d) (including Exchanged Shares) and other than Dissenting Shares) shall convert into the right to receive (subject to the escrow provided for in Section 2.05):

(i) cash per share equal to the result obtained by dividing (x) the result obtained by subtracting from $4,600,000 the sum of all amounts to be paid under paragraph (c) of this Section (assuming for purposes of such calculation that there are no Dissenting Shares), by (y) the aggregate number of shares of Daleen Series F Preferred Stock held by record holders (other than Parent) in respect of which such record holders have not duly and timely delivered an Equity Election Notice (it being acknowledged and agreed that in no event shall the amount of cash per share payable under this Section 2.01(a)(i) exceed the Series F Value); plus

(ii) a number of fully paid and nonassessable shares of Parent Common Stock equal to the result obtained by dividing (x) the excess of the Series F Value over the per share amount resulting from the calculation in clause (i) immediately preceding, by (y) the Parent Common Stock Value;

provided, however, that in the event that an Equity Election has been validly made in respect of a share of Daleen Series F Preferred Stock, and not withdrawn by the record holder thereof, in accordance with Section 2.02, such share shall convert instead into the right to receive that number of fully paid and nonassessable shares of Parent Common Stock equal to the result obtained by dividing the Series F Value by the Parent Common Stock Value, subject to the escrow provided for in Section 2.05.

(b) [Reserved].

(c) Each share of Daleen Common Stock issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(d) and other than Dissenting Shares) shall convert into the right to receive $0.0384 in cash (subject, in the case of shares of Daleen Common Stock held by Behrman and SEF, to the escrow described in Section 2.05 below).

(d) Each share of the capital stock of the Company (“Share”) held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(e) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(f) As of the Effective Time, all Shares outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.01(d)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates which prior thereto represented Shares shall cease to have any rights with respect thereto, except the right to receive, for each Share represented by such certificate, the respective consideration provided for in Section 2.01(a), (b) or (c) (“Merger Consideration”), as the case may be, without interest, or, if such holder is a Dissenting Stockholder, the rights, if any, afforded to such holder under Section 262 of the DGCL.

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(g) Notwithstanding anything in this Agreement to the contrary, any Shares held by a person (a “Dissenting Stockholder”) who shall have demanded and perfected a right to receive payment of the fair value of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted as described in Section 2.01(a), (b) or (c), as the case may be, unless such holder fails to comply with the provisions of Section 262 of the DGCL or withdraws or otherwise loses its right to receive such fair value payment. At the Effective Time, by virtue of the Merger and without any action on the part of the Dissenting Stockholder, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive only those rights provided under the DGCL. If, after the Effective Time, such Dissenting Stockholder fails to comply with the provisions of Section 262 of the DGCL or withdraws or loses his or her right to receive such fair value payment, such Dissenting Stockholder’s Shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive for each such Share the respective Merger Consideration provided for in Section 2.01(a), (b) or (c), as the case may be, without interest. The Company shall give Parent (i) prompt notice of any demands to receive payment of fair value of shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

      SECTION 2.02.     Equity Election.

      (a) Each record holder of Daleen Series F Preferred Stock as of the record date for the Company Stockholders Meeting shall be entitled to make an election (an “Equity Election”) to receive in respect of the shares for which such election is made (subject to the terms and conditions of this Agreement) shares of Parent Common Stock in accordance with the proviso to Section 2.01(a) (the “Equity Election Consideration”). Such Equity Election may be made on or prior to the Election Date to receive in respect of the shares for which such election is made the Equity Election Consideration, on the basis hereinafter set forth.

      (b) Prior to the mailing of the Company Proxy Statement, Parent and Acquisition Sub shall appoint SunTrust Bank or another national bank or trust company mutually acceptable to Parent and the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration, and Parent shall enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably acceptable to the Company.

      (c) The Company shall, subject to any required clearance by the Securities and Exchange Commission (the “SEC”), prepare and mail a Equity Election Notice, which form shall be subject to the reasonable approval of Acquisition Sub (the “Equity Election Notice”), with the Company Proxy Statement to the record holders of Shares as of the record date for the Company Stockholders’ Meeting, which Equity Election Notice shall be used by each holder of Daleen Series F Preferred Stock that wishes to elect to receive the Equity Election Consideration upon conversion of such holder’s shares of Daleen Series F Preferred Stock in the Merger, subject to the provisions of this Article II. The Company will use its best efforts to make the Equity Election Notice and the Proxy Statement available to all persons who become holders of Daleen Series F Preferred Stock during the period between such record date and the Election Date referred to below. Any such holder’s election to receive the Equity Election Consideration shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day (the “Election Date”) preceding the date of the Company Stockholders’ Meeting, a Equity Election Notice properly completed and signed by such holder. Without limitation of the foregoing, in order to be deemed properly completed and submitted by a holder such holder must duly execute any joinder to the Stockholders Agreement included therein.

      (d) Any Equity Election Notice may be revoked by the record holder submitting it to the Exchange Agent only by written notice of such holder received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date.

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      (e) The determination of the Exchange Agent shall be binding whether or not any Equity Election has been properly made or revoked pursuant to this Section 2.02 and when elections and revocations were received by it. If the Exchange Agent determines that any Equity Election was not properly made, the respective Shares shall be converted in the Merger into the right to receive cash and shares of Parent Common Stock in accordance with Section 2.01(a). The Exchange Agent shall also make all computations contemplated by Section 2.01(a), and any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may, with the mutual agreement of the Company, Acquisition Sub and Parent, make such rules as are consistent with this Section 2.02 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

      SECTION 2.03.     Surrender of Shares; Transfer Books.

      (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, the Merger Consideration for exchange in accordance with this Article II (subject to the escrow described in Section 2.05 below). The cash portion of the Merger Consideration shall be invested by the Exchange Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

      (b) Exchange Procedures. Promptly and as soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to certificates representing the number of full shares of Parent Common Stock, if any, to be received by the holder thereof pursuant to this Agreement and the amount of cash, if any, which the holder of such shares has the right to receive pursuant to this Agreement and the cash, if any, payable in lieu of any fractional shares, subject to the escrow provided for in Section 2.05. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares which have been converted pursuant to this Agreement into the right to receive the Merger Consideration, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of cash and/or certificates for shares of Parent Common Stock, as the case may be. If any certificate for such Parent Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each certificate for Shares which have been converted into the right to receive the Merger Consideration shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by and determined in accordance with Sections 2.01 and 2.02. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Parent Common Stock.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Shares with respect to the shares of Parent Common Stock, if any, to be received in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03(e) until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in connection therewith, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to

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Section 2.03(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock; provided, however, that dividends or other distributions in respect of shares of Parent Common Stock held by the Escrow Agent in accordance with Section 2.05 shall not be delivered to the record holder thereof, but shall instead be delivered to the Escrow Agent to be held and applied in accordance with the Escrow Agreement.

      (d) No Further Ownership Rights in Shares. All Merger Consideration paid or delivered upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.03(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares exchanged therefor theretofore represented by such certificates.

      (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent after the Merger. Each record holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Parent Common Stock Value.

      (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.03 (the “Exchange Fund”) which remains undistributed to the holders of the certificates formerly representing Shares on the date that is 180 days after the Effective Time shall be promptly delivered to Parent, and any holders of Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for cash, if any, shares of Parent Common Stock, if any, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to shares of Parent Common Stock, as applicable, to which such holders may be entitled.

      (g) No Liability. None of Acquisition Sub, Parent, the Company nor the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares immediately prior to the Effective Time shall not have been surrendered prior to the date that is the first anniversary of the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of Parent Common Stock, any dividends or distributions with respect to shares of Parent Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

      (h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, and to direct the Exchange Agent to so deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

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      SECTION 2.04.     Effect of the Merger on Stock Options and Warrants.

      (a) As of the Effective Time, by virtue of the Merger and corporate actions taken concurrent with the execution and delivery of this Agreement and without any further action on the part of Acquisition Sub, the Company or the holders thereof, each option to purchase capital stock of the Company listed on Schedule 2.04 to the Company Disclosure Schedule (the “Company Options”), whether or not exercisable, whether or not vested, and whether or not performance-based, outstanding under the Company’s stock plans listed on Schedule 2.04 to the Company Disclosure Schedule (collectively, the “Company Stock Option Plans”), shall, to the extent not exercised between the date hereof and Closing, be terminated. The Company has, concurrent with the execution and delivery of this Agreement, amended the terms of each grant under such Company Stock Option Plan to provide that vesting and exercise of each such Company Option shall accelerate effective as of the Closing Date, and that, unless exercised by written notice of exercise delivered prior to the Closing Date (and conditioned solely on the occurrence of Closing), such Company Option shall be terminated immediately prior to the Effective Time without further action or the Company or the holder thereof. Such amendments are effective to ensure that, following the Effective Time, no current or former employee, director, consultant or other person shall have any option to purchase Shares or any other equity interests or any phantom stock options or stock appreciation rights in the Company under any Company Stock Option Plan to require the Company to purchase Shares for his or her benefit or shall have any right to acquire or receive any securities of the Surviving Corporation or any consideration except as contemplated by this Section 2.04(a).

      (b) As of the Effective Time, by virtue of the Merger and the consents set forth in the Voting Agreements and without any action on the part of Acquisition Sub, the Company or the holders thereof, all outstanding warrants of the Company shall be terminated and cancelled.

      SECTION 2.05.     Escrow. (a) General. Subject to the terms and conditions of an escrow agreement in substantially the form of Exhibit B (the “Escrow Agreement”), (a) the following portions of each of the aggregate cash and shares of Parent Common Stock deliverable to the Series F Holders under Section 2 and (b) the cash deliverable to Behrman and SEF in respect of their shares of Daleen Common Stock shall not be delivered to such persons at Closing, but shall instead be delivered to be held in escrow in accordance with the terms of the Escrow Agreement:

(i) an aggregate of 12.5% (the “Escrow Percentage”) shall be delivered to the Escrow Agent to be held as a general escrow account securing the indemnification obligations of the Series F Holders under Section 9.01(a) (the “General Escrow”);

(ii) if, but only if, any Specified Litigation is pending as of the Effective Time, 6.49% shall be delivered to the Escrow Agent to be held as a special escrow account securing the indemnification obligations of the Series F Holders under Section 9.01(d) (the “Special Escrow”); and

(iii) all cash that would otherwise be deliverable to Behrman and SEF in respect of their shares of Daleen Common Stock shall be delivered to the Escrow Agent to be held as an escrow account securing the indemnification obligations of Behrman and SEF under Sections 9.01(a) and 9.01(d) (the “Behrman Escrow”).

Certificates in respect of the shares so delivered into escrow shall be issued in the name of the respective Series F Holder shall be issued in the name of such holder as the record holder thereof, but shall be delivered to and held by the Escrow Agent as provided in the Escrow Agreement.

      (b) Initial Release. If, within thirty (30) calendar days of the receipt by Parent of its audited financial statements for fiscal year ending December 31, 2004 (which audited financial statements Parent shall make all commercially reasonable efforts to have completed by March 31, 2005), at least seventy-five percent (75%) of each of the cash and shares of Parent Common Stock that were delivered to the Escrow Agent at Closing and allocated to the General Escrow remain in escrow and are not otherwise the subject of any good faith claim made by a Parent Indemnitee pursuant to Article 9, then fifty percent (50%) of each of the cash and shares of Parent Common Stock that were delivered to the Escrow Agent at Closing and allocated to the General Escrow and are not the subject of a good faith Parent Indemnitee claim

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pursuant to Article 9 shall be released to the Series F Holders pro rata to their interests therein. For the purpose of avoidance of doubt, it is acknowledged for purposes of this Section 2.05(b) that in respect of any third party claim a Parent Indemnitee shall have a good faith claim in respect of the full amount (including Parent’s reasonable estimate of attorneys fees and costs) claimed by such third party (or, if no specific amount is claimed, Parent’s good faith determination of such Parent Indemnitee’s maximum exposure if all claims presented by such third party claimant were to be finally determined adversely to such Parent Indemnitee).

      (c) Release Following Survival Period. If, at any time after the thirtieth (30th) day after the receipt by Parent of its audited financial statements for fiscal year ending December 31, 2005 (which audited financial statements Parent shall make all commercially reasonable efforts to have completed by March 31, 2006), any portion of each of the cash and shares of Parent Common Stock held in the General Escrow is not the subject of a good faith Parent Indemnitee claim pursuant to Article 9, such portion shall be released to the Series F Holders pro rata to their interests therein.

      (d) Release to Parent Indemnitees. Assets held in the General Escrow or in Behrman Escrow with respect to a good faith claim of any Parent Indemnitee shall be released to such Parent Indemnitee upon the earlier of (x) the 20th business day after delivery by a Buyer Indemnitee of a written claim for indemnification under Section 9.01 if the Stockholder Representative has not delivered to the Buyer a written notice of objection to such claim by such day, (y) the date of a written agreement between the Stockholders’ Representative and such Buyer Indemnitee establishing the amount of such claim to be indemnified and (z) a final and binding adjudication of such claim for indemnification, in each case in accordance with the provisions of the Escrow Agreement. Assets held in the General Escrow after each such release to a Parent Indemnitee subsequent to the date on which the release contemplated by Section 2.05(c) has been made (or would have been made but for the existence of claims by Parent Indemnitees) that are not otherwise subject to a good faith claim for indemnification by a Parent Indemnitee shall be released to the Series F Holders pro rata to their interests therein.

      (e) Special Escrow. The Special Escrow shall be delivered to the Escrow Agent for the sole purpose of securing the indemnification obligations of the Series F Holders under Section 9.01(d). Assets held in the Special Escrow shall be released to Parent upon the earlier of (x) the 20th business day after delivery by a Buyer Indemnitee of a written claim for indemnification under Section 9.01(d) if the Stockholders’ Representative has not delivered to the Buyer a written notice of objection to such claim by such day, (y) the date of a written agreement between the Stockholder Representative and such Buyer Indemnitee establishing the amount of such claim to be indemnified and (z) a final and binding adjudication of such claim for indemnification, in each case in accordance with the provisions of the Escrow Agreement. Assets held in the Special Escrow after each such release to a Parent Indemnitee that are not otherwise subject to a good faith claim for indemnification by a Parent Indemnitee shall be released to the Series F Holders pro rata to their interests therein.

      (f) Behrman Escrow. The Behrman Escrow shall be delivered to the Escrow Agent for the sole purpose of securing the indemnification obligations of Behrman and SEF under Sections 9.01(a) and 9.01(d). Amounts remaining in the Behrman Escrow shall be released to Behrman and SEF, pro rata to their interests therein, on the later of (i) the date on which all remaining assets in the General Escrow have been released to the Series F Holders pursuant to either (x) Section 2.05(c) or (y) the final sentence of Section 2.05(d) and (ii) the date on which all remaining assets in the Special Escrow have been released to the Series F Holders pursuant to the final sentence of Section 2.05(e).

      (g) Notices to Escrow Agent. Parent and the Stockholders’ Representative shall give all such notices to Escrow Agent as are necessary or appropriate to effect the provisions of this Section 2.05.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Acquisition Sub that:

SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a “Subsidiary”) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation (or other business entity) to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any failure to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or formation of each Subsidiary, the ownership of the outstanding capital stock or other equity interests of such Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Schedule 3.01 of the separate Disclosure Schedule previously delivered by the Company to Parent (the “Company Disclosure Schedule”). Except as disclosed in such Schedule 3.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company wholly owns, directly or indirectly, and has full voting and disposition power over all of the equity interests of each of its Subsidiaries. No stock appreciation rights, phantom stock, profit participation or other similar rights with respect to any Subsidiary or any capital stock of any Subsidiary are authorized or outstanding.

SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent (i) a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary; (ii) the minute books of the Company and each Subsidiary (which contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries) and (iii) the stock certificate books and stock transfer ledgers of the Company and its Subsidiaries. Each such Certificate of Incorporation, By-laws and equivalent organizational documents is in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Daleen Common Stock, $0.01 par value per share, of which 46,929,372 shares are issued and outstanding as of the date hereof; and (ii) 21,877,236 shares of Preferred Stock, $0.01 par value per share, of which (A) 3,000,000 shares are designated as Series A Convertible Preferred Stock (with no shares issued and outstanding); (B) 1,250,000 shares are designated as Series B Convertible Preferred Stock (with no shares issued and outstanding); (C) 1,222,222 shares are designated as Series C Convertible Preferred Stock (with no shares issued and outstanding); (D) 4,221,846 shares are designated as Series D Convertible Preferred Stock (with no shares issued and outstanding); (E) 686,553 shares are designated as Series D-1 Convertible Preferred Stock (with no shares issued and outstanding); (F) 1,496,615 shares are designated as Series E Convertible Preferred Stock (with no shares issued and outstanding); and (G) 588,312 shares are designated as Series F Preferred Stock (with 449,237 shares issued and outstanding as of the date hereof). Set forth on Schedule 3.03 is a description of the grant date,

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number of shares available under, strike or exercise price and holder of each outstanding grant of Company Options or any other rights to acquire Shares pursuant to the Company Stock Option Plans. Each grant of Company Stock Options or other rights to acquire Common Stock under any of the Company Stock Option Plans is evidenced by a Stock Option Agreement, each in the form previously provided to the Parent. Except for rights to acquire Common Stock under the Company Stock Option Plans as set forth in this Section 3.03 and for the warrants set forth on Schedule 3.03 (which sets forth the holders of record of such securities), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights or comparable rights of any Person to acquire such shares. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement and as set forth on Schedule 3.03, there are no outstanding commitments, agreements, proxies, voting trusts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to dispose or vote any shares of capital stock or other equity securities of the Company or of any of its Subsidiaries and the Company is not bound by any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which shareholders of the Company may vote. Except as set forth on Schedule 3.03, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of or any equity interests in, any Subsidiary. Except as set forth on Schedule 3.03, each outstanding share of capital stock or other equity interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the stockholder approvals described in Section 3.20 and the filing and recordation of appropriate merger documents as required by the DGCL) and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

SECTION 3.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary; (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, “Laws”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect or impair the ability of the Company to perform its obligations

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under this Agreement in any material respect; (iii) result in a conflict with, a breach or violation of, a default under (or an event which with notice or lapse of time or both would become a default) or the triggering of any payment or other material obligations to any of the Company’s or any of its Subsidiaries’ present or former employees pursuant to any of the Company’s or any of its Subsidiaries’ existing employee benefit plans (as set forth in Section 3.11) or any grant or award made under any of the foregoing, other than the accelerated vesting of options under any of the Company Stock Option Plans, or (iv) except as specified in Schedule 3.05(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

(b) None of the execution or delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or the other transactions contemplated hereby, compliance by the Company with any of the provisions of this Agreement or the performance of this Agreement by the Company do or will require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) (A) for applicable requirements, if any, of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), including the SEC Transaction Filings, (B) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, and (C) the filing and recordation of appropriate merger documents as required by the DGCL; (ii) as specified in Schedule 3.05(b); and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not by the terms of the applicable requirement prevent or delay consummation of the Merger or any other transaction contemplated hereby, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect and would not impair the ability of the Company to perform its obligations under this Agreement in any material respect.

SECTION 3.06. Permits. Except as set forth on Schedule 3.06-1, the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and each Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Set forth on Schedule 3.06-2 is a list of those Company Permits, the loss or suspension of any of which could, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any Laws, including the Foreign Corrupt Practices Act and related regulations, applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected; (ii) any of the Company Permits; or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.07. SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2001 (the “SEC Filings”), and has heretofore made available to Parent, in

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the form filed with the SEC and as amended prior to the date hereof, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2003; (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since January 1, 2003; and (iii) all other forms, reports and other registration statements filed by the Company with the SEC since January 1, 2003 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above being referred to herein, collectively, as the “Company SEC Reports”). As of their respective dates, the SEC Filings (i) were prepared in accordance with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder including, without limitation, those amendments to the federal securities laws effected by, and those regulations adopted in accordance with, the Sarbanes-Oxley Act of 2002 to the extent applicable thereto; (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and (iii) did not omit any documents required to be filed as exhibits thereto. No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of (a) the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Filings and (b) the unaudited balance sheet of the Company attached as Exhibit C hereto (the “Interim Balance Sheet”) was prepared in accordance with GAAP (except as may be indicated in the notes, if any, thereto), and each fairly presented the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to the absence of notes thereto and to normal and recurring quarter-end adjustments which were not material in amount).

(c) With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Reports, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of, and for, the periods presented in the Company SEC Reports. The reports of the Company’s independent auditors regarding the Company’s consolidated financial statements in the SEC Filings have not been withdrawn, supplemented or modified, and none of the Company or any of its Subsidiaries has received any communication from its independent auditors concerning any such withdrawal, supplement or modification.

(d) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the exchange Act are being prepared; and, to the Company’s knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(f) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of December 31, 2003, including the notes thereto (the “Company

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2003 Balance Sheet”), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities and obligations (i) disclosed in any Company SEC Report; (ii) incurred since December 31, 2003 in the Ordinary Course; (iii) incurred in connection with the filing of the Company’s preliminary proxy statement of January 28, 2004 relating to a proposed reverse stock split, or (iv) incurred pursuant to or as contemplated by this Agreement (including Company Transaction Expenses).

(g) The Company has heretofore made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect, and has made available to Parent complete and unredacted copies of exhibits, if any, that were filed with any Company SEC Report in redacted form. Such amendments, modifications and agreements are identified on Schedule 3.07(g).

SECTION 3.08. Disclosure Documents. Neither the proxy statement relating to the special meeting of the Company’s stockholders to approve the Merger and the other transactions contemplated hereby (the “Company Proxy Statement”) nor the Company’s Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “13E-3” and, together with the Proxy Statement, the “SEC Transaction Filings”) will, at the respective time any such SEC Transaction Filing (including any amendments or supplements thereto) is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At the respective times when they are filed with the SEC, each SEC Transaction Filing (in each case, including any amendments or supplements thereto) will comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Quadrangle, Behrman, SEF, Protek or any of their respective representatives for inclusion in any SEC Transaction Filing (including any amendments or supplements thereto).

SECTION 3.09. Absence of Certain Changes or Events. Since December 31, 2003, except as contemplated by this Agreement or any other Transaction Agreement or as disclosed in any Company SEC Report or set forth in Schedule 3.09, the Company and the Subsidiaries have conducted their businesses in the Ordinary Course and there has not been (a) any event or events having, or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (c) any entry by the Company or any Subsidiary into any commitment or transaction except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (e) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (f) except insofar as may have been disclosed in the SEC Filings or required by a change in GAAP, any change in accounting methods, principles or practices, (g) any making or revocation of any material Tax elections or any settlement or compromises of any material federal, state, foreign or local Tax liability or any waivers or extensions of the statute of limitations in respect of such Taxes, (h) any making of loans, advances or capital contributions to, or investments in, any Person or payment of any fees or expenses to any of the Company’s shareholders or any Affiliate of any of such shareholders; (i) any mortgage or pledge of any Lien of any of its assets, or acquisition of any assets or sale, assignment, transfer, conveyance, lease or other disposition of any assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business, (j) any discharge or

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satisfaction of any Lien, or payment of any obligation or liability (fixed or contingent), except in the Ordinary Course and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole; (k) any cancellation or compromises of any debt or claim or amendment, cancellation, termination relinquishment, waiver or release of any contract or right except in the Ordinary Course and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole; (l) any material delay in making any capital expenditure for an approved capital project as set forth in the Company’s budget in excess of $25,000 individually or $100,000 in the aggregate, or the making or commitment to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $250,000 in the aggregate; (m) any incurrence of any indebtedness for borrowed money in an amount in excess of $25,000 in the aggregate; (n) any grant of any license or sublicense of any rights under or with respect to any Intellectual Property, other than pursuant to customer contracts entered into in the Ordinary Course; (o) any institution or settlement of any material Legal Proceeding; (p) other than pursuant to the contracts referred to in Section 3.11, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become pay able to any officers or key employees of the Company or any Subsidiary, except for salary increases and benefit accruals in the Ordinary Course, or (q) any agreement to do anything set forth in this Section 3.09.

SECTION 3.10. Absence of Litigation. Except as disclosed in any Company SEC Report or as set forth in Schedule 3.10, there is no claim, action, proceeding, compliance review or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Entity, which (a) individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or to impair the Company’s ability to consummate the transactions contemplated under this Agreement or (b) seeks to delay or prevent the consummation of the Share Exchange, the Merger or the other transactions contemplated hereby. Except as disclosed in any Company SEC Report or Schedule 3.10, as of the date, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having or reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.11. Employee Benefit Plans.

(a) “Plans” means all severance, benefit, deferred compensation, incentive compensation, stock option, stock purchase and other equity, retirement, bonus, welfare benefit and other employee benefit plans, programs, agreements, policies and arrangements providing benefits to any present or former director, officer or employee of the Company or any of its Subsidiaries, or any beneficiary or dependent of any such person, to which the Company or any of its Subsidiaries or ERISA Affiliates contributes or is obligated to contribute or has any liability (contingent or otherwise). Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”) and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. An ERISA Affiliate means, with respect to the Company, any corporation, person or trade or business which is a member of the group which is under common control with the Company, and which together with the Company is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. “Controlled Group Liability” means any and all liabilities (contingent or otherwise) of the Company and any of its ERISA Affiliates (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

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(b) Schedule 3.11 includes a complete list of each material Plan. With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of (if applicable): (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent summary including but not limited to the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the “IRS”), if any.

(c) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has complied, and is now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans.

(d) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Plan, and all premiums due or payable with respect to insurance policies funding any Plan, have been made within the earliest time prescribed by in a timely manner in accordance with the requirements of any such plan, agreement or law. There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or its Subsidiaries, which has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, following the Effective Time.

(e) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, each Plan that is subject to Section 302 of ERISA and Section 412 of the Code meets the minimum funding standards of Section 302 of ERISA and Section 412 of the Code (without regard to any funding waiver); and (ii) as of the date hereof, neither the Company nor any of its Subsidiaries is required to provide security to such Plan pursuant to Section 307 of ERISA or Section 501(a)(29) of the Code and no condition exists that could reasonably be expected to result in the Company or any ERISA Affiliate to provide such security.

(f) No Plan is a multiemployer plan, as defined in Section 3(37) of ERISA. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claims are pending or, to the knowledge of the Company, threatened or anticipated against the Plans, or the Company or any of its Subsidiaries with respect to the Plans, except for benefit payments in the normal course of business. No Plan provides benefits to current or former employees, beneficiaries, or dependents of the Company or its Subsidiaries which continue after termination of employment, other than as required by Section 601 et seq. of ERISA.

(g) Except as set forth in Schedule 3.11, the consummation of the transactions contemplated in this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its ERISA Affiliates to any severance benefit or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer or result in an obligation to fund to a trust or otherwise any compensation or benefits of any such employee or officer.

(h) None of the Company or any Subsidiary has incurred any material liability for any Tax or penalty imposed by section 4975 of the Code or section 502(i) of ERISA. None of the Company or any Subsidiary has withdrawn at any time within the preceding six years from any multiemployer plan, as defined in section 3(37) of ERISA. With respect to each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, each such Plan is so qualified, and, to the knowledge of the Company, nothing has occurred or is expected to occur that would adversely affect the qualified status of such Plan or any related trust.

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SECTION 3.12. Labor Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and since January 1, 2000 there has not occurred any strike, work stoppage or union organizing effort and, to the knowledge of the Company, no such action is threatened or contemplated.

SECTION 3.13. Personal Property, Real Property and Leases.

(a) Schedule 3.13 sets forth a list of all real property owned, leased or used by the Company or any Subsidiary since January 1, 2002, and separately identifies that which is or has been owned and that which is or has been leased or otherwise used. The Company and the Subsidiaries have sufficient title or leasehold interests to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company, any Subsidiary, or, to the knowledge of the Company, by any other party thereto (nor, to the knowledge of the Company, is there any default by the sublessor under the sublease set forth on Schedule 3.13), nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary or, to the knowledge of the Company, by any other party thereto.

SECTION 3.14. Intellectual Property.

(a) “Company Intellectual Property” means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, servicemarks, trade secrets, know-how, computer software programs, applications and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted, together with all applications currently pending for any of the foregoing.

(b) Except as set forth in Schedule 3.14-b, the Company and the Subsidiaries own or have legally enforceable rights to use all of the Company Intellectual Property, and there is no assertion or claim (or basis therefor) challenging the validity of the Company’s ownership of, or right to use, any Company Intellectual Property.

(c) Except as set forth on Schedule 3.14-c, the Company is not party to any license or other agreement pursuant to which it has the right to use any Company Intellectual Property utilized in connection with any product or process of the Company or any of its Subsidiaries.

(d) Except as set forth on Schedule 3.14-d, there are no pending or, to the knowledge of the Company, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary that, individually or in the aggregate, would have or reasonably be expected to have a Company Material Adverse Effect.

(e) All employees of the Company have executed confidentiality and invention assignment agreements substantially in the forms previously delivered to the Parent except as set forth on Schedule 3.14-e. None of the employees of the Company maintains any proprietary interest in Company Intellectual Property, other than an indirect interest by virtue of his or its equity interest in the Company.

(f) Except as set forth in Schedule 3.14-f, the operation of the business of the Company and its Subsidiaries as such businesses currently are conducted does not infringe or misappropriate the intellectual property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

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(g) Except as disclosed in Schedule 3.14-g, to the knowledge of the Company there are no infringements by third parties of any Company Intellectual Property which, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

(h) Other than pursuant to license agreements entered into in the Ordinary Course, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any Company Intellectual Property.

SECTION 3.15. Taxes. (a) Except as described in Schedule 3.15(a), or as reflected or reserved against in the Interim Balance Sheet, (i) the Company and each Subsidiary have filed all federal and all other material state, local and foreign Tax Returns, reports and declarations heretofore required to be filed by such entity on or prior to the Closing Date, and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes due by the Company or any of its Subsidiaries have been timely paid in full or adequately reserved for in the Interim Balance Sheet in accordance with GAAP, as such reserves may be adjusted for the passage of time and transactions occurring in the Ordinary Course through the Closing Date in accordance with the past practice and custom of the Company and its Subsidiaries in filing their Tax Returns, and (iii) no claim for assessment and collection of Taxes in respect of their respective businesses is being asserted against the Company or any Subsidiary. The Company and the Subsidiaries have withheld or collected and paid over to the appropriate Governmental Entities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of the Company or the Subsidiaries, other than liens for Taxes that are being contested in good faith by appropriate proceedings (each of which is described on Schedule 3.15).

(b) Except as set forth in Schedule 3.15(b), neither the Company nor any of its Subsidiaries has (i) been notified in writing that any Tax Return is currently under audit by the IRS or any state or local taxing authority or that it intends to conduct such an audit and no action, suit, investigation, claim or assessment is pending or, to the knowledge of the Company, proposed with respect to any Taxes; (ii) made any agreement for the extension of time or the waiver of the statute of limitations for the assessment, collection or payment of any Taxes; or (iii) executed any power of attorney with respect to any Tax matter that is currently in force.

(c) Neither the Company nor any of its Subsidiaries has any liability for Taxes as a result of Section 1.1502-6 of the Treasury Regulations or any comparable provision of state, local or foreign law (other than as a result of being in a group of which the Company is the common parent). The Company is not a United States real property holding corporation (“USRPHC”) and was not a USRPHC on any “determination date” (as defined in Section 1.897-2(c) of the Treasury Regulations) that occurred in the five-year period preceding the Closing Date.

(d) Except as set forth in Schedule 3.15(f), no written claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that such entity is or may be subject to taxation by that jurisdiction.

(e) Parent has been provided or given access to (i) all federal and other material income Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or after December 31, 2001 and (ii) all United States revenue agents’ reports and other similar reports relating to the audit or examination of the Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or after December 31, 2001.

(f) Neither the Company nor any other Person (including any of its Subsidiaries) on behalf of the Company or any of its Subsidiaries has (i) agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local of foreign law by reason of a change in accounting method or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries, or (ii) filed a consent pursuant to Section 341(f) of the

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Code or agreed to have Section 341(f)(2) of the Code apply to the disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by the Company or any of its Subsidiaries.

(g) Except as set forth in Schedule 3.15(g), neither the Company nor any of its Subsidiaries is a party to (i) any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which they will have any obligation to make any payment after the Closing, (ii) any agreement that could obligate it to make any payment in connection with the transactions contemplated by this Agreement that will not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code, (iii) a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company or any of its Subsidiaries or (iv) otherwise bound by any private letter ruling of the IRS or comparable rulings or guidance issued by any other taxing authority.

(h) Neither the Company nor any of its Subsidiaries (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement or (ii) is or was a member of any consolidated, combined, unitary or affiliated group of corporations that filed or was required to file a consolidated, combined or unitary Tax Return, other than the group of which it is now a member.

SECTION 3.16. Environmental Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means (A) those substances defined in or regulated under any of the following U.S. federal statutes and their state or foreign counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Marine Protection, Research and Sanctuaries Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Occupational Health and Safety Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) asbestos; (F) any other pollutant or contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; (ii) “Environmental Laws” means any U.S. or foreign federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, management, storage or disposal of, or exposure to, Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health; and (iii) “Release” means spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.

(b) Except as disclosed in the Company SEC Reports, on Schedule 3.16 or as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there has been no Release of Hazardous Substances on any real property currently owned, leased or operated by the Company or any of its Subsidiaries that would require a remedial action under applicable Environmental Law and no real property currently owned, leased or operated by the Company or any Subsidiary thereof is contaminated with any Hazardous Substances in a manner which would require a remedial action under Environmental Law; (ii) no judicial or administrative proceeding, order, judgment, decree or settlement is pending or, to the knowledge of

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the Company, threatened against the Company or its Subsidiaries relating to alleged violations of or potential liabilities under Environmental Laws; and (iii) since December 31, 2001, the Company and its Subsidiaries have not received in writing any claims, notices or correspondence alleging liability under any Environmental Law from any Governmental Entity. No facts, circumstances or conditions exist with respect to the Company, its operations or any real property currently or formerly owned, operated or leased by the Company that could reasonably be expected to result in the Company incurring liabilities under Environmental Laws.

SECTION 3.17. Material Contracts and Government Contracts.

(a) The exhibit tables to the Company SEC Reports and Schedule 3.17(a) collectively set forth a list of all contracts and agreements (including, without limitation, oral and informal arrangements, and modifications, amendments and waivers of any of the foregoing) which either (a) are material as such term is used in Item 601 of Regulation S-K under the Securities Act, (b) are contracts which in the year ended December 31, 2003 generated, or are expected to generate in any fiscal year thereafter, revenues in excess of $250,000, (c) are contracts which in the year ended December 31, 2003 required payments by the Company or any subsidiary, or are expected to require payments in any fiscal year thereafter, of in excess of $250,000, or (d) are of a type described below:

(i) any partnership, limited liability company, joint venture or other similar agreement or arrangement;

(ii) any franchise agreements;

(iii) any agreement that limits (or would limit after the date hereof) the freedom or ability of the Company or any of its Subsidiaries to compete in any material manner in any line of business or in any geographic area; and

(iv) any agreement or arrangement with (A) any present or former officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses), (B) any record or beneficial owner of five percent or more of the Shares, or (C) any Affiliate of any such director, officer, family member, or beneficial owner

(collectively, the “Material Contracts”).

(b) Each Material Contract, is a legal, valid and binding agreement, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default under any Material Contract; neither the Company, nor any Subsidiary is in default under any Material Contract; and none of the Company or any of the Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any of the Material Contracts as a result of the Share Exchange, the Merger or otherwise. Except as disclosed in Schedule 3.17(b), the Company has furnished Parent with true and complete copies of all Material Contracts, together with all amendments, waivers, or other changes thereto. At the Effective Time, the Long Term Incentive Plan shall have been terminated and shall be void and of no further effect.

SECTION 3.18. Opinion of Financial Advisor. The Company’s Board of Directors has received the opinion of Valuation Research Corporation (“VRC”) on or prior to the date of this Agreement, addressed to the Special Committee of the Board of Directors and for the benefit of the Board of Directors and the Company’s stockholders, to the effect that, as of the date of such opinion, the consideration to be received pursuant to the Merger is fair to the holders of Daleen Common Stock and of Daleen Series F Preferred Stock from a financial point of view, a copy of which opinion has been or will promptly after receipt thereof by the Company be delivered to Parent.

SECTION 3.19. Board Approval; Certain Anti-Takeover Provisions Not Applicable.

(a) Subject to Section 6.05, the Board of Directors of the Company, at a meeting duly called and held has unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Voting Agreements, the Share Exchange, the Merger and the other transactions contemplated

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hereby, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement (as it may be amended from time to time), (iii) recommending that the Company’s stockholders approve and adopt this Agreement and approve the Merger contemplated hereby, and (iv) approving the acquisition of Shares by Parent in the Share Exchange and the other transactions contemplated by this Agreement, including for purposes of Section 203 of the DGCL.

(b) No state takeover statute (including, without limitation, Section 203 of the DGCL), other than those with which this Agreement complies, applies or purports to apply to the Share Exchange, the Merger, this Agreement or the Voting Agreements, or any of the transactions contemplated hereby or thereby. The Company does not, and as of the Closing and the Effective Time will not, have a stockholder rights plan or “poison pill.”

SECTION 3.20. Votes Required. Approval of the Merger will require the affirmative vote of the holders of a majority of the votes represented by all shares of Daleen Common Stock and Daleen Series F Preferred Stock outstanding as of the record date for the Company Stockholders’ Meeting (with each share of Daleen Series F Preferred Stock being entitled to 100 votes in connection therewith). In addition, consummation of the Merger in accordance with the terms of this Agreement will require the affirmative vote or written consent of the holders of a majority of the shares of Series F Preferred Stock in favor of the waiver of the mandatory redemption rights of the Series F Preferred Stock in connection with the Merger. The foregoing votes and consents are the only votes or consents of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

SECTION 3.21. Brokers. No broker, finder, investment banker or other person (other than the Persons set forth on Schedule 3.21, whose fees and expenses are deemed Company Transaction Expenses) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Persons set forth on Schedule 3.21 pursuant to which such Persons would be entitled to any payment relating to the transactions contemplated by this Agreement.

SECTION 3.22. Customers. Schedule 3.22 sets forth the ten (10) largest customers of the Company, each ranked by revenue, for the most recent fiscal year. Except as set forth on Schedule 3.22 or as set forth in the Company SEC Reports, no customer named on Schedule 3.22 has cancelled, otherwise terminated or materially curtailed, or, to the knowledge of the Company, threatened to cancel, otherwise terminate or materially curtail its relationship with the Company.

SECTION 3.23. Certain Payments. Neither the Company nor any Subsidiary or any director, officer, agent or employee of the Company or any Subsidiary, or any other entity associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any Subsidiary or any affiliate of the Company or any Subsidiary or (iv) in violation of any federal, state, territorial, local or foreign law, statute, rule or regulation or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Subsidiary.

SECTION 3.24 Insurance. Schedule 3.24 sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the

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industries in which the Company and its Subsidiaries operate. Except for the termination of the Company’s current director and officers liability policy, which is the subject of the Parent’s covenants in Section 6.06 and except as set forth in Schedule 3.24, the consummation of the Merger will not, in and of itself, cause the revocation or cancellation of any Policy except for such revocations or cancellations which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 3.25 Title to Properties. The Company and each of its Subsidiaries (i) has good and marketable title to all properties and other assets which are reflected on the 2003 Company Balance Sheet as being owned by the Company or one of its Subsidiaries (or acquired after the date hereof) except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the SEC Reports that secure (a) the indebtedness under the Silicon Valley Bank Revolving Loan Facility or (b) indebtedness that is reflected in the most recent consolidated financial statements in the SEC Reports and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect, (ii) has a valid leasehold interest in all leasehold interests set forth on Schedule 3.13, and (iii) is the lessee or sublessee of all leasehold estates and leasehold interests set forth on Schedule 3.13.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND ACQUISITION SUB

      Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02. Certificate of Incorporation and By-laws; Capitalization. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Parent and Acquisition Sub. Such Certificates of Incorporation and By-laws are in full force and effect. Neither Parent nor Acquisition Sub is in violation of any provision of its Certificate of Incorporation or By-laws. As of the Closing, the Certificate of Incorporation and Bylaws of Parent shall be as described in the Investment Agreement. Immediately after Closing, the issued shares of capital stock of Parent shall consist solely of (a) the shares of Parent PIK Preferred and Parent Common Stock to be issued under this Agreement, (b) 300,000 shares of Parent Series A PIK Preferred to be issued to Quadrangle, Behrman and SEF under the Investment Agreement, (c) [200,000 less Converting Optionholder shares subject to new options] shares of Parent Common Stock to be issued under the Protek Agreement, (d) shares of Parent Common Stock subject to options to be granted under the Management Incentive Plan of Parent and under the Protek Agreement, and (e) 100 shares of Parent’s Junior Preferred Stock. Except as set forth in this Agreement, the Investment Agreement and the Protek Agreement, no equity securities are required to be issued by Parent or Acquisition Sub by reason of any currently existing or contemplated options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any securities of Parent or

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Acquisition Sub, as applicable, and there are no Contracts, commitments, understandings, or arrangements by which Parent or Acquisition Sub is bound to issue additional respective securities, or options, warrants or rights to purchase or acquire any additional respective securities. Except as set forth on Schedule 4.02, Parent is not a party or subject to any agreement or understanding, nor, to the knowledge of Parent, is there any agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of Parent. Upon issuance, each share of Parent PIK Preferred and Parent Common Stock to be issued under this Agreement will have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under the Stockholders Agreement and under applicable state and federal securities laws.

SECTION 4.03. Authority Relative to this Agreement. Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Share Exchange, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Share Exchange, the Merger and the other transaction contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or to consummate the Share Exchange, the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub enforceable against each of Parent and Acquisition Sub in accordance with its terms.

SECTION 4.04. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Acquisition Sub; (ii) conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of either of them is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or (iii) except as specified in Schedule 4.04(a) of the separate Disclosure Schedule previously delivered by Parent to the Company (the “Parent Disclosure Schedule”), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Acquisition Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any property or asset of either of them is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) (A) for applicable requirements, if any, of the Exchange Act or the Securities Act; (B) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, and (C) the filing and recordation of appropriate merger documents as required by the DGCL; (ii) as specified in Schedule 4.04(b) of the separate Parent Disclosure Schedule; and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not by the terms of the applicable requirement prevent or delay consummation of the Merger, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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SECTION 4.05. Absence of Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against the Parent before any court, arbitrator or Governmental Entity, which seeks to delay or prevent the consummation of the Share Exchange, the Merger and or any other transaction contemplated hereby.

SECTION 4.06 No Operations or Liabilities. Parent and Acquisition Sub are each newly formed entities created solely for the purpose of entering into and consummating this Agreement and the other Transaction Agreements to which they are party, and except for this Agreement and the other Transaction Agreements to which they are party, neither Parent nor Acquisition Sub is party to any Contract, nor have either otherwise conducted any business or incurred any liability or obligation.

SECTION 4.07 Information Supplied. None of the written information supplied or to be supplied by Parent or the Acquisition Sub specifically for inclusion or incorporation by reference in any SEC Transaction Filing, at the date it or any amendment or supplement thereto is to be filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.08 Brokers. Except as otherwise disclosed in this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

      SECTION 5.01.     Conduct of Business by the Company Pending the Effective Time. The Company covenants and agrees that, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, unless disclosed on Schedule 5.01 or Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the Ordinary Course; and the Company shall use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of the Subsidiaries shall, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, directly or indirectly do, propose or commit to do, or authorize any of the following without the prior written consent of Parent (except as disclosed on Schedule 5.01 or as the same may be expressly required by or necessary to perform its obligations under this Agreement or any other Transaction Agreement):

(a) amend or otherwise change the Company’s Certificate of Incorporation or By-laws or equivalent organizational documents of any Subsidiary;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any Shares or any shares of capital stock of any class of the Company or the Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to the exercise of employee stock options or other awards outstanding on the date hereof as set forth on Schedule 3.03 to the Company Disclosure Statement);

(c) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets of the Company or any Subsidiary, except for sales and licenses in the Ordinary Course;

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(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a wholly-owned Subsidiary may declare and pay a dividend to its parent;

(e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any assets outside the Ordinary Course; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the Ordinary Course; or (iii) enter into or amend in any material respect any Material Contract or enter into any Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger;

(g) increase (except salary increases in the Ordinary Course) the compensation payable or to become payable to its officers or employees generally, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(h) take any action, other than reasonable and usual actions in the Ordinary Course, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

(i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course, of liabilities reflected or reserved against in the Company 2003 Balance Sheet, or subsequently incurred in the Ordinary Course, or as permitted by clause (l) below;

(j) fail to comply in all material respects with applicable Laws;

(k) fail to pay and discharge any Taxes upon or against any of its properties or assets before the same shall become delinquent and before penalties accrue thereon, except to the extent and so long as the same are being contested in good faith and by appropriate proceedings;

(l) settle or compromise any claims or litigation (x) for an amount in any case in excess of $250,000 or (y) seeking injunctive relief against or on behalf of the Company;

(m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(n) make or revoke any material tax election not required by law or settle or compromise any material tax liability or amend, in any material respect, any Tax Return or closing agreement with respect to Taxes;

(o) other than in the Ordinary Course, (i) waive any rights of material value or (ii) cancel or forgive any material indebtedness for borrowed money owed to the Company or any of its Subsidiaries other than indebtedness of the Company or a wholly-owned Subsidiary of the Company;

(p) except as may be required as a result of a change in law or under GAAP, make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures;

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(q) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof material to the Company and its Subsidiaries taken as a whole;

(r) enter into any material joint venture, partnership or similar agreement;

(s) enter into any contract or agreement which limits the ability of the Company or any Subsidiary to compete in any material manner with or conduct any business or line of business in any geographic area;

(t) terminate or fail to maintain any insurance policies, other than with respect to Policies which are replaced in the Ordinary Course with policies of substantially similar type, term, amount of coverage, and premium; or

(u) commit to do any of the foregoing, take, or agree in writing or otherwise to take, any of the foregoing actions or take or fail to take any action which would make any representation or warranty of the Company contained in this Agreement untrue or incorrect as of the date when made or as if made as of the Effective Time (other than representations and warranties which address matters only as of a certain date(s), in which case untrue or incorrect as of such certain date(s).

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.01.     Company Stockholders’ Meeting. The Company shall duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of voting upon this Agreement (insofar as it relates to the Merger), the Merger and related matters within 40 calendar days of the mailing of the definitive Company Proxy Statement as contemplated by Section 6.02 below. The Company shall, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and approval of the Merger. If the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger to the extent permitted by Section 6.05, the obligations set forth in the preceding two sentences of this paragraph shall terminate and be of no further force or effect.

      SECTION 6.02.     SEC Transaction Filings. Within fifteen (15) calendar days following the date of this Agreement, the Company shall file the preliminary SEC Transaction Filings related to the Merger and this Agreement with the SEC and shall use reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive Company Proxy Statement to be mailed to the Company’s stockholders within five (5) days after the SEC Transaction Filings is cleared by the SEC. The Parent and the Company shall cooperate with each other in the preparation of the SEC Transaction Filings. The Company shall notify Parent promptly of the receipt of and shall respond promptly to (i) any comments from the SEC or its staff and (ii) any request by the SEC or its staff for amendments or supplements to the SEC Transaction Filings or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the SEC Transaction Filings or the Merger. If at any time prior to the approval of this Agreement by the Company’s stockholders there shall occur any event that is required to be set forth in an amendment or supplement to any SEC Transaction Filing, the Company will promptly notify Parent thereof and the Parent and the Company shall cooperate in the preparation and mailing to its stockholders such an amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to be involved and the Company and the Parent shall cooperate in the drafting of and review and comment upon any SEC Transaction Filing and any amendment or supplement thereto and any such correspondence and the Company shall not mail any Company Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Subject to Section 6.05, the Company shall include in the definitive Company Proxy Statement the recommendation of the Company’s board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement and shall use all reasonable efforts to solicit from the holders of Daleen

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Common Stock and Daleen Series F Preferred Stock proxies in favor of the Merger, and take all actions reasonably necessary or, in the reasonable opinion of Parent and Acquisition Sub, advisable to secure the approval of stockholders required by the DGCL, the Company’s Certificate of Incorporation and any other applicable law to effect the Merger.

      SECTION 6.03.     Appropriate Action; Consents; Filings.

      (a) The Company and Parent shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Share Exchange, the Merger and the other transactions contemplated hereby as promptly as practicable; (ii) obtain in a timely manner from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Share Exchange, the Merger and the other transactions contemplated hereby; and (iii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Share Exchange, the Merger or the other transactions contemplated hereby that are required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in any SEC Transaction Filing) in connection with the transactions contemplated by this Agreement.

      (b) Without limiting the generality of their undertakings pursuant to Section 6.03(a), each party hereto shall (i) use commercially reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Governmental Entity with jurisdiction over enforcement of any applicable antitrust laws or any other party of any permanent or preliminary injunction or other order that would make consummation of the Share Exchange, the Merger or any other transaction contemplated hereby in accordance with the terms of this Agreement (as it may be amended from time to time) unlawful or would prevent or delay it; and (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps necessary to take an appeal of such injunction or order.

      (c) Notwithstanding anything to the contrary in this Section 6.03, the parties agree that, in response to any action taken or threatened to be taken by any court or Governmental Entity, Parent shall not be required to (i) take any action or agree to the imposition of any order that would compel Parent or the Company (or any of their respective subsidiaries) to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any portion of its respective business or assets in order to consummate the Share Exchange, the Merger or any other transaction contemplated hereby or (ii) impose any limitation on Parent’s ability to own or operate the business and operations of the Company and its Subsidiaries.

      (d) (i) Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable best efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time; provided, however, that the Company and its Subsidiaries shall not be required to, and shall not without the written consent of Parent, incur fees and expenses in excess of $[100,000] in the aggregate in order to obtain any such third party consents.

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      (ii) In the event that either Parent or the Company shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

      (e) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Share Exchange, the Merger or any other transaction contemplated hereby; or (ii) seeking to restrain or prohibit the consummation of the Share Exchange, the Merger or any other transaction contemplated hereby or otherwise limit the right of Parent or, to the knowledge of such first party, Parent’s subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect prior to the Effective Time.

      (f) Each of the Company and Parent shall keep the other informed of any material communication, and provide to the other copies of all correspondence between it (or its advisors) and any Government Entity relating to this Agreement and shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephone calls, meetings or conferences with, any Government Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephone calls, meetings and conferences.

      SECTION 6.04.     Access to Information; Confidentiality.

      (a) From the date hereof to the earlier of the termination of this Agreement and the Effective Time, upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which the Company shall use commercially reasonable efforts to be released), the Company and its subsidiaries will provide to Parent (and its representatives, advisors, counsel and consultants) full access to the offices and other facilities and to the books and records of the Company and its Subsidiaries and all information and documents which Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company, other than information and documents that in the opinion of the Company’s counsel may not be disclosed under applicable law.

      (b) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      SECTION 6.05.     No Solicitation of Competing Transactions. Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries about or the making of any proposal that the Company enter into any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction or withdraw or modify or propose publicly to withdraw or modify the approval or recommendation of the Board of Directors of this Agreement, the tender of Shares pursuant to the Share Exchange, the Merger or any other transaction contemplated hereby, or authorize or permit any person to take any such action, and the Company shall notify Parent orally (within one (1) business day) and in writing (as promptly as practicable) after receipt by any officer or director of the Company or any Subsidiary or any investment banker, financial advisor or attorney retained by the Company or any Subsidiary, of any inquiry concerning, or proposal for, a Competing Transaction, or of any request for nonpublic information relating to the Company or any of its Subsidiaries either in connection with such an inquiry or proposal or when such request for nonpublic information could reasonably be expected to lead to such a proposal, provided, however, that nothing contained in this Section 6.05 shall prohibit the board of directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written proposal for a Competing

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Transaction, if, and only to the extent that, (A) the board of directors of the Company, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), determines in good faith that such action is necessary for the board of directors of the Company to comply with its fiduciary duties to stockholders under applicable law, and, solely with respect to entering into such discussions or negotiations, the board of directors of the Company determines in good faith, based on the written opinion of VRC or another nationally recognized financial advisor, that such Competing Transaction is reasonably likely to be more favorable to the Company’s stockholders from a financial point of view than the Share Exchange, the Merger and the other transactions contemplated hereby and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides at least five (5) business days’ notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provides in any such notice to Parent in reasonable detail, the identity of the person or entity making such proposal and the terms and conditions of such proposal and any material updates with respect thereto, (y) provides Parent with all information to be provided to such person or entity which Parent has not previously been provided, and (z) receives from such person or entity an executed confidentiality agreement in reasonably customary form; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a third-party tender or exchange offer, provided, however, that the board of directors of the Company shall not recommend acceptance of such tender or exchange offer unless, in the good faith judgment of the board of directors of the Company, after consultation with independent legal counsel, failure to recommend acceptance would constitute a violation of its fiduciary duties to the Company’s stockholders under applicable law; or (iii) failing to make or withdrawing or modifying its recommendation of acceptance of the Share Exchange or the Merger following the making of an unsolicited, bona fide written proposal relating to a Competing Transaction if the board of directors of the Company, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel) determines in good faith that such action is necessary for the board of directors of the Company to comply with its fiduciary duties to stockholders under applicable law and the board of directors of the Company determines in good faith, based on the written opinion of a nationally recognized financial advisor, that such Competing Transaction is reasonably likely to be more favorable to the Company’s stockholders from a financial point of view than the Share Exchange, the Merger and the other transactions contemplated hereby. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. For purposes of this Agreement, “Competing Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination, liquidation, recapitalization or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifteen percent (25%) or more of the assets of the Company and the Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for fifteen (25%) or more of the Shares or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen (25%) or more of the Shares; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. In addition to the other obligations of the Company set forth in this Section 6.05, the Company shall promptly advise Parent orally and in writing of any request for information or other inquiry that the Company reasonably believes could lead to a Competing Transaction, the terms and conditions of any such request or inquiry (including any changes thereto) and the identity of the person making any such request or inquiry. The Company shall (i) promptly keep Parent fully informed of the status and details (including any change to the terms thereof) of any such request or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of any written offer, all correspondence and any other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any such request or inquiry.

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      SECTION 6.06.     Directors’ and Officers’ Indemnification and Insurance.

      (a) The Surviving Corporation shall use commercially reasonable efforts to maintain in effect for six (6) years from the Effective Time, if available, (i) directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the then current directors and officers of Parent; or (ii) the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06 more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance.

      (b) This Section 6.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the present and former directors and officers of the Company (the “Indemnified Parties”), shall be binding, jointly and severally on all successors and assigns of the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

      SECTION 6.07.     Notification of Certain Matters; Updating of Disclosure Schedules. (a) Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or nonoccurrence, of any event the occurrence, or non-occurrence of which would be likely to cause (i) any representation or warranty made in this Agreement by such party, or any information furnished on any Schedule in the Parent Disclosure Schedule or the Company Disclosure Schedule by such party, to be inaccurate either at the time such representation or warranty is made, or such information is furnished, or at the time of the occurrence or non-occurrence of such event; or (ii) any failure by such party to comply with or satisfy any condition to the obligations of such party to effect the Share Exchange, the Merger and the other transactions contemplated by this Agreement, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Share Exchange, the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Schedule in the Parent Disclosure Schedule or the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice.

      (b) Updating of Disclosure Schedules. Not later than the fifth business day prior to the scheduled Closing Date, the Company shall provide updated disclosure schedules to Parent reflecting any developments between the date hereof and the Closing Date which are expected to cause any of the representations of the Company set forth herein to be inaccurate or incomplete in any respect as of the Closing. Delivery of such updated disclosure schedules shall not be deemed to update, modify or amend in any respect the representations and warranties of the Company for purposes of Section 7.04, save in respect of such matters as fall within the exclusions from the definition of “Company Material Adverse Effect” set forth in Section 13.1, and, subject to the foregoing exception, Parent shall retain all of its rights under Section 7.04 based on the representations and warranties of the Company contained herein, as modified by the disclosure schedules delivered on the date hereof. If Parent elects to consummate the Closing notwithstanding the matters disclosed on such updated disclosure schedules, then the representations and warranties of the Company and shall be deemed modified for purposes of Article IX solely to the extent of matters that both (a) are expressly disclosed on the respective updated schedules and (b) relate solely to matters intervening between the date hereof and the Closing Date that cause a representation which is true and correct as of the date hereof not to be correct when given as of the Closing Date. The modification provided for in the preceding sentence shall not apply to a matter insofar as knowledge acquired between the date hereof and Closing causes a representation or warranty to be known to have been incorrect as of the date hereof.

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      SECTION 6.08.     Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Share Exchange, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

      SECTION 6.09.     State Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) (including the Interested Stockholder Statute) is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such Takeover Statutes.

      SECTION 6.10.     Additional Company SEC Reports; Financial Statements. From and after the date of this Agreement until the Effective Time, (i) the Company shall file all forms, reports and documents required to be filed by it with the SEC; (ii) each of such forms shall be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder; (iii) each of such forms will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; and (iv) each of such forms will not at the time they are filed omit any documents required to be filed as exhibits thereto. Each of the consolidated financial statements (including, in each case, the notes thereto) contained in the SEC reports referred to in the previous sentence shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each will fairly present the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal and recurring quarterly and/or year-end adjustments which are not expected to be material in amount).

ARTICLE VII

CONDITIONS

      SECTION 7.01.     Conditions to the Obligations of Each Party to the Share Exchange. The obligations of Parent, Behrman and SEF to consummate the Share Exchange shall be subject to the satisfaction each of the conditions set forth in Sections 7.02, 7.03 and 7.04 following, save for those conditions which can only be satisfied by a delivery made at the Merger Closing. In addition, the obligations of Parent to consummate the Share Exchange shall be subject to the satisfaction of the condition that each of the representations of Behrman and SEF in Section 1.01(d) be true and correct as of the Share Exchange Closing as if made on the Closing Date.

      SECTION 7.02.     Conditions to the Obligations of Each Party to the Merger. The obligations of the Company, Parent and Acquisition Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement (insofar as it relates to the Merger) and the Merger contemplated hereby shall have been approved and adopted by the requisite affirmative vote or consent of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation;

(b) Behrman and SEF shall have delivered the Exchange Shares to Parent and Parent shall have issued the Share Exchange Consideration to Behrman and SEF as contemplated by Section 1.01;

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(c) all conditions to the consummation of the transactions contemplated by the Investment Agreement shall have been satisfied (or, to the extent permitted thereby, waived), save for (i) the Closing hereunder, (ii) the consummation of the transactions contemplated by the Protek Agreement, and (iii) those conditions which could only be satisfied by deliveries made at the closing under the Investment Agreement;

(d) all conditions to the consummation of the transactions contemplated by the Protek Agreement shall have been satisfied (or, to the extent permitted thereby, waived), save for (i) the Closing hereunder, (ii) the consummation of the Investment Agreement, and (iii) those conditions which could only be satisfied by deliveries made at the closing under the Protek Agreement;

(e) the Dissenting Shares shall not include more than (a) 5% of the shares of Daleen Common Stock outstanding as of the Effective Time (including Exchanged Shares) nor (b) 5% of the outstanding shares of Daleen Series F Preferred Stock outstanding as of the Effective Time (including Exchanged Shares); and

(f) no order, stay, decree, judgment or injunction shall have been entered, issued or enforced, by any Governmental Entity or court of competent jurisdiction which prohibits consummation of the Merger or any other transaction contemplated hereby, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any other transaction contemplated hereby, which makes the consummation of the Merger or any other transaction contemplated hereby illegal or substantially deprives the Parent of any of the anticipated benefits of the Merger or any other transaction contemplated hereby.

      SECTION 7.03.     Conditions to the Obligations of the Company Concerning the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions:

(a) The representations and warranties of Parent and Acquisition Sub contained in this Agreement (i) to the extent qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), (ii) to the extent not qualified by materiality or Material Adverse Effect (other than Section 4.02) shall be true and correct in all material respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), and (iii) to the extent contained in Section 4.02 shall be true and correct in all respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date);

(b) Parent and Acquisition Sub shall have fully performed in all material respects each of their covenants set forth in this Agreement; and

(c) Parent and Acquisition Sub shall have delivered to the Company a certificate of an authorized officer of each of them, in form and substance satisfactory to the Company, as to the satisfaction of the conditions set forth in paragraphs (a) and (b) preceding.

      SECTION 7.04.     Conditions to the Obligations of Parent and Acquisition Sub Concerning the Merger. The obligations of Parent and Acquisition Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement (i) to the extent qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), (ii) to the extent not qualified by materiality or Material

32

Adverse Effect (other than Section 3.03) shall be true and correct in all material respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), and (iii) to the extent contained in Section 3.03 shall be true and correct in all respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), provided, however, that no representation or warranty shall be deemed to be untrue or incorrect as of the Effective Time on the basis of the existence, settlement or resolution of any Specified Litigation;

(b) The Company shall have fully performed in all material respects each of its covenants set forth in this Agreement;

(c) The Company shall have delivered to Parent and Acquisition Sub a certificate of an authorized officer of the Company, in form and substance satisfactory to Parent and Acquisition Sub, as to the satisfaction of the conditions set forth in paragraphs (a) and (b) preceding;

(d) The Company shall have obtained a written consent and waiver agreement from Silicon Valley Bank and the United States Export Import Bank consenting to the execution, delivery and performance of this Agreement and each other Transaction Agreement and waiving any default in respect of the same; and

(e) There shall not have occurred after the date hereof, or as of the Closing Date, any occurrence that has or would reasonably be expected to have a Company Material Adverse Effect, and the aggregate amount of all claims by Parent Indemnitees for indemnification under Section 9.01(d) made prior to the Closing Date shall not exceed, after giving effect to the limitations on indemnification in Section 9.01(e) and to all offsets pursuant to Section 9.04, $1,000,000.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01.     Termination. This Agreement may be terminated and the Share Exchange, the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

(a) by mutual written consent duly authorized by the boards of directors of each of Parent, Acquisition Sub and the Company; or

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued, enacted, promulgated, or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned), in each case permanently restraining, enjoining or otherwise prohibiting the Share Exchange, the Merger or any other transaction contemplated hereby, and such law, order, judgment, ruling, injunction, order or decree shall have become final and nonappealable; provided, that the party seeking to terminate pursuant to this Section 8.01(b) shall have used its reasonable best efforts to challenge such law, order, judgment, decree, injunctions or ruling;

(c) by Parent or the Company, if the Effective Time shall not have occurred on or prior to September 30, 2004 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to the Parent or the Company if such party shall have materially breached this Agreement, or if the failure of the Effective Time to have occurred by the Termination Date is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

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(d) by the Company, if there shall have occurred, on the part of Parent or Acquisition Sub, a breach of any representation, warranty, covenant or agreement contained in this Agreement that (x) would result in a failure of a condition set forth in Section 7.03(a) or 7.03(b) and (y) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice of such breach is given by the Company to Parent;

(e) by Parent, if there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in this Agreement that (x) would result in a failure of a condition set forth in Section 7.04(a) or 7.04(b) and (y) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice of such breach is given by Parent to the Company;

(f) by Parent, if (i) the Company’s board of directors or any committee thereof shall have withdrawn, modified, changed or failed to publicly affirm, within ten (10) days after the Parent’s reasonable request, its approval or recommendation in respect of this Agreement, the Merger or the Share Exchange in a manner adverse to the Merger or the Share Exchange, or to Parent or Acquisition Sub, (ii) the Company’s board of directors or any committee thereof shall have recommended any Competing Transaction, the Company enters into an agreement relating to the Company Transaction or the Company shall have consummated a Competing Transaction; (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 6.05 or (iv) the board of directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

(g) by the Company, if the board of directors of the Company or any committee thereof, after compliance with its obligations under Section 6.05, shall have recommended or resolved to recommend to the stockholders of the Company a proposal for a Competing Transaction under circumstances where a majority of such directors reasonably determines in good faith (i) after consultation with independent legal counsel, that failure to accept such proposal would be a breach of the fiduciary duty of such directors and (ii) based on the written opinion of a nationally recognized financial advisor, that such Competing Transaction is reasonably likely to be more favorable to the Company’s stockholders from a financial point of view than the Merger; provided that any termination of this Agreement by the Company pursuant to this Section 8.01(g) shall not be effective unless and until (A) the board of directors of the Company has provided Parent with written notice that the Company intends to enter into a binding written agreement in respect of such Competing Transaction, (B) the Company shall have attached the most current written version of such Competing Transaction to such notice, and (C) Parent does not make, within five (5) days after receipt of the Company’s written notice, an offer that the board of directors of the Company shall have determined in good faith (after consultation with its aforementioned outside legal and financial advisors) is as favorable to the stockholders of the Company as such Competing Transaction.

      SECTION 8.02.     Effect of Termination. Except as provided in Section 10.01, Section 6.04, this Section 8.02, Article X, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of Parent, Acquisition Sub, the Company, Behrman, SEF or any of their respective officers or directors. Nothing contained in this Section 8.02 shall relieve any party from liability for any material breach of this Agreement.

      SECTION 8.03.     Fees and Expenses.

      (a) Upon a termination of this Agreement pursuant to Sections 8.01(f) or (g), the fees described in the Transaction Support Agreement shall be payable, subject to the terms and conditions set forth therein.

      (b) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Share Exchange, the Merger or any other transaction contemplated hereby shall be paid by the party incurring such expenses, whether or not the Share Exchange, the Merger or any other transaction contemplated hereby is consummated.

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      SECTION 8.04.     Amendment. This Agreement may be amended by Parent and the Company by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that (a) after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, if required, no amendment may be made which would reduce the per share amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger, (b) no provision of Section 1.01 hereof may be amended without the written consent of Behrman and SEF, (c) no amendment which otherwise adversely affects the rights and obligations of Behrman and SEF hereunder may be made without the written consent of Behrman and SEF, and (d) the rights of amendment provided for hereunder are acknowledged to be subject to certain provisions of a Transaction Support Agreement of even date herewith among the parties to this Agreement, the Investment Agreement and the Protek Agreement. This Agreement may not be amended prior to the Effective Time except by an instrument in writing signed by the parties hereto provided for in the preceding sentence. This Agreement may be amended after the Effective Time by the written consent of Parent, Behrman and Series F Holders holding a majority in interest of all shares of Daleen Series F Preferred Stock held by Series F Holders immediately prior to the Effective Time.

      SECTION 8.05.     Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Such rights of waiver shall be subject to the provisions of the Transaction Support Agreement.

ARTICLE IX

INDEMNIFICATION

      SECTION 9.01.     Indemnification of Parent by Behrman, SEF and the Series F Holders.

      (a) Subject to the limitations and expiration dates contained in Section 10.01 and in this Article 9, Behrman, SEF and each Series F Holder (or, if the Closing shall not have occurred, the Company) shall, severally but not jointly, indemnify, defend and hold harmless Parent and its respective directors, officers, managers, employees, equity holders, agents, Affiliates (including upon Closing the Company and the Subsidiaries), successors and permitted assigns (collectively, the “Parent Indemnitees”) and each of them from and against, and shall pay and/or reimburse the foregoing Persons for, any and all losses, Liabilities, claims, obligations, damages and costs and expenses (including reasonable attorneys’ fees and disbursements and other costs incurred or sustained by an Indemnitee in connection with the investigation, defense or prosecution of any such claim or any action or proceeding between the Indemnitee and the Indemnifying Party or between the Indemnitee and any third party or otherwise), whether or not involving a third-party claim (collectively, “Losses”), relating to or arising out of the breach of any representation, warranty, covenant or agreement of the Company, Behrman or SEF contained in this Agreement.

      (b) Except as set forth in the second sentence of this paragraph and subject to the additional limitations set forth in Section 9.01(c), Behrman, SEF and the Series F Holders (or, if closing shall not have occurred, the Company) shall not be required to indemnify the Parent Indemnitees with respect to any claim for indemnification pursuant to Section 9.01(a) unless and until the aggregate amount of all claims against Behrman, SEF and the Series F Holders (or, if Closing shall not have occurred, the Company) under Section 9.01(a) exceeds $250,000, at which point Behrman, SEF and the Series F Holders (or, if Closing shall not have occurred, the Company) shall be liable for the full amount of all such Losses. The amount of the indemnifiable portion of any Loss for which indemnification is sought under Section 9.01(a) shall be allocated among Behrman, SEF and the Series F Holders as follows: (a) 49.8%(the “Behrman Indemnification Percentage”) to Behrman and SEF, pro rata to their ownership of Daleen Series F Preferred Stock immediately prior to consummation of the Share Exchange, to the extent there are assets available therefor in the Behrman Escrow, and (b) 50.2%(the “Series F Indemnification Percentage”) to the Series F Holders, pro rata to their ownership of Daleen Series F

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Preferred Stock immediately prior to the Effective Time, to the extent there are assets available therefor in the General Escrow. The limitations in the preceding sentence shall not limit in any way (a) the rights of the Parent Indemnitees to indemnification in respect of any remedies in respect of any inaccuracies in the representations and warranties contained in Sections 4.1, 4.2, 4.4 and Section 5, nor (b) the remedies of the Parent Indemnitees in respect of fraud or willful misrepresentation.

      (c) The sole remedy of any Parent Indemnitee in respect of any claim for indemnification against Behrman, SEF or the Series F Holders under Section 9.01(a) (absent fraud by such entity and except in respect of any remedies in respect of any inaccuracies in the representations and warranties contained in Section 1.01(d)) shall be the right of Parent, exercisable on its own behalf or on behalf of the other Parent Indemnitees, to cause the forfeiture to Parent of such cash or shares of Parent capital stock as are held by the Escrow Agent in the General Escrow in respect of such Series F Holder and in the Behrman Escrow in respect of Behrman or SEF, as the case may be. For the purpose of avoidance of doubt, (i) the aggregate liability of the Series F Holders in respect of any claim for indemnification under Section 9.01(a) shall in no event exceed the Series F Indemnification Percentage of such claim, (ii) the aggregate liability of Behrman and SEF in respect of any claim for indemnification under Section 9.01(a) shall in no event exceed the Behrman Indemnification Percentage of such claim, and (iii) if the cash remaining in the Behrman Escrow is insufficient to fund the Behrman Percentage of such claim, the Parent Indemnitees shall not be entitled to indemnification from Behrman, SEF or any Series F Holder in respect of such shortfall, notwithstanding that assets may remain in the General Escrow.

      (d) Subject to the limitations and expiration dates contained in Section 10.01 and in this Article 9, Behrman, SEF and each Series F Holder (or, if the Closing shall not have occurred, the Company) shall, severally but not jointly, indemnify, defend and hold harmless the Parent Indemnitees and each of them from and against, and shall pay and/or reimburse the foregoing Persons for, 66.67% of any and all Losses relating to or arising out of any Specified Litigation.

      (e) Except as set forth in the second sentence of this paragraph and subject to the additional limitations set forth in Section 9.01(f), Behrman, SEF and the Series F Holders (or, if closing shall not have occurred, the Company) shall not be required to indemnify the Parent Indemnitees with respect to any claim for indemnification pursuant to Section 9.01(d) unless and until the aggregate amount of all claims against Behrman, SEF and the Series F Holders (or, if Closing shall not have occurred, the Company) under Section 9.01(d) exceeds $250,000, at which point Behrman, SEF and the Series F Holders (or, if Closing shall not have occurred, the Company) shall be liable for 66.67% of the excess of the full amount of all such Losses over $250,000. The amount of the indemnifiable portion of any Loss for which indemnification is sought under Section 9.01(d) shall be allocated among Behrman, SEF and the Series F Holders as follows: (a) the Behrman Indemnification Percentage to Behrman and SEF, to the extent there are assets available therefor in the Behrman Escrow, pro rata to their ownership of Daleen Series F Preferred Stock immediately prior to consummation of the Share Exchange, and (b) the Series F Indemnification Percentage to the Series F Holders, to the extent there are assets available therefor in the Special Escrow, pro rata to their ownership of Daleen Series F Preferred Stock immediately prior to the Effective Time.

      (f) The sole remedy of any Parent Indemnitee in respect of any claim for indemnification against Behrman, SEF or the Series F Holders under Section 9.01(d) or otherwise relating to or arising out of any Specified Litigation shall be the right of Parent, exercisable on its own behalf or on behalf of the other Parent Indemnitees, to cause the forfeiture to Parent of such cash or shares of Parent capital stock as are held as are held by the Escrow Agent in the Special Escrow in respect of such Series F Holder and in the Behrman Escrow in respect of Behrman or SEF, as the case may be. For the purpose of avoidance of doubt, (i) the aggregate liability of the Series F Holders in respect of any claim for indemnification under Section 9.01(d) shall in no event exceed the Series F Indemnification Percentage of such claim, (ii) the aggregate liability of Behrman and SEF in respect of any claim for indemnification under Section 9.01(d) shall in no event exceed the Behrman Indemnification Percentage of such claim, and (iii) if the cash remaining in the Behrman Escrow is insufficient to fund the Behrman Percentage of such claim, the

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Parent Indemnitees shall not be entitled to indemnification from Behrman, SEF or any Series F Holder in respect of such shortfall, notwithstanding that assets may remain in the Special Escrow.

      (g) For avoidance of doubt, in no event shall the aggregate liability of Behrman and SEF in respect of all claims for indemnification brought by Parent Indemnitees under Article 9 exceed the amount of the Behrman Escrow.

      SECTION 9.02.     Indemnification of Behrman, SEF and the Series F Holders by Parent.

      (a) Subject to the limitations and expiration dates contained in Section 10.01 and in this Article 9 and the rights of the Investor Indemnified Parties (as defined in the Investment Agreement) pursuant to Section 8.2(a) of the Investment Agreement, Parent and Acquisition Sub shall, jointly and severally, indemnify, defend and hold harmless Behrman, SEF and the Series F Holders (and if the Closing shall not have occurred, the Company) and each of their respective directors, officers, managers, employees, equity holders, agents, Affiliates, successors and permitted assigns (collectively, the “Company Indemnitees”) and each of them from and against, and shall pay and/or reimburse the foregoing Persons for, any and all Losses, relating to or arising out of the breach of any representation, warranty, covenant or agreement of the Parent or Acquisition Sub contained in this Agreement.

      (b) Except as set forth in the second sentence of this paragraph, Parent and Acquisition Sub shall not be required to indemnify the Company Indemnitees with respect to any claim for indemnification pursuant to Section 9.02(a) unless and until the aggregate amount of all claims against Parent and Acquisition Sub under Section 9.02(a) exceeds $250,000, at which point Parent and Acquisition Sub shall be liable for the full amount of all such Losses; provided, however, that the aggregate liability of Parent and Acquisition Sub to the Company Indemnitees shall in no event exceed $966,916. The limitations in the preceding sentence shall not limit in any way the remedies of the Company Indemnitees in respect of fraud or willful misrepresentation.

      SECTION 9.03.     Procedures. If any party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Sections 9.01 or 9.02, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s receipt of such notice. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Losses that have been or may be sustained by the Indemnitee. The Indemnifying Party may, subject to the other provisions of this Section 9.03, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted Liabilities of the Indemnitee in respect of a third-party claim. If the Indemnifying Party elects to compromise or defend such asserted Liabilities, it shall within thirty (30) days (or sooner, if the nature of the asserted Liabilities so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted Liabilities. The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto. The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder, other than a third-party claim with respect to breach of a representation or warranty contained in Section 3.15, which shall be conducted and controlled by the Company, provided, that the Company shall act reasonably and in good faith in the conduct and control thereof and shall consult with the Indemnifying Parties with respect thereto. All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party. The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and

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expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

      SECTION 9.04.     Reduction by Insurance Recoveries.

      (a) Any payment made to an Indemnitee hereunder shall be net of any insurance proceeds realized by and paid to such Indemnitee in respect of the respective claim (after giving effect to the present value of any costs, increased retentions, premium increases and similar present and future costs and expenses associated with the respective insurance claim). No Indemnitee shall be obligated to make any claim under an insurance policy if the Indemnitee, in its reasonable judgment, believes that the cost of pursuing such insurance claim, together with any corresponding increase in premiums or other costs or expenses, would exceed the value of the claim for which such Indemnitee is seeking indemnification. No Indemnitee shall have any obligation to bring litigation against an insurer or take other action in respect of any insurer’s denial, whether in whole or in part, of a claim.

      (b) No Indemnitee shall be obligated to recover from or pursue payment from insurance policies prior to the Indemnifying Person being required to provide indemnification hereunder. The Indemnitee shall provide the Indemnifying Person with prompt written notice of any receipt of insurance proceeds realized in respect of claims for which payment of indemnity has previously been made, and shall make prompt delivery to the Indemnifying Person of such portion of the same as equals the amount by which payment of indemnification would have been reduced pursuant to Section 9.04(a) if such proceeds had been realized prior to the making of such payment of indemnification.

      SECTION 9.05.     Stockholders’ Representative. Behrman and SEF by their execution hereof, and each Series F Holder, by their acceptance of the Merger Consideration, shall be deemed to have designated and appointed Behrman Brothers LLC (the “Behrman Designee”) and a party to be named by written consent of Series F Holders holding a majority of the shares of Series F Preferred Stock held by the Series F Holders (the “Series F Designee”) with full power of substitution (jointly, the “Stockholders’ Representative”) as the representative of each such stockholder, to perform all such acts as are required, authorized or contemplated by this Agreement and by the Escrow Agreement to be performed by them pursuant to Section 2.05 and Article IX hereof and the Escrow Agreement, and hereby acknowledges that the Stockholders’ Representative shall be the only person authorized to take any action so required, authorized or contemplated by Section 2.05 and Article IX hereof and the Escrow Agreement. Prior to the date on which all funds in the Behrman Escrow shall have been exhausted by delivery to Parent Indemnitees, both the Behrman Designee and the Series F Designee shall be required to sign any instruction or other instrument on behalf of the Stockholders Representative for such instrument to be effective. The Behrman Designee or its designated successor (as appointed by Behrman) shall be deemed to have ceased to be included in the definition of the Stockholders’ Representative on such date as all funds in the Behrman Escrow have been exhausted, and thereafter the Seires F Designee or its designated successor shall have sole authority to act as Stockholders’ Representative except to the extent any action undertaken or proposed to be undertaken under such sole authority could reasonably be expected to adversely affect Behrman or SEF, in which case the consent of Behrman shall be required. The Stockholders’ Representative shall act as the representative of Behrman, SEF, and each Series F Holders under Section 2.05 and this Article IX and the Escrow Agreement, and shall be authorized to act on behalf of Behrman, SEF, and each Series F Holders and to take any and all actions required or permitted to be taken by the Stockholders’ Representative under Section 2.05 and this Article IX or the Escrow Agreement with respect to any claims (including the settlement thereof) made by any Parent Indemnitees for indemnification pursuant to Section 2.05 and this Article IX of the Agreement and with respect to any actions to be taken by the Stockholders’ Representative pursuant to the terms of the Escrow Agreement. Behrman, SEF, and each Series F Holders shall be bound by all actions taken by the Stockholders’ Representative in its capacity thereof. The Stockholders’ Representative shall promptly, and in any event within five business days, provide written notice to Behrman, SEF, and each Series F Holders of any action taken on behalf of Behrman, SEF, and each Series F Holders by the Stockholders’ Representative pursuant to the authority delegated to the Stockholders’ Representative under this Section 9.05. Each of

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Behrman, SEF and the Series F Holders is thereby deemed to have further acknowledged that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such stockholder. Each of Behrman, SEF and the Series F Holders is thereby deemed to have authorized the other parties hereto to disregard any notice or other action taken by such stockholder pursuant to Section 2.05 and Article IX hereof and the Escrow Agreement except for the Stockholders’ Representative. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the Stockholders’ Representative and are and will be entitled and authorized to give notices only to the Stockholders’ Representative for any notice contemplated by Section 2.05 and Article IX hereof and the Escrow Agreement to be given to any such stockholder. The Stockholders’ Representative may be replaced, and any successor thereto appointed, by written consent executed by (a) Behrman in respect of the Behrman Designee and its designated successors and (b) Series F Holders holding a majority of the shares of Daleen Series F Preferred Stock held by all Series F Holders as of the Effective Time in respect of the Series F Designee and his designated successors, with such written consent to be delivered to Parent and the Escrow Agent not later than the fifth business day after the execution and delivery thereof. The Stockholders’ Representative shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advise of counsel shall be conclusive evidence of such good faith. Behrman, SEF and each Series F Holder shall, by their execution hereof or their acceptance of the Merger Consideration, as the case may be, be deemed to have agreed to severally indemnify the Stockholders’ Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration each of their duties hereunder. For the avoidance of doubt, the Stockholders’ Representative is not authorized to take any action in the name of Behrman, SEF or any Series F Holder other than as expressly required, authorized or contemplated by Section 2.05 and Article IX hereof and the Escrow Agreement, and shall not have authority to enter into any amendment, waiver or modification of this Agreement (including Section 2.05 and Article IX hereof), which amendments, waivers and modifications are solely governed by Section 8.04.

ARTICLE X

GENERAL PROVISIONS

      SECTION 10.01.     Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive until the thirtieth day after the receipt of the audited financial statements for the Company for the fiscal year ended December 31, 2005 or the earlier termination of this Agreement pursuant to Section 8.01, as the case may be. The agreements and covenants set forth in this Agreement shall survive the Closing until the performance thereof, and those set forth in Sections 6.08, 8.02, 8.03, Article IX and Article X shall survive termination of this Agreement indefinitely.

      SECTION 10.02.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

           if to Parent or Acquisition Sub after the Effective Time, in care of:

Quadrangle Group LLC
375 Park Avenue
New York, New York 10152
Attention: Chief Financial Officer
Facsimile number:(212) 418-1740

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           with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges, LLP
100 Federal Street
Boston, MA 02110
Attention: James Westra, Esq.
Facsimile: (617) 772-8333

           if to the Company:

Chief Executive Officer
Daleen Technologies, Inc.
902 Clint Moore Road
Boca Raton, Florida 33487
Facsimile:(561) 999-8080

           with a copy (which shall not constitute notice) to:

Robert P. Zinn, Esq.
Kirkpatrick & Lockhart LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222
Facsimile:(412) 355-6501

          SECTION 10.03.     Certain Definitions; Interpretation.

      (a) For purposes of this Agreement and its Exhibits and schedules, the following terms shall have the following meanings unless the context otherwise clearly requires:

“13E-3” shall have the meaning given to it in Section 3.08.

“Acquisition Sub” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

“Agreement” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“Behrman” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly; (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, New York;

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“Bridge Loan Facility” means that certain Working Capital Facility Agreement of even date herewith between the Company and Protek, together with the other instruments and agreements contemplated thereby.

“Certificate of Merger” shall have the meaning given to it in Section 1.03;

“Closing” shall have the meaning given to it in Section 1.03;

“Code” shall have the meaning given to it in Section 2.03(h);

“Company” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“Company 2003 Balance Sheet” shall have the meaning given to it in Section 3.07;

“Company Disclosure Schedule” shall have the meaning given to it in Section 3.01;

“Company Indemnitees” shall have the meaning given to it in Section 9.02;

“Company Intellectual Property” shall have the meaning given to it in Section 3.14(a);

“Company Material Adverse Effect” shall mean any material adverse change in or effect upon the financial condition, business, operations or assets of the Company and its Subsidiaries taken as a whole, or upon the ability of the Company to consummate the transactions contemplated hereby, other than

(a) changes of a general economic character applicable to all industries in a material region of the operations of the Company and Company Subs;

(b) changes resulting from the performance by the Company of its express obligations under this Agreement;

(c) changes resulting from actions consented to by Buyer under Section 5.01;

(d) changes resulting from the incurrence of Company Transaction Expenses;

(e) changes resulting from or relating to any Specified Litigation; and

(f) the realization of any contingent liability expressly disclosed in the Company Disclosure Schedules, but solely if and to the extent of the specific dollar amount of such liability disclosed on such Schedule.

“Company Options” shall have the meaning given to it in Section 2.04(b);

“Company Permits” shall have the meaning given to it in Section 3.06;

“Company Proxy Statement” shall have the meaning given to it in Section 3.08;

“Company SEC Reports” shall have the meaning given to it in Section 3.07;

“Company Stockholders Meeting” shall have the meaning given to it in Section 6.01;

“Company Stock Option Plans” shall have the meaning given to it in Section 2.04(b);

“Company Transaction Expenses” means any and all Transaction Expenses of the Company and its Subsidiaries, including (a) any and all management retention bonuses, (b) any and all Taxes, costs and expenses associated with options, (c) any and all fees payable to any Person pursuant to any agreement disclosed on Schedule 3.21, (d) any and all payments to be made by the Company or Parent under any Transaction Agreement, (e) any and all payments, costs and expenses relating to or arising out of a Specified Litigation, (f) any and all other costs and expenses incurred by the Company or any Subsidiary in order to perform its covenants and obligations hereunder, and (g) any one-time accounting charges relating to or arising out of this Agreement, any other Transaction Agreement, or any transaction contemplated hereby or thereby.

“Competing Transaction” shall have the meaning given to it in Section 6.05;

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“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Daleen Common Stock” shall have the meaning given to it in Section 1.01(d);

“Daleen Series F Preferred Stock” shall have the meaning given to it in Section 1.01(a);

“DGCL” shall have the meaning given to it in Section 1.02;

“Dissenting Shares” shall have the meaning given to it in Section 2.01(g);

“Dissenting Stockholder” shall have the meaning given to it in Section 2.01(g);

“Effective Time” shall have the meaning given to it in Section 1.03;

“Election Date” shall have the meaning given to it in Section 2.02(c);

“Environmental Laws” shall have the meaning given to it in Section 3.16;

“Equity Election” shall have the meaning given to it in Section 2.02(a);

“Equity Election Consideration” shall have the meaning given to it in Section 2.02(a);

“Equity Election Notice” shall have the meaning given to it in Section 2.02(c);

“ERISA” shall have the meaning given to it in Section 3.11;

“Escrow Agent” shall mean SunTrust Bank as escrow agent under the Escrow Agreement and any successor escrow agent as appointed in accordance therewith;

“Escrow Agreement” shall have the meaning given to it in Section 2.05;

“Exchange Act” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“Exchange Agent” shall have the meaning given to it in Section 2.02(b);

“Exchange Fund” shall have the meaning given to it in Section 2.03(f);

“Exchanged Shares” shall have the meaning given to it in Section 1.01;

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, applied on a consistent basis for the period involved;

“Governmental Entity” means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission;

“Hazardous Substances” shall have the meaning given to it in Section 3.16;

“Indemnifying Party” shall have the meaning given to it in Section 9.03;

“Indemnitee” shall have the meaning given to it in Section 9.03;

“Investment Agreement” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“IRS” shall have the meaning given to it in Section 3.11(b);

“knowledge of the Company” means the actual knowledge of Gordon Quick, David McTarnaghan, Jeanne Prayther, John Trecker, William McCausland and Dawn Landry after their conducting reasonable inquiries of the appropriate employees of the Company;

“Laws” shall have the meaning given to it in Section 3.05;

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“Liabilities” means any and all debts, liabilities or obligations (including guarantees), whether absolute or contingent, asserted or unasserted, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, direct or by way of indemnification, due or to become due, or fixed or unfixed;

“Lien” means and includes any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal or offer, easement, servitude, transfer restriction or voting requirement under any or similar agreement, or any other encumbrance, restriction or limitation whatsoever;

“Losses” shall have the meaning given to it in Section 9.01;

“Material Contracts” shall have the meaning given to it in Section 3.17;

“Merger” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“Merger Closing” shall have the meaning given to it in Section 1.03;

“Ordinary Course” shall mean, in respect of any person, the ordinary course of business of such person consistent with past practice, including with respect to policies concerning revenue recognition, pre-paid revenue, work in progress, expected profit contribution from new contracts and in the aggregate, revenue from hardware as a percent of revenue from individual contracts, settlement of contractual disputes with customers (but excluding any such settlement that would result in a payment that would, if made after the date hereof, require the consent of Parent under Section 5.01(l)), payables management, research and development expenditures and all other items that affect the income, cash flow and balance sheet of such Person. For the purpose of avoidance of doubt, special distributions or bonuses to employees or shareholders or any other distributions and dividends to equityholders shall be considered outside of the Ordinary Course.

“person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

“Parent Common Stock” shall mean the Common Stock, par value $0.01 per share, of Parent;

“Parent Common Stock Value” shall have the meaning given to it in Section 1.01;

“Parent Disclosure Schedule” shall have the meaning given to it in Section 4.04;

“Parent Indemnitees” shall have the meaning given to it in Section 9.01;

“Parent Material Adverse Effect” shall mean any material adverse change in or effect upon the financial condition, business, operations or assets of Parent and Acquisition Sub taken as a whole, or upon the ability of Parent or Acquisition Sub to consummate the transactions contemplated hereby, other than

(a) changes of a general economic character applicable to all industries in a material region of the operations of the Parent and Acquisition Sub;

(b) changes resulting from the performance by the Parent and Acquisition Sub of their express obligations under this Agreement;

(c) changes resulting from or relating to any Specified Litigation;

(d) changes resulting from the incurrence of Transaction Expenses; and

(e) matters in respect of Protek that are excluded from the definition of “Company Material Adverse Effect” in the Protek Agreement.

“Parent PIK Preferred” shall mean the Series A-1 Redeemable Convertible PIK Preferred Stock, par value $0.01 per share, of Parent, having the designations, preferences, privileges and other rights set forth in the Certificate of Designations in respect thereof;

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“Parent PIK Value” shall have the meaning given to it in Section 1.01; .

“Parent Series A PIK Preferred” shall mean the Series A Redeemable Convertible PIK Preferred Stock, par value $0.01 per share, of Parent, having the designations, preferences, privileges and other rights set forth in the Certificate of Designations in respect thereof;

“Plans” shall have the meaning given to it in Section 3.11;

“Policies” shall have the meaning given to it in Section 3.24;

“Protek” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“Protek Agreement” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“Quadrangle” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“Release” shall have the meaning given to it in Section 3.16(a);

“SEC” shall have the meaning given to it in Section 2.02(c);

“SEC Transaction Filings” shall have the meaning given to it in Section 3.08;

“Securities Act” shall have the meaning given to it in Section 3.05;

“SEF” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“Series F Holder” means each record holder of Series F Preferred Stock as of the Effective Time, other than Behrman and SEF;

“Series F Group” shall have the meaning given to it in Section 2.01(a);

“Series F Value” shall have the meaning given to it in Section 1.01(c);

“Share” shall have the meaning given to it in Section 2.01(d);

“Share Exchange” shall have the meaning given to it in the introductory paragraphs to this Agreement;

“Share Exchange Closing” shall have the meaning given to it in Section 1.01;

“Share Exchange Consideration” shall have the meaning given to it in Section 1.01;

“Specified Litigation” means any litigation that is or is of a type described on Schedule 10.03 and subject to the limitations set forth thereon;

“Stockholders Agreement” shall mean an agreement among Parent, Quadrangle, Behrman, SEF and certain of Parents other stockholders in substantially the form attached as Exhibit D;

“Subsidiary” shall have the meaning given to it in Section 3.01;

“subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

“Surviving Corporation” shall have the meaning given to it in Section 1.02;

“Tax” means (i) any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, inventory, capital stock, social security, unemployment, value added, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits or other tax, charge, fee, levy, custom duties, or other similar charge imposed by a taxing authority of the United States or any state, local, or foreign

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government or agency or subdivision thereof, including any interest, penalties, additions to tax, or additional amounts accrued under applicable law or charged by any taxing authority and (ii) any liability in respect of any items described in clause (i) as a transferee, pursuant to Treasury Regulation Section 1.1502-6 (or a similar provision of state, local or foreign law) or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment, whether oral or written;

“Tax Return” means any return, declaration, report, claim for refund, or information return or other statement in relation to Taxes, including any schedule or attachment thereto or amendment thereof;

“Transaction Agreements” means (a) this Agreement, (b) the Protek Agreement, (c) the Investment Agreement, (d) the Protek Bridge Agreement, (e) the Subordinated Bridge Loan Agreement by and among the Company, Behrman, and SEF and (f) the Transaction Support Agreement, together with each other Contract to be entered into at Closing that is attached as an exhibit to any of the foregoing;

“Transaction Expenses” shall have the meaning given to it in the Transaction Support Agreement;

“Transaction Support Agreement” means the Transaction Support Agreement of even date herewith by and among the Company, Parent, Quadrangle, Behrman, SEF, Protek and the Specified Sellers (as defined in the Protek Agreement);

“Voting Agreement” shall have the meaning given to it in the introductory paragraphs to this Agreement; and

“VRC” shall Valuation Research Corporation, financial advisor to the Company;

      (f) When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural, and vice versa; pronouns stated in the masculine, feminine or neuter shall include each other gender.

      (g) Section and Schedule references are to this Agreement, unless otherwise specified; provided, that all references to Schedules in Article III mean the specific Schedules included in the Company Disclosure Schedule and all references to Schedules in Article IV mean the specific Schedules included in the Parent Disclosure Schedule.

      (h) The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

      (i) The term “including” is not limiting and means “including, without limitation.”

      (j) Unless the context clearly requires otherwise, the term “and” is not limiting and means “and/or.”

      (k) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

      (l) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

      (m) This Agreement and the other agreements contemplated by this Agreement are the result of negotiations among, and have been reviewed by counsel to, the parties hereto and are the products of all

45

the parties. Accordingly, they shall not be construed against any party hereto merely because of the nature or extent of such party’s involvement in their preparation.

      (n) “Dollars” or “$” means the currency of the U.S. that, as at the time of payment, is legal tender for the payment of public and private debts.

      (o) The words “hereto,” “herewith,” “hereof,” “hereby,” “herein” and “hereunder” refer to this Agreement.

      SECTION 10.04.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 10.05.     Entire Agreement; Assignment. This Agreement, together with the other Transaction Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Acquisition Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 10.06.     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

      SECTION 10.07.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      SECTION 10.08.     Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State.

      SECTION 10.09.     Consent to Jurisdiction.

      (a) EACH OF PARENT, THE COMPANY, ACQUISITION SUB, BEHRMAN AND SEF HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY, ACQUISITION SUB, BEHRMAN AND SEF HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK. EACH OF PARENT, THE COMPANY AND ACQUISITION SUB AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

46

      (b) EACH OF PARENT, THE COMPANY, ACQUISITION SUB, BEHRMAN AND SEF IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 10.09 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

      SECTION 10.10.     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.11.     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 10.12     Waiver of Jury Trial. EACH OF THE COMPANY, PARENT, ACQUISITION SUB, BEHRMAN AND SEF ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE COMPANY, PARENT, ACQUISITION SUB, BEHRMAN AND SEF CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

[Remainder of page intentionally left blank; signature page follows]

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      Intending to be bound hereby, Parent, Acquisition Sub, the Company, Behrman and SEF have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DALEEN HOLDINGS, INC.

By:	/s/ GORDON QUICK

Name: Gordon Quick

Title:	Chief Executive Officer

PARALLEL ACQUISITION, INC.

By:	/s/ GORDON QUICK

Name: Gordon Quick

Title:	Chief Executive Officer

DALEEN TECHNOLOGIES, INC.

By:	/s/ GORDON QUICK

Name: Gordon Quick

Title:	President & Chief Executive Officer

BEHRMAN CAPITAL II, L.P.

By:	Behrman Brothers, LLC,

its General Partner

By:	/s/ GRANT BEHRMAN

Name: Grant Behrman

Title:	Managing Member

STRATEGIC ENTREPRENEUR FUND II, L.P.

By:	/s/ GRANT BEHRMAN

Name: Grant Behrman

Title:	General Partner

48

APPENDIX B

OPINION OF VALUATION RESEARCH CORPORATION

[Valuation Research Corporation letterhead]

May 5, 2004

The Special Committee of the Board of Directors

The Board of Directors

DALEEN TECHNOLOGIES INC.
902 Clint Moore Road, Suite 230
Boca Raton, FL 33487

Ladies and Gentlemen:

      It is our understanding that Daleen Technologies Inc. (the “Company”) is contemplating a series of transactions (collectively, the “Transactions”) from which it would emerge as a private company under new majority ownership. Pursuant to the terms of the Transactions, as more specifically outlined in the draft Summary of Principal Transaction Terms dated May 5, 2004 (the “Term Sheet”), (i) affiliates of Quadrangle Capital Partners LP (collectively, “Quadrangle”) will invest up to $25.0 million in cash in a newly formed Delaware corporation (“Newco”) and affiliates of Behrman Capital (collectively, “Behrman”) will invest up to $5.0 million in cash in Newco, subject to adjustment, (ii) Newco will issue to Quadrangle and Behrman, as consideration for their cash investments in Newco, senior convertible redeemable preferred stock in Newco with a stated dividend of 8.0% per annum, payable in kind or in cash at the option of Newco, (iii) Newco will acquire the stock of Protek Telecommunications Solutions Ltd. (“Protek”) for aggregate consideration of $20.0 million, subject to adjustment, consisting of up to $13.0 million in cash, $5.0 million of Newco common stock (the “Newco Common”), and a contingent earn-out consisting of $1.0 million in cash and $1.0 million of Newco Common, and (iv) a newly created acquisition subsidiary of Newco will merge with and into the Company, with the Company being the surviving entity (the “Merger”), and shareholders of the Company will receive an aggregate of $17.2 million in cash and stock as follows: (a) holders of the Company’s common stock (the “Common Stock”) will receive approximately $0.0384 per share in cash or $1.8 million in cash in the aggregate, and (b) holders of the Company’s Series F Preferred Stock (the “Series F Preferred Stock”) will receive approximately $34.2803 per share or $15.4 million in the aggregate as follows: (i) immediately prior to the Merger, Behrman will exchange its shares of Series F Preferred Stock for $5.0 million in junior convertible redeemable preferred stock in Newco with the remaining value of Behrman’s Series F Preferred Stock being exchanged for Newco Common, and (ii) other holders of the Series F Preferred will be given a choice to receive either a combination of cash, limited to $2.8 million in the aggregate, and Newco Common or solely Newco Common.

      You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the consideration to be received by the Company’s common and preferred shareholders in connection with the Transactions. In rendering the Opinion, we conducted such reviews, analyses, and inquiries deemed necessary and appropriate under the circumstances including, but not limited to, the following:

•	reviewed the Term Sheet;

•	reviewed certain publicly available information relating to the Company as well as certain financial forecasts and other information and data for the Company which were provided to us or otherwise obtained by us or discussed with us by certain senior managers and other representatives and advisors of the Company;

•	had meetings and held discussions with certain senior managers and other representatives and advisors of the Company concerning its businesses, operations, prospects, and financial conditions, among other subjects;

•	reviewed historical prices and trading volumes for the Company’s common stock;

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•	reviewed certain financial terms of the Transactions in relation to, among other things, the historical and projected financial results of the Company;

•	analyzed certain market, financial and other publicly available information and data relating to the businesses of other companies with operations we considered relevant in evaluating those of the Company;

•	reviewed, to the extent publicly available, the financial terms of certain other transactions that we considered relevant in evaluating the Transactions;

•	developed indications of value for the Company using generally accepted valuation methodologies and procedures;

      In addition to the foregoing, we have conducted such other reviews, analyses, and inquiries and have reviewed and considered such other economic, industry and market information and data as we deemed appropriate in rendering the Opinion.

      In rendering the Opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information and data publicly available or furnished to us or otherwise reviewed by us or discussed with us by certain senior managers and other representatives and advisors of the Company. With respect to financial forecasts and other information and data provided to us or otherwise reviewed by us or discussed with us, we have been advised by certain senior managers of the Company that such forecasts and other information and data were reasonably prepared, reflecting the best currently available estimates and judgments of management as to the future financial performance of the Company.

      The Opinion necessarily is based upon economic, industry, market, financial and other conditions and circumstances as they exist and to the extent they can be evaluated on the date hereof and we assume no responsibility to update or revise the Opinion based upon any events or circumstances occurring after the date hereof. Further, we have assumed there has been no material change in the assets, financial condition, businesses or prospects of the Company since the date of the most recent financial statements and other information and data made available to us and furnished to us and the date hereof.

      In conducting our review and analyses, and as a basis for arriving at the Opinion expressed herein, we utilized valuation methodologies, procedures and considerations deemed relevant and customary under the circumstances. We have also taken into account our assessment of general economic, industry, market, financial and other conditions, which may or may not prove to be accurate, and our experience in similar transactions as well as our experience in business and securities valuation in general.

      In arriving at the Opinion, we have not performed an appraisals or valuations of any specific assets or liabilities of the Company, nor have we been furnished with such appraisals or valuations prepared by the Company or any third-parties, and we have not made and will not make any physical inspection, evaluation or appraisal of any such properties or assets.

      We have assumed that the final terms of the Transactions will be substantially identical to those in the Term Sheet, without material modification of any financial or other terms or conditions. In arriving at the Opinion, we have assumed that all the requisite regulatory approvals and consents required in connection with the Transactions will be obtained in a timely manner and will not affect the consummation of the Transactions. Further, we have assumed that the Transactions will be consummated in a manner that complies in all material respects with any and all applicable laws and regulations of any and all legal or regulatory authorities.

      We have not been involved in the structuring, documentation or negotiation of the Transactions and have not, other than the delivery of the Opinion to the Special Committee of the Board of Directors of the Company (and our review and analyses undertaken in connection therewith as specified herein) provided any financial advisory or investment banking services to the Company related to or in connection with the Transactions. We have not been requested to opine as to, and the Opinion therefore does not address, the relative risks or merits of the Transactions or any other business strategies or transactional alternatives that

2

might be available to the Company, nor does the Opinion address the underlying business decision of the Company to undertake the Transactions, the likelihood of their consummation or timing.

      The Opinion relates solely to the fairness, from a financial point of view, of the consideration to be received by the Company’s common and preferred shareholders in connection with the Transactions, and does not address any specific legal, tax, accounting, financial reporting, business, employee, labor, pension, postretirement benefit, capitalization, creditor, stockholder or management matters, rights, obligations, effects or consequences with respect to the Company or any of its affiliates in connection with or related to the Transactions.

      The Opinion expressed herein is provided for the information of the Special Committee of the Board of Directors of the Company in its evaluation of the consideration to be received by the Company’s common and preferred shareholders in connection with the Transactions, and the Opinion is not intended to be and does not constitute a recommendation to any common or preferred shareholder of the Company as to how such shareholder should vote on any matters related to or associated with the Transactions.

      The Opinion expressed herein relates solely to the fairness, from a financial point of view, as of the date hereof, of the consideration to be received by the Company’s common and preferred shareholders in connection with the Transactions. The Opinion may not be disclosed or otherwise referred to, without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction and except that the Opinion may be included in its entirety in any filing, if required, made by the Company in connection with the Transactions with the Securities and Exchange Commission.

      Valuation Research Corporation, in the normal course of its business, provides valuation advisory services in connection with mergers and acquisitions, leveraged buyouts and recapitalizations, reorganizations, sales and dispositions, tax matters, financial reporting matters, and other purposes.

      Based upon and subject to the foregoing, our prior experience, our work as described above and other factors we deemed relevant, we are of the Opinion that, as of the date hereof, the consideration to be received in connection with the Transactions is fair, from a financial point of view, to the Company’s common and preferred shareholders.

Respectfully submitted,

VALUATION RESEARCH CORPORATION

/s/ VALUATION RESEARCH CORPORATION

Engagement Number 50001850

3

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

APPENDIX D

ANNUAL REPORT OF DALEEN TECHNOLOGIES, INC.

ON FORM 10-K/A FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

(Amendment No. 1)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2003

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number: 0-27491

DALEEN TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of incorporation or organization)	65-0944514 (I.R.S. Employer Identification No.)

902 Clint Moore Road, Suite 230 Boca Raton, Florida (Address of principal executive offices)	33487 (Zip Code)

Registrant’s telephone number, including area code:

(561) 999-8000

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.01 per share

      Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

      Indicate by check mark whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes ☐ No ☑

      The aggregate market value of the common stock held by non-affiliates of the Registrant, based upon the average of the bid and ask quotations for the common stock on June 30, 2003, as reported by the OTC Bulletin Board, was approximately $2,436,475.

      As of February 1, 2004, the Registrant had outstanding 46,929,372 shares of common stock.

Documents incorporated by reference:     None.

EXPLANATORY NOTE

      This Amendment No. 1 on Form 10-K/A amends the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the Securities and Exchange Commission on March 28, 2004, in its entirety. The purpose of this amendment is to supplement various disclosures. This amendment does not include any restatement of the Company’s previously filed financial statements. All information included in this amendment is as of the original filing date of the Form 10-K for the fiscal year ended December 31, 2003 and does not reflect any subsequent information or events, other than as required to reflect the amendment set forth below.

FORWARD-LOOKING STATEMENTS

      This report contains forward-looking statements within the meaning of the Securities Exchange Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but are the intent, belief or current expectations, of our business and industry, and the assumptions upon which these statements are based. Words such as “anticipates”, “expects”, “intends”, “will”, “could”, “would”, “should”, “may”, “plans”, “believes”, “seeks”, “estimates” and variations of these words and the negatives thereof and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in response to Item 7 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 10-K. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this report. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

      You should be aware that some of these statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in the section of the Form 10-K in Item 7 under the heading “Risk Factors” that could cause the actual results to differ materially from those suggested by the forward-looking statements.

PART I

Item 1.	Business

Overview

      Daleen Technologies, Inc. (“Daleen” or the “Company”) is a global provider of advanced billing and customer care, event management, and revenue assurance software for convergent communication service providers and other technology solutions providers. Our solutions are designed using the latest open Internet technologies to enable providers to enhance operational efficiency while driving maximum revenue from their products and services. Our products and services are used by communication providers to support a variety of voice, data and Internet-based services across wireless, wireline and satellite networks. Our RevChain® billing and customer management and AsuritiTM event management and revenue assurance applications deliver proven interoperability with other legacy billing systems and other downstream operational support systems (OSS) applications, and have a high degree of flexibility and scalability, making the software highly adaptable and ready for the future. RevChain and Asuriti can be purchased as licensed software applications or as part of a turn-key solution through BillingCentral®, our carrier-class outsourcing operation.

      We were incorporated in Delaware in 1999, and were previously incorporated in Illinois and Florida.

      We became a leading provider of advanced billing software to the emerging competitive telecommunications companies in the United States between 1996 and 2000. Our BillPlex® product was the first true convergent billing software with the capability to rate and bill for a variety of voice, data and Internet services, and consolidate charges onto a single bill. As we grew in size and geography, we added new customer care and management products to enhance our billing applications, and formed alliances with other major telecom technology providers to expand our presence into new geographic regions and vertical markets.

      We launched our current RevChain product platform in February 2001, replacing the BillPlex client-server applications with a family of more powerful web-enabled applications that are built on an open

1

Internet Integration Architecture (IIATM). RevChain was designed to provide the increased throughput and support that convergent service providers need to rate and bill for high volumes of wireline and wireless, voice, data, Internet, and digital media services. The open architecture and modular design facilitates integration with other billing and OSS systems, and streamlines the migration process for customers moving from BillPlex to RevChain.

      The RevChain product family includes:

•	RevChain Commerce — a convergent billing and customer care solution;

•	RevChain Interact — an Internet interface for customer service representatives;

•	RevChain Care — web-based customer account management and self-care with electronic bill presentment and payment (EBPP); and

•	RevChain mCommerce — customer account management and billing via the mobile device.

      On October 3, 2002 we formed a wholly-owned subsidiary DSI, Inc. and a wholly-owned subsidiary of DSI, Inc., Daleen Solutions, Inc. (“Daleen Solutions”). These entities were formed for the purpose of purchasing the assets and assuming certain liabilities of Abiliti Solutions, Inc. (“Abiliti”) which was consummated on December 20, 2002 (the “Abiliti Acquisition”).

      Our product portfolio expanded as a result of the Abiliti Acquisition, and now includes Asuriti, an enhanced event management and revenue assurance application developed and previously offered by Abiliti, and a turn-key outsourcing services solution for billing, event management and revenue assurance through our BillingCentral® outsourcing operation. Asuriti for Event Management provides a dynamic way for communication providers dealing with multiple data feeds, event formats, and service types to capture events from various network elements, validate and enhance individual records online, and distribute data in the appropriate format to downstream systems. It uses a flexible, rules-driven architecture to allow service providers to quickly, efficiently, and cost-effectively support new service types and event data formats without complex programming. In June 2003, we introduced Asuriti for Revenue Assurance, a new application designed to help detect and correct leaks, gaps and errors in a service provider’s OSS that could delay or obstruct operational processing and negatively impact both costs and revenues. Asuriti for Revenue Assurance is based on the same rules-based technology that powers Asuriti for Event Management. We also acquired Abiliti’s NetworkStrategies® billing application and RateITTM rating engine. Although not actively marketed to new customers, we will continue to provide services and support to existing customers.

      In 2003 we completed the successful integration between our RevChain and Asuriti products and incorporated RevChain into BillingCentral as an outsourced billing solution. This has given us a more comprehensive and flexible solution set for addressing the event processing, rating, billing, and revenue assurance needs of our customers.

      We also offer professional services and product support related to all of our products previously sold to our customers.

      On July 4, 2003 we formed a branch office in Bogotá, Colombia, Daleen Technologies Surcursal Colombia. This branch was formed for the purpose of doing business with Empresa de Telecomunicaciones de Bogotá S.A. ESP (“ETB”) located in Bogotá, Colombia.

Available Information

      We file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those reports with the Securities and Exchange Commission (“SEC”). These filings are available to the public over the internet on the SEC’s website at http://www.sec.gov and are available free of charge on our website at http://www.daleen.com as soon as reasonably practical after such reports are filed with the SEC. You may also read and copy any document we file with the SEC at

2

the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC- 0330 for further information on the operation of the Public Reference Room.

Recent Developments

     Proposed Reverse Stock Split

      We filed a preliminary proxy statement on January 28, 2004 in connection with a proposed one-for-500 reverse stock split of our issued and outstanding common stock (the “Reverse Split”). If implemented, the Reverse Split would enable us to terminate our obligations to file annual, periodic reports and other filings with the SEC. If the Reverse Split is implemented, stockholders holding fractional shares of common stock after the Reverse Split would receive a cash payment equal to $.30 per pre-split share of common stock in lieu of the issuance of fractional shares. Stockholders holding less than 500 shares of common stock before the Reverse Split would be cashed out and would have no further equity interest in the Company. With respect to shares of common stock held in brokerage accounts, we would look through the stockholders of record to the beneficial owners of such shares for purposes of determining whether or not the Reverse Split results in such beneficial owners holding fractional shares of common stock. Payment also would be made to such beneficial owners in lieu of the issuance of any such fractional shares. The total estimated consideration (excluding fees and expenses) that would be paid as a result of the Reverse Split is expected to be approximately $225,000 and would be paid out of working capital or a possible bridge loan as described below. The Board of Directors has retained the discretion to determine whether or not to implement the Reverse Split even after receipt of the requisite stockholder approval.

     Operating Loan

      In February 2004, we closed a revolving loan facility (the “Operating Loan”) with Silicon Valley Bank (“SVB”) and guaranteed by EXIM Bank. The term of the Operating Loan is fifteen months. Total funding under the Operating Loan is $2,700,000. We can borrow against the Operating Loan based on estimated funding dates and may have outstanding borrowings at any given time of up to $2,000,000. The proceeds of the Operating Loan will be used for operating costs associated with our contract with ETB. We have borrowed $1,732,000 against this loan as of March 1, 2004. Interest accrues at the rate of prime plus 2% (minimum 4%) per annum. SVB will have a first priority security interest in all of our assets until the Operating Loan is paid in full. The Operating Loan contains customary representations and warranties and covenants including maintaining a minimum tangible net worth requirement of $4,000,000. We intend to repay the Operating Loan solely from revenues received from ETB.

     Bridge Loan

      We are exploring the possibility of entering into a convertible bridge loan arrangement (“Bridge Loan”) with certain of the current holders of our Series F convertible preferred stock (“Series F preferred stock”). Discussions regarding a possible Bridge Loan are in the initial stages. It is unclear at this time whether such a transaction will be consummated and the timing is unknown.

Industry Background

      Our core billing, customer management, event management and revenue assurance software continues to be focused on the telecommunications industry. Far from its regulated origins, the telecom industry has become a multi-faceted open market of traditional, independent and competitive local exchange and long distance carriers, competing to offer customers a range of wireline and wireless voice, data, Internet, and other high bandwidth digital services that are now widely available through commonly-deployed technologies.

      The rapid explosion of new products and services in recent years fueled competition for customers, causing service providers to expand their networks and diversify product and service offerings. While this allowed them to retain and grow their customer bases, a new problem emerged. More often than not,

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existing billing and operational support systems were not able to support the new offerings, thus preventing them from achieving their full revenue potential. When the economy stalled, many of these providers found they faced huge revenue gaps. With no new capital to fund needed operational improvements, they were forced out of the market. Many of the surviving entities subsequently joined forces with or were acquired by competing organizations.

      We believe today’s market is more homogenous, differentiated by business strategy and size more than service offerings. With similar product offerings, it seems that service providers are attempting to differentiate themselves by bundling together and cross-discounting innovative combinations of communications services and providing superior customer care. Facing pressure to improve profit margins, service providers seem to be taking a more aggressive role in understanding and managing the systems and processes involved in capturing and driving revenue within their organizations. Providers are more willing to tackle system upgrades and migrations on their own rather than relying on their software vendors or systems integrators. More than ever, we believe our success is linked to having effective billing and customer management, event management and revenue assurance solutions that are easy to implement and manage and that work within a provider’s systems infrastructure to make it easier for them to track and manage customers and revenues, dynamically change and grow service offerings, and automate and streamline operational performance.

Issues Common to Our Targeted Markets

      In 2003, telecommunications companies continued to battle back from the lingering effects of a severe market downturn that started in 2001. While the fallout of companies has diminished, those that survived have made significant adjustments to control expenses in order to remain competitive. Shifting their attention away from aggressive growth targets and new market penetration, companies are focused on initiatives that will allow them to increase revenues from their current customer base while reducing or controlling operating costs.

      To survive the past several years, providers were forced to postpone previously planned technology upgrades and new investments, stretching the capabilities of their back-office systems. In order to introduce new offerings and rate plans, and accept and handle new types and formats of event data, providers have repeatedly added to or modified their legacy systems. These businesses now find themselves maintaining an extremely complex information systems environment consisting of numerous proprietary systems that were often designed to work as stand-alone applications. In addition, many of these systems are based on older technology platforms that are more costly to maintain and have only a limited interoperability with other elements of the information system. These systems require significant time, resources, and effort to modify or which makes it difficult for service providers to respond quickly and competitively with innovative marketing promotions and new service offerings

      Mergers and business combinations among service providers have added to the complexity and inefficiency of billing and OSS environments. As companies merge, the surviving entity is often left with multiple disconnected systems that share no common platform to connect one business group or system to another, and fewer resources to achieve integration. With an intense focus on bottom line results, we see providers searching for ways to streamline and improve processes, eliminate redundancies, and drive costs out of their operations. More and more, these companies are starting to view technology as a tool that can help improve their business operations, enhance their competitive position and facilitate long-term survival. Yet unlike previous technology spending, which was often based on an estimated future potential, today’s technology investments must immediately deliver an equivalent or greater increase in revenues or cost savings.

      This increased focus on profitability, coupled with executive attention to financial integrity, is causing provider organizations to scrutinize operational systems to ensure that they are capturing the full amount of revenue to which they are entitled. According to various independent studies, service providers are losing anywhere from 3% to 11% of annual gross revenues because of gaps, leaks and undetected errors in their operational processing. The root of the problem is that revenue is generated by millions of events that

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travel through a maze of systems within a service provider’s network while along the way there are hundreds of chances for mistakes and omissions that can cause revenue to leak out of the system. As a provider’s network operating environment and business model becomes more complex, the potential for leakage increases. Providers are looking to their systems providers and consulting experts for help in identifying the source of leakage, quantifying lost revenues, and implementing a solution that will prevent future losses. We believe automated solutions like Asuriti, which are designed to work within the existing systems infrastructure, are the most effective, efficient way to achieve long-term sustainable results.

      Rather than investing in technology upgrades for their existing systems, service providers are also beginning to look at outsourcing as a cost-effective, low risk alternative to running their own billing, OSS and revenue assurance operations. We believe outsourcing offers a number of economic and performance advantages that can help providers upgrade their back office infrastructure or add additional functionalities that will maximize their earnings potential, without costly migrations or systems upgrades. In addition to the cost savings from not having to staff, train, and maintain the hardware and resources associated with running a data center, outsourcing can help providers unify their organizations by providing a single technology platform across their enterprise. Providers can significantly decrease their operational costs, while also taking advantage of the latest product technologies and using the experience of telecom operations experts.

      Regardless of their chosen delivery channel, today’s communication providers must have the ability to create and implement new services quickly, manage them efficiently and issue a single invoice for complex service bundles, while providing exceptional service to customers. This requires a more comprehensive solution than traditional billing applications have previously offered. We believe our targeted markets can benefit from a high performance solution that is designed to meet the specific challenges faced in today’s market, including the ability to:

•	Quickly and efficiently support multiple, convergent networks, data sources, and service types;

•	Dynamically create, deploy and update new services and pricing programs;

•	Eliminate process redundancies and revenue leaks;

•	Enhance or extend the value of other enterprise systems; and

•	Maximize efficiency through ease of implementation, system administration, and ongoing operations.

The Daleen Solution

      For more than a decade, we have been developing and delivering software solutions that allow telecom providers to capture and manage the revenue from their product and service offerings. As technologies started to converge, our billing and customer management products led the way, taking advantage of key Internet technologies to offer a single, open platform for billing that could be integrated with other enterprise systems to streamline operational processes and eliminate avoidable redundancies. Our RevChain platform was designed to support traditional and next generation technologies for convergent providers seeking to offer multiple services. RevChain applications are built on an advanced computing architecture that leverages the latest industry standards and programming tools for enhanced performance and efficiency. The open design and use of standard technologies, such as HTTP, XML, and J2EE, facilitate integration of our solutions into a provider’s existing infrastructure, and give providers the flexibility to offer new products and services quickly in response to dynamic market conditions.

      The Abiliti Acquisition, and the addition of the Asuriti event management and revenue assurance products, further enhanced our ability to meet both the revenue growth and efficiency goals of organizations of all sizes. Asuriti provides an end-to-end revenue assurance solution that starts with capturing relevant data from across multiple networks, evaluating and validating data for errors and inconsistencies, and taking action to correct potential problems. Asuriti is powered by a dynamic rules-driven architecture that utilizes easy-to-alter business rules to allow service providers to support new

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services and event data formats without complex programming. When combined, RevChain and Asuriti have the potential to create a powerful solution that gives providers the tools to better manage the complexities of their back-office and drive more revenue from new and existing customers, networks and partners.

      As a complement to our licensed software, the BillingCentral offering extends our delivery capabilities by giving customers the flexibility to purchase RevChain and Asuriti as a turn-key outsourcing solution. BillingCentral provides a high-value, high performance solution that is delivered by billing and telecom experts in a carrier-class environment.

      Today, we believe our products and comprehensive outsourcing services are better aligned with the business, operational, and economic goals of sub-Tier 1 and Tier 1 providers, including the need to:

•	Retain and grow their customer base by providing and delivering high quality and innovative services;

•	Adapt to changing economic conditions, reduced staffing levels, and constrained budgets;

•	Capture and retain more revenues from each customer and partner;

•	Streamline and improve the efficiency of back-office processes through automation; and

•	Build a common platform to bridge the gap between existing systems, customers and business units.

The Daleen Strategy

      Our business plan in 2003 reflected the lingering economic and regulatory uncertainty in telecommunications which has caused providers to delay and/or reduce purchase decisions over the last several years. During 2003 we saw increased interest among the service provider community as budgets increased and they once again started considering system upgrades and new functionalities. However, the timing of review and decision cycles on new sales remains protracted. Providers are carefully evaluating their competitive options, while working simultaneously within their organizations to obtain buy-in from key decision-makers. A significant portion of our efforts in 2003 were focused on the successful integration of our products with those acquired from Abiliti, and bringing the benefits of the Abiliti Acquisition to fruition. Taking advantage of our expanded products and delivery channels, we pursued opportunities to help current customers identify areas for improvement in their billing and OSS environments by adding to or upgrading their systems. Our development teams focused on adding enhancements to our RevChain and Asuriti product lines that are intended to allow our customers to continue to drive efficiencies in their organizations. Following the course that was set in 2002, we focused on achieving measured growth through a combination of direct sales in the U.S. and opportunistic growth abroad. This approach supported our financial goal of reducing costs, while leveraging our highly developed product capabilities to gain access into new geographies, markets, and Tier 1 accounts. It also supported customer demand for broader, pre-integrated solutions and allowed us to leverage the strength of our product architecture and advanced billing and OSS functionalities.

      Our goal is to become a leading global provider of billing and OSS applications in the telecommunications industry through execution of a two-tiered strategy consisting of organic growth and growth through aggregation (mergers and/or acquisitions). We continue to pursue organic growth from our existing customer base and through sales opportunities in our core markets, while concurrently pursuing opportunities to aggregate with synergistic billing and OSS companies.

     Organic Growth

      Developing and maintaining long-term customer relationships. We believe that now, more than ever, providers are seeking to develop long-term positive relationships with their vendors. In today’s environment, providers value experience, proven quality, and cost-efficient implementation and operations. With reduced budgets and staffing, they are less likely to risk bringing new vendors into critical projects. This trend can lead to additional product sales and outsourcing opportunities, as well as recurring support

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and maintenance revenues. We continue to focus on delivering exceptional levels of service that will allow us to build and maintain strong long-term relationships with our customers.

      Aggressively targeting high potential markets. Providers are increasingly under pressure to produce revenue at a faster rate, while holding down or reducing their operational costs. The ability to increase revenue, improve margins, and provide high levels of customer satisfaction is becoming even more crucial for success. Our products are designed to support a broad array of telecom services, including local and long distance voice, data, video, wireless and Internet services, and digital media products, while minimizing implementation and operations expenses. Our primary strategy is to focus on the Integrated Communications Provider (ICP) and wireline carrier market segments, where we believe we have vast experience and strong customer satisfaction. By focusing our organic growth activities on segments in which we enjoy a strong presence and good reputation, we believe we can deliver incremental revenue at attractive margins.

      Expanding the core outsourcing business. Outsourcing is becoming a more viable option for service providers that are looking to gain process efficiencies or add functional capabilities with minimal cash outlay and disruption to their environment. As a billing application service provider (BASP) we offer tailored solutions that are designed to meet each client’s business needs. Our outsourced solutions are based on our RevChain and Asuriti billing, event management and revenue assurance products, which are hosted and managed by telecom experts in our BillingCentral operations center. Our proven automation tools and “best practices” are intended to provide consistent service quality and cost savings for our outsourcing clients. We also provide clients with web-based access to BillingCentral so they have complete visibility into, and oversight of, their operational processes. This allows our customers to assert the level of control they desire, without the staff or burden of doing the work.

      Broadening our revenue base. With the addition of Asuriti and BillingCentral from the Abiliti Acquisition, we expanded our portfolio of products and services and created additional sales opportunities to current and new customers. In 2003, we generated incremental revenues by offering RevChain and Asuriti as individual or fully integrated licensed and outsourced solutions. While our traditional billing products remain focused in the wireline market, Asuriti has expanded potential as a solution for wireless carriers. Our BillingCentral outsourcing offering enhances our ability to support a full spectrum of billing, event management and revenue assurance services in a managed services environment, so that every customer scenario can be supported. These solutions were created with the scalability and flexibility to support all size customers, including the largest Tier 1 service providers — anywhere in the world — thereby creating a larger potential target market.

     Growth Through Aggregations

      Generally. We believe the rate of growth that can be achieved through organic growth is restricted by the current economic and financial market conditions within telecommunications. We intend to augment our growth through aggregation transactions where we would combine our resources and customers with other billing and OSS vendors serving the telecom marketplace. Our goal is to increase our customer base and/or product offerings in a manner that will enhance our core business strategies and allow us to further grow our business. Aggregations may be accomplished through mergers, acquisitions or other strategic transactions. We believe it is necessary to obtain additional capital to facilitate our aggregation strategy and we are actively seeking such additional capital from current and new investors. If we are successful in obtaining additional capital, it may result in the issuance of additional equity securities at a price lower than the price paid by our existing stockholders for the same securities, as well as resulting in dilution to our existing stockholders. Our aggregation strategy has certain risks, which appear in Item 7 of this Form 10-K under the heading “Risk Factors” — “There is no assurance that we can effectively implement our aggregation strategy and even if we can, it might not be successful and could be dilutive to our existing stockholders.”

      Acquire Customers. Because of the general economic conditions and the continuing consolidation among providers, the number of potential customer buying decisions has been limited. We will seek to

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increase our number of customers as a part of our aggregation strategy. By expanding our customer base, we plan to diversify the risks related to our concentration of business with particular large customers and narrow market segments. We also plan to cross sell our current products and services to customers we acquire to increase customer depth and loyalty.

      Acquire Products and Technology. The types and sizes of investments in products and technology that were made in the late 1990’s are no longer feasible due to current market conditions and restrained economic growth. Therefore, we seek to acquire additional products and technologies through our aggregation strategy. We seek to build a more complete product and technology offering to complement our current billing, event management and revenue assurance products and services.

      Establish Broader Distribution. By increasing the breadth of our products and services, we intend to expand our target market to companies seeking a more comprehensive product and services solutions or companies in other industries. We also believe we can benefit from acquiring distribution channels by taking advantage of expertise in other geographic or market areas.

      Realize Synergies While Increasing Scale. By combining our management and administration resources with those of other companies with whom we aggregate, we expect to realize cost savings while increasing our revenue potential. With each aggregation, we will strive to combine business functions wherever possible to reduce non-revenue generating costs.

Products and Services

      We provide products and services to a variety of service providers offering a full complement of convergent voice, data and Internet services. As the level of new technology spending has declined in recent years, we have experienced an increased shift in our business from the licensing of products to a greater dependence on the professional and other services we provide.

      The percentage of our total revenues derived from licensing fees and professional and other services for the years ended December 31, 2001, 2002 and 2003, was as follows:

	Year Ended December 31,

	2001	2002	2003

Professional services and other	71.3%	78.0%	91.4%
License fees	28.7	22.0	8.6

	100.0%	100.0%	100.0%

      Further information about our products and services appears below.

Billing and Customer Care

      RevChain Commerce —  RevChain Commerce is a powerful billing and customer care (BCC) system designed to allow service providers to handle high volumes of convergent communications services. With the ability to read, rate and track virtually any type of usage data from any source over any network, it provides the flexibility and support for rating and billing any combination of traditional and next generation wireline and wireless, local and long distance, voice, data, Internet and digital content services. RevChain’s advanced design and open architecture support rapid service creation and deployment, discounts and pricing structures, and cross-service promotions, and allow providers to configure both simple and complex services with minimal resources and implementation time. RevChain Commerce integrates with legacy billing, Customer Relationship Management (CRM) and other enterprise applications to streamline internal processes and improve data integrity between systems.

      RevChain Commerce includes advanced features to support account and service management, configurable rate and discounting plans, real-time credit limits, automatic prepayment, settlements, and management reports. Sophisticated partner settlement features provide an automated process for establishing and maintaining relationships in the provisioning and delivery of collaborative services.

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RevChain Commerce supports global operations with support for Unicode languages, multiple currencies and currency conversion, customer-sensitive invoice language and address localization and multi-national tariff/taxation.

      RevChain Interact —  RevChain Interact is a true web-based client interface that provides direct access to the product catalog and customer database within the RevChain Commerce application. It leverages the power of the Internet to allow Customer Service Representatives (“CSRs”) to achieve higher levels of efficiency while delivering exceptional service. Using a standard Web browser, RevChain Interact offers CSRs a centralized view into the customer account and provides the functionality needed to manage customer accounts– including customer management activities, balance management, provisioning of products and services, dispute processing, and collections. The look, feel and familiar web navigation techniques of our product make it easy to use with minimal training. There is no client software to install, so providers can deploy new CSRs quickly and efficiently to support on-site and remote operations as well as telecommuting environments. With extensive scaling capabilities for large operations, RevChain Interact enhances operating efficiency by reducing the database connections, server load, hardware and software requirements, and minimizing the network bandwidth necessary to run the system.

      RevChain Care —  RevChain Care is an intuitive software product that allows service providers to offer convenient customer self-care and EBPP over the Internet. RevChain Care provides 24-hour access to accurate, up-to-date information so customers can view their current and historical billing and usage data, update personal account information, make payments, and initiate disputes online at their convenience. This application can be customized with minimal effort to extend a service provider’s brand and enhance other marketing efforts. RevChain Care is pre-integrated with other RevChain products and designed for seamless integration with CRM and other revenue-enhancing operation support systems.

      RevChain mCommerce —  RevChain mCommerce extends billing, customer management and commerce capabilities to customers over Web-accessible devices. Used in conjunction with RevChain Commerce, this application allows customers to view their account balances, modify personal information, and make payments via a mobile device over secure connections.

Event Management and Revenue Assurance

      Asuriti for Event Management —  Asuriti for Event Management is a flexible, enhanced event management solution that is designed to allow service providers to eliminate inefficiencies in operational processing and make better use of the information that is flowing within their networks. Asuriti provides a centralized audit and control point for monitoring data from multiple sources and systems, allowing providers to track the flow of events throughout the back office Asuriti has the unique ability to capture relevant data from all types of networks and systems, normalize the data, validate and edit records against other databases and references, and distribute them to multiple downstream systems. By transforming data into common formats for viewing and reporting, Asuriti allows providers to aggregate data across service types, conduct comparative analyses, track trends in usage, and define and distribute reports. The highly-configurable rules architecture is designed to give providers the precision and flexibility to quickly and efficiently respond to changes in event formats, business strategy and market conditions, without the need for expensive programming. The system’s architecture allows providers to easily scale up to large multi-processing arrays or scale out to clusters of servers in a fraction of the time, cost and effort required for other systems.

      Asuriti for Revenue Assurance — Asuriti for Revenue Assurance provides an automated process for monitoring and reconciling the quality and accuracy of data moving between systems in a provider’s OSS. Working in parallel to existing billing and support systems, Asuriti helps providers identify discrepancies and errors as they occur, thereby eliminating potential revenue leaks before they happen. Whether it is a file from a partner, internal switch usage, circuit information, or provisioning records flowing between systems, Asuriti has the ability to transform raw data into actionable intelligence that can be used to maximize revenues and improve operational efficiency. The system’s rules-based architecture is designed to allow even non-technical users to construct dynamic business rules to validate, track, sort, aggregate,

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analyze and enhance data. Asuriti is inherently flexible enough to address a wide range of scenarios where revenue leakage is likely in wireline and wireless markets. Common examples include the ability to compare expected actual charges against actuals to detect overbilling, to ensure that services that are provisioned are billing at the appropriate rates, and to calculate charges, costs and margins for specific services, partners and routes to determine profitability. It can be used to summarize profitability over time per customer, report total revenue from a partner, channel or market segment, and analyze revenue trends to identify problem areas with service offerings. One of the system’s key advantages is its ability to take action once a prescribed condition is detected, so the error can be corrected quickly before the provider loses revenue.

Outsourced Solutions

      BillingCentral, is a comprehensive outsourcing solution that offers the power of our latest RevChain and Asuriti software in a proven, carrier-class data center that is staffed by billing and telecommunications experts. It provides a high-value, cost-effective alternative to licensing that allows providers to take advantage of advanced billing, event management and revenue assurance technologies without a significant up-front investment in the resources, hardware, training, or other costs associated with running an internal billing and OSS operation. BillingCentral services are designed to be scalable across a large number of customers through the use of our proprietary automation tools and a secure Internet site.

      BillingCentral operates as a BASP, providing a tailored solution for each customer that is comprised of our own billing, event management and revenue assurance products and hosted in our own data center. Customers are serviced by dedicated equipment and provided with comprehensive solutions that include interfaces to third-party applications, special access arrangements and other services. Because of the turnkey nature of our offering, our BillingCentral customers are able to deal with us as a single source for application software, hosting, billing operations, customization, and support.

Additional products supported

      The following solutions were acquired in the Abiliti Acquisition in December 2002. Although not actively marketed to new customers, we continue to provide full support to existing customers.

      Rate IT — Rate IT is a stand-alone rating product that adds functionality to existing billing systems, allowing service providers to meet their current billing requirements, while avoiding the cost, time and complexity involved in fully replacing a legacy billing system.

      NetworkStrategies — NetworkStrategies is a stand-alone billing application designed with high levels of flexibility and scalability to support the complex billing requirements of telecom service providers. It is used by customers in a licensed and outsourced capacity.

Professional Consulting Services, Maintenance and Technical Support

      We offer a wide array of consulting, maintenance, and technical support options designed to provide customers with superior services and support, while also giving them the tools and knowledge they need to independently run their day-to-day operations. This includes the following services:

      BillingCentral Services. We provide end-to-end support of products delivered via BillingCentral, including back-office support, event collection and processing, data center facilities, revenue assurance, reports, analysis and reconciliation, invoice generation and delivery to the print vendor.

      Professional Consulting Services. A variety of professional consulting services are available to assist customers in the implementation, modification, enhancement, and customization of our products, including performing revenue assurance audits. We generally provide these services to our customers via clearly defined services agreements. Through a discovery process, we work with customers to fully understand the customer’s business and technical needs, ultimately resulting in the development of business models and processes that utilize our products to improve the performance of their operations, enhance revenues and/or lower their operating costs.

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      Maintenance. We have comprehensive maintenance and support programs that provide both site license and BillingCentral customers with timely, high-quality maintenance and support services for our products. These services are generally provided via annual maintenance agreements with customers. A maintenance agreement entitles a customer to multiple levels of technical support for prompt and professional response to issues during and after normal business hours.

      Operational Environment Tuning and Performance Level Service. We provide technical and product configuration support for operational issues and testing environment support. The support center maintains a close working relationship with customers, making available all maintenance releases and assisting in planning and scheduling the implementation of each release. An additional service, which involves an on-site performance tune up to optimize the billing operations environment, is also available to existing customers.

Third-party Software Fulfillment

      When customers require it, we facilitate the delivery of a complete solution by offering third-party software products that enable customers’ applications. These include platform products, such as the Windows 2000® and UNIX® operating systems. Our RevChain applications are enabled through BEA’s WebLogic Server product and use an Oracle® database. We also provide complementary products that integrate with our RevChain applications, such as GeoStanTM Address Standardization Software from Group 1; Doc1 from Group 1 for invoice rendering; and tools that support development and reporting, such as Business Objects’ Crystal Reports.

Training

      We offer comprehensive training for all current products, using a variety of media to provide customers with the skills they need to most effectively use our software. Our curriculum includes instructor-led sessions for which we offer a full suite of technical and end-user training programs. A learning consultant is assigned to each customer to tailor the training of the customer’s staff during the life cycle of the project. Target audiences include CSRs, billing administrators and billing operators.

Technology

      Our products take advantage of the most advanced technologies to deliver maximum return on providers’ technology investment. Our RevChain applications are built on a unique open IIA framework that uses standard Internet technologies, including HTTP, XML and universal J2EE support to deliver flexibility and performance in supporting traditional and next generation services. We built this architecture with extensive scalability and flexibility to ensure that our customers continue to distinguish themselves among competitors and thrive in an economy that demands operational efficiency. The IIA framework means fewer manual steps, fewer hours correcting errors, and reduced costs.

      IIA is more than a framework for seamless integration between our RevChain applications. Through its interoperability with CRM applications and legacy billing and enterprise systems, it can enhance the performance of other operational systems and extend the value of a provider’s investment in legacy systems.

      The Asuriti products were built exclusively on Microsoft’s Windows 2000 and SQL Server 2000 platforms, creating a highly optimized, and more easily supported code base built around a specific operating system, and taking advantage of the functionality built into the Microsoft platforms.

Customers

      Our customers consist mainly of local and inter-exchange carriers, Internet service providers, other data services providers, broadband service providers, ICPs, and wholesale network carriers. We have customers located in the United States, Canada, Latin America/Caribbean, Asia-Pacific region and Europe, including such companies as ETB, AAPT Limited, Allegiance Telecom Company Worldwide

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(“Allegiance”), SBC Long Distance (“SBC”), Eschelon Telecom, Inc., Integra Telecom Holdings, Inc., PAETEC Communications, Inc., Eureka Broadband Corporation (Eureka Networks), Pac-West Telecomm, Inc., and Cbeyond Communications LLC. In addition, we have an original equipment manufacturer (OEM)/Reseller relationship with Telcordia Technologies, Inc. (“Telcordia”). For the year ended December 31, 2003, three customers accounted for 64.7% of our total revenue. Allegiance accounted for 38.7%, ETB accounted for 15.1% and SBC accounted for 10.9% of our total revenue for the year ended December 31, 2003. See “Risk Factors — our business relies in part on a limited number of customers and unfavorable developments in relation to a major customer may adversely affect our revenues, operating results and cash flows.”

      In May 2003, we signed the largest customer contract in our history when we executed a 29 month license and services agreement with ETB for our RevChain products. The project is expected to provide more than $7.6 million in new revenues. See “Risk Factors — our business relies in part on a limited number of customers and unfavorable developments in relation to a major customer may adversely affect our revenues, operating results and cash flows;” and “Risk Factors — our expansion into select international markets may not succeed as a result of legal, business and economic risks specific to international operations.”

Sales and Marketing

      Sales. Our sales strategy mainly consists of a direct selling approach supplemented by strategic alliances to achieve greater reach into geographic and vertical markets and targeted customer segments. Through the efforts of our internal direct sales team, we develop and manage relationships with providers and network operators, using a consultative problem-solving sales process. We work closely with these customers to define and determine how their needs can be fulfilled with our products and services.

      Certified system integration and delivery partners play a key role in providing solutions and delivery for our customers and extend the capabilities of our sales and marketing organization. These partners enhance our direct sales efforts along with our OEM/ASP/reseller partners, including Telcordia, Scientific Applications International Corporation (“SAIC”), and Danet, Inc. (“Danet”), who license our RevChain and/or Asuriti software and offer it to their customers.

      Due to the sophisticated nature of our products and services, the duration of a sales cycle can typically range anywhere from one to two months to one year or longer.

      Marketing. Our marketing organization is focused on building corporate brand awareness and establishing a competitive position for our software products and services among our target customers. Marketing programs include a combination of electronic and print campaigns to establish awareness of our products and services, as well as coordinated efforts to manage ongoing public and media relations, plan and manage events, support our strategic partner alliances, and maintain relationships with industry analysts. We participate in targeted industry events that showcase new technologies and solutions, and utilize speaking opportunities and exhibits at trade shows and conferences to demonstrate the value of our solutions in meeting customer needs.

Strategic Alliances

      We have developed strategic alliances that expand the coverage of our direct sales organization, provide implementation and customization services for our products, and complete our solutions offerings. Our strategy is to leverage our current relationships and develop new alliances to help achieve our sales and implementation targets. These alliances enhance our ability to exploit new opportunities in our existing markets, expand our addressable market, and drive new strategic and product initiatives.

      Our alliance program is based on three types of contractual relationships:

•	strategic OEM/ASP/reseller partners;

•	system integration and delivery partners; and

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•	technology partners.

      Strategic OEM/ASP/Reseller Partners. Our strategic OEM/ASP/reseller partners license and resell our solutions. Our applications add value to our partners’ products, including OSS, legacy systems and other Internet-based products. Our strategic OEM/ASP/reseller partners include Telcordia, SAIC and Danet.

      System Integration and Delivery Partners. We work with recognized systems integrators to provide additional project implementation support when a customer desires a systems integrator or additional resources are needed to complete a project. Other services provided by systems integration and delivery partners include strategic, technological and management consulting. Our system integration and delivery partners include Telcordia, Intesacol (an affiliate of SAIC) and Danet. These partners are certified by us and have the ability to implement our solution in combination with those of other industry leaders.

      Technology Partners. We work with leading software, hardware, and network providers that offer products and services that compliment ours. We engage with technology partners on joint sales and marketing efforts, as well as development work and projects to create seamless “best-of-breed” solutions. Our technology partners include:, Cisco Systems, Inc., Independent Technology Systems, Ltd. (Intec), Oracle Corporation, BEA Systems, Inc., MetaSolv Software, Inc., Vertex, Inc., and BillSoft, Inc. Our pre-integrated RevChain applications offer our mutual customers flexibility and enhanced integration capabilities thereby decreasing risk, time-to-implementation, and costs. In addition, we have developed working relationships with platform partners that create and market the hardware, operating systems and database engines on which our technology runs. They include Microsoft Corporation (network operating system and database engine), Sun Microsystems, Inc. (operating systems and server hardware) and Oracle Corporation (database engine).

Research and Development

      Our product development capabilities are essential to our strategy of enhancing our core technology, developing additional applications, incorporating that technology and maintaining the competitiveness of our product software. We have invested heavily in software development to ensure that we have the product design skills and tools for achieving our market leadership objective. We recognize that our ability to create and extend our products, comes from investing in talented software engineers, quality assurance testers and billing and telecommunications specialists.

      Our research and development expenses totaled approximately $12.5 million for 2001, $4.0 million for 2002 and $6.5 million for 2003. We anticipate that our research and development expenses for 2004 will be the same as or less than the research and development expenses in 2003. However, our research and development expenses may decrease or increase significantly as a result of our aggregation strategy. As of February 1, 2004, 57 employees were engaged in research and development activities, 30 located in our corporate headquarters in Boca Raton, Florida and 27 located in St. Louis, Missouri.

Competition

      The markets in which we compete are intensely competitive, highly fragmented, and rapidly changing. Our applications compete on the basis of product functionality, performance, scalability, extensibility, ease of integration and cost. We are also evaluated on our responsiveness to the needs of customers, specific product features and functionalities, the timeliness of product implementations, quality and reliability of products, pricing strategies, project management capability, financial condition and technical expertise.

      Our main billing and customer management competitors include:

•	Amdocs Limited;

•	Convergys Corporation;

•	Portal Software, Inc.;

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•	Saville, a business unit of ADC Telecommunications, Inc., formerly Saville Systems PLC; and

•	CSG Systems International, Inc.

      Our main event management competitors include:

•	Intec Telecom Systems PLC;

•	Narus, Inc.; and

•	Openet Telecom.

      Our main revenue assurance competitors include:

•	Connexn Technologies, Inc.;

•	Vibrant Solutions;

•	Lavastorm Technologies, Inc.; and

•	Consulting organizations, including PricewaterhouseCoopers (currently a part of IBM), The Management Network Group, Inc., Cap Gemini and Ernst & Young.

      We also compete with the internal information technology departments of large communications companies that may elect to develop functionality such as that provided by our products in-house rather than buying from outside suppliers.

      We believe that our ability to compete depends in part on the performance of the competition, including the development by others of software that is competitive with our products and services, the price at which others offer competitive software and services, the extent of competitors’ responsiveness to customer needs, and the ability of our competitors to hire, retain and motivate key personnel.

      We anticipate continued growth and competition in our target markets and the entrance of new competitors into the customer management and billing, event management, mediation, and service activation software markets, as well as emerging participants in the overall revenue assurance area. We expect that the market for our products will remain intensely competitive.

Intellectual Property

      We regard significant portions of our software products and related processes as proprietary and rely on a combination of patent, copyright, trademark and trade secret law, contractual provisions and nondisclosure agreements to protect our intellectual property rights. We have been issued patents for our dynamically configurable and extensible rating engine, customizable electronic invoice with optional security, billing system for distributing third party messages to form a community of subscribers to negotiate a group purchase from the third party, and data element characteristics. We are currently pursuing two other patents for which applications are pending in the United States. In addition, to protect our trademarks and tradenames, we maintain 19 registered trademarks and have 11 trademark applications pending in the United States and we have five registered trademarks and six trademark applications pending in other countries.

      When we license our products, we use signed license agreements that limit access to and distribution of our intellectual property and contain confidentiality terms customary in the industry. Generally, we license our products in object code only, a format that does not allow the user to change the software source code. However, some of our license agreements do require us to place the source code for our products into escrow. These agreements generally provide that these licensees would have a limited, non-exclusive right to use the software source code if there is a bankruptcy proceeding by or against us, if we cease to do business without a successor or if we discontinue providing maintenance and support on our products. We generally enter into employment or independent contractor agreements that include nondisclosure obligations with our employees and consultants to ensure and to protect our intellectual property rights.

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Employees

      As of February 1, 2004, we had 128 full-time employees, of whom 31 were in product implementation and support, 17 in sales and marketing, 57 in research and product development, and 23 in administration. We have never had a work stoppage and none of our employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

Item 2.	Properties.

      Our headquarters is located in a professional office building in Boca Raton, Florida where we leased approximately 31,000 square feet through February 29, 2004. Effective March 1, 2004, we lease approximately 17,800 square feet under a new lease that expires on February 28, 2009.

      We lease two separate spaces with an aggregate of approximately 35,000 square feet located at 400 Chesterfield Center, Suite 200, Chesterfield, Missouri (Daleen Solutions corporate office and data center) and 14500 South Outer 40, Town and Country, Missouri (Daleen Solutions additional office space). The lease for the Daleen Solutions corporate office space expires June 30, 2004 and the additional office lease expires November 30, 2004. We are currently reviewing our options regarding the Missouri offices, and we expect to decrease the square footage occupied in these locations.

      We also lease approximately 8,500 square feet of office space in Atlanta, Georgia. We no longer occupy this facility and the space is currently being subleased to a third party sub-tenant for the duration of the lease term. The Atlanta lease expires on August 31, 2004.

      All leases we have entered into are on commercially reasonable terms.

Item 3.	Legal Proceedings.

IPO-Related Litigation

      On December 5, 2001, a class action complaint was filed in the United States District Court for the Southern District of New York. On April 22, 2002 an amended complaint was filed by two plaintiffs purportedly on behalf of persons purchasing the Company’s common stock between September 20, 1999 and December 6, 2000. The complaint is styled as Angelo Fazari, on behalf of himself and all others similarly situated, vs. Daleen Technologies, Inc., BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC, Salomon Smith Barney Inc., James Daleen, David B. Corey and Richard A. Schell. The individual defendants, Messrs. Corey, Schell and Daleen, have entered into tolling agreements with the plaintiffs resulting in their dismissal from the case without prejudice. The remaining defendants include us and certain of the underwriters from the Company’s initial public offering (“IPO”). More than 300 similar class action lawsuits filed in the Southern District of New York against numerous companies and their underwriters have been consolidated for pretrial purposes before one judge under the caption “In re Initial Public Offering Securities Litigation.”

      The complaint includes allegations of violations of (i) Section 11 of the Securities Act of 1933 by all named defendants, (ii) Section 15 of the Securities Act of 1933 by the individual defendants and (iii) Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by the underwriter defendants. Specifically, the plaintiffs allege in the complaint that, in connection with the IPO, the defendants failed to disclose “excessive commissions” purportedly solicited by and paid to the underwriter defendants in exchange for allocating shares of the Company’s common stock in the IPO to the underwriter defendants’ preferred customers. Plaintiffs further allege that the underwriter defendants had agreements with preferred customers tying the allocation of shares sold in the IPO to the preferred customers’ agreements to make additional aftermarket purchases at pre-determined prices. Plaintiffs further allege that the underwriters used their analysts to issue favorable reports about the Company to further inflate the Company’s share price following the IPO. Plaintiffs claim that the defendants knew or should have known of the underwriters’ actions and that the failure to disclose these alleged arrangements rendered the prospectus included in the Company’s registration statement on Form S-1 filed with the SEC in September 1999 materially false and misleading. Plaintiffs seek unspecified damages and other relief.

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      In September 2003, we approved the terms of a proposed settlement involving the plaintiffs, the insurance companies and numerous issuers, including us and the individual defendants, that includes a waiver by the insurance companies of any retention amounts under the policies. Court approval of the settlement is required. Under the terms of the proposed settlement, there would be no liability to be recorded by us other than legal fees incurred in the initial defense of the action, which are immaterial. There is no assurance that a settlement with the plaintiffs will be finalized. In the event that the settlement is not finalized and approved by the court, we intend to defend vigorously against the plaintiffs’ claims. We believe that we are entitled to indemnification by the underwriters under the terms of the underwriting agreements. We have notified the underwriters of the action, but the underwriters have not yet agreed to indemnify the Company. The lead underwriter, BancBoston Robertson Stephens Inc., has ceased doing business and there is no assurance it will have the financial resources to provide indemnification. Currently the amount of a loss, if any, cannot be determined. In the event that the court does not approve the settlement, we intend to defend vigorously against the plaintiffs’ claims.

Abiliti-Related Litigation

      On August 1, 2003, a First Amended Petition, styled as James E. Kientzy and David K. Wilson vs. Abiliti Solutions, Inc., a corporation, and Daleen Technologies, Inc., a corporation, and Daleen Solutions, Inc., a corporation and wholly-owned subsidiary of Daleen, was filed in the Circuit Court of the County of St. Louis, State of Missouri. The First Amended Petition added Daleen Technologies and Daleen Solutions as defendants in the named action. The First Amended Petition contains certain allegations against Abiliti related to the non-payment of certain promissory notes in the aggregate principal amount of $1.2 million. The promissory notes that are the subject of the First Amended Petition are liabilities that were retained by Abiliti pursuant to the terms of the Abiliti Acquisition. The plaintiffs allege that the purchase of substantially all of the assets and certain liabilities of Abiliti constituted a de facto merger and, as a result, Daleen Technologies and its indirect wholly owned subsidiary, Daleen Solutions, are responsible for payment of the promissory notes and indemnification of the plaintiffs in connection with Abiliti’s counterclaim against the plaintiffs. The First Amended Petition also seeks to set aside the transfer of Abiliti assets as a fraudulent transfer. In December 2003, the court granted summary judgment to the plaintiffs against Abiliti n/k/a Albacore Holdings, Inc. (“Albacore”) on the promissory notes awarding a judgment in the amount of $1,796,938.14. However, the judgment provides that it is not subject to execution until such time as the senior debt (certain promissory notes and series B preferred stock) is paid in full. Albacore currently has insufficient assets and no operating income with which to pay the senior debt. The trial on the remaining claims in this matter has been set for July, 2004. Daleen Solutions and Daleen Technologies believe that they are entitled to indemnification by Albacore pursuant to the terms of the purchase agreement relating to the Abiliti Acquisition. We have provided notice to Albacore of the action and Albacore has assumed the defense of the First Amended Petition on our behalf. However, there can be no assurance that Albacore will have the financial resources to defend and/or settle the claims, pay any judgment ultimately obtained by plaintiffs, or continue to provide indemnification in connection with this matter. Due to the early stage of the proceeding, a loss and its effect on us, if any, cannot be determined with respect to this litigation.

      On October 14, 2003, Daleen, Daleen Solutions and Albacore filed a declaratory judgment action against Houlihan Lokey Howard & Zukin Capital, Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan”) seeking a declaration that they are not liable to Houlihan for fees under an engagement letter between Abiliti Solutions, Inc. and Houlihan (a liability Daleen assumed in the acquisition of Abiliti). Houlihan filed a counterclaim for fees in excess of $800,000. The parties have agreed in principal to settle the action and counterclaim and are preparing the settlement documents. Daleen expects to pay Houlihan approximately $55,000.

      On December 24, 2003, Daleen Solutions filed a collection action against Data Integration Systems, Inc. (“DIS”) seeking payment of license fees, services fees and equipment in the amount of $694,600 (which includes DIS’ obligation to make future payments under the contract). On January 30, 2004, DIS filed a cross-complaint against Daleen Solutions alleging damages of $1,500,000. Due to the

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early stage of the proceeding, a loss and its effect on us, if any, cannot be determined with respect to this litigation.

General litigation

      On August 5, 2003, we reached a settlement in satisfaction of an outstanding obligation with a customer under a software license agreement. Under the terms of the settlement, this customer satisfied their obligations by agreeing to make payments in cash of $365,000 plus interest. We received $250,000 on August 20, 2003, and $57,500 plus interest on November 5, 2003 and received $57,500 plus interest on February 6, 2004. In accordance with SOP 97-2, the revenue related to the contractual agreement with this customer is recognized on a cash basis. Therefore, we recorded $307,500 as license revenue in the year ended December 31, 2003.

      We are involved in other lawsuits and claims incidental to the ordinary course of our business. Management does not believe the outcome of any of these other activities would have a material adverse effect on our financial position or results of operations.

Item 4.	Submission of Matters to a Vote of Security Holders.

      No matters were submitted to a vote of security holders during the fourth quarter of the year ended December 31, 2003.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

      Our common stock was traded on The Nasdaq Stock Market under the symbol “DALN” from October 1, 1999 to July 12, 2002. From July 12, 2002 to December 31, 2002 our common stock was traded on the Nasdaq SmallCap Market under the symbol “DALN.” On December 31, 2002, the Company was delisted by The Nasdaq SmallCap Market, and is currently being traded on the Over The Counter Bulletin Board (“OTC”) under the symbol “DALN.” Prior to October 1, 1999 there was no established market for our common stock. The closing sale price of our common stock as reported by the OTC on February 1, 2004 was $0.09 per share. The price per share reflected in the table below represents the range of low and high closing sale prices and bid quotations, as applicable, for our common stock as reported by The Nasdaq Stock Market, the Nasdaq SmallCap Market or the OTC for the periods indicated:

2002
Quarter Ended	High Price	Low Price

March 31, 2002	$0.45	$0.17
June 30, 2002	$0.24	$0.13
September 30, 2002	$0.17	$0.11
December 31, 2002	$0.25	$0.08

2003
Quarter Ended	High Bid	Low Bid

March 31, 2003	$0.13	$0.06
June, 30, 2003	$0.17	$0.07
September 30, 2003	$0.27	$0.10
December 31, 2003	$0.40	$0.16

      Over-the counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

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      The number of beneficial holders of our common stock as of February 11, 2004, was approximately 3,199.

      We have never paid cash dividends on our capital stock. We currently intend to retain any earnings for use in the business and do not anticipate paying any cash dividends in the foreseeable future.

Issuance of Common Stock and Series F Preferred Stock in the Abiliti Acquisition and 2002 Private Placement

      On December 20, 2002 Daleen Solutions acquired substantially all of the assets and certain liabilities of Abiliti. As consideration for the Abiliti Acquisition, we issued to Abiliti 11,406,284 shares of our common stock, 115,681 shares of our Series F preferred stock and warrants to purchase 5,666,069 additional shares of our common stock at an exercise price of $0.906 per share. On December 20, 2002, the shares and warrants issued to Abiliti were transferred to certain creditors of Abiliti, including Behrman Capital II L.P. and Strategic Entrepreneur Fund II, L.P. (collectively, the “Behrman Funds”). A portion of the securities are currently held in escrow pending resolution of certain retained liabilities, including 1,140,629 shares of common stock, 11,568 shares of Series F preferred stock (the common stock and Series F preferred stock together referred to as “Escrowed Shares”), and warrants to purchase 566,607 additional shares of our common stock at an exercise price of $0.906 per share (“Escrowed Warrants”).

      Concurrently with the consummation of the Abiliti Acquisition, on December 20, 2002 we completed our 2002 private placement of 10,992,136 shares of our common stock, 115,681 shares of our Series F preferred stock, warrants to purchase 5,666,069 additional shares of our common stock at an exercise price of $0.906 per share, and warrants to purchase 500,000 additional shares of our common stock at an exercise price of $0.17 per share, for a total consideration of $5.015 million in cash (the “2002 Private Placement”). The purchasers in the 2002 Private Placement were the Behrman Funds, which are shareholders and creditors of Abiliti. As of February 1, 2004, the Behrman Funds beneficially own approximately 70.30% of our outstanding common stock assuming the conversion of only their Series F preferred stock and exercise of their warrants to acquire common stock, net of the Escrowed Warrants.

      The terms of the Series F preferred stock issued in the Abiliti Acquisition and 2002 Private Placement are identical to the previously outstanding Series F preferred stock. Each share of Series F preferred stock is convertible into 122.4503 shares of our common stock and is entitled to vote with the common stock on all matters submitted to a vote of our common stockholders on the basis of 100 votes per share of Series F preferred stock.

      The offering and sale of the Series F preferred stock and warrants was exempt from registration under the Securities Act of 1933, as amended, by virtue of Rule 506 of Regulation D promulgated thereunder.

Use of Proceeds

      The gross proceeds from the 2002 Private Placement were $5,015,000. We paid our investment advisor $500,000 in cash plus warrants to purchase 250,000 shares of our common stock at an exercise price of $0.17 and we paid Behrman Brothers L.P., a party under common control with the Behrman Funds, a $650,000 fee. These payments were made in connection with the Abiliti Acquisition and 2002 Private Placement. We are using the net proceeds for working capital and general corporate purposes.

Terms of Series F Preferred Stock

      Number of Shares; Purchase Price. Pursuant to the Abiliti Acquisition and 2002 Private Placement, we issued and sold an aggregate of 231,362 shares of Series F preferred stock in addition to the 226,862 shares of Series F preferred stock that were outstanding prior to the closing of the Abiliti Acquisition and the 2002 Private Placement. The total number of shares of Series F preferred stock outstanding as of February 1, 2004 is 449,237 shares. There are also warrants outstanding to purchase an aggregate of 109,068 shares of Series F preferred stock (“Series F Warrants”) with an exercise price of $166.41 per share of Series F preferred stock that are exercisable at any time prior to June 7, 2006.

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      Conversion Price. Each share of Series F preferred stock is convertible at any time at the option of the holder into shares of our common stock. The number of shares of common stock issuable upon conversion of a single share of Series F preferred stock is determined by dividing the original price per share of the Series F preferred stock, or $110.94, by the conversion price in effect on the date of conversion. The current conversion price of the Series F preferred stock is $0.9060 after giving effect to a one-time reset following our earnings release for the quarter ended June 30, 2001. Based on the current conversion price, each share of Series F preferred stock, including the shares of Series F preferred stock issuable upon exercise of the Series F Warrants, currently are convertible into 122.4503 shares of common stock, or an aggregate of approximately 66,517,144 shares of common stock assuming the conversion into common stock of all of our outstanding Series F preferred stock, and the exercise in full of the Series F Warrants and conversion of the Series F preferred stock issuable upon such exercise, net of the Escrowed Warrants. As of February 1, 2004, a total of 30,007 shares of Series F preferred stock have been converted to common stock resulting in the issuance of 3,674,362 shares of common stock.

      In the event we issue common stock or securities convertible into common stock at a price per share less than the conversion price of the Series F preferred stock, the conversion price will be reduced to be equal to the price per share of the securities sold. This adjustment provision is subject to a number of exceptions, including the issuance of stock or options to employees and the issuance of stock or options in connection with acquisitions. The conversion price will also be subject to adjustment as a result of stock splits and stock dividends on our common stock.

      The Series F preferred stock will automatically convert into common stock at any time after March 30, 2002, if the common stock trades on The Nasdaq Stock Market or a national securities exchange at a price per share of at least $3.3282 for ten trading days within any twenty-day trading period. The Series F preferred stock is not subject to automatic conversion if our common stock is not then listed for trading on The Nasdaq National Market or a national securities exchange.

      Voting Rights. The holders of the Series F preferred stock have voting rights entitling them to vote together with the holders of our common stock as a single class on all matters presented for a vote to the common stockholders. The Series F preferred stock entitles the holders thereof to vote with the common stock on the basis of 100 votes for each share of Series F preferred stock. Additionally, so long as at least 50% of the shares of Series F preferred stock that are ever outstanding at any one time remain outstanding, we are prevented from the following activities unless we first obtain the approval of a majority of the outstanding shares of Series F preferred stock:

i) authorize or issue any other class or series of preferred stock ranking senior to or pari passu with the Series F preferred stock as to payment of amounts distributable upon our dissolution, liquidation or winding up or issue any additional shares of Series F preferred stock;

ii) reclassification of any capital stock into shares having preferences or priorities senior to or pari passu with the Series F preferred stock;

iii) amend, alter or repeal any rights of the Series F preferred stock; and

iv) pay dividends on any other class or series of capital stock.

      Dividends. Holders of Series F preferred stock have the rights to the payment of dividends only when and if dividends are declared on our common stock. In the event we pay dividends on our common stock, the holders of the Series F preferred stock are entitled to dividends on an as-if-converted basis.

      Liquidation Preference. In the event of a dissolution, liquidation or winding up of our operations, after payment or provision for payment of debts, but before any distribution to the holders of common stock or any other class or series of our then outstanding capital stock ranking junior to the Series F preferred stock, the holders of the Series F preferred stock then outstanding are entitled to receive a preferential amount of $110.94 per share (the “Preferential Amount”), which is equal to the original purchase price per share; provided however, that (i) if the assets to be distributed to the holders of the Series F preferred stock are insufficient to permit the payment to such holders of the full Preferential

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Amount, then all of our assets to be distributed will be distributed ratably to the holders of the Series F preferred stock and (ii) if the amount distributable on each share of common stock upon liquidation, dissolution or winding up of our operations (after taking into account all distributions that would be necessary to satisfy the Preferential Amounts due to holders of the Series F preferred stock) is greater than the Preferential Amount payable on the Series F preferred stock, we, in lieu of distributing the Preferential Amount to the holders of Series F preferred stock, shall make a distribution in an amount per share to the holders of Series F preferred stock (on an as-if converted basis) equal to the amount per share distributed to the holders of common stock.

      Redemption Rights; Rights on Sale of the Company. Unless otherwise agreed by the holders of at least a majority of the outstanding shares of Series F preferred stock, voting or consenting as a separate class, in the event of a “Sale of the Company” we are required to redeem all of the issued and outstanding shares of Series F preferred stock for a redemption price equal to the Preferential Amount. A “Sale of the Company” means: (i) the acquisition by another entity by means of merger or consolidation resulting in the exchange of at least 50% of the outstanding shares of our capital stock for securities issued or other consideration paid by the acquiring entity or any parent or subsidiary thereof (except for a merger or consolidation after the consummation of which our stockholders immediately prior to such merger or consolidation own in excess of 50% of the voting securities of the surviving corporation or its parent corporation); or (ii) the sale or other disposition by us of substantially all of our assets (other than a sale or transfer of assets to one or more of our wholly-owned subsidiaries).

      Registration Rights. We filed with the SEC a Registration Statement on Form S-3 for the purpose of registering the shares of common stock issuable upon conversion of the Series F preferred stock that covers the Series F preferred stock outstanding prior to the Abiliti Acquisition and the 2002 Private Placement and certain shares held by a other stockholders who exercised their “piggyback” registration rights. The SEC declared the Registration Statement effective on September 25, 2001. With consent of the holders of the Series F preferred stock, we filed Post-Effective Amendment No. 1 to Form S-3 Registration Statement on June 13, 2003, and thereby deregistered the stock. We also granted to the holders of such Series F preferred stock (i) the right to demand that we effect up to three underwritten public offerings of the common stock underlying the Series F preferred stock and Series F Warrants and (ii) “piggyback” registration rights in the event we subsequently file a registration statement for the sale of capital stock.

      We also entered into a registration rights agreement with Abiliti, the Behrman Funds and Kaufman Bros., our investment advisor in the Abiliti Acquisition and 2002 Private Placement, pursuant to which we have agreed to file up to three registration statements upon the demand of a majority of, and covering, the following: (i) the common stock issued in the Abiliti Acquisition and 2002 Private Placement; (ii) the common stock issuable upon conversion of the Series F preferred stock issued in the Abiliti Acquisition and 2002 Private Placement; and (iii) the common stock issuable upon exercise of the common stock warrants issued in the Abiliti Acquisition and 2002 Private Placement. In addition, we have granted to the Behrman Funds “piggyback” rights generally entitling them to require that we register their shares of common stock, including the shares issuable upon conversion of the Series F preferred stock and upon exercise of the common stock warrants, when we are registering our equity securities. The piggyback rights apply only to shares of our common stock issued in the 2002 Private Placement and shares issuable upon conversion or exercise of Series F preferred stock and common stock warrants issued in the 2002 Private Placement.

      Certain holders of Series F preferred stock. The holders of the Series F preferred stock issued in the Abiliti Acquisition and 2002 Private Placement include Behrman Capital II L.P. and an affiliated fund, Strategic Entrepreneur Fund II, L.P. Mr. Dennis Sisco, a director of Daleen, is a Partner of Behrman Capital, an investment firm that manages Behrman Capital II, L.P.

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Item 6.	Selected Financial Data.

      The selected financial data set forth below should be read in conjunction with the consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of this Form 10-K. The following selected financial data concerning Daleen for and as of the end of each of the years in the five year period ended December 31, 2003, are derived from the audited consolidated financial statements of Daleen. The selected financial data is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, included elsewhere in this report. The audited consolidated financial statements of Daleen as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003, and the report of KPMG LLP thereon, are included elsewhere in this report.

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SELECTED CONSOLIDATED FINANCIAL DATA

	Years Ended December 31,

	1999	2000	2001	2002	2003

	(in thousands except per share data)
Revenue:
Professional services and other	$8,321	16,743	8,867	5,154	16,590
License fees	12,404	26,886	3,565	1,450	1,562

Total revenue	20,725	43,629	12,432	6,604	18,152

Cost of revenue:
Professional services and other	7,721	13,878	7,302	2,523	5,312
License fees	64	682	1,646	232	506

Total cost of revenue	7,785	14,560	8,948	2,755	5,818

Gross margin	12,940	29,069	3,484	3,849	12,334
Operating expenses:
Sales and marketing	4,342	14,680	10,895	3,738	3,315
Research and development	9,348	27,215	12,502	3,863	6,521
Purchased in-process research and development	6,347	—	—	104	—
General and administrative	8,965	18,210	13,820	5,817	5,829
Amortization of goodwill and other intangibles	607	15,205	12,014	—	—
Impairment of long-lived assets	—	—	34,604	—	500
Restructuring charges	—	—	11,763	745	—

Total operating expenses	29,609	75,310	95,598	14,267	16,165

Operating loss	(16,669)	(46,241)	(92,114)	(10,418)	(3,831)
Nonoperating income	1,329	2,456	1,125	757	221

Net loss	(15,340)	(43,785)	(90,989)	(9,661)	(3,610)
Accretion of preferred stock	(122)	—	—	—	—
Preferred stock dividends arising from beneficial conversion features	—	—	(28,512)	—	—

Net loss applicable to common stockholders	$(15,462)	(43,785)	(119,501)	(9,661)	(3,610)

Net loss applicable to common stockholders per share — basic and diluted	$(1.06)	(2.02)	(5.47)	(0.40)	(0.08)

Weighted average shares — basic and diluted	14,548	21,671	21,836	23,919	45,980

	December 31,

	1999	2000	2001	2002	2003

Consolidated Balance Sheet Data:
Cash and cash equivalents	$52,852	$22,268	$13,093	$6,589	$2,497
Total assets	133,881	99,462	21,193	18,789	13,026
Current portion of long-term debt and obligations under capital leases	—	129	—	164	26
Long-term debt and obligations under capital leases, less current portion	—	607	—	26	—
Stockholders’ equity	$119,457	77,501	14,262	13,707	10,095

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Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

      The following should be read in conjunction with the accompanying consolidated financial statements and the related notes thereto included elsewhere herein.

Overview

      From our founding in 1989 and through 1996, we operated as a software consulting company, performing contract consulting and software development services in a contract placement and staffing business. We sold the contract placement and staffing business to a third party in 1996. Since 1996, we have been a provider of software solutions and have evolved to become a global provider of advanced billing and customer care, event management and revenue assurance software for traditional and next generation communication service providers and other technology solutions providers. As we grew in size and geography, we added new customer care and management products to enhance our billing applications. We further expanded our product offerings as a result of the Abiliti Acquisition in December 2002, adding a proven event management software platform and a carrier-class outsourcing operation. In June 2003, we launched a new revenue assurance product. Our expanded product suite and flexible delivery channels allow us to serve a broader range of customer needs in a variety of markets. In addition to our products and applications, we offer professional consulting services, training, maintenance, support and third party software fulfillment, in each case related to the products we develop.

Critical Accounting Policies and Estimates

      The discussion and analysis of our financial condition and results of operations included herein are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to our allowance for doubtful accounts, investments, goodwill impairment, income taxes, restructuring, long-term service contracts, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We discuss below the critical accounting policies that affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions. For further information on the critical accounting policies, see Note 1 to our Notes to Consolidated Financial Statements, included elsewhere in this Form 10-K.

Revenue Recognition

      Revenue related to outsourcing services consists of (1) discovery work and (2) monthly processing fees generated from the Company’s provision of billing and event management services. These two deliverables are considered separate units of accounting because these elements can and have been sold separately and they create stand alone value for the customer. The revenue associated with discovery work is recognized on a time and materials basis as the work is performed. The monthly processing fees are recognized as the related services are rendered and are billed monthly based on transaction volume processed, percentage of revenue billed on behalf of customers or monthly minimum charges per contractual arrangements.

      Revenue from site license fees is based on the size of the customers’ authorized system, such as number of authorized users and computer processors, revenue billed through the system, or other factors. We receive license fees from our customers upon signing of the license agreement. In some cases we expect to receive additional license fees as our customers grow and add additional subscribers, or increase their revenue billed through the system. We also derive license fee revenue from existing customers who

23

purchase additional products from us to increase the functionality of their current system. We expect to receive recurring license fees from these activities in the future.

      Revenue from license fees is recognized when persuasive evidence of an arrangement exists, the software is shipped, the fee is fixed and determinable and collectibility is probable. An arrangement fee is generally not presumed to be fixed or determinable if payment of a significant portion of the license fee is not due until after expiration of the license or due after the normal and customary terms usually given to our customers. At times, we enter into extended payment terms with certain customers if we believe it is a good business opportunity. Revenue related to arrangements containing extended payment terms where the fees are not considered fixed and determinable is deferred until payments are due. Granting extended payment terms results in a longer collection period for accounts receivable and slower cash inflows from operations. If collectibility is not considered probable, revenue is recognized when the fee is collected.

      Professional service fees are primarily recognized separately from the license fee since the services are not considered significant to the functionality of the software and the software does not require significant modification, production or customization. In instances when the services performed in conjunction with certain contracts are significant to the functionality of the software and the software requires significant modification and customization at the customer site, we recognize the total license and services amount together. There are two types of service contracts that are entered into with customers: fixed fee and time and materials.

      We recognize revenue on fixed fee contracts using the percentage of completion method. The percentage of completion method relies on estimates of total expected contract revenue and costs. We follow this method since reasonably dependable estimates of the revenue and costs can be made. Recognized revenues and profits are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known. We recognize revenue related to professional services under a time and materials arrangement as services are performed.

      Revenue related to customer maintenance agreements is deferred and recognized ratably on a straight-line basis over the maintenance period. Maintenance is renewable annually and we expect to receive annual maintenance fees from these activities in the future.

Accounts Receivable

      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We continuously monitor collections and payments from our customers and the allowance for doubtful accounts is based on historical experience and any specific customer collection issues that we have identified. If the financial condition of our customers were to continue to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required. Where an allowance for doubtful accounts has been established with respect to customer receivables, as payments are made on such receivables or if the customer goes out of business with no chance of collection, the allowances will decrease with a corresponding adjustment to accounts receivable as deemed appropriate.

Accounting for Income Taxes

      We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We believe that it is more likely than not that the deferred tax assets will not be realized and therefore we have established a valuation allowance for the entire deferred tax assets, net of deferred tax liabilities. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets an adjustment to the deferred tax asset would increase income in the period such determination was made.

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Goodwill

      In 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” Goodwill is no longer amortized but tested for impairment at least annually. At December 31, 2002 and 2003 the goodwill balance was related to the Abiliti Acquisition.

      At December 31, 2003, we evaluated goodwill for impairment and determined that goodwill was not impaired. In performing this impairment assessment, management made judgments regarding the anticipated future cash flows from the Abiliti Acquisition. Different assumptions in this assessment could have led to a different result, which could have had a material effect on our reported earnings. The conditions that could trigger an impairment write-down in the future include a significant downward trend in our operating results or cash flow of Daleen Solutions, a decrease in demand for BillingCentral services, a change in the competitive environment and other economic factors.

Results of Operations

      In December 2002, we acquired substantially all of the assets and assumed certain liabilities of Abiliti. The Abiliti Acquisition created an additional revenue stream to our business that helped position us to be a long-standing competitor in the marketplace. In addition to licensing our software, we now offer a comprehensive outsourcing solution through our BillingCentral carrier-class data center. The recurring revenue from BillingCentral is significant to our ongoing operations. Additionally, as a result of the Abiliti Acquisition, we expanded our product suite to include event management and revenue assurance applications that compliment our RevChain billing and customer management products. RevChain and Asuriti are offered as licensed software and outsourced solutions.

      For the year ended December 31, 2002, the results of operations includes ten days of operating results of Daleen Solutions.

      In 2003, we continued to be a competitor in the billing and OSS market while managing our costs and use of cash to the lowest levels in our history. We focused on achieving growth by selling additional services and upgrades to our installed base of customers and offering our total solutions portfolio to new and existing customers. In May 2003, we signed the largest customer contract in our history when we executed a three-year license and services agreement with a customer in Bogotá, Colombia (the “ETB Contract”).

      We continued to focus on delivering our products to existing customers through our direct sales force and sales alliance partners. In 2004, we expect to continue to grow. We believe that in the future our results of operations could be adversely affected by various factors, including:

•	difficulties in raising additional funds for working capital considerations;

•	lack of market acceptance of new products, upgrades and services;

•	general economic or political condition in Colombia;

•	difficulties in implementing strategic alliances;

•	inability to retain key personnel;

•	changes in accounting rules such as expensing of stock options;

•	concerns of customers and prospective customers on our long term viability;

•	continued decline in business from our three significant customers;

•	downward trends in the telecommunications industry;

•	introduction of products and services by existing and new competitors; and

•	the inability to terminate our public company status.

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Restructuring Charges

      In 2001, the Board of Directors approved three cost reduction plans (the “2001 Restructurings”). We recorded $11.4 million in restructuring charges in the year ended December 31, 2001 related to the 2001 Restructurings. These charges included the estimated costs related to workforce reductions, downsizing and closing of facilities, asset writedowns and other costs. The workforce reductions included the termination of approximately 400 employees throughout our Boca Raton, Florida; Atlanta, Georgia; and Toronto, Ontario, Canada facilities, and included employees from substantially all of our employee groups. The downsizing and closing of facilities included the consolidation of our North American workforce into one Boca Raton, Florida office, the closure of our Toronto and Atlanta facilities and rental property lease termination charges of $1.4 million.

      The asset writedowns were primarily related to the disposition of duplicative furniture and equipment and computer equipment from terminated employees, which was not resalable. Other costs included costs incurred that no longer provided a benefit to us such as recruiting fees and relocation costs related to employment offers that were rescinded, penalties for cancellation of a user conference and trade shows, accounting and legal fees, penalties for cancellation of software maintenance contracts in Atlanta and Toronto and other miscellaneous expenses.

      The 2001 Restructurings resulted in significant savings in the amount of approximately $29.0 million in 2002 related to the cost of salaries and benefits for terminated employees.

      On May 13, 2002, our Board of Directors approved the 2002 Restructuring and we announced a plan to further reduce expenses on May 14, 2002. We recorded a $745,000 restructuring charge in the year ended December 31, 2002 related to the 2002 Restructuring. This charge included the estimated costs related to workforce reduction of 35 employees.

Inlogic Acquisition

      In December 1999, we acquired all of the issued and outstanding capital shares of Inlogic. In connection with this acquisition we recorded goodwill in the amount of $55.8 million. Goodwill was being amortized over a four year useful life. Due to changes in economic conditions and our past revenue performance, we assessed the recoverability of goodwill in 2001 by determining whether the amortization of the goodwill over the remaining life could be received through undiscounted future operating cash flow. As a result, we wrote off the remaining balance of goodwill in the year ended December 31, 2001 which amounted to a reduction of goodwill in the amount of approximately $31.2 million. This was mainly due to the estimated shortfall of the cash flows, discounted at a rate commensurate with the associated risks.

Sale of PartnerCommunity, Inc.

      Our results of operations in 2002 and 2001 included PartnerCommunity, Inc. (“PartnerCommunity”), a subsidiary. We sold this subsidiary on June 24, 2002.

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Operating Results

      The following table sets forth our results of operations expressed as a percentage of total revenue for the periods indicated. These historical results are not necessarily indicative of results to be expected for any future period.

DALEEN TECHNOLOGIES, INC.

Results of Operations

	Years Ended December 31,

	2001	2002	2003

As a Percentage of Total Revenue
Revenue:
Professional services and other	71.3%	78.0%	91.4%
License fees	28.7	22.0	8.6

Total revenue	100.0	100.0	100.0
Cost of revenue:
Professional services and other	58.7	38.2	29.3
License fees	13.2	3.5	2.7

Total cost of revenue	71.9	41.7	32.0

Gross Margin	28.1	58.3	68.0
Operating expenses:
Sales and marketing	87.6	56.6	18.3
Research and development	100.6	60.1	35.9
General and administrative	111.2	88.1	32.1
Amortization of goodwill and other intangibles	96.6	—	—
Impairment of long-lived assets	278.3	—	2.8
Restructuring charges	94.6	11.3	—

Total operating expenses	768.9	216.1	89.1

Operating loss	(740.8)	(157.8)	(21.1)
Nonoperating income	9.1	11.5	1.2

Net loss	(731.7)%	(146.3)%	(19.9)%

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Total Revenue. Total revenue, which includes professional services and other revenue and license revenue, increased $11.5 million, or 174.8%, to $18.2 million in 2003 from $6.6 million in 2002. The primary reasons for the increase in revenue is related to the outsourcing services revenue stream related to the Abiliti Acquisition and the new contracts that were signed in 2003, including the ETB Contract.

      Professional Services and Other. Our professional services and other consists of revenue from professional consulting services, training, maintenance and support, and third-party software fulfillment, all related to the software products we develop. Consulting services are offered on a fixed fee basis or on a time and materials basis. Third-party software fulfillment is offered on a “cost plus” basis. In addition, these revenues include the BillingCentral outsourcing operation. Outsourced services are billed monthly and recognized as services are rendered. Professional services and other revenue increased $11.4 million, or 221.9%, in 2003 to $16.6 million, compared to $5.2 million in 2002. The increase was primarily related to revenue earned by our outsourcing services and the professional services performed under the ETB Contract. Professional services and other revenue constituted 91.4% of total revenue in 2003, compared to 78.0% in 2002.

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      License Fees. Our license fees are derived from licensing our software products. License fees increased $111,000, or 7.7% in 2003 to $1.6 million from $1.5 million in 2002. The increase was primarily related to revenue recognized on a percentage of completion basis under the ETB Contract and $307,500 of revenue recognized from a customer in partial satisfaction of amounts to be paid by this customer under the terms of a settlement agreement with regard to amounts owed under a software license agreement. License fees constituted 8.6% of total revenue in 2003, compared to 22.0% in the same period in 2002.

      Cost of Revenue. Cost of revenue increased $3.0 million, or 111.1%, to $5.8 million in 2003, from $2.8 million in the same period in 2002. The cost of revenue includes both cost of professional services and other and cost of license fees. These components include the cost of direct labor, benefits, subcontractor costs, overhead and materials associated with the fulfillment and delivery of licensed products, amortization expense related to prepaid third-party licenses and related corporate overhead costs to provide professional services to our customers. These costs increased due to (1) the increase in labor costs related to the Abiliti Acquisition, (2) the write-off of $202,000 of prepaid third-party software license costs because the contract expired and these products were no longer available to be sublicensed to customers, (3) the recording of $145,000 related to a stamp tax that was incurred upon execution of the ETB Contract, (4) an increase in third party subcontracting costs for work performed under the ETB Contract and (5) an increase in third party software costs related to the increase in third party software revenue. The total cost of revenue as a percentage of total revenue decreased to 32.0% in 2003, compared to 41.7% in 2002. This decrease in the cost of revenue as a percentage of total revenue resulted from the increase in total revenue in 2003.

      Cost of Professional Services and Other. Cost of professional services and other includes cost of direct labor, benefits, subcontracting costs, third-party software and related corporate overhead costs to provide professional services and training to our customers. Cost of professional services and other increased $2.8 million, or 110.5%, to $5.3 million in 2003, from $2.5 million in 2002. These costs increased due to (1) the increase in labor costs related to the Abiliti Acquisition, (2) an increase in third party subcontracting costs for work performed under the ETB Contract and (3) an increase in third party software costs related to the increase in third party software revenue. Cost of professional services and other decreased to 29.3% of professional services and other revenue in 2003 compared to 38.2% in 2002 due to our achieving higher margins related to outsourcing services.

      Cost of License Fees. Cost of license fees includes direct cost of labor, benefits and packaging material for fulfillment and shipment of our software products and amortization expense related to prepaid third-party licenses. Cost of license fees increased $273,600, or 117.6% to $506,200, in 2003, from $232,600 in 2002 due to the $202,000 write-off of prepaid third-party software license costs and a $145,000 stamp tax that was incurred upon execution of the ETB Contract. Cost of license fees as a percentage of total license revenue increased to 32.4% of license revenue in 2003, compared to 16.0% for the same period in 2002 due to the corresponding increase in license revenue.

      Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales, marketing and partner management personnel, travel and entertainment, trade show and marketing program costs, promotional and related corporate overhead costs. These expenses decreased $422,200, or 11.3%, to $3.3 million in 2003, from $3.7 million in 2002. The decrease in 2003 was a result of our cost reduction measures taken in May 2002 with a corresponding decrease in travel and entertainment costs and tradeshow costs. In addition, the decrease resulted from the reduction in sales and marketing activities due to the sale of PartnerCommunity in June 2002. As a percentage of total revenue, these expenses decreased to 18.3% in 2003 compared to 56.6% in 2002 due to the decrease in sales and marketing expenses as well as the increase in total revenue.

      Research and Development. Research and development expenses consist primarily of salaries and benefits for software developers, product testing and benchmarking, management and quality assurance personnel, subcontractor costs and related corporate overhead costs. Our research and development expenses increased $2.6 million, or 64.4% to $6.5 million in 2003, from $4.0 million in 2002. The increase was primarily due to the increase in labor costs associated with the Abiliti Acquisition. As a percentage of

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total revenue, these expenses decreased to 35.9% in 2003 compared to 60.1% for the same period in 2002 mainly due to the increase in total revenue.

      General and Administrative. General and administrative expenses consist primarily of salaries, benefits and related costs for our executive, finance and accounting, facilities, human resources and information systems personnel, and related corporate overhead costs. Our general and administrative expenses increased $14,000, or 0.2%, to $5.83 million in 2003, from $5.82 million in 2002. The increase was primarily due to the increase in labor costs associated with the Abiliti Acquisition in addition to the payment of $186,900 in compensation to our board of directors in 2003. The increase was offset by a decrease in our provision for bad debt. In 2003 there was a net recovery of $72,000 due to the receipt of a payment for pre-petition claims, which were fully reserved from a customer who declared bankruptcy in 2000 compared to a charge of $373,000 in 2002. The charge for 2002 was due to certain customers significantly reducing or liquidating their operations in 2002. As a percentage of total revenue, general and administrative expenses decreased to 32.1% in 2003 from 88.1% in 2002 due to the increase in total revenue.

      Impairment of Long-Lived Assets. Impairment charges increased $500,000, or 100%, to $500,000 in 2003, from $0 in 2002. Impairment charges consisted of the impairment of an investment in a third-party technology company due to a decline in fair value, which was other than temporary. This investment was fully written off in June 2003

      Restructuring Charges. Restructuring charges decreased $745,000, or 100%, to $0 in 2003 from $745,000 for 2002. Restructuring charges in 2002 was a result of the cost reduction measures taken in May 2002. There were no cost reduction measures taken in 2003.

      Other Income. Other income decreased $536,200, or 70.8%, to $221,200 in 2003 from $757,400 in 2002. This was primarily attributable to recording a gain of $391,000 associated with the sale of PartnerCommunity in June 2002. In addition, investment earnings decreased due to the decrease in cash and interest rates in 2003 compared to 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Total Revenue. Total revenue, which includes license fees and professional services and other revenue, decreased $5.8 million, or 46.9%, to $6.6 million in 2002 from $12.4 million in 2001. The primary reason for the lower revenue is related to fewer license contracts being signed in the year ended December 31, 2002 as compared to the same period in 2001. In addition, the reduced number of contracts signed in 2002 reduced services revenue in 2002 as a result of fewer product implementations and the need for less third-party software fulfillment.

      License Fees. Our license fees are derived from licensing our software products. License fees decreased $2.1 million, or 59.3% in the year ended December 31, 2002, to $1.5 million, from $3.6 million for the same period in 2001. This decrease was due to fewer license contracts being signed in the year ended December 31, 2002 compared to the same period in 2001. The primary reasons for this reduction include an overall reduction in technology spending, market conditions in the industries in which our customers operate, lengthening of the sales cycle and postponement of customer licensing decisions. License fees constituted 22.0% of total revenue in the year ended December 31, 2002 compared to 28.7% in the same period in 2001.

      Professional Services and Other. Our professional services and other consists of revenue from professional consulting services, training, maintenance and support, and third party software fulfillment all related to the software products we develop. Consulting services are offered on a fixed fee basis and on a time and material basis. Third-party software fulfillment is offered on a “cost plus” basis. In addition, our professional services and other revenue in 2002 includes ten days of operating BillingCentral, our outsourcing solution, acquired in the Abiliti Acquisition. Outsourced services are billed and recognized as services are rendered. Professional services and other revenue decreased $3.7 million, or 41.9%, to $5.2 million in the year ended December 31, 2002 from $8.9 million in the same period in 2001. The

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decrease was due to less ongoing product implementations, fewer maintenance contracts due to customer combinations and insolvency, and less revenue associated with third party software fulfillment offset by the revenue earned by our outsourcing services for ten days in 2002. Professional services and other revenue increased to 78.0% of total revenue in the year ended December 31, 2002 compared to 71.3% in the same period in 2001. The increase as a percentage of total revenue is due to a reduction in license fee revenue in the year ended December 31, 2002.

      Cost of Revenue. Total cost of revenue decreased $6.2 million, or 69.2%, to $2.8 million in the year ended December 31, 2002 from $8.9 million in 2001. Total cost of revenue includes both cost of license fees and cost of professional services and other. These components include the cost of direct labor, benefits, third party fees paid for product referrals, overhead and materials associated with the fulfillment and delivery of the license products, and related corporate overhead costs to provide professional services to customers. In addition, the costs in 2002 include ten days of costs associated with Abiliti Acquisition. The total costs decreased due to a decrease in total revenue and a decrease in amortization of prepaid third party license fees. In the year ended December 31, 2001, the Company wrote off $1.2 million of prepaid third party software license costs because these products were no longer integrated with our product. The decrease in costs were also the result of our cost reduction measures taken in the 2001 Restructurings and the 2002 Restructuring. Total cost of revenue as a percentage of total revenue decreased to 41.7% in 2002 from 71.9% in 2001.

      Cost of License Fees. Cost of license fees includes direct cost of labor, benefits and packaging material for fulfillment and shipment of our software products, third-party software license payments and related documentation and third-party referral fees associated with customer contracts. Cost of license fees decreased to $232,000, or 85.9%, in the year ended December 31, 2002 from $1.6 million in the same period in 2001. The decrease was due to a decrease in amortization expense related to prepaid third party licenses. In the year ended December 31, 2001 the Company wrote down $1.2 million of certain prepaid third party license costs because these products were no longer integrated with our product.

      Cost of Professional Services and Other. Cost of professional services and other includes direct cost of labor, benefits, third party software and related overhead costs to provide professional services to customers. Cost of professional services and other decreased $4.8 million, or 65.5%, to $2.5 million in the year ended December 31, 2002 from $7.3 million in the same period in 2001. These costs decreased as a result of our cost reduction measures taken with the 2001 Restructurings and the 2002 Restructuring. In addition, the revenue related to the professional services and other has decreased. The decrease in costs were slightly offset by an increase in labor costs for ten days in 2002 related to the Abiliti Acquisition. Cost of professional services and other decreased to 48.9% of professional services and other revenue in 2002 compared to 82.3% in 2001.

      Sales and Marketing. Sales and marketing expenses consist primarily of salaries, benefits, commissions and bonuses earned by sales, marketing and partner management personnel, travel and entertainment, trade show and marketing program costs, promotional and related corporate overhead costs. These expenses decreased $7.1 million, or 65.7%, to $3.7 million in the year ended December 31, 2002 from $10.9 million in the same period in 2001. The decrease was a result of a decrease in our trade show presence, decrease in sales commissions and bonuses as well as the cost reduction measures taken with the 2001 Restructurings and the 2002 Restructuring. As a percentage of total revenue, these expenses decreased to 56.6% in 2002 from 87.6% in 2001.

      Research and Development. Research and development expenses consist primarily of salaries, benefits and bonuses for software developers, product testing and benchmarking, management and quality assurance personnel, subcontractor costs and related corporate overhead costs. Our research and development expenses decreased $8.5 million, or 68.3%, to $4.0 million in the year ended December 31, 2002 from $12.5 million in the same period in 2001. The overall decrease was a result of the cost reduction measures associated with the 2001 Restructurings and the 2002 Restructuring slightly offset by the increased amount of labor related to the Abiliti Acquisition. As a percentage of total revenue, these expenses decreased to 60.1% in 2002 from 100.6% in 2001.

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      General and Administrative. General and administrative expenses consist primarily of salaries, benefits and bonuses for executive, finance and accounting, administrative, facilities, human resources and information systems personnel. It also consists of non-cash stock compensation expense, provision for bad debts and related corporate overhead costs. Our general and administrative expenses decreased $8.0 million, or 57.9%, to $5.8 million in the year ended December 31, 2002 from $13.8 million the same period in 2001. This decrease was attributed to the aggregate amount of approximately $5.3 million non-cash charges recorded in the year ended December 31, 2001, encompassing: (i) an asset write-down of $1.0 million related to an investment; (ii) the issuance of warrants to purchase common stock in connection with legal settlement resulting in a charge of approximately $495,000; (iii) a charge of $1.2 million related to amortization of stock compensation expense due to options issued in 1999 and 2000 with exercise prices below fair market value compared to $22,400 in amortization of stock compensation in the same period in 2002; (iv) an increase in the allowance for non-recourse loans in the amount of approximately $1.2 million due to a decline in our stock price at December 31, 2001 and the impact of such declines on the stock pledged as collateral; and (v) a $1.7 million charge to our provision for bad debt for the year ended December 31, 2001 compared to a $270,000 charge for the same period in 2002. The provision in year 2001 was due to the market conditions in the telecommunications industry and certain customers significantly reducing or liquidating their operations in 2001. The decrease in general and administrative expenses was also a direct result of the cost reduction measures associated with the 2001 Restructurings and the 2002 Restructuring offset by the increased amount of labor and severance costs recorded related to the Abiliti Acquisition. The severance costs amounted to approximately $800,000 and related primarily to the resignation of our chief executive officer and president. As a percentage of total revenue, general and administrative expenses decreased to 88.1% in 2002 from 111.2% in 2001.

      Amortization of Goodwill and Other Intangibles. Amortization expense decreased $12.0 million, or 100%, to $0 in the year ended December 31, 2002, from $12.0 million for the same period in 2001. Goodwill and other intangibles was related to the acquisition of Inlogic and was considered impaired and written off during 2001. No amortization of goodwill and other intangibles was recorded in 2002.

      Impairment of Long-Lived Assets. Impairment charges decreased $34.6 million, or 100%, to $0 in the year ended December 31, 2002, from $34.6 million for the same period in 2001. Impairment charges in the year ended December 31, 2001 consisted of (i) write-off of employee workforce of $1.5 million; (ii) impairment of property and equipment in the amount of $1.9 million; and (iii) an impairment of goodwill of $31.2 million. Due to various restructuring activities initiated by us, we performed an evaluation of the recoverability of the employee workforce acquired in the acquisition of Inlogic under SFAS No. 121 in 2001. We determined that this asset was impaired and in connection with this determination, we recorded an impairment charge in the amount of approximately $1.5 million. In addition, we determined that certain property, leasehold improvements and equipment, which mainly represented computer equipment and furniture from the Toronto and Atlanta facilities, was impaired. We recorded an impairment charge of approximately $1.9 million during the year ended December 31, 2001 representing the difference between the fair value and the carrying value of the assets. We recorded an impairment charge to goodwill in the amount of approximately $1.1 million in March 2001 related to certain gateway products acquired from Inlogic on December 16, 1999 which we do not plan to promote and license in the future. In addition, due to economic conditions and our past revenue performance, we performed an evaluation of the recoverability of the goodwill under SFAS No. 121 over the remaining useful life and determined that the undiscounted future operating cash flows projected was less than the goodwill balance at December 31, 2001. This resulted in an additional writedown of goodwill in the amount of approximately $30.1 million at December 31, 2001. An assessment of the goodwill related to Abiliti was evaluated at December 31, 2002 and no impairment was recorded in accordance with SFAS No. 142.

      Restructuring Charges. Restructuring charges incurred by us in the year ended December 31, 2001, related to the 2001 Restructurings totaled $11.8 million. These charges included $6.3 million of employee termination benefits, $2.5 million of facility costs, $2.9 million of asset writedowns, and $220,000 of other restructuring costs which include penalties incurred for cancellations of trade shows and marketing

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programs, recruiting fees and relocation costs related to employment offers that were rescinded, penalties incurred for cancellation of software maintenance contracts, legal fees and other costs. The costs were from the following financial statement captions:

Cost of sales — professional services	$1.7 million
Research and development	$2.6 million
Sales and marketing	$1.6 million
General and administrative	$6.0 million

$11.9 million

      Included in the above totals, is $110,000 related to foreign currency translation exchange losses.

Seasonality

      Historically, our operating results have varied significantly from quarter to quarter due to operating under a licensed software model. Fluctuations from quarter to quarter in 2003 were less severe because a significant portion of our revenues are derived from the delivery of outsourced billing and event management services. However, we will still experience some variations in operating results from quarter to quarter including delays in completing contract negotiations with large license contracts without an offset by a corresponding reduction in fixed costs. We have not experienced seasonal fluctuations. For all these reasons, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period.

Off-Balance Sheet Agreements

      We had no off-balance sheet arrangements as of and for the year ending December 31, 2003.

Liquidity and Capital Resources

      The following table provides information relating to our material contractual obligations at December 31, 2003.

	Payment Due By Period (in thousands)

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Capital leases	$27	27	—	—	—
Operating leases	2,139	1,011	536	544	48
Purchase obligations	70	70	—	—	—

Total	$2,246	1,118	536	544	48

      Net cash used in operating activities was $4.0 million for the year ended December 31, 2003, compared to $9.2 million for the year ended December 31, 2002. The principal use of cash for both periods was to fund our losses from operations.

      Cash receipts in 2002 included cash from customers of $6.53 million and $4.37 million received at the closing of the Behrman Investment. Cash receipts in 2003 increased to $16.96 million primarily as a result of the integration of the former Abiliti business and new business generated by the Company. Cash disbursements in 2003 increased as a result of the closing of the Abiliti Acquisition, included an increase in payroll from $7.3 million in 2002 to $12 million in 2003 and an increase in rent, security deposits and utilities from $868,000 in 2002 to $1.6 million in 2003, including $1.5 million in restructuring and severance costs and $1.2 million in transaction costs related to the Abiliti Acquisition. Further, $1.2 million was expended for insurance in 2002 compared to $425,000 in 2003 because the 2002 insurance was paid at the time of renewal, whereas a large portion of the 2003 insurance renewal costs were financed and will be paid throughout 2003 and 2004.

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      Net cash used in financing activities was $164,000 for the year ended December 31, 2003, compared to $3.6 million provided by financing activities for the year ended December 31, 2002. In 2003 the cash used was related to payments made under capital leases. In 2002, the cash provided was primarily related to the net proceeds received from the 2002 Private Placement and Abiliti Acquisition.

      Net cash used in investing activities was $572,000 for the year ended December 31, 2003 compared to $1.1 million for the year ended December 31, 2002. The cash used in investing activities in 2002 was mainly related to transaction costs related to the Abiliti Acquisition and capital expenditures offset by cash received from the sale of PartnerCommunity. The cash used in 2003 was primarily related to the payment of the remainder of transaction costs in the Abiliti Acquisition and capital expenditures.

      We incurred net losses of approximately $3.6 million for the year ended December 31, 2003, and we had an accumulated deficit of $214.5 million at December 31, 2003. Cash and cash equivalents and restricted cash at December 31, 2003 were $3.1 million. As a result of our business concentration risk, past recurring losses from operations and accumulated deficit, the independent accountants’ report included in our December 31, 2003 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raised substantial doubt about our ability to continue as a going concern.

      In May 2003, we executed a license and services agreement with ETB for our RevChain products. The project is expected to provide more than $7.6 million in new revenues. The first significant payments for approximately $787,000 were received in the fourth quarter of 2003. We also expect to receive approximately $1.3 million in the second quarter of 2004. Payments are expected in the third and fourth quarters of 2004 in the amounts of $1.2 million and $2.6 million, respectively. The final large payment of $784,000 is expected in the first quarter of 2005 with smaller payments due throughout the term of the contract. Payments the company makes to subcontractors supporting the ETB project are paid within two weeks of receipt of the corresponding payments from ETB.

      In February 2004, we closed the Operating Loan with SVB, guaranteed by EXIM Bank. The term of the Operating Loan is fifteen months and total funding is $2,700,000. We can borrow against the Operating Loan based on estimated funding dates and may have outstanding borrowings at any given time of up to $2,000,000. The proceeds of the Operating Loan will be used for operating costs associated with our contract with ETB. We have borrowed $1,732,000 against this loan as of March 1, 2004. Interest accrues at the rate of prime plus 2% (minimum 4%) per annum. SVB will have a first priority security interest in all of our assets until the Operating Loan is paid in full. The Operating Loan contains customary representations and warranties and covenants, including a covenant requiring us to maintain a tangible net worth of $4,000,000. We currently are in compliance with all covenants under the Operating Loan. We intend to repay the Operating Loan solely from revenues received from ETB.

      We believe the cash and cash equivalents at December 31, 2003, together with the Operating Loan proceeds may be sufficient to fund operations for the foreseeable future, assuming continued improvement in our overall cost structure resulting from our cost reduction activities, ongoing efforts aimed at controlling costs, including without limitation, the cost savings expected to result if we implement the Reverse Split and terminate our public company status, and anticipated future revenues including a continued significant, but declining customer relationship with Allegiance, our largest customer in 2003.

      We provide outsourcing services to Allegiance pursuant to an agreement expiring on December 31, 2004. Allegiance accounted for 38.7% of our total revenues for the year ended December 31, 2003. There are no minimum revenues from Allegiance under this agreement. Allegiance has informed us that they are migrating data to another software system and intend to discontinue use of our services gradually so that all data will be migrated by June 2004. When Allegiance ceases doing business with us, we may be required to reduce operations and/or seek additional private equity financing or financing from other sources including the possible Bridge Loan, or consider other strategic alternatives, including a possible merger, sale of assets, or other business combination or restructuring transactions. There can be no assurances that additional financing or strategic alternatives will be obtainable on terms acceptable by us or that any additional financing would not be substantially dilutive to existing stockholders. At such time as

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Allegiance ceases doing business with us, we may need to obtain additional financing or engage in one or more strategic alternatives, or such events may have a material adverse effect on our ability to continue to operate as a going concern. Our audited consolidated financial statements included elsewhere in this 10-K have been prepared assuming that we will continue as a going concern, and do not include any adjustments that might result from the outcome of this uncertainty. See “Risk Factors” below.

      We believe it is necessary to obtain additional capital to facilitate our aggregation strategy and we are actively seeking such additional capital from current and new investors. If we are successful in obtaining additional capital, it may result in the issuance of additional equity securities at a price lower than the price paid by our existing stockholders for the same securities, as well as resulting in dilution to our existing stockholders. See “Risk Factors” below.

New Accounting Pronouncements

      See Note 17 to our audited consolidated financial statements incorporated by reference into Part II to this Form 10-K for a discussion of certain new accounting pronouncements.

RISK FACTORS

      Our future operating results may vary substantially from period to period. The price of our common stock will fluctuate in the future, and an investment in our common stock is subject to a variety of risks, including but not limited to the specific risks identified below. In addition to risk factors associated with our business and operations, risk factors relating to our outstanding Series F preferred stock are set forth below under the caption “Risks Associated with our Series F Preferred Stock.” Inevitably, some investors in our securities will experience gains while others will experience losses depending on the prices at which they purchase and sell securities. Prospective and existing investors are strongly urged to carefully consider the various cautionary statements and risks set forth in this report.

Risks Associated with our Business and Operations

Our business relies in part on a limited number of customers and unfavorable developments in relation to a major customer may adversely affect our revenues, operating results and cash flows.

      Three customers accounted for an aggregate of 64.7% of our total revenue for the year ended December 31, 2003, with Allegiance, accounting for 38.7%, ETB accounting for 15.1% and SBC accounting for 10.9% of our total revenue for the year ended December 31, 2003. If an unfavorable development occurs with respect to any significant customer it would likely materially adversely impact our total revenues and financial results. We provide outsourcing services to our largest customer, Allegiance, pursuant to a contract expiring on December 31, 2004. There are no minimum revenues from Allegiance under this agreement. Allegiance has informed us that they are migrating data to another software system and intend to discontinue use of our services gradually so that all data will be migrated by June 2004.

      In addition, we entered into the ETB Contract with ETB. ETB may terminate the ETB Contract at anytime for any reason. If ETB terminates the ETB Contract for any reason, other than our breach of the contract, ETB must pay the proportionate fees for services performed and licenses provided prior to the date of termination. The project is divided into phases and invoicing is tied to performance milestones. The first significant payment was made in the fourth quarter of 2003 and payments will continue periodically throughout 2004 and 2005. There can be no assurance that we will achieve anticipated revenues or receive prompt payments from ETB throughout the contract period.

Additional capital and/or strategic alternatives may be required for us to continue our operations and as a result, our independent public accountants have expressed doubts over our ability to continue as a going concern.

      We incurred net losses of approximately $3.6 million for the year ended December 31, 2003, and we had an accumulated deficit of approximately $214.5 million as of December 31, 2003. Our cash and cash

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equivalents and restricted cash at December 31, 2003 were $3.1 million. Cash used in operations for the year ended December 31, 2003 was $4.0 million. As a result of our business concentration risk, our past recurring losses from operations and our accumulated deficit, the independent auditors’ report included in our December 31, 2003 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raised substantial doubt about our ability to continue as a going concern.

      We believe the cash and cash equivalents at December 31, 2003, together with the Operating Loan proceeds of $1,732,000 as of March 1, 2004, may be sufficient to fund operations for the foreseeable future, assuming continued improvement in our overall cost structure resulting from our cost reduction activities, ongoing efforts aimed at controlling costs including, without limitation, the cost savings expected to result if we implement the Reverse Split and terminate our public company status, and anticipated future revenues including a continued significant, but declining, customer relationship with Allegiance, our largest customer in 2003.

      We provide outsourcing services to Allegiance pursuant to an agreement expiring on December 31, 2004. Allegiance accounted for 38.7% of total revenue for the year ended December 31, 2003. There are no minimum revenues from Allegiance under this agreement. Allegiance has informed us that they are migrating data to another software system and intend to discontinue use of our services gradually so that all data will be migrated by June 2004. When Allegiance ceases doing business with us, we may be required to reduce operations and/or seek additional private equity financing or financing from other sources, including the possible Bridge Loan, or consider other strategic alternatives, including a possible merger, sale of assets, or other business combination or restructuring transactions. There can be no assurances that additional financing or strategic alternatives will be obtainable on terms acceptable to us or that any additional financing would not be substantially dilutive to existing stockholders. At such time as Allegiance ceases doing business with us, we will need to obtain additional financing or engage in one or more strategic alternatives, or such events may have a material adverse effect on our ability to continue to operate as a going concern. See “Risks Associated with our Series F Preferred Stock — The holders of our Series F preferred stock have rights that are senior to those of the holders of our common stock in the event of the sale of our Company or in the event of our liquidation, dissolution or winding up” for a discussion of the terms of the Series F preferred stock applicable in the event of a business combination, liquidation event or issuance of equity securities.

There is no assurance that we can effectively implement our aggregation strategy and even if we can, it might not be successful and could be dilutive to our existing stockholders.

      We intend to augment our growth through targeted aggregations, including but not limited to mergers, acquisitions or other strategic transactions pursuant to which we would combine some or all of our resources with other billing and OSS companies. If we fail to properly evaluate and execute aggregations, our business and prospects may be seriously harmed. To successfully complete any particular aggregation transaction, we must properly evaluate the technology; accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses; integrate and retain personnel; combine potentially different corporate cultures; and effectively integrate products and services, research and development, sales and marketing and support operations. Pursuit of our aggregation strategy may distract management from day-to-day operations and may be disruptive to our ongoing business. Further, our ability to implement our aggregation strategy may be limited by the availability of suitable candidates and our ability to obtain sufficient additional capital to pursue this strategy. There can be no assurance that we will be able to identify suitable candidates or have capital available to us to complete any aggregation transactions, or that the terms of any such transaction or additional capital will be acceptable to us.

      Additionally, the terms of any aggregation transaction or capital raising transaction may require us to issue additional shares of our common stock or securities convertible into our common stock, which would be dilutive to our existing stockholders, and which could materially and adversely affect the market price of our common stock, or an aggregation may result in a change in the character of your investment. Any aggregation transaction may result in additional costs, expenses and other obligations, and could result in

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additional ongoing capital needs, all of which could materially and adversely affect our results of operations and financial condition.

We have not achieved profitability in the past and may continue to incur net losses.

      We incurred net losses of approximately $3.6 million for the year ended December 31, 2003. As of December 31, 2003 we had an accumulated deficit of approximately $214.5 million. We have not achieved profitability to date and may not do so in the foreseeable future.

      In order to achieve profitability, we may need to further reduce our operations, seek additional financing and/or pursue other strategic alternatives. There are no assurances that we will achieve profitability in the future and, even if we do, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If we default on the Operating Loan, SVB may hold our accounts or take possession of the collateral, including without limitation our intellectual property.

      We recently closed the Operating Loan with SVB that permits us to have outstanding borrowings at any given time up to $2,000,000. The Operating Loan is subject to representations and warranties and covenants and includes numerous events of default including maintaining a tangible net worth requirement of $4,000,000. If we were to breach any of the representations and warranties or covenants or in the event we trigger an event of default, SVB may institute a hold on our operating account and may seek to take possession of the collateral, including without limitation our intellectual property.

Many of our customers and potential customers lack financial resources, and if they cannot secure adequate financing, we may lose or fail to obtain their business, which would adversely affect our revenues, operating results and cash flows.

      Many of our customers and potential customers lack significant financial resources or are experiencing liquidity difficulties as a result of the tightening of the financial markets and the prolonged weakness in the U.S. economy in recent years. Further, this general economic weakness has resulted in delays or reductions in expenditures for information technology, which has, and may continue to adversely affect demand for our products and services.

      The adverse conditions being experienced by customers for our products could adversely affect their ability to purchase additional products, renew maintenance and support agreements, obtain outsourcing services from us or meet their financial obligations to us in a timely manner. Also, our business, operating results, and cash flows may be adversely affected to the extent that any of our customers seeks bankruptcy protection or cease operations, and by the consolidation of companies within the technology sector. Any of these factors may adversely affect our collections of accounts receivable from our customers, and may affect the timing of our revenue recognition where we provide financing to our customers. See “Risk Factors –Our business relies in part on a limited number of customers and unfavorable developments in relation to a major customer may adversely affect our revenues, operating results and cash flows.”

Our expansion into select international markets may not succeed as a result of legal, business and economic risks specific to international operations.

      Our expansion into select international markets is subject to risks generally associated with international operations and our future international operations might not succeed for a number of reasons, including but not limited to dependence on third-party systems integrators; difficulties in staffing and managing foreign operations; language barriers; difficulties in localizing products and supporting customers in foreign countries; reduced protection for intellectual property rights in some countries; greater difficulty in collecting accounts receivable; local standards of contracting and doing business, including performance bond requirements and penalty clauses, and uncertainties inherent in transnational operations such as export and import regulations and other local laws, taxation issues, tariffs, trade barriers and fluctuations in currency conversion rates. To the extent that we are unable to successfully manage expansion of our business into these international markets due to any of the foregoing factors, our business could be adversely affected.

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Our future success will depend in part upon our ability to continually enhance our product and service offerings to meet the changing needs of our customers, and if we are not able to do so, we will lose future business to our competitors.

      We believe that our future success will depend to a significant extent upon our ability to enhance our product and service offerings to meet the requirements of our customers in a rapidly developing and evolving market. Since 2001, we have significantly reduced the amount of cash we utilize for research and development. This reduction may make it more difficult to enhance future product and service offerings. If we are unable to anticipate or respond adequately to customer needs, our business and financial performance will be adversely affected.

Design defects or software errors in our products could adversely affect our business due to costly redesigns, production delays and customer dissatisfaction.

      Design defects or software errors in our products may result in costly redesigns, cause delays in product introductions, or cause customer dissatisfaction, any of which could seriously harm our business. Our software products are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against all claims. In addition, claims and liabilities arising from customer problems could significantly damage our reputation and adversely affect our business and results of operations.

If we cannot continue to obtain or implement the third-party software that we incorporate into our products, we may have to delay our product development or redesign efforts, which could adversely affect our revenues and results of operations.

      Our products involve integration with products and systems developed by third parties. If any of these third-party products should become unavailable for any reason, fail under operation with our products, or fail to be supported by their vendors, it would be necessary for us to redesign our products. We might encounter difficulties in accomplishing any necessary redesign in a cost-effective or timely manner. We also could experience difficulties integrating our products with other hardware and software. Furthermore, if new releases of third-party products and systems occur before we develop products compatible with these new releases, we could experience a decline in demand for our products or services, which could adversely affect our business and financial performance.

We permit certain third parties to sell and implement our products, and any failure by these parties to successfully implement or support our products may reflect negatively on our products.

      Third parties such as systems integration firms and OEM partners help us to market, sell, implement and support our products. If these third parties discontinue their relationship with us, or fail to adequately implement and support our products, we may experience increased difficulty in attracting and retaining customers, or incur unanticipated costs and expenses necessary to satisfy customer needs, and it may reflect negatively on our reputation in the marketplace for our products.

We face significant competition from companies that have greater resources than we do and the markets in which we compete are relatively new, intensely competitive, highly fragmented and rapidly changing.

      The market for our products and services is highly competitive. We directly compete with both independent providers of products and services and in-house systems developed by existing and potential clients. In addition, some independent providers are entering into strategic alliances with other independent providers, resulting in new competitors or competitors with greater resources. Many of our current and potential competitors have significantly greater financial, marketing, technical, and other competitive resources, many with significant and well-established international operations. In addition, our competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer

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needs, or to devote more resources to promoting and selling their products. There can be no assurance that we will be able to adapt to market demands or compete successfully with existing and new competitors.

We may be unable to protect our proprietary technology, and our competitors may infringe on our technology, or develop competitive technology, any one of which could harm the value of our proprietary technology.

      We regard a substantial portion of our software product as proprietary and rely on a combination of patent, copyright, trademark and trade secret laws, customer license agreements and employee and third-party agreements to protect our proprietary rights. There can be no assurance, however, that these protections will prevent misappropriation of our intellectual property, particularly in foreign countries where intellectual property laws may not protect proprietary rights as fully as the laws of the United States. If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and the outcome uncertain. Also, our competitors could independently develop similar or superior technology without violating our proprietary rights. Any misappropriation of our technology or development of competing technology could seriously harm our business and could materially and adversely affect our financial performance.

Claims by others that we infringe their proprietary technology could be costly and harm our business.

      Third parties could claim that our products or technology infringes on their proprietary rights. An infringement claim against us could be costly even if the claim is invalid, and could distract our management from the operation of our business. Furthermore, a judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from selling our products. If we faced a claim relating to proprietary technology, we may need to incur additional costs and expenses to license such technology, or to develop non-infringing technology in order to sell our affected products, which could adversely affect our financial performance.

Loss of our senior management or other key personnel would harm our business if we are unable to hire suitable replacements.

      Our future success depends to a significant extent on the continued services of our senior management and other key personnel. If we lost the services of our key employees and we were unable to hire suitable replacements, it would harm our business. We have employment and non-compete agreements with our executive officers. However, these agreements do not obligate them to continue working for us. Our success also depends in large part on our ability to motivate and retain highly skilled information technology professionals, software programmers, and sales and marketing professionals. Our recent restructurings and cost reductions may create uncertainties that could adversely affect our ability to retain our employees. Significant turnover of our personnel could hinder our ability to effectively serve our existing customers and in competing for new business, either of which could adversely affect our business and results of operations.

The delisting of our common stock from The Nasdaq SmallCap Market may have made trading more difficult and may result in further declines in the share price.

      In December 2002, our common stock was delisted from The Nasdaq SmallCap Market and subsequent to this event, our common stock has been quoted on the OTC service. The OTC is generally considered less desirable and less liquid than the market for securities quoted on The Nasdaq SmallCap Market. This may have made trading shares of our common stock more difficult for investors, leading to increased volatility and potentially further declines in the trading price of our common stock. It may also make it more difficult for us to raise additional capital, and we may incur additional costs under state blue sky securities laws if we choose to issue additional equity securities.

The price of our common stock has been, and will continue to be volatile, which increases the risk of an investment in our common stock.

      The trading price of our common stock has been volatile due in part to the volatility in the communications and technology areas of the equity securities markets, and our results of operations. We

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anticipate that the trading price for our common stock will continue to experience volatility in the future. Factors that may affect the fluctuation in the trading price of our common stock may include but are not limited to: quarter-to-quarter variations in our operating results; our ability to raise additional capital and/or engage in strategic alternatives; failure to meet market expectations of our performance; announcements and technological innovations or new products by us or our competitors; the projected level of business activity or perceived growth (or the lack thereof) in the market; increased price competition; and general conditions in the Internet, technology and the telecommunications industries.

If implemented, the Reverse Split would result in less public information being available to stockholders, the Company would lose the ability to raise capital in public securities markets and stockholders may experience reduced liquidity.

      We recently filed a preliminary proxy statement to effect the Reverse Split which, if implemented, would enable us to “go private.” If the Reverse Split is implemented and we go private, less public information will be available on us since we would no longer be required to file annual and periodic reports and make other filings with the SEC. We would also lose our ability to raise capital in the public securities markets. If we implement the Reverse Split, our common stock may be quoted in the “pink sheets,” but there can be no assurances that brokers will continue to quote our common stock. As a result, the remaining stockholders may experience reduced liquidity for their shares of common stock.

We are the target of a securities class action lawsuit and the volatility of our stock price may lead to additional legal proceedings being brought against us which could result in substantial costs and divert management attention and resources.

      In December 2001, a class action complaint was filed and is pending in the United States District Court for the Southern District of New York against us and certain of the underwriters of our initial public offering. The complaint alleges that the defendants failed to disclose “excessive commissions” paid to the underwriters in exchange for allocating shares to preferred customers, and that the underwriters had agreements with preferred customers tying the allocation of shares to the preferred customers’ agreements to make additional aftermarket purchases at pre-determined prices. The complaint alleges that the failure to disclose these alleged arrangements made our prospectus materially false and misleading. Plaintiffs seek unspecified damages and other relief.

      We have approved the terms of a proposed settlement involving the plaintiffs, the insurance companies and numerous issuers, including us and the individual defendants, that includes a waiver by the insurance companies of any retention amounts under the policies. However, court approval of the settlement will be required and there can be no assurance that the settlement will be finalized. We intend to vigorously defend against the plaintiffs’ claims if settlement discussions are unsuccessful. Any such defense may result in substantial costs and divert management’s attention, which may adversely affect our business and results of operations. While we believe that we are entitled to be indemnified by the underwriters under the terms of the underwriting agreement, there can be no assurance that indemnification will be available to us, or the amount of any such indemnification. Furthermore, BancBoston Robertson Stephens Inc., the lead underwriter in our initial public offering, has ceased doing business. See Part II Item 1 — Legal Proceedings in this report for a more complete discussion concerning this litigation.

      In addition, in the past, other types of securities class action litigation have often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. While we are not aware of any other complaints being filed against us, and we do not know of any facts and circumstances that could give rise to such an action, any securities litigation may result in substantial costs and divert management’s attention and resources, which may seriously harm our business.

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Claims related to the liabilities retained by Abiliti in the Abiliti Acquisition remain unresolved and if Abiliti exhausts its remaining assets, we may be forced to pay the costs of defending such claims, and settlement or judgment amounts, if any.

      Certain claims related to the liabilities retained by Abiliti in the Abiliti Acquisition remain unresolved. Abiliti is obligated to indemnify us for all such claims and is currently defending us in the action entitled James E. Kientzy and David K. Wilson vs. Abiliti Solutions, Inc., a corporation, and Daleen Technologies, Inc., a corporation, and Daleen Solutions, Inc., a corporation and wholly-owned subsidiary of Daleen and the action entitled Tamara Cooper v. Albacore Holdings, Inc. b/d/a Abiliti Solutions, Inc., Daleen Solutions, Inc. and Gordon Quick. Albacore has notified its insurance carrier and made demand for defense of the Cooper matter, but no response to such demand has been received. Abiliti has no significant income and we believe there are few remaining assets, if any. If Abiliti exhausts its remaining assets, it will no longer have the financial resources to provide indemnification and we may be forced to pay the costs of defense and settlement or judgment amounts, if any.

Delaware law, our certificate of incorporation and our bylaws contain anti-takeover provisions that may delay, deter or prevent a change of control.

      Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could delay, deter or prevent a change of control of Daleen. Our certificate of incorporation and bylaws, among other things, provide for a classified board of directors, restrict the ability of stockholders to call stockholders meetings, preclude stockholders from raising new business for consideration at stockholder meetings unless the proponent has provided us with timely advance notice of the new business, and limit business that may be conducted at stockholder meetings to those matters properly specified in notices delivered to us. Moreover, we have not opted out of Section 203 of the Delaware General Corporation Law, which generally prohibits mergers, sales of material assets and some types of self-dealing transactions between a corporation and a holder of 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the stockholder became a 15% holder. These provisions do not apply to the holders of our Series F preferred stock.

Risks Associated with our Series F Preferred Stock

The holders of our Series F preferred stock have rights that are senior to those of the holders of our common stock in the event of the sale of our Company or in the event of our liquidation, dissolution or winding up.

      The holders of the Series F preferred stock will have a claim against our assets senior to the claim of the holders of our common stock in the event of our liquidation, dissolution or winding up. The aggregate amount of that senior claim will be at least $110.94 per share of Series F preferred stock (the “Preferential Amount”), or approximately $49.8 million based on the number of shares of Series F preferred stock outstanding at February 1, 2004.

      Additionally, unless otherwise agreed by the holders of at least a majority of the outstanding shares of Series F preferred stock, in the event of a “Sale of the Company,” we are required to redeem all of the issued and outstanding shares of Series F preferred stock for the Preferential Amount per share. A “Sale of the Company” means, with certain limited exceptions: (i) the acquisition by another entity by means of merger or consolidation resulting in the exchange of at least 50% of the outstanding shares of our capital stock for securities issued or other consideration paid by the acquiring entity or any parent subsidiary thereof; or (ii) the sale or other disposition by us of substantially all of our assets. As a result, in the event of a Sale of the Company, the holders of the Series F preferred stock will be entitled to the first $49.8 million of the transaction value based on the Series F preferred stock outstanding at February 1, 2004.

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The holders of our Series F preferred stock have significant voting rights that are senior to those of the holders of our common stock.

      The holders of the Series F preferred stock have voting rights entitling them to vote together with the holders of our common stock as a single class and on the basis of 100 votes per share of Series F preferred stock held by such holder, subject to certain anti-dilution adjustments. As of February 1, 2004, the voting power of the holders of the currently outstanding shares of Series F preferred stock constitutes approximately 49.0% of the entire voting class of common stock, without giving effect to the shares of our common stock currently owned by the holders of the Series F preferred stock, or the exercise of warrants to acquire our common stock and warrants to acquire our Series F preferred stock (“Series F Warrants”) held by such holders, or 55.39% if the warrant holders exercise their Series F Warrants.

      Additionally, certain holders of our Series F preferred stock beneficially own a significant number of shares of our outstanding common stock. When combined with the shares of common stock that they beneficially own, the holders of our outstanding shares of Series F preferred stock control approximately 78.15% of the vote on any proposal submitted to the holders of our common stock, or 89.83% of the vote if the holders of the Series F preferred stock exercise their Series F Warrants and their warrants to purchase common stock. When considering both the Series F preferred stock and shares of our common stock owned, the three largest beneficial owners of our Series F preferred stock, the Behrman Funds, HarbourVest Partners V — Direct Fund L.P. and HarbourVest VI — Direct Fund L.P. (collectively “HarbourVest”) and SAIC Venture Capital Corporation control 47.89%, 13.97% and 9.81%, respectively, or in the aggregate, approximately 71.67% of the voting power on matters submitted to our common stockholders. This combined voting power would generally give these stockholders the power to control the outcome on most important corporate decisions, including but not limited to the Reverse Split, election of directors, mergers, acquisitions and other significant corporate transactions and amendments to our certificate of incorporation, if such beneficial owners act together or in common on any particular matter.

      In the event that we seek stockholder approval of a transaction or action involving the Sale of the Company and/or the liquidation, dissolution or winding up of the Company, or other transaction, the holders of the Series F preferred stock will control a majority of the vote and, as a result, would control or significantly influence the outcome of a proposal with respect to such a transaction or action, whether or not the holders of our common stock support or oppose the proposal.

      In the event of conversion of the Series F preferred stock, the holders are entitled to vote the number of shares of common stock issued upon conversion. Each share of outstanding Series F preferred stock is currently convertible into 122.4503 shares of common stock, or an aggregate of approximately 55 million shares of common stock assuming the conversion of all of the shares of Series F preferred stock outstanding as of February 1, 2004.

      Additionally, the holders of the Series F preferred stock are entitled to vote as a separate class on certain matters, including:

•	the authorization or issuance of any other class or series of preferred stock ranking senior to or equal with the Series F preferred stock as to payment of amounts distributable upon our dissolution, liquidation or winding up;

•	the issuance of any additional shares of Series F preferred stock;

•	the reclassification of any capital stock into shares having preferences or priorities senior to or equal with the Series F preferred stock;

•	the amendment, alteration, or repeal of any rights of the Series F preferred stock; and

•	the payment of dividends on any other class or series of our capital stock, including the payment of dividends on our common stock.

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Our Series F preferred stock provides for anti-dilution adjustments to the Series F preferred stock conversion price, which could result in a reduction of the conversion price.

      Subject to certain exceptions, the conversion price of the Series F preferred stock will be reduced each time, if any, that we issue common stock, convertible preferred stock, options, warrants or other rights to acquire common stock at a price per share of common stock that is less than the conversion price of the Series F preferred stock then in effect. A reduction in the conversion price of the Series F preferred stock will increase the number of shares of common stock issuable upon conversion of the Series F preferred stock.

The Series F preferred stock is automatically convertible only in limited circumstances and, as a result could be outstanding indefinitely.

      The Series F preferred stock will convert automatically into common stock only if the closing price of our common stock on The Nasdaq National Market or a national securities exchange is at least $3.3282 per share for ten out of any 20 trading day period. Otherwise, the shares of Series F preferred stock are convertible only at the option of the holder. Further, the Series F preferred stock is not subject to automatic conversion if our common stock is not then listed for trading on The Nasdaq National Market or a national securities exchange. Each Series F Warrant is exercisable for Series F preferred stock in whole or in part at any time during a five-year exercise period at the sole discretion of the Series F Warrant holder and will not be convertible or callable at our election. As a result of these provisions, the Series F preferred stock may remain outstanding indefinitely.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risks.

      Our financial instruments consist of cash that is invested in institutional money market accounts. We do not use derivative financial instruments in our operations or investments and do not have significant operations or investments that are subject to fluctuations in commodities prices or foreign currency exchange rates.

Item 8.	Financial Statements and Supplementary Data.

      Our financial statements are submitted as a separate section of this Report, beginning on page F-1 and are incorporated herein.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

      None.

Item 9A.	Controls and Procedures.

      Our management, under the supervision and with the participation of our Chief Executive Officer (CEO) and Chief Financial Officer (CFO), performed an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this annual report on Form 10-K. Based on that evaluation, the CEO and CFO concluded that our disclosure controls and procedures for financial reporting were effective as of the end of such period.

      There were no changes in our internal control over financial reporting identified in connection with the evaluation of such internal control that occurred during our last fiscal year that have materially affected, or are reasonably likely to affect, our internal control over financial reporting.

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PART III

Item 10.	Directors and Executive Officers of the Registrant.

Executive Officers of the Registrant.

      The names, ages at December 31, 2003, and current positions of our executive officers are listed below. Unless otherwise stated, each executive officer has held their position for at least the last five years. All officers are elected for one year terms or until their respective successors are chosen. There are no family relationships among the executive officers. If there is any agreement or understanding between an officer and any other person pursuant to which the officer was elected, the agreement or understanding is stated below.

      Gordon Quick, 55, has served as President and Chief Executive Officer of Daleen since December 20, 2002. Mr. Quick was appointed to such positions in conjunction with the closing of the Abiliti Acquisition and the 2002 Private Placement. Prior to joining Daleen and beginning in August 1999, Mr. Quick served as the president and chief executive officer of Abiliti. Prior to that, Mr. Quick served as the chief operating officer of HighwayMaster Corporation from January 1995 until April 1999.

      Jeanne Prayther, 37, has served as Chief Financial Officer of Daleen since August 2001. She previously served as Daleen’s vice president of finance and accounting from June 2000 until August 2001. Prior to joining Daleen, Ms. Prayther worked at KPMG LLP, a public accounting firm, for 12 years in the assurance practice, most recently in a senior manager position.

      David McTarnaghan, 41, has served as Senior Vice President of Global Sales since joining Daleen in 1998. Mr. McTarnaghan became an executive officer in June 2002. Mr. McTarnaghan has over 17 years of experience in information technology and telecommunications sales most recently serving as general manager at Fujitsu Business Communications Systems from 1991 to 1998.

      Our Board of Directors currently consists of James Daleen, Dennis G. Sisco, John S. McCarthy, Ofer Nemirovsky, Daniel J. Foreman, Stephen J. Getsy, and Gordon Quick.

      James Daleen, age 44, our founder, has served as chairman of the board of the Company since our inception in 1989. Since September, 2003, Mr. Daleen has served as the President and Chief Executive Officer of Affinity Express, Inc. He served as chief executive officer of the Company from 1989 until December 2002, and served as president of the Company from January 2002 to December 2002.

      Dennis G. Sisco, age 57, has served as a director of the Company since December 2002. Mr. Sisco has served as a Partner of Behrman Capital, an investment firm that manages Behrman Capital II L.P., since January 1998. Mr. Sisco is also a director of Gartner, Inc. and Mercator Software, Inc.

      John S. McCarthy, age 55, has served as a director of the Company since December 2002. Mr. McCarthy has been the Managing General Partner of Gateway Associates, L.P., a venture capital firm, since its inception in 1984. Mr. McCarthy is also a director of Netsolve, Incorporated.

      Ofer Nemirovsky, age 46, has served as a director of the Company since September 1997. Mr. Nemirovsky has been a managing director and member of HarbourVest Partners, LLC since January 1997. HarbourVest Partners, LLC was formed by the management team of Hancock Venture Partners, of which Mr. Nemirovsky had served in various capacities, including managing director and vice president, since 1986.

      Daniel J. Foreman, age 45, has served as a director of the Company since July 1998. Mr. Foreman has served as a managing director of ABN AMRO, Inc., an investment firm, since October 1997.

      Stephen J. Getsy, age 59, has served as a director of the Company since October 1997. Mr. Getsy has been the president and chief executive officer of On-Line Ventures, Inc., a business consulting and investment company, since November 1993.

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      Gordon Quick, 55, has served as President and Chief Executive Officer of Daleen since December 20, 2002. Mr. Quick was appointed to such positions in conjunction with the closing of the Abiliti Acquisition and the 2002 Private Placement. Prior to joining Daleen and beginning in August 1999, Mr. Quick served as the president and chief executive officer of Abiliti. Prior to that, Mr. Quick served as the chief operating officer of HighwayMaster Corporation from January 1995 until April 1999.

Section 16(a) Beneficial Ownership Reporting Compliance.

      Section 16(a) of the Securities Exchange Act of 1934, as amended and regulations of the SEC thereunder require our directors, executive officers and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file reports with the SEC with respect to their ownership of common stock. Directors, executive officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of such reports received by it and written representations that no other reports were required of those persons. We believe that during fiscal 2003 all filings requirements applicable to our directors and executive officers were complied with. We are not aware of any other persons other than directors and executive officers and their affiliates who own more than 10% of our common stock.

Audit Committee

      The Audit Committee of the Board of Directors is comprised solely of non-employee directors, each of whom is independent as defined under the current Nasdaq National Market listing standards. We believe it is reasonable to follow such standards even though our common stock is not currently listed on the Nasdaq Market. None of the members of the Audit Committee has any relationship to the Company and its management that may interfere with the Audit Committee’s independence from us and our management. The Board of Directors has determined that the Audit Committee has an audit committee financial expert, Steve Getsy. Mr. Getsy is independent and for the following reasons is an audit committee financial expert:. Mr. Getsy has thirty years of business management experience, including without limitation, twenty years of experience in supervising financial personnel and over ten years of experience in evaluating investment opportunities. Mr. Getsy has (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience analyzing and evaluating financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions.

Code of Ethics

      The Company has a code of ethics that applies to all of the Company’s principal executive and financial officers. A copy of this code is filed as an exhibit to this annual report on Form 10-K. The Company will provide to any person, without charge, upon request, a copy of the code of ethics. Requests should be addressed to Jeanne Prayther, Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, telephone number 561-999-8000.

Item 11.	Executive Compensation.

      Summary Compensation Table. The following table presents the total compensation paid for the three years ended December 31, 2003, for the persons serving as our chief executive officer during 2003,

44

and our two other executive officers who were serving as executive officers at the end of the fiscal year (collectively, the “Named Executive Officers”).

						Long Term
	Annual Compensation					Compensation

						Number of
					Other	Securities	All
					Annual	Underlying	Other
Name and Principal Position	Year	Salary		Bonus	Compensation(1)	Options	Compensation(2)

Gordon Quick(3)	2003	350,000		—	—	—	823	(4)
President and Chief Executive Officer	2002	—		—	—	—	—
	2001	—		—	—	—	—

Jeanne Prayther	2003	175,500		—	—	—	960	(5)
Chief Financial Officer and Secretary	2002	175,500		75,000	—	—	2,332	(5)
(formally Vice President of Accounting	2001	151,625		—	—	174,017	3,063	(5)
and Finance)

David McTarnaghan	2003	235,540	(6)	—	—	—	958	(7)
Senior Vice President of Global Sales	2002	193,350	(6)	50,000	—	—	3,449	(7)
	2001	218,822	(6)	—	—	215,063	3,786	(7)

(1)	In accordance with the rules of the SEC, other compensation received in the form of perquisites and personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officers for such year.
(2)	All Other Compensation for each of the Named Executive Officers includes, the dollar value of insurance premiums paid by the Company with respect to term life insurance and long term disability as well as 401(k) plan matching contributions. There is no arrangement or understanding that any Named Executive Officer has or will receive or be allocated an interest in any cash surrender value under any such policies.
(3)	Mr. Quick commenced employment with the Company on December 20, 2002.
(4)	All other compensation for Mr. Quick in 2003 includes payment of $823 related to term life insurance premiums and long term disability premiums.
(5)	All other compensation for Ms. Prayther in 2001 included payment of $2,952 in 401(k) plan matching contributions and $111 related to term life insurance premiums; in 2002 included payment of $2,221 in 401(k) plan matching contributions and $111 in life insurance premiums; and in 2003 included payment of $547 in 401(k) plan matching contributions and payment of $413 in life insurance and long term disability premiums.
(6)	Salary for Mr. McTarnaghan includes payment of discretionary sales commissions of $38,822 in 2001, $18,350 in 2002 and $60,540 in 2003.
(7)	All other compensation for Mr. McTarnaghan in 2001 included payment of $3,675 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; in 2002 included payment of $3,338 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; and in 2003 included payment of $547 in 401(k) Plan matching contributions and $412 related to term life insurance and long term disability premiums.

Option Grants in Last Fiscal Year

      There were no individual grants of stock options during the year ended December 31, 2003 to any of the Named Executive Officers.

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Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

      The following table summarizes the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and the value of the outstanding options held by the Named Executive Officers at December 31, 2003:

			Number of		Value of
			Securities Underlying		Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired		at Fiscal Year-End		at Fiscal Year-End(2)
	on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gordon Quick(3)	0	0	0	0	0	0
Jeanne Prayther	0	0	170,555	58,471	0	0
David McTarnaghan	0	0	252,550	168,513	0	0

(1)	Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the common stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of our common stock at the time of such sale.
(2)	Based on the fair market value of our common stock as of December 31, 2003 of $0.23 per share as reported on the OTC less the exercise price payable upon exercise of such options.
(3)	Mr. Quick commenced employment on December 20, 2002 and had no options outstanding as of December 31, 2003.

Employment Agreements

      We entered into a three-year employment agreement with Gordon Quick, our president and chief executive officer, on December 20, 2002. Upon expiration of the initial three-year term in December 2005, the agreement automatically renews for additional terms of one year each unless either party notifies the other of its intent to terminate the employment agreement at least 90 days prior to the end of any term. Mr. Quick will perform his duties primarily from St. Louis, Missouri, provided, however, that after nine months from the date of the agreement, our Board of Directors may require him to relocate to our principal executive offices in Boca Raton, Florida. To date, the Board of Directors has not requested such relocation. In such event, we will reimburse Mr. Quick for his relocation expenses including the tax effects of any such reimbursement. The employment agreement provides for an annual base salary of $350,000 increased at the discretion of our Board of Directors or Compensation Committee. Mr. Quick may also receive discretionary bonuses as our Board of Directors or Compensation Committee may determine under any incentive compensation or other bonus plans as may be established for senior executives of the Company. Mr. Quick shall have an annual target bonus opportunity of not less than 50% of his then-current base salary, subject to individual performance goals or other measures provided in a plan or as established by the Board of Directors. Mr. Quick is entitled to long term disability insurance and life insurance at no cost to him. Mr. Quick is also entitled to participate in and receive benefits under all of our employee benefit plans, programs and arrangements available to senior executives.

      Mr. Quick is also a participant under our Long-Term Incentive Compensation Plan (LTIP). Subject to the vesting provisions described below, Mr. Quick’s participation percentage has been established at 38% of the total payout pool under the LTIP. His participation percentage in the LTIP vested 25% at grant and the balance will vest ratably on the last day of each of the first 36 months ending after the effective date of his employment agreement.

      In the event of the termination of Mr. Quick’s employment without cause or if he terminates for good reason, he will be entitled to (i) payment of 1/12th of his annual base salary then in effect on a monthly basis for a period of 24 months, (ii) payment of his pro rata bonus, if earned and payable when bonuses are paid to our other officers, and (iii) his participation percentage in the LTIP will continue to vest for

46

one year following termination. If his termination is related to a “change in control” he will be entitled to (i) a lump sum payment of two times his then-annual base salary plus his pro rata “average bonus”, and (ii) his participation percentage in the LTIP will fully vest. In either case, (i) Mr. Quick’s welfare benefits will continue for 18 months following the month of termination, subject to discontinuation of such welfare benefits to the extent Mr. Quick receives substantially similar benefits from a subsequent employer, (ii) Mr. Quick’s stock options will remain exercisable for one year after termination, and (iii) at our option, we may cash out Mr. Quick’s vested interest in the LTIP based upon the value of the Company as of the date of termination as determined by independent appraisal, or we may elect to have Mr. Quick retain his interest in the LTIP and pay out amounts, if any, pursuant to the LTIP on the same basis as it would have been paid had Mr. Quick’s employment with us not terminated.

      We entered into an employment agreement with Jeanne Prayther on June 9, 2000, which was amended on August 22, 2001 when Ms. Prayther became our chief financial officer and secretary. The agreement was further amended effective December 20, 2002. Ms. Prayther’s base salary for 2001 was $149,500, was increased to $175,500 on November 19, 2001, was $175,500 in 2002, and is $175,500 in 2003. Ms. Prayther may also receive an annual bonus targeted at up to 35% of her base salary. The employment agreement also provides for option grants under our stock option plans as determined by our Compensation Committee. In the event of termination of her employment by the Company without cause or as a result of breach by us, unless other employment with us or a subsidiary is offered or she voluntarily resigns, Ms. Prayther is entitled to a severance payment equal to twelve months salary and may include a pro rata bonus. She is also eligible to receive certain severance benefits in the event of disability including six months base salary and in some circumstances a pro rata bonus. We also entered into a retention bonus agreement with Ms. Prayther dated August 22, 2001. Ms. Prayther received a retention bonus of $37,500 on each of two retention dates (February 22, 2002 and August 22, 2002). There is no retention bonus agreement currently in effect. Ms. Prayther is eligible to participate in the LTIP, subject to the discretion of the Compensation Committee.

      We entered into an employment agreement with David McTarnaghan on July 22, 1998, as amended on such date, and as further amended effective December 20, 2002. Mr. McTarnaghan’s base salary was $175,000 in 2001, was $175,000 in 2002, and was $175,000 in 2003. Mr. McTarnaghan, as the senior vice president of global sales, is also eligible for sales commissions based on his individual performance and the performance of the Company as a whole. The objectives and commissions are determined from time to time by the chief executive officer and commissions are approved by a committee appointed to administer sales commissions. The employment agreement also provides for option grants under our stock option plans as determined by our Compensation Committee. In the event of termination of his employment by the Company without cause or as a result of breach by us, unless other employment with the Company or a subsidiary is offered or he voluntarily resigns, Mr. McTarnaghan is entitled to a severance payment equal to twelve months salary and may include a pro rata bonus. He is also eligible to receive certain severance benefits in the event of disability including six months base salary and in some circumstances a pro rata bonus. We also entered into a retention bonus agreement with Mr. McTarnaghan dated September 4, 2001. Mr. McTarnaghan received a retention bonus of $25,000 on each of two retention dates (March 4, 2002 and September 4, 2002). There is no retention bonus agreement currently in effect. Mr. McTarnaghan is eligible to participate in the LTIP, subject to the discretion of the Compensation Committee.

      The employment agreements of our executive officers contain invention assignment and confidentiality provisions as well as non-compete provisions. Under the invention assignment and confidentiality provisions, these individuals have assigned to us all of their copyrights, trade secrets and patent rights that relate to our business. Under the non-compete provisions, each of these individuals has agreed not to compete, directly or indirectly, with us in the telecommunications billing industry during the term of their employment and for six months after termination of employment or for eighteen months in the case of Mr. Quick. Each also has agreed not to solicit our customers or employees, directly or indirectly, during the period of employment and for one year following termination of employment or for eighteen months in the case of Mr. Quick.

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Stock Option and Other Compensation Plans

      Long Term Incentive Compensation Plan (LTIP). We established the LTIP in December 2002. Under the terms of the LTIP, a payout pool, equal to 15% of our “enterprise value” in excess of $20 million, up to $100 million, plus 10% of the “enterprise value” that exceeds $100 million, shall be created for distribution to participants in the LTIP upon a “payout event.” The LTIP participants include Gordon Quick, our President and Chief Executive Officer, whose participation percentage has been established at 38% of the payout pool, James Daleen, our Chairman and former president and chief executive officer, whose participation percentage has been established at 7.5% of the payout pool, and certain management team members, including Jeanne Prayther and David McTarnaghan, and other employees and consultants as may be designated prior to any payout event by our Board of Directors or the Compensation Committee. The payout pool will be distributed to the participants upon the occurrence of certain “payout events,” which shall include: (i) the sale of all or substantially all of our assets to a third party; (ii) our merger or consolidation with another company, whereby our stockholders receive cash or other securities for our capital stock and our stockholders immediately prior to the merger or consolidation own less than 50% of the combined voting power of the surviving company; (iii) the sale of 60% or more of the capital stock of our company to a single person or group; or (iv) our liquidation, dissolution or winding up. Payments may be in cash or the same consideration received by our stockholders in the payout event, provided, however, if all or part of the payout is other than in cash or immediately tradable securities, we must use reasonable efforts to make appropriate arrangements to ensure that the participants have sufficient cash as part of the payout under the LTIP to pay taxes incurred with respect to such payments or, if sufficient cash is not available for distribution as part of the payout, we must use reasonable efforts to distribute as part of the payout publicly traded stock that has been registered under the Securities Act sufficient to pay such taxes. Any cash payments under the Plan will be made from our general assets, and no portion of our assets will be segregated or separately identifiable as a source of payment under the LTIP.

      Payments will be reduced by the value of certain options to purchase our common stock held by the participant, provided, however, that options granted after the effective date of the LTIP will be considered for this valuation only if our Board of Directors designates them for such treatment at the time they are granted. The value will be based on the fair market value of our common stock, less the exercise price of the vested options held by the participant.

      Our board of directors may, in its sole and complete discretion, amend or terminate the LTIP at any time and for any reason that it deems necessary or appropriate. However, the termination or amendment of the LTIP shall not adversely affect any participant’s rights previously granted under the LTIP unless approved by participants holding in the aggregate more than one-half of the total participation percentages then outstanding. Our board of directors may elect to replace the LTIP in its entirety with a new equity-based compensation plan, provided, however, that any such new plan shall be substantially equivalent to or more favorable than this plan for the participants from a financial and tax standpoint.

      2001 Broad-Based Stock Incentive Plan. We established the 2001 Broad-Based Stock Incentive Plan (“2001 Broad-Based Plan”) to promote our interests by providing employees and key persons the opportunity to purchase shares of common stock and to receive compensation based upon appreciation in the value of those shares. Under the 2001 Broad-Based Plan, the Company may grant incentive stock options, non-qualified stock options, restricted stock and stock appreciation rights. The 2001 Broad-Based Plan, as approved by the Board of Directors, must issue more than a majority of the eligible options under the 2001 Broad-Based Plan to employees other than our directors and officers. We have reserved 2,000,000 shares of common stock for issuance under the 2001 Broad-Based Plan. As of December 31, 2003, options to purchase an aggregate of 1,070,875 shares of common stock were outstanding under the 2001 Broad-Based Plan and no shares of common stock have been issued upon exercise of options under the 2001 Broad-Based Plan. The vesting period for the options granted under the 2001 Broad-Based Plan is at the discretion of the Board of Directors; provided, however, that unless otherwise specified in a stock incentive agreement, each option shall vest ratably over a four-year period on each of the anniversary dates following the grant. If we sell 80% or more of our capital stock or assets, or if we agree to convert 80% or

48

more of the outstanding shares of our capital stock into another security or the right to receive securities or property, and, within 12 months following such “change of control”, a participant is terminated for any reason other than for “cause” or if a participant is terminated as a result of constructive discharge, then the vesting schedule of each option grant for such participant will accelerate by two years. The vesting period for the options issued under the 2001 Broad-Based Plan as of December 31, 2003 range from two to four years. An employee’s rights, if any, upon termination of employment are as set forth in the applicable stock incentive agreement; provided, however, in no event may an incentive stock option provide for exercise of the option later than 90 days following a termination of employment or later than one year following a termination of employment due to disability. The 2001 Broad-Based Plan may be terminated at any time by the Board, and may be amended from time to time by the Board; provided, however, shareholder approval is required for certain amendments including to increase the shares reserved under the Plan to an amount greater than 2,000,000 shares (subject to certain adjustments to reflect certain changes in the Company’s capital structure) and to decrease the minimum exercise price of stock incentives awarded under the 2001 Broad-Based Plan.

      Amended & Restated 1999 Stock Incentive Plan. We established the Amended & Restated 1999 Stock Incentive Plan (“1999 Plan”) to promote our interests by providing employees and key persons the opportunity to purchase shares of our common stock and receive compensation based upon appreciation in the value of those shares. Under the 1999 Plan, the Company may grant incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights. As of December 31, 2003, there were 13,466,944 shares reserved for issuance, options to purchase an aggregate of 3,035,802 shares of common stock were outstanding, and 181,937 shares of common stock had been issued upon the exercise of options granted under the 1999 Plan. The 1999 Plan provides for an automatic annual increase in the number of shares reserved under the Plan by an additional 5,000,000 shares on each January 1; provided, however, in no event shall the number of shares reserved under the 1999 Plan exceed 20% of the “fully-diluted shares” of the Company’s common stock, as determined on the immediately preceding December 31. Options granted under the 1999 Plan shall be exercisable in whole or in part at such time or times as the Board may determine as set forth in the related agreement, subject to the terms and conditions of the 1999 Plan. An employee’s rights, if any, upon termination of employment are as set forth in the applicable stock incentive agreement; provided, however, in no event may an option which is an incentive stock option provide for the exercise of the option later than 90 days following the termination of employment or later than one year following a termination of employment on account of disability. If we sell 80% or more of our capital stock or assets, or if we agree to convert 80% or more of the outstanding shares of our capital stock into another security or the right to receive securities or property, and within 12 months following such “change in control”, a participant is terminated for any reason other than for “cause” or if a participant is terminated as a result of “constructive discharge,” then the vesting schedule of each option grant for such participant will accelerate by two years. The 1999 Plan may be terminated at any time by the Board, and may be amended from time to time by the Board; provided, however, shareholder approval is required for certain amendments including the increase in the number of shares reserved under the 1999 Plan (subject to certain adjustments to reflect certain changes in the Company’s capital structure) and to decrease the minimum exercise price of stock incentives awarded under the 1999 Plan.

      Prior Stock Option Plans. We adopted six other stock option plans between 1994 and 1998. Some of these plans provided for incentive stock options within the meaning of Subsection 422 of the Internal Revenue Code while others provided for non-qualified stock options.

      Our eight stock option plans are as follows: the 1994 Employee Non-Qualified Stock Option Plan (the “1994 Plan”), the 1995 Qualified Employee Incentive Stock Option Plan (the “1995 Plan”), the 1996 Employee Non-Qualified Stock Option Plan (the “1996 Plan”), the 1997 Employee Incentive Stock Option Plan (the “1997 Plan”), the 1998 Non-Qualified Employee Stock Option Plan (the “1998 Plan”), the 1998 Qualified Employee Incentive Stock Option Plan (the “1998 ISO Plan”), the 1999 Plan, and the 2001 Broad-Based Plan. Each plan provides that the exercise price of the options granted will be issued at

49

no less than the fair market value of the underlying common stock at the date of grant. A summary of our active stock option plans as of December 31, 2003 is presented below:

	Shares
	Authorized
	for Issuance		Contractual Life
	Under Plan	Vesting Period	of Options

1998 ISO Plan*	7,100	25% each year for first four years from grant	5 years from grant
1999 Plan	13,466,944	Discretion of the Board of Directors	10 years from grant
2001 Broad-Based Plan	2,000,000	Discretion of the Board of Directors	10 years from grant

*	The Company is no longer authorized to grant awards under this Plan.

(1)	The administrative committee of the 1999 Plan and of the 2001 Broad-Based Plan is permitted to establish alternative vesting schedules.
(2)	The options issued under the 2001 Broad-Based Plan through December 31, 2003 have a vesting period of two to four years from the date of grant.

      As of December 31, 2003, options to purchase an aggregate of 4,113,777 shares of common stock were outstanding under all the plans at a weighted average exercise price of $3.24 per share and 1,148,116 shares of common stock have been issued upon exercise of options granted under these plans.

      The 1999 Plan authorizes us to automatically adjust the number of shares of common stock available for issuance on the first day of each fiscal year up to an annual increase of 5,000,000 shares subject to a maximum of 20% of the fully diluted shares outstanding at the time. The number of shares authorized under the 1999 Plan was increased to 18,466,944 shares on January 1, 2004.

Limitation of Liability and Indemnification of Officers and Directors

      Our certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted under Delaware law. Our certificate of incorporation provides that our directors will not be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except if the director:

•	is liable under Section 174 of the Delaware General Corporation Law;

•	has breached the director’s duty of loyalty to the Company or our stockholders;

•	has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or

•	has derived an improper personal benefit.

      If Delaware law is amended to provide for further limitations on the personal liability of directors of corporations for breach of duty of care or other duty as a director, then the personal liability of the directors will be so further limited to the greatest extent permitted by Delaware law.

      We entered into indemnification agreements with each of our executive officers and directors containing provisions that require us to indemnify these individuals to the fullest extent authorized or permitted by our certificate of incorporation and bylaws and the Delaware General Corporation Law against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceedings against them for which they could be indemnified.

      We maintain a directors’ and officers’ liability insurance policy.

Compensation Committee Interlocks and Insider Participation

      The following non-employee directors were the members of the Compensation Committee of the Board of Directors through December 2003: Mr. Foreman, the chairman, and Messrs. Sisco and

50

Nemirovsky. None of the members of the Compensation Committee is an executive officer of the Company. No member of the Compensation Committee is or ever has been an employee of the Company and no executive officer of the Company has served as a director or board member of a compensation committee of another company of which any member of the Committee is an executive officer.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

      The following table sets forth the amount and percent of shares of common stock and Series F preferred stock as a class that, as of February 1, 2004, are deemed under the rules of the SEC to be “beneficially owned” by (i) any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock, (ii) each of our named executive officers and directors, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. As of February 1, 2004, there were 46,929,372 shares of common stock and 449,237 shares of Series F preferred stock issued and outstanding. The following information is based upon information provided to us or filed with the Commission by the stockholders:

				Series F
	Common Stock			Preferred Stock
	Beneficially Owned			Beneficially Owned

	Number		Percentage	Number
	of		of	of		Percentage
Name of Beneficial Owner(1)	Shares		Class(2)	Shares		of Class(3)

Behrman Capital II L.P.(4)	59,093,619	(5)	69.78%	220,596		49.10%
Strategic Entrepreneur Fund II, L.P.(4)	793,767	(6)	1.67%	2,992		*
HarbourVest Partners V — Direct Fund L.P.(7)	3,818,063		8.14%	—		—
HarbourVest Partners VI — Direct Fund L.P.(7)	15,452,616	(8)	24.77%	126,195	(9)	28.07%
SAIC Venture Capital Corporation(10)	13,836,046	(11)	23.64%	94,646	(12)	19.87%
St. Paul Venture Capital IV, L.L.C.(13)	795,566		1.70%	—		—
St. Paul Venture Capital Affiliates Fund I, L.L.C.(13)	22,497		*	—		—
St. Paul Venture Capital VI, LLC(13)	3,090,523	(14)	6.18%	25,239	(15)	5.53%
ABS Ventures IV, L.P.(16)	3,180,967	(17)	6.43%	20,633	(18)	4.53%
ABX Fund, L.P.(16)	564,006	(19)	1.19%	4,606	(20)	1.02%
NorthBay Opportunities, L.P. (21)	2,317,862	(22)	4.77%	13,304	(23)	2.93%
NorthBay International Opportunities, Ltd. (21)	772,662	(24)	1.63%	4,435	(25)	*
James Daleen	574,398	(26)	1.21%	—		—
Gordon Quick (27)	—		—	—		—
Jeanne Prayther	175,111	(28)	*	—		—
David McTarnaghan	262,230	(29)	*	—		—
Ofer Nemirovsky	19,270,679	(30)	30.89%	126,195	(31)	28.07%
Daniel J. Foreman	886,677	(32)	1.89%	—		—
Dennis Sisco (33)	—		—	—		—
Stephen J. Getsy	154,723	(34)	*	—		—
John S. McCarthy	452,283	(35)	*	1,675	(36)	*
All directors and executive officers as a group (9 persons)	21,776,101	(37)	33.64%	127,870	(38)	28.46%

*	Less than 1% of the outstanding common stock or Series F preferred stock.

(1)	Except as set forth herein, the street address of each named beneficial owner is c/o Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487.
(2)	For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes (i) 46,929,372 shares of common stock outstanding as of February 1, 2004, (ii) shares of common stock issuable by us pursuant to options or warrants held by the respective person or group which may be exercised within 60 days following February 1, 2004

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(“Presently Exercisable Options”), and (iii) shares of common stock issuable by us upon conversion of shares of Series F preferred stock held by the respective person or group, including shares of Series F preferred stock issuable upon exercise of warrants (“Series F warrants”) held by such person or group. The common stock warrants, shares of Series F preferred stock, Series F warrants and the Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person or group holding such warrant and options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group based on a conversion rate at February 1, 2004 of 122.4503 shares of common stock for each share of Series F preferred stock converted. The number of shares of common stock deemed outstanding includes (i) warrants to purchase 10,757,939 shares of common stock at an exercise price of $0.9060 per share, (ii) warrants to purchase 500,000 shares of common stock at an exercise price of $0.17 per share and (iii) warrants to purchase 250,000 shares of common stock at an exercise price of $0.17 per share.
(3)	For purposes of calculating the percentage beneficially owned, the number of shares of Series F preferred stock deemed outstanding includes (i) 449,237 shares of Series F preferred stock outstanding on February 1, 2004, and (ii) shares of Series F preferred stock issuable by us upon exercise of Series F warrants held by the respective person or group. The shares of Series F preferred stock issuable upon exercise of Series F warrants are considered to be outstanding and to be beneficially owned by the person or group holding such warrant for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
(4)	Based solely on information filed with the SEC on Schedule 13D (Amend. No. 1) (the “Behrman 13D”) on December 20, 2002, Behrman Brothers, L.L.C. (“Behrman Brothers”), the general partner of Behrman Capital II L.P. (“Behrman Capital”) and Messrs. Grant G. Behrman and William M. Matthes, managing members of Behrman Brothers, may be deemed to share beneficial ownership with Behrman Capital, with respect to the Company’s securities registered in the name of Behrman Capital. Mr. Behrman, the general partner of Strategic Entrepreneur Fund II, L.P. (“SEF”) and Mr. Matthes may be deemed to share beneficial ownership with SEF, with respect to the Company’s securities registered in the name of SEF. Amounts reported for Behrman Capital and SEF are based on the Behrman 13D, except that such amounts include (i) 1,125,370 shares of common stock and 11,413 shares of our Series F preferred stock convertible into 1,397,525 shares of common stock registered in the name of Behrman Capital, and (ii) 15,259 shares of common stock and 155 shares of our Series F preferred stock convertible into 18,980 shares of common stock registered in the name of SEF, which are presently entitled to be voted even though currently held in escrow, and include warrants registered in the name of: (i) Behrman Capital, to purchase (A) 493,311 shares of common stock at an exercise price $0.17 per share and (B) 10,245,808 shares of common stock at an exercise price of $.9060 per share and (ii) SEF, to purchase (A) 6,689 shares of common stock at an exercise price of $0.17 per share and (B) 131,328 shares of common stock at an exercise price of $0.9060 per share, net of warrants held in escrow. The address of each of the reporting persons is 126 East 56th Street, 27th Floor, New York, NY 10022.
(5)	The shares include 27,012,046 shares of common stock issuable upon the conversion of 220,596 shares of Series F preferred stock.
(6)	The shares include 366,371 shares of common stock issuable upon the conversion of 2,992 shares of Series F preferred stock.
(7)	Based solely on information filed with the SEC on Schedule 13D (Amend. No. 3) (the “HarbourVest 13D”) on January 3, 2003, HarbourVest Partners, LLC (“HarbourVest”) is the sole managing member of HVP V — Direct Associates LLC (“Associates V”) and HVP VI — Direct Associates LLC (“Associates VI”), the sole general partners of HarbourVest Partners V — Direct Fund L.P. (“Fund V”) and HarbourVest Partners VI — Direct Fund L.P. (“Fund VI”), respectively, and Messrs. D. Brooks Zug and Edward W. Kane are the managing members of HarbourVest. HarbourVest, as the sole managing member of Associates V and Associates VI, and Messrs. Zug and Kane, as the managing members of HarbourVest, may each be deemed to beneficially own all of the Company’s securities registered in the name of Fund V and Fund VI.

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Messrs. Kane and Zug disclaim beneficial ownership of such securities, except to the extent of their pecuniary interest therein. Associates V, as the sole general partner of Fund V, and Fund V as the record owner, may each be deemed to beneficially own all of the Company’s securities registered in the name of Fund V, and Associates VI, as the sole general partner of Fund VI, and Fund VI as the record owner, may each be deemed to beneficially own all of the Company’s securities registered in the name of Fund VI. The address of each of the reporting persons is One Financial Center, 44th Floor, Boston, MA 02111.
(8)	Based on the HarbourVest 13D, the shares include (i) 11,037,548 shares of common stock issuable upon the conversion of 90,139 shares of Series F preferred stock and (ii) 4,415,068 shares of common stock issuable upon conversion of 36,056 shares of Series F preferred stock that may be acquired by Fund VI upon exercise of Series F warrants.
(9)	Based on the HarbourVest 13D, the shares include 36,056 shares of Series F preferred stock issuable upon exercise of Series F warrants held by Fund VI.

(10)	Based solely on information filed with the SEC on schedule 13D (Amend. No. 2) (the “SVCC 13D”) on February 7, 2003, SAIC Venture Capital Corporation (“SVCC”) is a wholly-owned subsidiary of Science Applications International Corporation (“SAIC”). SVCC and SAIC may each be deemed to beneficially own all of the Company’s securities registered in the name of SVCC. The address of SVCC is 3993 Howard Hughes Parkway, Suite 570, Las Vegas, NV 89109 and the address of SAIC is 10260 Campus Point Drive, San Diego, CA 92121.
(11)	Based on the SVCC 13D, the shares include (i) 8,278,130 shares of common stock issuable upon conversion of 67,604 shares of Series F preferred stock and (ii) 3,311,301 shares of common stock issuable upon conversion 27,042 shares of Series F preferred stock that may be acquired by SVCC upon exercise of Series F warrants.
(12)	Based on the SVCC 13D, the shares include 27,042 shares of Series F preferred stock issuable upon exercise of Series F warrants held by SVCC.
(13)	Based solely on information filed with the SEC on Schedule 13G (Amend. No. 1) (the “St. Paul 13G”) on January 23, 2002, St. Paul Fire and Marine Insurance Company (“SPFM”) owns 99% of St. Paul Venture Capital IV, LLC (“SPVC IV”) and St. Paul Venture Capital VI, LLC (“SPVC VI”). SPFM is a wholly-owned subsidiary of The St. Paul Companies, Inc. (“The St. Paul”). The St. Paul owns 79% of St. Paul Venture Capital, Inc., the manager of St. Paul Venture Capital Affiliates Fund I, LLC (“Affiliates”). The St. Paul may be deemed to beneficially own the shares held by SPVC IV, SPVC VI and Affiliates and SPFM may be deemed to beneficially own the shares held by SPVC IV and SPVC VI. The address of each of the reporting persons is 385 Washington St., St. Paul, MN 55102.
(14)	Based on the St. Paul 13G, the shares include (i) 2,207,534 shares of common stock issuable upon the conversion of 18,028 shares of Series F preferred stock and (ii) 882,989 shares of common stock issuable upon conversion of 7,211 shares of Series F preferred stock that may be acquired by SPVC VI upon exercise of Series F warrants.
(15)	Based on the St. Paul 13G, the shares include 7,211 shares of Series F preferred stock issuable upon exercise of Series F warrants held by SPVC VI.
(16)	ABS Ventures IV, L.P. (“ABS”) and ABX Fund, L.P. (“ABX”) may be deemed to be under common control. Bruns Grayson and Philip Bleche are the managing members of the respective general partner to each ABS and ABX and control the investment and voting power of each of ABS and ABX. The street address of the named beneficial owners is 1 South Street Suite 2150 Baltimore, MD 21202-3220.
(17)	The shares include (i) 1,804,763 shares of common stock issuable upon conversion of 14,738 shares of Series F preferred stock and (ii) 721,845 shares of common stock issuable upon conversion of 5,895 shares of Series F preferred stock that may be acquired by ABS upon exercise of Series F warrants.
(18)	The shares include 5,895 shares of Series F preferred stock issuable upon exercise of Series F warrants held by ABS.
(19)	The shares include (i) 402,861 shares of common stock issuable upon the conversion of 3,290 shares of Series F preferred stock and (ii) 161,145 shares of common stock issuable upon conversion of

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1,316 shares of Series F preferred stock that may be acquired by ABX upon exercise of Series F warrants.
(20)	The shares include 1,316 shares of Series F preferred stock issuable upon exercise of Series F warrants held by ABX.
(21)	The sole general partner of NorthBay Opportunities, L.P., a Delaware limited partnership, is BayStar Management, LLC. The Investment Manager of NorthBay International Opportunities, Ltd., a British Virgin Islands corporation, is BayStar International Management, LLC. Both BayStar Management, LLC and BayStar International Management, LLC are owned equally by NorthBay Partners, LLC a Wisconsin limited liability company and MarinView Capital, LLC, a Delaware limited liability company. Michael Roth and Brian Stark share the investment and voting power of NorthBay Opportunities, L.P. and NorthBay International Opportunities Ltd. The street address of the named beneficial owner is 1500 W. Market Street, Suite 200, Mequon, WI 53092.
(22)	The shares include (i) 966,868 shares of common stock issuable upon the conversion of 7,896 shares of Series F preferred stock and (ii) 662,211 shares of common stock issuable upon conversion of 5,408 shares of Series F preferred stock that may be acquired by NorthBay Opportunities, L.P. upon exercise of Series F warrants.
(23)	The shares include 5,408 shares of Series F preferred stock issuable upon exercise of Series F warrants held by NorthBay Opportunities, L.P.
(24)	The shares include (i) 322,289 shares of common stock issuable upon the conversion of 2,632 shares of Series F preferred stock and (ii) 220,778 shares of common stock issuable upon conversion of 1,803 shares of Series F preferred stock that may be acquired by NorthBay International Opportunities, Ltd. upon exercise of Series F warrants.
(25)	The shares include 1,803 shares of Series F preferred stock issuable upon exercise of Series F warrants held by NorthBay International Opportunities, Ltd.
(26)	Based on information filed with the SEC on Schedule 13D (Amend No. 2) on June 13, 2003, the shares include 524,374 shares issuable upon exercise of Presently Exercisable Options, 48,220 shares held by the James Daleen Irrevocable Trust and 1,804 shares held by Mr. Daleen’s wife. Mr. Daleen disclaims beneficial ownership of the shares held by the trust and his wife.
(27)	Mr. Quick commenced employment with the Company on December 20, 2002 and beneficially owned no shares as of December 31, 2003.
(28)	The shares include 174,411 shares issuable upon exercise of Presently Exercisable Options.
(29)	The shares include 260,230 shares issuable upon exercise of Presently Exercisable Options.
(30)	The shares include (i) 3,818,063 shares of common stock held by HarbourVest Partners V — Direct Fund L.P. (“Fund V”), (ii) 11,037,548 shares of common stock issuable upon the conversion of 90,139 shares of Series F preferred stock held by HarbourVest Partners VI — Direct Fund L.P., (“Fund VI”) and (iii) 4,415,068 shares of common stock issuable upon conversion of 36,056 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants held by Fund VI. Mr. Nemirovsky is a managing director of HarbourVest Partners LLC and a member of HVP V — Direct Associates LLC and HVP VI — Direct Associates LLC, the general partners of Fund V and Fund VI, respectively, and therefore may be deemed to share beneficial ownership of the common stock held by Fund V and Fund VI. Mr. Nemirovsky disclaims beneficial ownership of these shares.
(31)	The shares include (i) 90,139 shares of Series F preferred stock held by Fund VI and (ii) 36,056 shares of Series F preferred stock issuable upon exercise of Series F warrants held by Fund VI. Mr. Nemirovsky disclaims beneficial ownership of these shares.
(32)	The shares include 620,669 shares of common stock held by ABN AMRO Inc., 224,614 shares of common stock held by I Eagle Trust and 41,394 shares of common stock held by Burnham Capital, LLC. I Eagle Trust and Burnham Capital, LLC are affiliates of ABN AMRO Inc. Mr. Foreman, a director of the Company, is a managing director of ABN AMRO Inc. and therefore may be considered to share beneficial ownership of these shares. Mr. Foreman disclaims ownership of these shares.

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(33)	Mr. Sisco is a partner of Behrman Capital, an investment firm that manages Behrman Capital II L.P. Mr. Sisco does not have beneficial ownership in the Company’s securities held by Behrman Capital II L.P. or Strategic Entrepreneur Fund II, L.P.
(34)	The shares include 70,973 shares of common stock held by the Stephen Getsy Living Trust. Also includes 83,750 shares of common stock issuable upon exercise of Presently Exercisable Options.
(35)	The shares include (i) 143,461 shares of common stock held by Gateway Partners, L.P. (“Gateway”), (ii) 21,683 shares of common stock held by Mr. McCarthy, (iii) 178,165 shares of common stock issuable upon the conversion of 1,455 shares of Series F preferred stock held by Gateway, (iv) 26,939 shares of common stock issuable upon the conversion of 220 shares of Series F preferred stock held by Mr. McCarthy, (v) warrants to purchase an aggregate of 71,264 shares held by Gateway, and (vi ) warrants to purchase an aggregate of 10,771 shares held by Mr. McCarthy. The warrants have an exercise price of $0.9060 per share. Mr. McCarthy is a managing general partner of Gateway and may be deemed to share beneficial ownership of common stock held by Gateway. . Mr. McCarthy disclaims beneficial ownership of the shares held by Gateway.
(36)	The shares include (i) 1,455 shares of Series F preferred stock held by Gateway and (ii) 220 shares of Series F preferred stock held by Mr. McCarthy. Mr. McCarthy disclaims beneficial ownership of the shares held by Gateway.
(37)	The shares include (i) 11,242,652 shares of common stock issuable upon the conversion of 315,402 shares of Series F preferred stock, (ii) 4,415,068 shares of common stock issuable upon the conversion of 36,056 shares of Series F preferred stock that may be acquired upon exercise of Series F Warrants, (iii) 1,042,765 shares issuable upon exercise of Presently Exercisable Options and (iv) warrants to purchase an aggregate of 82,035 shares of common stock. Amount includes an aggregate of 20,600,270 shares for which beneficial ownership is disclaimed. See the footnotes above for further explanation of these securities.
(38)	The shares include 36,056 shares of Series F preferred stock that may be acquired upon exercise of Series F warrants. Amount includes an aggregate of 127,650 shares for which beneficial ownership has been disclaimed (see footnotes 31 and 35).

Compensation of Directors

      On October 25, 2002, our board of directors adopted a policy with respect to the compensation of each of our directors who is not an officer, employee or consultant (a “qualified director”). Each qualified director receives for his services an annual retainer of $25,000, plus $1,500 for each committee for which he serves as chairman. We pay the annual retainer on a quarterly basis. Each qualified director receives $1,200 for attendance at each regular meeting of the board of directors and $1,000 for attendance at each special meeting of the board of directors (if the special meeting lasts one hour or more). Additionally, each qualified director receives $500 for each committee meeting attended, or $750 for the chairman of the committee; provided, however, that we do not pay fees for attendance at committee meetings that occur on the same day as a meeting of the board of directors. We reimburse each qualified director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees. In addition, our qualified directors received an initial one-time grant of options in 2003 to purchase 250,000 shares of common stock. Each year thereafter they are entitled to an annual grant of 25,000 options.

      On April 21, 2003, we issued options to purchase 250,000 shares of common stock to each qualified director at an exercise price of $0.09 per share except for Mr. Daleen. Mr. Daleen became a qualified director upon the expiration of a Consultant Agreement on July 1, 2003 and on July 24, 2003, we issued Mr. Daleen 250,000 options at an exercise price of $0.22 per share. All options were issued at the fair market value on the date of grant. The options vest 33% per year commencing one year from issuance.

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Equity compensation plan information as of December 31, 2003:

(c)
	(a)		Number of securities
	Number of		remaining for future
	securities to be	(b)	issuance under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding securities
Plan Category	outstanding options	outstanding options	reflected in column(a)

Equity compensation plans approved by security holders	4,113,777	$3.24	11,353,167

Equity compensation plans not approved by securities holders	—	—	—

Item 13.	Certain Relationships and Related Transactions.

Transactions with Companies Associated with SAIC

      Mr. Roper, who resigned as a member of our Board of Directors in March 2002, is a corporate executive vice president of SAIC. SAIC Venture Capital Corporation, a wholly-owned subsidiary of SAIC, is a significant stockholder of the Company. Mr. Roper is the chairman of the board of SAIC Venture Capital Corporation. We derived $66,800 in 2003 in revenue from SAIC pursuant to a license and services agreement between SAIC and the Company. In addition, SAIC owns 48.84% of Danet, 100% of the voting stock of Telcordia and 60% of Intesacol. Danet is both our customer and a subcontractor of our products. Revenue related to Danet for the year ended December 31, 2003 was less than one percent of total revenue. We paid $283,000 to Danet in 2003 in its capacity as a subcontractor for assistance with product development services. We have a strategic alliance relationship and an OEM license agreement and services agreement with Telcordia. Revenue related to Telcordia in 2003 was $3,590. Intesacol became our subcontractor in 2003 to perform services under the ETB Contract. In the year ended December 31, 2003, we paid $216,302 to Intesacol for professional services.

Transaction with Companies Associated with Chairman of the Board

      Mr. Daleen, Chairman of the Board, is chief executive officer of Affinity Express, Inc. (“Affinity”). We derived $18,000 in revenue in 2003 from Affinity pursuant to a services agreement between Affinity and the Company.

Loans to Executives

      In January 2001, we loaned Mr. Daleen $1,237,823, our then chairman and chief executive officer, and his wholly-owned limited partnership (the “Makers”). The loan bore interest at a rate of 8.75% per annum. The principal was payable in full January 31, 2006 with interest payable annually on January 31st. The loan was secured by 901,945 shares of the Company’s common stock, and was non-recourse to the Makers except to the extent of 901,945 shares held as collateral. On January 31, 2002, an interest payment of $119,871 was due and payable. The interest payment was not made and as a result the loan was in default. Pursuant to the terms of the loan, we gave notice of default. On September 11, 2002, the Makers surrendered our common stock held as collateral for the loan to us and the loan was deemed satisfied.

Other Transactions

      On December 20, 2002, Mr. Daleen resigned as president and chief executive officer effective December 31, 2002. We entered into a severance and release agreement with Mr. Daleen effective on December 31, 2002. Under the terms of the severance and release agreement, Mr. Daleen was paid severance on December 31, 2002, in an amount equal to twelve months of his then-current annual base salary. Mr. Daleen is also entitled to an additional payment amount equal to twelve months of his base salary on the separation date to be paid in equal monthly installments over a period of 24 months with payments beginning January 1, 2004. In addition, Mr. Daleen will be entitled to an additional lump sum

56

payment of $328,900 as set forth in the agreement, including generally upon: (i) our liquidation, dissolution or winding up, (ii) a sale of all or substantially all of our assets and liabilities, or (iii) a merger or consolidation involving us, if such event occurs on or before December 31, 2007 and results in a distribution of assets on the shares of our capital stock or consideration to the holders of our capital stock valued at a minimum of $10 million. During the severance period, Mr. Daleen will not directly or indirectly engage in any conduct in direct competition with the business of the Company.

      Mr. Daleen provided consulting services to us in 2003 pursuant to a six-month consulting agreement for which he was compensated $13,500 per month.

      Mr. Daleen continues to be eligible to participate in the LTIP. His participation percentage is 7.5% of the payout pool under the LTIP.

Item 14.	Principal Accountant Fees and Services.

Audit Fees and Non-Audit Fees

      The following table presents fees billed and accrued for professional services rendered by KPMG LLP for the audit of our financial statements for 2003 and 2002, respectively and fees billed and accrued for other services rendered by KPMG LLP.

	2003	2002

Audit fees (filing of 10-K and 10-Q’s)	$188,000	$171,500
Audit-Related Fees(1)	—	32,300
Tax Fees(2)	32,360	54,800
All Other Fees	—	—

	$220,360	$258,600

(1)	Audit-Related Fees were charged for acquisition related services in 2002 in connection with the Abiliti Acquisition
(2)	Tax fees in 2002 and 2003 consisted of services for U.S. federal, state and local tax returns, international tax planning, advice and compliance.

      The Audit Committee has considered whether the independent auditors’ provision of tax services to us is compatible with the auditors’ independence. Additionally, the Audit Committee approved all the audit and non-audit services, and related fees provided to us by the independent auditors prior to the services being performed.

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PART IV

Item 15.	Exhibits, Financial Statement Schedules, and Reports on Form 10-K.

      (a) The following documents are filed as part of this report:

1. Financial Statements

The financial statements are submitted as a separate section of this report, beginning on page F-1.

2. Financial Statement Schedule

Schedule II Valuation and Qualifying Accounts. Submitted as a separate section of the financial statements on page F-34.

3. Exhibits.

The following exhibits are filed as part of, or are incorporated by reference into, this report on Form 10-K:

Exhibit List

Exhibit
Number		Description

3.1(a)†	—	Certificate of Incorporation of Daleen Technologies, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-82487) filed on August 18, 1999).

3.1(b)†	—	Certificate of Amendment to Certificate of Incorporation of Daleen Technologies, Inc. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K (File No. 0-27491) filed on June 15, 2001).

3.1(c)†	—	Certificate of Amendment of Certificate of Incorporation of Daleen Technologies, Inc. (Incorporated by reference to Exhibit 3.1(c) to the Company’s Form 10-K (File No. 0-27491) filed on March 28, 2003).

3.2(a)†	—	Bylaws of Daleen Technologies, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-82487) filed on August 18, 1999).

3.2(b)†	—	Amendment to Bylaws of Daleen Technologies, Inc. (Incorporated by reference to Exhibit 3.2(b) to the Company’s Form 10-K (File No. 0-27491) filed on March 28, 2003).

4.1†	—	See Exhibits 3.1(a), 3.1(b), 3.1(c), 3.2(a) and 3.2(b) for provisions of the certificate of incorporation, as amended, and bylaws, as amended, of Daleen Technologies, Inc. defining rights of the holders of common stock and preferred stock of Daleen Technologies, Inc. (Incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-82487) filed on August 18, 1999, incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K (File No. 0-27491) filed on June 15, 2001), and (Incorporated by reference to Exhibit 3.1(c) and 3.2(b) to the Company’s Form 10-K (File No. 0-27491) filed on March 28, 2003).

4.2†	—	Specimen stock certificate (Incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-82487) filed on August 18, 1999).

*10.1†	—	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on July 8, 1999).

*10.2†	—	Daleen Technologies, Inc. Amended and Restated Stock Incentive Plan (Incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on July 8, 1999).

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Exhibit
Number		Description

*10.3†	—	Daleen Technologies, Inc. 1998 Incentive Stock Option Plan (Incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on July 8, 1999).

*10.4†	—	Daleen Technologies, Inc. 1997 Incentive Stock Option Plan (Incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on July 8, 1999).

*10.5†	—	Daleen Technologies, Inc. 1995 Incentive Stock Option Plan (Incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on July 8, 1999).

*10.6†	—	Daleen Technologies, Inc. 1998 Employee Non-Qualified Stock Option Plan (Incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on July 8, 1999).

*10.7†	—	Daleen Technologies, Inc. 1996 Employee Non-Qualified Stock Option Plan (Incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on July 8, 1999).

*10.8†	—	Daleen Technologies, Inc. 1994 Employee Non-Qualified Stock Option Plan (Incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on July 8, 1999).

10.9†	—	Lease Agreement, dated August 4, 1992, by Innovative Selective Software, Inc., and Crow-Childress-Donner, Limited (Incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on September 30, 1999).

10.10†	—	First Amendment to Lease Agreement, dated December 29, 1994, by Daleen Technologies Inc, successor to Innovative Selective Software, Inc., and Regent Holding Corporation, successor to Crow-Childress-Donner (Incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on September 30, 1999).

10.11†	—	Lease Agreement, dated August 27, 1998, by Daleen Technologies, Inc. and Regent Holding Corporation (Incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on September 30, 1999).

10.12†	—	First Amendment to Lease, dated December 2, 1998, between Daleen Technologies, Inc. and Regent Holding Corporation (Incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on September 30, 1999).

10.13†	—	Second Amendment to Lease, dated January 16, 1999, between Daleen Technologies, Inc. and Regent Holding Corporation (Incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (File No. 333-82487) filed on September 30, 1999).

*10.14†	—	Employment Agreement, dated April 7, 1997, between Frank Dickinson and Daleen Technologies, Inc. (Incorporated by reference to Exhibit 10.26 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-82487) filed on August 18, 1999).

*10.15†	—	Employment Agreement, dated July 22, 1998, between David McTarnaghan and Daleen Technologies, Inc. (Incorporated by reference to Exhibit 10.27 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-82487) filed on August 18, 1999).

10.16†	—	Registration Rights Agreement dated December 16, 1999, between the Company and the shareholders of Inlogic Software Inc. (Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K (File No. 333-82487) filed on December 30, 1999).

10.17†	—	Office Lease Agreement dated May 5, 2000, between Daleen Technologies, Inc., Daleen Canada Corporation and The Atrium on Bay Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 0-27491) filed on August 14, 2000).

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Exhibit
Number		Description

10.18†	—	Second Amendment to Lease, dated May 31, 2000, between Daleen Technologies, Inc. and Regent Holding Corporation. (Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q (File No. 0-27491) filed on August 14, 2000).

10.19†	—	Third Amendment to Lease, dated May 31, 2000, between Daleen Technologies, Inc. and Regent Holding Corporation. (Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q (File No. 0-27491) filed on August 14, 2000).

*10.20†	—	Daleen Technologies, Inc. Amended & Restated 1999 Stock Incentive Plan (Incorporated by reference to Exhibit 10.37 to the Company’s Form 10-K405 (File No. 0-27491) filed on April 5, 2001).

10.21†	—	Securities Purchase Agreement dated March 30, 2001 by and between Daleen Technologies, Inc. and the Escrow Purchasers named therein (Incorporated by reference to Exhibit 10.45 to the Company’s Form 10-K405 (File No. 0-27491) filed on April 5, 2001).

10.22†	—	Form of Warrant Agreement by and between Daleen Technologies, Inc. and the Escrow Purchasers name therein (Incorporated by reference to Exhibit 10.47 to the Company’s Form 10-K405 (File No. 0-27491) filed on April 5, 2001).

10.23†	—	Registration Rights Agreement dated March 30, 2001 by and between Daleen Technologies, Inc. and the Escrow Purchasers named therein (Incorporated by reference to Exhibit 10.48 to the Company’s Form 10-K405 (File No. 0-27491) filed on April 5, 2001).

*10.24†	—	Employment Agreement, dated May 31, 2000, by and between Daleen Technologies, Inc. and Jeanne T. Prayther (Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q (File No. 0-27491) filed on November 14, 2001).

*10.25†	—	Amendment, dated August 22, 2001, to Employment Agreement dated May 31, 2000 by and between Daleen Technologies, Inc. and Jeanne T. Prayther (Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q (File No. 0-27491) filed on November 14, 2001).

*10.26†	—	Amendment, dated July 18, 2001, to the Daleen Technologies, Inc. Amended and Restated 1999 Stock Incentive Plan (Incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q (File No. 0-27491) filed on November 14, 2001).

*10.27†	—	Daleen Technologies, Inc. 2001 Broad-Based Stock Incentive Plan (Incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q (File No. 0-27491) filed on November 14, 2001).

10.28†	—	Partial Lease Termination Agreement dated effective December 31, 2001 by and between Daleen Technologies, Inc. and Boss Lakeside Three, LLC (Incorporated by reference to Exhibit 10.52 to the Company’s Form 10-K (File No. 0-27491) filed on April 1, 2002).

*10.29†	—	Amendment dated September 4, 2001 to employment agreement dated July 22, 1998 by and between David McTarnaghan and Daleen Technologies, Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q (File No. 0-27491) filed on May 14, 2002).

10.30†	—	Sublease Agreement dated January 31, 2002 between Daleen Canada Corporation and EDS Canada, Inc. (Incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q (File No. 0-27491) filed on May 15, 2002).

10.31†	—	Abiliti Acquisition Agreement, dated October 7, 2002, by and between Daleen Technologies, Inc., Daleen Solutions, Inc. and Abiliti Solutions, Inc. (Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K (File No. 0-27491) filed on October 11, 2002).

10.32†	—	Investment Agreement, dated October 7, 2002, by and between Daleen Technologies, Inc. and the investors named therein (Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K (File No. 0-27491) filed on October 11, 2002).

10.33†	—	Registration Rights Agreement, dated October 7, 2002, by and between Daleen Technologies, Inc. and the holders named therein (Incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K (File No. 0-27491) filed on October 11, 2002).

60

Exhibit
Number		Description

10.34†	—	Form of Indemnity Escrow Agreement between Daleen Technologies, Inc., Abiliti Solutions, Inc. and SunTrust Bank (Incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K (File No. 0-27491) filed on October 11, 2002).

10.35†	—	Form of Voting Agreement between Daleen Technologies, Inc. and certain shareholders of Abiliti Solutions, Inc. (Incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K (File No. 0-27491) filed on October 11, 2002).

*10.36†	—	Amended and Restated Employment Agreement Between Daleen Technologies, Inc. and James R. Daleen dated September 20, 2002 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q (File No. 0-27491) filed on November 14, 2002).

10.37†	—	Independent Consultant Agreement with James Daleen, effective upon termination of Employment Agreement dated October 11, 2002 (Incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q (File No. 0-27491) filed on November 14, 2002).

*10.38†	—	Amendment to Employment Agreement for Jeanne Prayther dated October 7, 2002 (Incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q (File No. 0-27491) filed on November 14, 2002).

*10.39†	—	Amendment to Employment Agreement for David McTarnaghan dated October 7, 2002 (Incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q (File No. 0-27491) filed on November 14, 2002).

10.40†	—	Form of Common Stock Purchase Warrant by and between Daleen Technologies, Inc. and the purchasers named in the Abiliti Acquisition Agreement and Investment Agreement (Incorporated by reference to Exhibit 10.63 to the Company’s Form 10-K (File No. 0-27491) filed on March 28, 2003).

10.41†	—	Form of Common Stock Purchase Warrant by and between Daleen Technologies, Inc. and the purchasers named in the Investment Agreement (Incorporated by reference to Exhibit 10.64 to the Company’s Form 10-K (File No. 0-27491) filed on March 28, 2003).

10.42†	—	Supplemental Voting Agreement by and among HarbourVest Partners V Direct Fund, L.P., HarbourVest Partners VI Direct Fund, L.P., Abiliti Solutions, Inc., Behrman Capital II L.P. and Strategic Entrepreneur Fund II, L.P. (Incorporated by reference to Exhibit 10.65 to the Company’s Form 10-K (File No. 0-27491) filed on March 28, 2003).

*10.43†	—	Employment Agreement effective December 20, 2002, between Gordon Quick and Daleen Technologies, Inc. (Incorporated by reference to Exhibit 10.66 to the Company’s Form 10-K (File No. 0-27491) filed on March 28, 2003).

*10.44†	—	Long-Term Incentive Compensation Plan (Incorporated by reference to Exhibit 10.67 to the Company’s Form 10-K (File No. 0-27491) filed on March 28, 2003).

10.45†	—	Lease dated May 12, 1998 between 400 Chesterfield Corp. and Intertech Management Group, Inc. (subsequently assigned to Daleen Solutions, Inc.) and Amendments thereto (Incorporated by reference to Exhibit 10.68 to the Company’s Form 10-K (File No. 0-27491) filed on March 28, 2003).

*10.46†	—	Settlement and Release Agreement dated December 20, 2002, between James Daleen and Daleen Technologies, Inc. (Incorporated by reference to Exhibit 10.69 to the Company’s Form 10-K (File No. 0-27491) filed on March 28, 2003).

*10.47†	—	Employment Agreement between Jeanne Prayther and Daleen Technologies, Inc. dated June 1, 2000 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q (File No. 0-27491) filed on May 15, 2003).

10.48†	—	Lease dated September 16, 1999 between Olympia Properties, L.L.C. and Intertech Management Group, Inc. (subsequently assigned to Daleen Solutions, Inc.) and Assignment of Lease (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q (File No. 0-27491) filed on August 14, 2003).

10.49†	—	Amendment No. 1 to Registration Rights Agreement dated March 30, 2001, dated as of June 3, 2002 (Incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q (File No. 0-27491) filed on August 14, 2003).

61

Exhibit
Number		Description

10.50†	—	Lease Amendment dated October 17, 2003 between 400 Chesterfield Center, Inc. and Daleen Solutions, Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q (File No. 0-27491) filed on November 12, 2003).

10.51††	—	Lease Agreement dated January 14, 2004 between Regent Holding LLC and Daleen Technologies, Inc.

10.52††	—	Export-Import Bank Loan and Security Agreement among Daleen Technologies, Inc., Daleen Solutions, Inc., DSI, Inc., Daleen IAC, LLC and Silicon Valley Bank dated February 24, 2004.

10.53††	—	Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement among Daleen Technologies, Inc., Daleen Solutions, Inc., DSI, Inc., Daleen IAC, LLC, Export-Import Bank of the United States, and Silicon Valley Bank dated February 24, 2004.

10.54††	—	Revolving Note between Daleen Technologies, Inc., Daleen Solutions, Inc., DSI, Inc., Daleen IAC, LLC, and Silicon Valley Bank dated February 24, 2004.

14.1††	—	Daleen Technologies, Inc. Code of Ethics for Principal Executive and Financial Officers.

21.1††	—	Subsidiaries.

23.1	—	Consent of Independent Registered Public Accounting Firm filed herewith.

31.1	—	Certification of Principal Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended, filed herewith.

31.2	—	Certification of Principal Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended, filed herewith.

32.1	—	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002 furnished herewith.

32.2	—	Certification of Principal Financial and Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002 furnished herewith.

†	Previously filed.

*	Exhibits identified above with an asterisk (*) are management contracts or compensation plans or arrangements.

††	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 28, 2003.

      (b) Reports on Form 8-K:

1.	Current Report on Form 8-K, Item 5, filed on October 31, 2003 with respect to Daleen’s delivery of a Notice of Election Not to Renew to Allegiance Telecom Company Worldwide.

2.	Current Report on Form 8-K, Item 12, furnished under Item 9 filed on November 4, 2003 with respect to Daleen’s third quarter 2003 financial operating results.

3.	Current Report on Form 8-K, Item 5, filed on November 21, 2003 with respect to the denial by the bankruptcy court of Daleen’s Motion for Relief from the Automatic Stay related to the Notice of Election Not to Renew sent to Allegiance Telecom Company Worldwide.

4.	Current Report on Form 8-K, Item 5, filed on December 8, 2003 with respect to the Counterclaim filed against Daleen by Houlihan, Lokey, Howard and Zukin Capital, Inc. and Houlihan, Lokey, Howard and Zukin Financial Advisors, Inc. in a declaratory judgment action.

62

SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the 16th day of August, 2004.

DALEEN TECHNOLOGIES, INC.

BY:	/s/ GORDON QUICK

GORDON QUICK
President and Chief Executive Officer
(Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES DALEEN James Daleen	Chairman of the Board	August 16, 2004

/s/ GORDON QUICK Gordon Quick	President and Chief Executive, Financial and Accounting Officer (Principal Executive Officer) and Director	August 16, 2004

/s/ DANIEL J. FOREMAN Daniel J. Foreman	Director	August 16, 2004

/s/ STEPHEN J. GETSY Stephen J. Getsy	Director	August 16, 2004

/s/ JOHN MCCARTHY John McCarthy	Director	August 16, 2004

/s/ OFER NEMIROVSKY Ofer Nemirovsky	Director	August 16, 2004

/s/ DENNIS SISCO Dennis Sisco	Director	August 16, 2004

63

DALEEN TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2002 and 2003
(With Report of Independent Registered Public Accounting Firm Thereon)

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Daleen Technologies, Inc.:

      We have audited the accompanying consolidated balance sheets of Daleen Technologies, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule for each of the years in the three-year period ended December 31, 2003, as listed in item 15(a) 2 of the Company’s 2003 Annual Report on Form 10-K/A. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Daleen Technologies, Inc. and subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit of $214.5 million at December 31, 2003. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in note 1 (m) to the consolidated financial statements, the Company adopted the provisions of Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002.

/s/ KPMG LLP

Miami, Florida

February 2, 2004, except as to note 18(a),
which is as of March 1, 2004

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2003

	2002	2003

	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$6,589	$2,497
Restricted cash	30	561
Accounts receivable, less allowance for doubtful accounts of $3,976 and $887 at December 31, 2002 and December 31, 2003, respectively	2,558	610
Costs in excess of billings	—	2,032
Unbilled revenue	203	392
Other current assets	1,022	487

Total current assets	10,402	6,579
Property and equipment, net	1,824	931
Goodwill	5,086	5,086
Other assets	1,477	430

Total assets	$18,789	$13,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$368	$148
Accrued payroll and other accrued expenses	2,576	2,267
Current portion of capitalized lease	164	26
Billings in excess of costs	616	97
Deferred revenue	1,279	372
Other current liabilities	53	16

Total current liabilities	5,056	2,926
Other long term liabilities	26	5

Total liabilities	5,082	2,931
Stockholders’ equity:
Series F convertible Preferred Stock $.01 par value; 588,312 shares authorized ; 458,224 and 453,322 issued and outstanding at December 31, 2002 and 2003, respectively ($110.94 per share liquidation value of $50,835 and $50,291 at December 31, 2002 and 2003, respectively)	27,656	27,112
Common stock $.01 par value; 200,000,000 shares authorized; 46,848,876 shares issued and 45,847,865 outstanding at December 31, 2002 and 47,449,127 shares issued and 46,429,163 outstanding at December 31, 2003	469	475
Additional paid-in capital	196,649	197,187
Accumulated deficit	(210,918)	(214,528)
Treasury stock at cost; 1,001,011 and 1,019,964 shares at December 31, 2002 and December 31, 2003 respectively	(149)	(151)

Total stockholders’ equity	13,707	10,095

Total liabilities and stockholders’ equity	$18,789	$13,026

See accompanying notes to consolidated financial statements.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2001, 2002 and 2003

	2001	2002	2003

	(In thousands, except per share data)
Revenue:
Professional services and other	$8,867	$5,154	$16,590
License fees	3,565	1,450	1,562

Total revenue	12,432	6,604	18,152

Cost of revenue:
Professional services and other	7,302	2,523	5,312
License fees	1,646	232	506

Total cost of revenue	8,948	2,755	5,818

Gross Margin	3,484	3,849	12,334
Operating expenses:
Sales and marketing	10,895	3,738	3,315
Research and development	12,502	3,967	6,521
General and administrative	13,820	5,817	5,829
Amortization of goodwill and other intangibles	12,014	—	—
Impairment of long-lived assets	34,604	—	500
Restructuring charges	11,763	745	—

Total operating expenses	95,598	14,267	16,165

Operating loss	(92,114)	(10,418)	(3,831)

Nonoperating income:
Interest income, net	875	217	64
Gain on sale of subsidiary	—	391	—
Other income	250	149	157

Total nonoperating income	1,125	757	221

Net loss	(90,989)	(9,661)	(3,610)
Preferred stock dividends arising from beneficial conversion features	(28,512)	—	—

Net loss applicable to common stockholders	$(119,501)	$(9,661)	$(3,610)

Net loss applicable to common stockholders per share — basic and diluted	$(5.47)	$(0.40)	$(0.08)

Weighted average shares — basic and diluted	21,836	23,919	45,980

See accompanying notes to consolidated financial statements.

DALEEN TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
Years ended December 31 2001, 2002, and 2003

	Series F Preferred
	Stock		Treasury Stock		Common Stock
							Stockholder
	Number of		Number of		Number of	Par	Notes
	Shares	Amount	Shares	Amount	Shares	Value	Receivable

	(In thousands, except share data)
Balance, December 31, 2000	—	$—	—	$—	21,781,727	$218	$(274)
Issuance of preferred stock-Series F, net	247,882	25,564
Options issued for consulting services related to Series F issuance	—	—	—	—	—	—	—
Preferred stock dividends arising from beneficial conversion features	—	—	—	—	—	—	—
Issuance of warrants related to Series F preferred stock	—	—	—	—	—	—	—
Forfeitures of unvested stock options	—	—	—	—	—	—	—
Non-cash stock compensation expense	—	—	—	—	—	—	—
Exercise of stock options and warrants	—	—	—	—	94,827	1	—
Payment of stockholder note receivable	—	—	—	—	—	—	53
Non-cash interest on stockholder note	—	—	—	—	—	—	(20)
Warrants issued-non-cash settlement expense	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—

Balance, December 31, 2001	247,882	25,564	—	—	21,876,554	219	(241)
Issuance of stock related to Abiliti asset purchase, net	115,681	2,471	—	—	11,406,284	114	—
Warrants issued for transaction costs related to Abiliti asset purchase	—	—	—	—	—	—	—
Issuance of stock related to 2002 Private Placement, net	115,681	1,953	—	—	10,992,136	110	—
Issuance of warrants related to 2002 Private Placement	—	—	—	—	—	—	—
Forfeitures of unvested stock options	—	—	—	—	—	—	—
Non-cash stock compensation	—	—	—	—	—	—	—
Conversion of preferred stock- Series F- to common stock	(21,020)	(2,332)	—	—	2,573,902	26	—
Payment of stockholder note receivable	—	—	—	—	—	—	73
Write-off of shareholder note receivable	—	—	—	—	—	—	28
Acquisition of treasury stock	—	—	1,001,011	(149)	—	—
Non-cash interest on stockholder note	—	—	—	—	—	—	(8)
Sale of PartnerCommunity, Inc.	—	—	—	—	—	—	148
Net loss	—	—	—	—	—	—	—

Balance, December 31, 2002	458,224	27,656	1,001,011	(149)	46,848,876	469	—
Conversion of preferred stock- Series F- to common stock	(4,902)	(544)	—	—	600,251	6	—
Acquisition of treasury stock	—	—	18,953	(2)	—	—	—
Net loss	—	—	—	—	—	—	—

Balance, December 31, 2003	453,322	27,112	1,019,964	(151)	47,449,127	475	0

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Deferred	Additional
	Stock	Paid-in	Accumulated
	Compensation	Capital	Deficit	Total

	(In thousands, except share data)
Balance, December 31, 2000	$(2,148)	$161,460	(81,755)	$77,501
Issuance of preferred stock-Series F, net				25,564
Options issued for consulting services related to Series F issuance	—	8	—	8
Preferred stock dividends arising from beneficial conversion features	—	19,067	(19,067)	—
Issuance of warrants related to Series F preferred stock	—	9,446	(9,446)	—
Forfeitures of unvested stock options	421	(421)	—	—
Non-cash stock compensation expense	1,639	—	—	1,639
Exercise of stock options and warrants	—	10	—	11
Payment of stockholder note receivable	—	—	—	53
Non-cash interest on stockholder note	—	—	—	(20)
Warrants issued-non-cash settlement expense	—	495	—	495
Net loss	—	—	(90,989)	(90,989)

Balance, December 31, 2001	(88)	190,065	(201,257)	14,262
Issuance of stock related to Abiliti asset purchase, net	—	1,825	—	4,410
Warrants issued for transaction costs related to Abiliti asset purchase	—	615	—	615
Issuance of stock related to 2002 Private Placement, net	—	1,210	—	3,273
Issuance of warrants related to 2002 Private Placement	—	648	—	648
Forfeitures of unvested stock options	20	(20)	—	—
Non-cash stock compensation	68		—	68
Conversion of preferred stock- Series F- to common stock	—	2,306	—	—
Payment of stockholder note receivable	—	—	—	73
Write-off of shareholder note receivable	—	—	—	28
Acquisition of treasury stock	—	—	—	(149)
Non-cash interest on stockholder note	—	—	—	(8)
Sale of PartnerCommunity, Inc.	—	—	—	148
Net loss	—	—	(9,661)	(9,661)

Balance, December 31, 2002	—	196,649	(210,918)	13,707
Conversion of preferred stock- Series F- to common stock	—	538	—	—
Acquisition of treasury stock	—	—	—	(2)
Net loss	—	—	(3,610)	(3,610)

Balance, December 31, 2003	0	197,187	(214,528)	10,095

See accompanying notes to consolidated financial statements

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001, 2002 and 2003

	2001	2002	2003

	(In thousands)
Cash flows from operating activities:
Net loss	$(90,989)	$(9,661)	$(3,610)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,304	2,747	3,538
Amortization of deferred stock compensation	1,639	68	—
Amortization of goodwill and other intangibles	12,014	—	—
Loss on disposal of property and equipment	3,185	14	36
Impairment of long lived assets and other assets	36,803	—	500
Bad debt expense (recovery)	2,863	729	(72)
Interest income on stockholders’ notes receivable	(168)	(75)	(4)
Non-cash stock settlement expense	495	—	—
Gain on sale of subsidiary	—	(391)	—
Purchased in-process research and development	—	104	—
Change in assets and liabilities (net of effects of Abiliti Acquisition):
Restricted cash	101	—	(531)
Accounts receivable	8,992	324	2,159
Costs in excess of billings	2,202	(51)	(2,032)
Unbilled revenue	350	101	(189)
Other current assets	(26)	(949)	(1,312)
Other assets	(42)	16	(7)
Accounts payable	(2,274)	210	(120)
Accrued payroll and other accrued expenses	(8,314)	(1,696)	(164)
Billings in excess of costs	(143)	(708)	(519)
Deferred revenue	(1,931)	33	(1,636)
Other current liabilities	(924)	—	(53)

Net cash used in operating activities	(31,863)	(9,185)	(4,016)

Cash flows provided by (used in) financing activities:
Proceeds from sale of Series F preferred stock and warrants, net	25,564	3,551	—
Payment of capital lease	(476)	—	(164)
Proceeds from exercise of stock options and bridge warrants	11	—	—
Acquisition of cash from Abiliti	—	92	—

Net cash provided by (used in) financing activities	25,099	3,643	(164)

Cash flows used in investing activities:
Issuance of stockholder’s notes receivable	(1,187)	—	—
Proceeds from sale of fixed assets	—	1	—
Net proceeds from sale of subsidiary	—	68	—
Repayment of stockholder’s notes receivable	33	141	30
Payments related to the asset purchase of Daleen Solutions, Inc.	—	(1,094)	(262)
Capital expenditures	(780)	(211)	(340)

Net cash used in investing activities	(1,934)	(1,095)	(572)

Effect of exchange rates on cash and cash equivalents	(477)	133	660
Net decrease in cash and cash equivalents	(9,175)	(6,504)	(4,092)
Cash and cash equivalents-beginning of period	22,268	13,093	6,589

Cash and cash equivalents-end of period	$13,093	$6,589	$2,497

Non-cash investing and financing activities (in thousands)
Forfeiture of unvested stock options	$421	$20	$—

Sale of equipment at book value	$389	$—	$—

Issuance of notes receivable	$1,241	$—	$—

Fixed assets exchanged for receivables	$—	$131	$—

Acquisition of treasury stock in exchange of notes receivable	$—	$149	$2

Warrant received in sale of PartnerCommunity	$—	$166	$—

Conversion of preferred stock to common	$—	$2,332	$544

Issuance of common and preferred stock related to asset purchase and 2002 private placement	$—	$5,017	$—

See accompanying notes to consolidated financial statements.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2003

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Business

      Daleen Technologies, Inc. (“Daleen” or the “Company”) is a global provider of advanced billing and customer care, event management, and revenue assurance software for convergent communication service providers and other technology solutions providers. Daleen’s solutions are designed using the latest open Internet technologies to enable providers to enhance operational efficiency while driving maximum revenue from their products and services. The Company’s products and services are used by communications providers to support a variety of voice, data, and internet based services across wireless, wireline and satellite networks. The Company’s RevChain® billing and customer management and AsuritiTM event management and revenue assurance applications deliver proven interoperability with other legacy billing systems and other downstream operational support systems applications. RevChain and Asuriti can be purchased as licensed software applications or as part of a turnkey solution through BillingCentral®, a carrier-class outsourcing operation. BillingCentral provides the flexibility to offer the Company’s products on a licensed basis or outsourced solution. This outsourcing solution has the capacity to provide multiple levels of services to customers of all sizes.

      The Company has a professional services department to provide a variety of professional consulting services to assist customers with implementation, custom integration and configuration services, as well as training and support for customers and business partners. The Company maintains a customer service department to provide technical assistance to customers, in addition to providing customer care for upgrades and new releases of its products.

      In December 1999, the Company completed its acquisition of a wholly owned subsidiary, Inlogic Software Inc. (renamed “Daleen Canada”).

      In July 2000, the Company formed a subsidiary, PartnerCommunity, Inc. (“PartnerCommunity”). PartnerCommunity provided partner management software products and services for providers of data content and communication services. PartnerCommunity’s products enable these service providers to build their own private community to integrate business processes with their partners and business customers, and to offer partner management services. The Company sold this subsidiary in June 2002. See note 14.

      In September 2000, the Company formed a wholly-owned subsidiary to carry out the European operations, Daleen Technologies Europe B.V., a corporation formed under the laws of The Netherlands with its registered office in Amsterdam.

      In January 2002, the Company formed a wholly-owned subsidiary, Daleen Australia Pty Limited, a corporation formed under the laws of Australia to carry out the Asia-Pacific operations.

      On October 3, 2002, the Company formed a wholly-owned subsidiary DSI, Inc. and a wholly-owned subsidiary of DSI, Inc., Daleen Solutions, Inc. (“Daleen Solutions”). These entities were formed for the purpose of purchasing the assets and assuming certain liabilities of Abiliti Solutions, Inc. (“Abiliti”), which was consummated on December 20, 2002. See note 3 for description of transaction.

      On July 4, 2003, the Company formed a branch office in Bogotá, Colombia, Daleen Technologies Surcursal Colombia. This branch was formed for the purpose of doing business with a customer in Bogotá, Colombia.

(b)	Principles of Consolidation

      The consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Revenue Recognition

      The Company recognizes revenue related to outsourcing services under Emerging Issues Task Force Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 relates to accounting for multiple-deliverable arrangements and specifies circumstances under which a revenue arrangement should be separated into different revenue-generating deliverables or “units of accounting” and how the revenue arrangement should be allocated to the different deliverables or units of accounting.

      Revenue related to outsourcing services consists of (1) discovery work and (2) monthly processing fees generated from the Company’s provision of billing and event management services. These two deliverables are considered separate units of accounting because these elements can and have been sold separately and they create stand-alone value for the customer. The revenue associated with discovery work is recognized on a time and materials basis as the work is performed. The monthly processing fees are recognized as the related services are rendered and are billed monthly based on transaction volume processed, percentage of revenue billed on behalf of customers or monthly minimum charges per contractual arrangements.

      The Company primarily recognizes revenue related to site license and services agreements under Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions (“SOP 98-9”). SOP 98-9 requires recognition of revenue using the “residual method” when (1) there is vendor-specific objective evidence (“VSOE”) of the fair values of all undelivered elements in a multiple-element arrangement that is not accounted for using long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements in the arrangement, and (3) all revenue recognition criteria in Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”) other than the requirement for VSOE of the fair value of each delivered element of the arrangement are satisfied.

      The following elements could be included in the Company’s software license arrangements with its customers:

•	Software license

•	Maintenance and support

•	Professional services

•	Third party software licenses and maintenance

•	Training

      VSOE exists for all of these elements except for the software license. The software license is delivered upon the execution of the license agreement. Based on this delivery and the fact that VSOE exists for all other elements, the Company recognizes revenue under SOP 98-9 as long as all other revenue recognition criteria in SOP 97-2 are satisfied.

      Under SOP 98-9, the arrangement fee is recognized as follows: (1) the total fair value of the undelivered elements, as indicated by VSOE, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and as described below and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

      Revenue related to delivered elements of the arrangement is recognized when persuasive evidence of an arrangement exists, the software has been delivered, the fee is fixed and determinable and collectibility is probable.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Revenue related to undelivered elements of the arrangement is valued by the price charged when the element is sold separately and is recognized as follows:

•	Revenue related to customer maintenance agreements is deferred and recognized ratably using the straight-line method basis over the applicable maintenance period. The VSOE of maintenance is determined using the rate at which maintenance is renewed each year and is dependent on the amount of the license fee as well as the type of maintenance the customer chooses.

•	Revenue related to professional service fees is recognized separately from the license fee since the services are not considered significant to the functionality of the software and the software does not require significant modification, production or customization. In instances when the services performed in conjunction with certain contracts are significant to the functionality of the software and the software requires significant modification and customization at the customer’s site, the Company recognizes the total license and services amount together. There are two types of service contracts that are entered into with customers: fixed fee and time and materials.

The Company recognizes revenue from fixed fee contracts using the percentage of completion method, based on the ratio of total hours incurred to date to total estimated labor hours. Changes in job performance, job conditions, estimated profitability and final contract settlement may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and supplies. These costs are readily determinable since the Company uses the costs that would have been charged if the contract was a time and materials contract. Provisions for estimated losses on uncompleted contracts are recorded in the period in which losses are determined. Amounts billed in excess of revenue recognized to date are classified as “Billings in excess of costs”, whereas revenue recognized in excess of amounts billed are classified as “Costs in excess of billings” in the accompanying condensed unaudited consolidated balance sheets.

Revenue under a time and materials arrangement is recognized as services are performed.

•	Revenue related to third party software is recognized when delivered to the customer. The value of third party software is based on the Company’s acquisition cost plus a reasonable margin and is readily determinable since the Company frequently sells these licenses separate of the other elements.

•	Training revenue is recognized when training is provided to customers and is based on the amount charged for training when it is sold separately.

      The Company typically receives 25 percent of the license fee as a down payment and the balance is typically due between three and nine months from contract execution. In limited situations, the Company enters into extended payment terms with certain customers if the Company believes it is a good business opportunity. When it enters into these arrangements, the Company evaluates each arrangement individually to determine whether collectibility is probable and the fees are fixed and determinable. An arrangement fee is not presumed to be fixed and determinable if payment of a significant portion of the license fee is due after the normal and customary terms usually offered to customers by the Company. Revenue related to arrangements containing extended payment terms where the fees are not considered fixed and determinable is deferred until payments are due.

      In order to ensure that collectibility is probable, the Company performs credit reviews on each customer. If collectibility is determined to not be probable upon contract execution, revenue is recognized when cash is received.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company continuously monitors collections and payments from customers and the allowance for doubtful accounts is based on historical experience and any specific customer collection issues that have been identified. If the financial condition of customers were to continue to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required. Where an allowance for doubtful accounts has been established with respect to customer receivables, as payments are made on such receivables or if the customer goes out of business with no chance of collection, the allowances will decrease with a corresponding adjustment to accounts receivable as deemed appropriate.

      In October 2003, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 104, “Revenue Recognition,” (“SAB No. 104”) which was effective as of December 31, 2003. The Company’s revenue recognition policies described above are in compliance with SAB No. 104.

      In the second quarter of 2003, the Company signed a contract with a Columbian company, Empresa De Telecomunicaciones De Bogata (ETB). The total contract price is $10,515,526, but the amount the Company will receive and recognize as revenue is a net amount of $7,636,863, after Columbian withholding taxes. Revenue recognition is being performed on a percentage completion basis under SOP 81-1 for licenses and third-party software and professional services because the services are significant to the functionality of the software, and there is significant modification of the software. Training revenue is recognized as services are rendered. ETB is invoiced for licenses, professional services and third-party software as milestones of the project are completed. These milestones are defined by the contract as three main phases and three sub-phases within each phase. The first phase’s milestone required a replacement of the customer’s legacy system with RevChain, including a conversion and debugging plan; the second phase requires implementation of RevChain in all functionality to replace the legacy billing system for all call detail record based services; and the third phase requires the implementation of RevChain to replace the legacy billing system of all ETB services.

(d)	Cash and Cash Equivalents

      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(e)	Notes Receivable

      Full recourse notes receivable are recorded at cost, less any related allowance for impaired notes receivable. Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note’s effective interest rate. See note 13.

      Non-recourse notes receivable are recorded at cost, less any related allowance for the difference between the fair value of the note plus accrued interest and the fair value of the underlying collateral. See note 13.

(f)	Property and Equipment, Net

      Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized over their useful lives or the term of the related lease, whichever is shorter.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g)	Software Development Costs

      The Company accounts for software development costs under Statement of Financial Accounting Standards No. 86, “Accounting for Costs of Computer Software to Be Sold, Leased or Otherwise Marketed” (“SFAS No. 86”). Under SFAS No. 86, the costs associated with software development are required to be capitalized after technological feasibility has been established. Based on the Company’s product development process, technological feasibility is generally established upon completion of the working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release are insignificant and, as a result, the Company has not capitalized any software development costs.

(h)	Impairment of Long-Lived Assets

      Pursuant to Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets,”(“SFAS No. 144”) long lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The asset and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

      Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

      Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, “Accounting for Impairment of Long-Lived Assets to be Disposed of.”

(i)	Income Taxes

      The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as a change in expense in the period that includes the enactment date.

(j)	Stock Option Plans

      The Company applies the intrinsic-value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations including Financial Accounting Standards Board (FASB) Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25,”issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense is

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded on the date of the grant only if the current price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The fair value of each option granted to employees is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions:

	2001	2002	2003

Expected life	5 years	5 years	5 years
Dividends	None	None	None
Risk-free interest rate	2.17- 5.07%	1.19-3.78%	4.27%
Expected volatility	106.4%	195.6%	141.71%

      Had compensation expense for the Company’s plans been determined consistent with SFAS No. 123, the Company’s net loss and net loss per share would have been increased to pro forma amounts indicated below (in thousands):

	2001	2002	2003

Net Loss, as reported	$(90,989)	(9,661)	(3,610)
Deduct Additional stock based employee compensation expense determined under the fair-value based method for all awards	(6,041)	(2,915)	(3,037)

Proforma net loss	$(97,030)	(12,576)	(6,647)

Net loss per share basic and diluted	$(4.17)	(0.40)	(0.08)
Basic and diluted, proforma	$(4.44)	(0.53)	(0.14)

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123.” This Statement amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock based employee compensation. In addition, this Statement amends the disclosures in both annual and interim financial statements which the Company has adopted on January 1, 2003 (see note 6).

(k)	Fair Value of Financial Instruments

      Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments” (“SFAS No. 107”), requires disclosure of fair value of certain financial instruments. Cash and cash equivalents, restricted cash, accounts receivable, costs in excess of billings and other current assets, as well as accounts payable, accrued payroll and other accrued expenses, billings in excess of costs, deferred revenue and other current liabilities, as reflected in the consolidated financial statements, approximate fair value because of the short-term maturity of these instruments.

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(l)	Use of Estimates

      Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these accompanying financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(m)	Goodwill and Other Intangible Assets

      Goodwill represents the excess of costs over the fair value of assets of business acquired. The Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”(“SFAS No. 142”). Goodwill and other intangible assets acquired in a purchase business combination and determined to have an infinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

      Prior to adoption of SFAS No. 142, goodwill and other intangibles was amortized on a straight-line basis over the expected periods to be benefited, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill and other intangible asset impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.

      In 2001 goodwill represented the excess of the cost to acquire Daleen Canada over the fair value of the assets and liabilities purchased. Goodwill was being amortized on a straight-line basis over four years, the expected period to be benefited.

      Other intangibles represented the fair value of the employee work force acquired from Daleen Canada and were also being amortized over four years.

      Due to economic conditions and the Company’s past revenue performance, the Company assessed the recoverability of these intangible assets by determining whether the amortization of the goodwill and other intangible asset balances over their remaining lives could be recovered through undiscounted future operating cash flows over the remaining amortization period. The Company’s carrying value of goodwill and other intangible assets was reduced by the estimated shortfall of cash flows, discounted at a rate commensurate with the associated risks. These assets were written off during the year ended December 31, 2001. See note 5 related to impairment charges for the year ended December 31, 2001.

      At December 31, 2003, goodwill represents the excess of cost over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142 as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Amortization expense related to goodwill and other intangible assets was $15.3 million for the year ended December 31, 2001. The following table reconciles previously reported net loss applicable to common stockholders as if the provisions of SFAS No. 142 were in effect in 2001:

2001

Reported loss applicable to common stockholders	$(119,501)
Add back goodwill amortization	15,282

Adjusted net loss applicable to common stockholders	$104,219

Net loss applicable to common stockholders per share — basic and diluted:
Reported net loss applicable to common stockholders	$(5.47)
Goodwill amortization	0.70

Adjusted net income	$(4.77)

(n)	Basic and Diluted Net Loss per Share

      Basic and diluted net loss applicable to common stockholders per share was computed by dividing net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding for each period presented. Common stock equivalents were not considered for each of the years in the three-year period ended December 31, 2003 since their effect would be antidilutive. Common stock equivalents amounted to 56,653,497 and 56,144,804 shares as of December 31, 2003 and 2002, respectively. Net loss applicable to common stockholders differs from net loss in the year ended December 31, 2001 due to the preferred stock dividends arising from the beneficial conversion features from the sale (“2001 Private Placement”) of the Series F convertible preferred stock (“Series F preferred stock”) and warrants to purchase additional shares of Series F preferred stock (“Series F Warrants”). See note 6.

(o)	Comprehensive Income (Loss)

      Comprehensive income(loss) is defined as a change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. There were no differences between net loss and comprehensive loss for each of the years in the three-year period ended December 31, 2003.

(p)	Foreign Currency Translation

      The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. The translation of the foreign currency into U.S. dollars is performed for balance sheet accounts using the current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average rates prevailing during the year. The adjustments resulting from the translation of foreign currency financial statements for the three-year period ended December 31, 2003 were immaterial and were recorded in the consolidated statements of operations for the respective periods.

      The Company enters into transactions based on the Company’s local currency, which results in limited foreign currency risk. The Company did not engage in foreign currency hedging in the three-year period ended December 31, 2003.

(q)	Segment Information

      Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information (“SFAS No. 131”) establishes standards for the way that public business

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. The Company operates in one segment for management reporting purposes. Although the Company has subsidiaries, the Company does not assess the performance of its subsidiaries on a stand-alone basis. The revenue generated by the foreign operations of the Company was not material in the periods presented.

(r)	Asset Retirement Obligations

      In June 2001, the FASB Issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 requires a company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. A company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company adopted SFAS No. 143 on January 1, 2003. The Company does not have asset retirement obligations and the adoption of SFAS No. 143 did not have an impact on the Company’s financial statements.

(s)	Equity Instruments

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and the Company adopted this on July 1, 2003. The adoption of SFAS No. 150 did not have an impact on the Company’s consolidated financial statements.

(2)	Liquidity

      The Company incurred net losses of approximately $3.6 million for the year ended December 31, 2003 and had an accumulated deficit of $214.5 million at December 31, 2003. Cash and cash equivalents and restricted cash at December 31, 2003 were $3.1 million. Cash used in operations for the year ended December 31, 2003 was $4.0 million. As a result of the Company’s business concentration risk, past recurring losses from operations and accumulated deficit, it raises substantial doubt about the Company’s ability to continue as a going concern.

      In February 2004, the Company closed a revolving loan facility (the “Operating Loan”) with Silicon Valley Bank (“SVB”) and guaranteed by EXIM Bank. The term of the Operating Loan is fifteen months. Total funding under the Operating Loan is $2,700,000. The Company can borrow against the Operating Loan based on estimated funding dates and may have outstanding borrowings at any given time of up to $2,000,000. The proceeds for the Operating Loan will be used for operating costs associated with its contract with Empresa De Telecomunicaciones de Bogotá (“ETB”), (the “ETB Contract”). The Company has borrowed $1,732,000 through March 1, 2004 under the Operating Loan (see Note 18(a) for a description of terms).

      The Company filed a preliminary proxy statement on January 28, 2004 in connection with a proposed one-for-500 reverse stock split of our issued and outstanding common stock (the “Reverse Split”). See Note 18(b) for description of this transaction.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company is exploring the possibility of entering into a convertible bridge loan arrangement (the “Bridge Loan”) with certain of the current holders of our Series F convertible preferred stock (“Series F preferred stock”). See Note 18(c) for additional information.

      The Company believes the cash and cash equivalents at December 31, 2003, together with the Operating Loan proceeds, may be sufficient to fund operations for the foreseeable future, assuming continued improvement in the Company’s overall cost structure resulting from overall cost reduction activities, ongoing efforts aimed at controlling costs, including without limitation, the cost savings expected to result if the Company implements the Reverse Split and terminates its public company status and anticipated future revenues including a continued significant, but declining, customer relationship with Allegiance Telecom Company Worldwide (“Allegiance”), the Company’s largest customer in 2003.

      The Company provides outsourcing services to Allegiance pursuant to an agreement expiring on December 31, 2004. Allegiance accounted for 38.7% of total revenue for the year ended December 31, 2003. There are no minimum revenues from Allegiance under this agreement. Allegiance has informed the Company that they are migrating data to another software system and intend to discontinue use of the Company’s services gradually so that all data will be migrated by June 2004. When Allegiance ceases doing business with us, the Company may be required to reduce operations and/or seek additional private equity financing or financing from other sources including the possible Bridge Loan, or consider other strategic alternatives, including a possible merger, sale of assets, or other business combination or restructuring transactions. There can be no assurances that additional financing or strategic alternatives will be obtainable on terms acceptable to the Company or that any additional financing would not be substantially dilutive to existing stockholders. At such time as Allegiance ceases doing business with us, the Company may need to obtain additional financing or engage in one or more strategic alternatives, or such events may have a material adverse effect on our ability to continue to operate as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3)	Abiliti Acquisition and 2002 Private Placement

      On December 20, 2002, pursuant to an Asset Purchase Agreement dated October 7, 2002 (the “Asset Purchase Agreement”), Daleen Solutions, an indirect wholly-owned subsidiary of Daleen, consummated its purchase of substantially all of the assets and assumption of certain liabilities of Abiliti (the “Abiliti Acquisition”). As consideration for the Abiliti Acquisition, Daleen issued to Abiliti 11,406,284 shares of common stock, 115,681 shares of Series F preferred stock and warrants to purchase 5,666,069 additional shares of common stock at an exercise price of $0.9060 per share (the “Asset Purchase Warrants”). The total consideration for the Abiliti Acquisition was $6.1 million. A portion of the securities are currently held in escrow pending resolution of certain retained liabilities (see note 16), including 1,140,629 shares of common stock, 11,568 shares of Series F preferred stock, and warrants to purchase 566,607 additional shares of the Company’s common stock at an exercise price of $.9060 per share (collectively the “Escrowed Shares”).

      Concurrently with the consummation of the Abiliti Acquisition, on December 20, 2002, pursuant to an Investment Agreement dated October 7, 2002 (the “Investment Agreement”), Daleen completed its private placement of 10,992,136 shares of common stock, 115,681 shares of Series F preferred stock, warrants to purchase 5,666,069 additional shares of common stock at an exercise price of $0.906 (the “Investment Warrants”) per share, and warrants to purchase 500,000 additional shares of common stock at an exercise price of $0.17 per share (the “Additional Warrants”), for total proceeds of $5.015 million in cash (the “2002 Private Placement”). The purchasers in the 2002 Private Placement were Behrman Capital II L.P. and Strategic Entrepreneur Fund II, L.P. (collectively, the “Behrman Funds”), which are

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related entities and stakeholders of Abiliti. The proceeds of the 2002 Private Placement are being used for working capital and general corporate purposes.

      The terms of the Series F preferred stock are identical to the previously outstanding Series F preferred stock. See terms of Series F preferred stock in note 6.

      The stockholders of Daleen approved the Abiliti Acquisition and the 2002 Private Placement, including an amendment to Daleen’s Certificate of Incorporation to amend the terms and preferences of the Series F preferred stock, at a special meeting of Daleen’s stockholders held on December 20, 2002.

      The Asset Purchase Warrants, Investment Warrants and Additional Warrants expire on June 7, 2006. The fair value of each of the Asset Purchase Warrants and Investment Warrants issued was approximately $580,000 using the Black-Scholes Model. The fair value of the Additional Warrants issued was approximately $69,000 using the Black Scholes Model. The Company used the following assumptions in calculating the fair value of the Asset Purchase Warrants, Investment Warrants and Additional Warrants:

Expected Life	3.5 years
Dividends	None
Risk-free interest rate	2.15%
Expected volatility	137.26%
Stock price	$0.17 per share for Additional Warrants $0.9060 per share for Investment Warrants and Asset Purchase Warrants

      Daleen has agreed to file up to three registration statements at any time after the closing of the transactions upon the demand of holders of more than a majority of, and covering, the following (i) the common stock issuable upon conversion of the Series F preferred stock issued in each of the Abiliti Acquisition and the 2002 Private Placement, (ii) the common stock issued in the Abiliti Acquisition and the 2002 Private Placement, and (iii) the common stock issuable upon exercise of the warrants issued in the Abiliti Acquisition and the 2002 Private Placement.

      The Abiliti Acquisition resulted in a charge of $104,000 related to the write-off of purchased in-process research and development. In-process research and development relates to the development of Abiliti’s products at the time of the Abiliti Acquisition. The products were in the early stages of their development and were undergoing further development and integration with Daleen’s products. The value assigned to in-process research and development was determined based on management’s estimates of the percentage of completion of the underlying development effort, resulting net cash flows from Abiliti’s products and the discounting of such cash flows back in their present value.

      The Abiliti Acquisition was accounted for as a purchase transaction and accordingly, the acquisition price was allocated to the acquired assets and assumed liabilities based on their estimated fair value as of the acquisition date. The excess of the consideration paid over the estimated fair value of net assets and purchase in-process research and development acquired was recorded as goodwill.

      The consolidated statement of operations for the year ended December 31, 2002 included the operating results of Daleen Solutions from the date of acquisition. The preliminary purchase price was allocated as follows (in thousands):

Purchase in-process research and development	$104
Net assets	$921
Goodwill	$5,086

$6,111

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following unaudited proforma results of operations of the Company for the year ended December 31, 2002 and 2001 assume the acquisition occurred as of January 1, 2001. The costs associated with the in-process research and development of $104,000 were not included in the proforma results in 2001 since they are considered to be a non-recurring charge in 2002. The proforma results have been prepared for comparative purposes only and do not purport to indicate the results of operations that would have actually occurred had the combinations been in effect on the dates indicated, or which may occur in the future. The unaudited proforma results of operations are as follows (in thousands):

	2002	2001

Total Revenue	$18,246	$27,501

Net loss applicable to common stockholders	$(11,274)	$(121,910)

Net loss applicable to common stockholders per share basic and diluted	$(0.25)	$(2.76)

Weighted average outstanding shares	45,447	44,234

      The proforma revenue amounts above include a high business concentration risk due to three customers amounting to approximately 60% (unaudited) of the total proforma revenue in 2002 and 48% (unaudited) in 2001.

(4)	Restructuring Activities

      On January 4, 2001, the Company’s Board of Directors formally approved a plan to reduce operating expenses. The process culminated with the announcement on January 5, 2001 (the “January Restructuring”) that the Company was taking certain specific cost reduction measures. The Company recorded a $3.0 million restructuring charge for the year ended December 31, 2001 related to the January Restructuring. Such charge included the estimated costs related to workforce reductions, downsizing of facilities, asset writedowns and other costs. Management implemented these actions associated with the January Restructuring immediately following the January 5, 2001 announcement.

      The workforce reductions associated with the January Restructuring included the termination of approximately 140 employees throughout the Company’s Boca Raton, Florida; Atlanta, Georgia; and Toronto, Ontario, Canada facilities and included employees from substantially all of the Company’s employee groups. The downsizing of facilities included the downsizing of the Atlanta and Toronto facilities to one floor at each location. The asset writedowns were primarily related to the disposition of duplicative furniture and equipment and computer equipment from terminated employees, which was not resalable. Other costs included costs incurred that are no longer going to provide benefit to the Company such as recruiting fees and relocation costs related to employment offers that were rescinded, penalties for cancellation of a user conference and trade show and other miscellaneous expenses.

      In late March 2001, management initiated a second business review to identify additional areas for cost reductions. As a result, the Company’s Board of Directors formally approved and the Company announced a plan on April 10, 2001 (the “April Restructuring”) to further reduce operating expenses. The Company recorded a $4.8 million restructuring charge for the year ended December 31, 2001 in connection with the April Restructuring. Such charge included the estimated costs related to workforce reductions, closing of facilities, asset writedowns and other costs. Management implemented these actions immediately following the April 10, 2001 announcement.

      The workforce reductions associated with the April Restructuring included the termination of 193 employees throughout all of the Company’s facilities. The Company consolidated its North American workforce into its Boca Raton corporate offices and closed its Toronto and Atlanta facilities. In addition, the Company consolidated its North American research and development and professional services

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resources and further reduced its administrative support functions. The asset writedowns were primarily related to computer equipment from terminated employees, which was not resalable. Other costs included accounting and legal fees, penalties for cancellation of software maintenance contracts in Atlanta and Toronto and penalties for cancellation of a trade show.

      In October 2001, management initiated a third business review to continue to identify areas for cost reduction. As a result, the Company’s Board of Directors formally approved a plan to further reduce operating expenses on October 19, 2001 (the “October Restructuring”). Management began to implement these actions immediately following the October 19, 2001 announcement. The Company recorded a restructuring charge of $4.1 million in the year ended December 31, 2001 in connection with the October Restructuring. Such charge included the estimated costs related to workforce reductions due to the termination of 75 employees throughout all of the employee’s groups, further downsizing of facilities which included lease buyout charges of $1.4 million, asset writedowns, and other costs which were comprised mostly of accounting and legal fees associated with the October Restructuring.

      In May 2002, management initiated another business review continuing to identify additional areas for cost reduction. As a result, the Company’s Board of Directors formally approved a plan to further reduce operating expenses on May 13, 2002 (the “2002 Restructuring”). On May 14, 2002 we announced and immediately began to implement the 2002 Restructuring. The Company recorded a $745,000 restructuring charge for the year ended December 31, 2002 related to the 2002 Restructuring. Such charge included the estimated costs related to workforce reductions, due to termination of 35 employees from substantially all of the Company’s employee groups.

      The January Restructuring, April Restructuring, October Restructuring, and 2002 Restructuring encompassed the following components (in thousands):

	January	April	October	2002
	Restructuring	Restructuring	Restructuring	Restructuring	Total

Employee termination benefits	$1,405	$3,193	$1,641	$745	$6,984
Facility costs/rent on idle facilities	854	1,274	443	—	2,571
Asset writedowns (see note 5)	620	240	1,999	—	2,859
Other costs	114	58	32	—	204
Foreign currency translation charges	—	—	—	—	(110)

	$2,993	$4,765	$4,115	$745	$12,508

      The costs were from the following financial statement captions (in thousands):

	January	April	October	2002
	Restructuring	Restructuring	Restructuring	Restructuring	Total

Costs of sales-professional services	$387	$1,198	$134	$140	$1,859
Research and development	522	1,392	694	168	2,776
Sales and marketing	278	725	568	148	1,719
General and administrative	1,806	1,450	2,719	289	6,264

	$2,993	$4,765	$4,115	$745	$12,618

      Included in the above totals is $110,000 related to foreign currency translation exchange losses.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Amounts charged against the restructuring accrual through the year ended December 31, 2003 were as follows (in thousands):

	January	April	October	2002
	Restructuring	Restructuring	Restructuring	Restructuring	Total

Employee termination benefits	$1,405	$3,193	$1,641	$745	$6,984
Facility costs/rent on idle facilities	828	1,274	443	—	2,545
Asset writedowns	620	240	1,999	—	2,859
Other costs	114	58	32	—	204
Foreign exchange currency translation changes	—	—	—	—	(110)

	$2,967	$4,765	$4,115	$745	$12,482

      As of December 31, 2003, a restructuring accrual remains on the consolidated balance sheet in accrued payroll and other accrued expenses consisting of $26,000 related to rent on idle facilities.

(5)	Impairment Charges

      The Company recorded an impairment of $500,000 in the year ended December 31, 2003 related to an investment in a third party technology company due to a decline in fair value which was other than temporary. As result of an assessment preformed by management, the Company determined that the asset was impaired, and the investment was written off in full during the year ended December 31, 2003.

      The Company recorded an impairment charge for the year ended December 31, 2001 related to the following (in thousands):

Employee workforce — other intangible	$1,545
Property and equipment	1,888
Goodwill	31,171

$34,604

      Due to the Company’s operating results and the various restructuring activities initiated as described in note 4, the Company performed an evaluation of the recoverability of the employee workforce intangible asset under SFAS No. 121 in March 2001. Management determined that this asset was impaired and recorded an impairment charge of approximately $1.5 million for the year ended December 31, 2001.

      In March 2001, the Company determined that certain property, leasehold improvements and equipment, which mainly represented computer equipment and furniture from the Toronto and Atlanta facilities, was impaired. The Company recorded an impairment charge of approximately $1.9 million for the difference between the fair value and the carrying value of the assets for the year ended December 31, 2001.

      In 2001, the Company reduced goodwill by approximately $1.1 million due to its decision that it will no longer promote and license certain gateway products that it originally acquired as a result of its acquisition of Daleen Canada in December 1999. The development of these gateway products was in process at the time of the Daleen Canada acquisition and was subsequently completed. In connection with this decision, the Company accelerated the amortization for a proportionate amount of goodwill related to these products. In addition, due to economic conditions and the Company’s past revenue performance, the Company assessed the recoverability of goodwill by determining whether the amortization of the goodwill

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

over the remaining life can be recovered through undiscounted future operating cash flows. The Company’s carrying value of goodwill was reduced by the estimated shortfall of cash flows, discounted at a rate commensurate with the associated risks. This amounted to an additional reduction of goodwill in the amount of $30.1 million for the year ended December 31, 2001.

(6)     2001 Private Placement

      On March 30, 2001, the Company entered into definitive agreements (collectively, the “Purchase Agreements”) for the 2001 Private Placement of $27.5 million of Series F preferred stock and Series F Warrants. Pursuant to the terms of the Purchase Agreements, the Company consummated the 2001 Private Placement on June 7, 2001. The Company received net proceeds on June 7, 2001 of approximately $25.7 million from the 2001 Private Placement. The consummation of the 2001 Private Placement was subject to the receipt of approval from the Company’s stockholders, including approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 200 million shares and to create and designate the Series F preferred stock. The Company’s stockholders approved the 2001 Private Placement and the related amendments to the certificate of incorporation at the Company’s annual meeting of stockholders held on June 7, 2001.

      Pursuant to the terms of the Purchase Agreements, the Company issued and sold (i) an aggregate of 247,882 shares of Series F preferred stock and (ii) Series F Warrants to purchase an aggregate of 109,068 shares of Series F preferred stock, including a Series F Warrant that the Company issued to the placement agent. Purchasers of Series F preferred stock received Warrants to purchase an aggregate of 99,153 shares of Series F preferred stock. Additionally, we issued to Robertson Stephens Warrants for the purchase of 9,915 shares of Series F preferred stock. The Series F Warrants have an exercise price of $166.41 per share of Series F preferred stock and are exercisable at any time for a period of five years following the closing of the Private Placement. The exercise price per share is equal to 150% of the Original Price.

      The purchase price per share of the Series F preferred stock (without giving effect to the allocation of any part of the purchase price to the Series F Warrants) was $110.94, which is equal to (i) $1.1094, the average closing price per share of the Company’s common stock during the ten trading days ending on March 30, 2001, multiplied by (ii) 100, the number of shares of common stock initially issuable upon conversion of a share of Series F preferred stock.

      Each share of Series F preferred stock is convertible at any time at the option of the holder into shares of the Company’s common stock. The number of shares of common stock issuable upon conversion of a single share of Series F preferred stock is determined by dividing the original price per share of the Series F preferred stock, or $110.94, by the conversion price in effect on the date of conversion. The current conversion price of the Series F preferred stock is $0.9060 after giving effect to a one-time reset following our earnings release for the quarter ended June 30, 2001. Based on the reset conversion price established by the July 26, 2001 final Earnings Release and pursuant to the terms of the Purchase Agreements, each share of Series F preferred stock is convertible into 122.4503 shares of common stock.

      In the event the Company issues common stock or securities convertible into common stock at a price per share less than the conversion price of the Series F preferred stock, the conversion price will be reduced to be equal to the price per share of the securities sold by the Company. This adjustment provision is subject to a number of exceptions, including the issuance of stock or options to employees and the issuance of stock or options in connection with acquisitions. The conversion price will also be subject to adjustment as a result of stock splits and stock dividends on the common stock.

      The Series F preferred stock will automatically convert into common stock at any time after March 30, 2002 if the common stock trades on The Nasdaq or a national securities exchange at a price

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

per share of at least $3.3282 for ten trading days within any twenty-day trading period. The Series F preferred stock is not subject to automatic conversion if our common stock is not then listed for trading on the Nasdaq National Market or a national security exchange.

      In the event, and only in such event, the Company pays dividends on its common stock, the holders of the Series F preferred stock would be entitled to dividends on an as-if-converted basis.

      In the event of an acquisition of the Company by another entity, the Company will be required to redeem all of the issued and outstanding shares of Series F preferred stock unless the holders of the Series F preferred stock otherwise consent.

      The Company granted to the purchasers certain demand and piggyback registration rights.

      The Series F Warrants issued are exercisable at any time for a period of five years. The fair value of all warrants issued to the holders of the Series F preferred stock was approximately $9.4 million using the Black-Scholes at the grant date. The Company used the following assumptions in the Black-Scholes model.

Expected life	5 years
Dividends	None
Risk-free interest rate	4.96%
Expected volatility	68.6%

      Due to the reset conversion price established by the July 26, 2001 final Earnings Release which resulted in a final conversion price of $0.9060 the Company recorded a beneficial conversion feature during the year ended December 31, 2001 in the amount of $19.1 million based on the proceeds from the Series F preferred stock reduced by the amount allocated to the warrants. This was recorded as a preferred stock dividend.

      The total number of shares of Series F preferred stock outstanding as of February 1, 2004 is 449,237 shares.

(7)	Property and Equipment, Net

      Property and equipment, net consist of the following at December 31 (in thousands):

			Estimated
	2002	2003	Useful Life

Computer hardware	$4,198	$4,408	3-5 years or lease term
Purchased computer software	1,952	1,920	3-5 years
Office furniture and equipment	1,116	1,218	5-7 years or lease term
Leasehold improvements	1,027	1,058	lease term
Patents and trademarks	107	130	20 years

	8,400	8,734
Less accumulated depreciation and amortization	(6,576)	(7,803)

Property and equipment, net	$1,824	$931

      For the year ended December 31, 2002, and 2003 depreciation and amortization expense related to property and equipment was approximately $1.6 million and $1.1 million, respectively.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)	Income Taxes

      Pretax losses are derived from the following sources (in thousands):

	2001	2002	2003

Domestic	$82,185	$9,146	$3,726
Foreign	8,804	515	(116)

	$90,989	$9,661	$3,610

      The Company did not recognize an income tax benefit for any of the years in the three year period ended December 31, 2003. This differed from an income tax benefit computed by applying the Federal income tax rate of 34 percent to pretax losses as a result of the following (in thousands):

	2001	2002	2003

Computed “expected” tax benefit	$30,936	$3,285	$1,228
Increase (reduction) in income taxes resulting from:
State income taxes (net of federal benefit)	3,197	328	131
Increase in the valuation allowance for deferred tax assets	(33,449)	(3,389)	(1,378)
Other items	(684)	(224)	19

	$—	$—	$—

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2002 and 2003, are presented below (in thousands):

	2002	2003

Deferred tax assets:
Net operating loss carryforwards	$47,527	$53,819
Depreciation and amortization	136	695
Goodwill amortization	18,146	17,139
Allowance for doubtful accounts	1,449	350
Research and experimentation credit carryforwards	1,664	1,412
Accrued expenses	452	360
Other	830	1,712

Gross deferred tax assets	70,204	75,487
Less valuation allowance	(70,204)	(75,487)

Total deferred tax asset	$—	$—

      Realization of deferred tax assets is dependent upon generating sufficient taxable income. Management believes that it is more likely than not that these assets will not be realized and, therefore, has established a valuation allowance for the entire deferred tax assets, net of the deferred tax liabilities. The valuation allowance increased $5.3 million and $2.3 million for the years ended December 31, 2003 and 2002, respectively. Included in the $5.3 million valuation allowance change is a net increase of $3.9 million attributed to changes in estimates of temporary differences.

      Net operating loss carryforwards for U.S. and State income tax purposes amount to approximately $136.2 million and expire through year 2018. Of the total net operating loss carry forward, the future utilization of approximately $14,842,000 will be subject to an annual limitation prescribed by the tax law as a result of a change in the ownership of the Company which occurred in 1998. In addition,

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $66,900,000 of net operating losses may be limited due to the 2001 Private Placement. In addition, the Company has net operating loss carryforwards for Canada of approximately $24,000,000, which expire through year 2008.

(9)	Accrued Expenses and Detail of Balance Sheet Accounts

(a)	Accrued Payroll and Other Accrued Expenses

      Accrued payroll and other accrued expenses consist of the following at December 31 (in thousands):

	2002	2003

Accrued payroll and related expenses	$1,571	$1,284
Due to subcontractors	194	612
Accrued professional fees	377	209
Restructuring accrual	144	26
Other accrued expenses	290	136

	$2,576	$2,267

      Accrued payroll and related expenses at December 31, 2002 and December 31, 2003 included accruals of $367,606 and $352,173, respectively, related to a severance agreement with James Daleen, Chairman of the Board of Directors and former President and Chief Executive Officer.

      Amounts due to subcontractors at December 31, 2003 included $25,000 payable to Danet and $389,732 payable to Intesacol.

(b)	Detail of Balance Sheet Accounts

      The decrease in other assets includes a $500,000 write-off of the Company’s investment in BizProLink (See Note 13), a $300,000 write-off of prepaid license fees for a third-party software vendor because the contract expired and the products were no longer available to be sublicensed to customers. The decrease in other current assets includes $500,000 in insurance costs that were financed in 2003 instead of prepaid, as in 2002.

(10)	Commitments

(a)	Leases

      The Company signed a lease agreement renewal in Boca Raton, FL in January 2004, which is effective March 1, 2004. This operating lease expires on February 28, 2009. The Company also has agreements to lease office facilities in Atlanta Georgia, Chesterfield, Missouri, Town and Country, Missouri and Toronto, Ontario, Canada. These leases expire on various dates through November 2004. The facilities in Atlanta were closed during 2001. These leases were bought out or terminated or the space is currently being sublet. See Note 4 on restructuring activities.

      The Abiliti Acquisition included certain computer hardware and furniture and equipment that are under capital leases, which expire on various dates in 2004. The gross amount of the leased equipment and related accumulated amortization recorded under capital leases as of December 31, 2003 are as follows (in thousands):

Furniture and Equipment	$141
Less accumulated amortization	(119)

$22

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum lease payments under non cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2003 are as follows (in thousands):

Year Ending December 31:	Capital Leases	Operating Leases

2004	$27	$1,011
2005	—	265
2006	—	271
2007	—	278
2008 and thereafter	—	266

Total minimum lease payments	27	2,139

Less amount representing interest	1

Present value of minimum capital lease payments	$26
Less current installment of obligations under capital lease payments	26

Obligation under capital leases, excluding current installment	$0

      The Company subleases office space in Toronto and in Atlanta. The amounts of minimum operating lease payments reflected in the above table are offset by future minimum rental receipts from sublessees of $180,921 in 2004.

      The Company is currently reviewing its options regarding the Missouri offices and expects to decrease the square footage occupied, however nothing has been finalized.

      Total rent expense for operating leases was $3,611,288, $901,918, and $1,708,090 for the years ended December 31, 2001, 2002 and 2003, respectively. The expense for year 2001, 2002 and 2003 was offset by $137,606, $268,154 and $356,029 of sublease income. In addition to rent payments, the Company paid $1,646,354 for lease termination agreements in Atlanta, Toronto and Boca Raton, which was included in restructuring charges for the year ended December 31, 2001. See note 4.

(b)	Contribution Plans

      Daleen Technologies, Inc. 401(k) Profit Sharing Plan (“the Plan”) covers substantially all of its U.S. employees. In 2000, 2001, and through July 12, 2002 the Company matched 35% of the employees’ contribution, up to a maximum of 8 percent deferral made by the employees. The Company match was terminated on July 13, 2002. The Plan allows for discretionary contributions from the Company. The total expense associated with the Plan for 2001 and 2002 was $185,507 and $75,423 respectively. In February 2003 the Company made a discretionary contribution to employees by matching their contributions made from July 13, 2002 to December 31, 2002. The amount of $17,354 was paid out of the Company’s forfeiture accounts under the Plan.

      In 2000, Daleen Canada established a Group Retirement Plan (the “Daleen Canada Plan”). The Daleen Canada Plan consisted of a Deferred Profit Sharing Plan (DPSP) and a Group Registered Retirement Savings Plan (RRSP). The Daleen Canada Plan covered substantially all of its Canadian employees. The Plan contributed to the DPSP $0.35 for each $1.00 of employee contribution to the RRSP, to a maximum of 2.8% of total earnings subject to maximum limits set by the Income Tax Act. The total expense for this plan was $28,854 in the year 2001. The Daleen Canada Plan is currently

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

inactive due to the implementation of the April Restructuring and termination of all of the Canadian employees.

(c)	Employment Agreements

      The Company has an employment agreement with specified employment terms with one executive that provides for an annual base salary which may be increased at the discretion of the Company’s Board of Directors or compensation committee and periodic stock option grants subject to the approval by the compensation committee of the Company’s Board of Directors. He will be eligible to receive a bonus for meeting certain goals and will be eligible to receive compensation under a long term incentive plan subject to the approval of the Company’s Board of Directors or compensation committee. The term of the agreement is three years with automatic one year extensions unless 90 day written notice is given and provides for an annual base salary of $350,000. This agreement provides for severance payments of up to two years base salary.

      The Company also has agreements with other executive officers and senior management employees, which provide for severance payments of up to one year base salary and they also have bonus provisions included.

(d)	Letters of Credit

      In October 2003, the Company entered into a letter of credit in the amount of $531,000 to collateralize insurance premiums due from November 2003 through August 2004. Beginning in February 2004, the letter of credit will be reduced $53,000 per month.

      In January 2004, the Company entered into a letter of credit in the amount of $52,000 to partially collateralize the lease commitments the Company has under the Boca Raton corporate lease that was signed in January 2004. Beginning one year after the commencement date of the lease the letter of credit will be reduced 20% per year.

      In 2001, the Company entered into a letter of credit in the amount of $30,000 to collateralize any balances on corporate cards from employees that are not made by employees in a timely manner. The letter of credit will be in existence for as long as the Company keeps the corporate card program.

(11)	Stockholders’ Equity

(a)	Stock Options

      The Company has eight stock option plans: the 1994 Employee Non-Qualified Stock Option Plan (“the 1994 Plan”), the 1995 Qualified Employee Incentive Stock Option Plan (“the 1995 Plan”), the 1996 Employee Non-Qualified Stock Option Plan (“the 1996 Plan”), the 1997 Employee Incentive Stock Option Plan (“the 1997 Plan”), the 1998 Non-Qualified Employee Stock Option Plan (“the 1998 Plan”), the 1998 Qualified Employee Incentive Stock Option Plan (“the 1998 ISO Plan”), the Amended and Restated 1999 Stock Incentive Plan (“the 1999 Plan”) and the 2001 Broad-Based Stock Incentive Plan (“the 2001 Plan”). Each Plan provides that the exercise price of the options granted will be issued at no

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

less than the fair market value of the underlying common stock at the date of grant. A summary of the Company’s active stock option plans are presented below:

	Shares
	Authorized
	for Issuance		Contractual Life of
	Under Plan	Vesting Period	Options

1998 ISO Plan*	7,100	25% each year for first four years from grant	5 years from grant
1999 Plan	13,466,944	Discretion of the Board of Directors	10 years from grant
2001 Plan	2,000,000	Discretion of the Board of Directors	10 years from grant

*	The Company is no longer authorized to grant awards under this Plan.

      The 1999 Plan authorizes the Company to automatically adjust the number of shares of common stock available for issuance on the first day of each fiscal year beginning in 2000, up to an annual increase of 5,000,000 shares subject to a maximum of 20% of the fully-diluted shares outstanding at the time. The number of shares authorized under the 1999 Plan was increased to 18,466,944 shares on January 1, 2004.

      The options issued in 2001 under the 2001 Plan have a vesting period of two years from grant. The options issued in 2002 under the 2001 Plan have a vesting period of four years from grant.

      A summary of the status of the Company’s stock option plans, as of December 31, 2001, 2002 and 2003, and changes during the years then ended, is presented below:

	2001		2002		2003

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	5,420,963	$11.75	5,740,532	$5.33	3,092,743	$4.82
Granted	4,196,851	0.96	162,500	0.19	1,500,000	0.11
Exercised	(94,827)	0.23	—	—	—	—
Forfeited	(3,782,455)	9.94	(2,810,289)	5.53	(478,966)	3.65

Outstanding at end of year	5,740,532	5.33	3,092,743	4.82	4,113,777	3.24

Options exercisable at end of year	1,730,079	$8.24	1,556,270	$6.29	2,025,758	$5.74

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information about stock options outstanding and exercisable at December 31, 2003:

	Options Outstanding
				Option Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$.09	1,250,000	9.30	$.09	—	$—
$.11-.22	287,500	9.43	.21	9.375	.14
$.30-.35	532,500	7.87	.35	260,000	.35
$.38-$.85	235,025	7.41	.80	159,939	.81
$.86 to .88	826,625	7.54	.88	825,125	.88
$1.03-$9.44	502,418	6.74	5.29	333,042	5.94
$10.38-$21.38	444,459	6.08	19.00	407,778	19.33
$21.88-$32.00	33,250	6.08	25.62	28,499	25.94
$38.81	1,000	5.88	38.81	1,000	38.81
$52.69	1,000	5.90	52.69	1,000	52.69

	4,113,777	7.98	$3.24	2,025,758	$5.74

      In June 2000, the Company granted stock options to a marketing executive under the 1999 Plan at an exercise price less than the fair market value of the underlying common stock of the Company at the date of grant. These grants resulted in the recognition of compensation expense of $586,000 over their one-year vesting period, which began in July 2000. Approximately $293,000 was recorded as sales and marketing expense for the year ended December 31, 2001.

      In 2003, the Company granted stock options to each member of the Board of Directors under the 1999 Plan at an exercise price at the fair market value of the underlying common stock of the Company on the date of grant. The total number of stock options granted was 1,500,000 shares and they have a vesting period of 33% each year starting one year from date of grant.

(12)	Business and Credit Concentrations

      For the year ended December 31, 2001, 27% of the Company’s total revenue was attributed to two customers. Sales to two customers accounted for 15% and 12%. For the year ended December 31, 2002, 14% of the Company’s total revenue was attributed to one customer. For the year ended December 31, 2003 64.7% of the Company’s total revenue was attributed to three customers. Sales to three customers accounted for 38.7%, 15.1%, and 10.9%. For the three-year period ended December 31, 2003, all of the Company’s sales were to customers in or related to the telecommunications industry.

      There were accounts receivable from four customers and three customers at December 31, 2002 and 2003 respectively, each of which exceeded 10% of total accounts receivable and aggregated approximately $4,566,262 and $311,272 respectively. See unaudited proforma business concentration risk in Note 3 for 2002.

(13)	Related Party Transactions

      Science Applications International Corporation (“SAIC”) through its subsidiary SAIC Venture Capital Corporation is a significant stockholder of the Company. Revenue related to SAIC for the years ended December 31, 2003, 2002 and 2001 was $66,800, $101,800, and $36,893, respectively. SAIC owns

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

48.84% of the voting stock of Danet, Inc. (“Danet”), 100 percent of the voting stock of Telcordia Technologies, Inc. (“Telcordia”) and 60% of the voting stock of Intesacol. Danet is a customer and a distributor of the Company’s products. Revenue related to Danet for each of the years in the three year period ended was less than one percent. The Company paid Danet, in its capacity as a subcontractor for assistance with product development services $283,000, $0 and $249,018 for the years ended December 31, 2003, 2002, and 2001 respectively. The Company has a strategic alliance relationship and an OEM Agreement with Telcordia. Revenue related to Telcordia for the years ended December 31, 2003, 2002 and 2001 was $3,590, $665,150, and $219,315. Intesacol became a subcontractor of the Company to perform services under the ETB Contract. In the year ended December 31, 2003, the Company paid $213,300 to Intesacol for professional services.

      The chairman of our board of directors, James Daleen, is the chief financial officer of Affinity Express, Inc. (“Affinity”). The Company derived $18,000 of revenue in 2003 pursuant to a services agreement between Affinity and the Company.

      In January 2001, the Company loaned $1,237,823 to its then Chairman, President and Chief Executive Officer and his limited partnership (collectively “the Makers”) to repay a margin loan which had been called when the market price of the Company’s common stock dropped below $5.00 per share. The business purpose of this loan was to avoid the sale of a significant number of shares of common stock on the open market and to insure that Mr. Daleen continued to own a significant equity interest in the Company. The loan bore interest at a rate of 8.75% per annum. The principal was payable in full January 31, 2006 with interest payable annually on January 31 of each year. The loan was secured by 901,945 shares of the Company’s common stock, and was non-recourse to the Makers except to the extent of 901,945 shares of the Company’s common stock held as the collateral. On January 31, 2002, an interest payment of $119,871 was due and payable. The interest payment was not made and as a result the loan was in default. Pursuant to the terms of the loan, the Company gave notice of default. On September 11, 2002, the makers surrendered the Company’s common stock held as collateral for the loan to the Company and the loan was deemed satisfied. The stock was recorded as treasury stock at a value of $135,292 or $0.15 per share (the closing price per share on The Nasdaq SmallCap Market on September 11, 2002). As a result of the loan being non-recourse, the Company had previously recorded a reserve for the difference between the face value of the loan plus accrued interest and the fair market value of the underlying collateral at the end of each period. The loan was written off in 2002.

      The Company has made loans to several executive officers who are no longer employed with the Company and other employees for purposes of providing funds primarily for the payment of tax obligations resulting from the exercise of options to purchase the Company’s common stock. The loans bear interest at a rate of 8.75% per annum. All principal and accrued interest payable under the notes were due not later than five years from their issue date. The loans are full recourse. Additionally, each borrower has pledged the common stock issued upon exercise of his options as security for the loan. As of December 31, 2002 and 2003, the balance on these loans was approximately $77,000, and $0. During 2002, one of the original loans was paid in its entirety; two of the loans were partially paid, the collateralized stock surrendered, and the remainder written off. The stock was recorded as treasury stock at various values depending on the price per share on the surrender date. All loans were deemed satisfied.

      The Company also had loans to executive officers who are no longer employed with the Company for purposes of providing funds for the exercise of vested, non-qualified stock options. The loans bore interest at a rate of 8.75% per annum. These loans were full recourse against the borrower. In addition, each officer pledged the stock issued upon exercise of the non-qualified option as security for his respective loan. As of December 31, 2002, and 2003, the aggregate outstanding balance on these loans was approximately $241,000 and $0 respectively. During 2002, two of these loans were partially paid, the collateralized stock

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

surrendered and the balance written off. The stock was recorded as treasury stock at various values depending on the price per share on the surrender date.

      Total bad debt expense related to the write-off of notes receivable for the years ended December 31, 2001, 2002 and 2003 was $0, $458,426 and $0, respectively.

      BizProLink.Com, Inc. (“BizProLink”), a nonpublic entity, is a customer of the Company. BizProLink purchased a software license from the Company. Revenue recognized related to BizProLink during the years ended December 31, 2001, 2002, and 2003 amounted to $422,300, $0, and $20,200, respectively. In November 2000, the Company made an investment in BizProLink for $1,500,000. During 2003, management performed assessments of the value of the investment based on information it obtained from BizProLink. During June 2003, Daleen was unable to obtain the information it requested. During the second quarter of 2003, the stock of BizProLink was sold to another company. The new company had no revenue, had very little cash and did not appear to be a viable entity. The stock that Daleen received in the transaction appeared to have no value. The Company determined that the $500,000 investment was impaired, and the investment was written off during the year ended December 31, 2003.

(14)	Sale of Subsidiary

      On June 24, 2002, the Company sold all of its common and preferred stock in PartnerCommunity, a majority owned subsidiary, in exchange for net cash proceeds of approximately $69,000; a promissory note for $200,000 payable in 30 months which bears interest at a rate of 8% per year payable annually; and five year warrants to purchase 1,200,000 shares of PartnerCommunity preferred stock at a price of $0.10 per share. The estimated fair value of the warrants of $165,700 was recorded as another asset in the accompanying balance sheet. The fair value of the warrants was calculated using the Black-Scholes model. The investment in PartnerCommunity was evaluated for impairment and no write-down was necessary for the year ended December 31, 2002. The Company recorded a gain on sale of the subsidiary of approximately $391,000 in the year ended December 31, 2002.

      The Company placed a 100% reserve against the note receivable due to the long-term nature of the note and the uncertainty of collectibility. As cash is received, the Company will record an additional gain on the transaction.

(15)	Quarterly Financial Information (unaudited)

Supplementary Financial Information-Reg SK229.302

	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended

	March 31,	March 31,	June 30,	June 30,	September 30,	September 30,	December 31,	December 31,
	2003	2002	2003	2002	2003	2002	2003	2002

	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Net Sales	$4,069	$1,900	$4,213	$2,043	$4,924	$1,246	$4,951	$1,283

Gross profit	2,699	861	2,939	1,372	3,467	808	3,224	768

Operating loss	(1,496)	(2,949)	(1,511)	(2,760)	(396)	(1,787)	(431)	(2,941)

Net loss applicable to common stockholders	$(1,418)	$(2,802)	$(1,412)	$(2,251)	$(371)	$(1,745)	$(409)	$(3,006)

Net loss per share-basic and diluted	$(0.03)	$(0.13)	$(0.03)	$(0.10)	$(0.01)	$(0.07)	$(0.01)	$(0.11)

Note:	These numbers do not agree to the years ended December 31, 2003 and 2002 due to foreign currency adjustment

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The results of operations in the three months ended December 31, 2002 include the Abiliti Acquisition on December 20, 2002 through December 31, 2002. In the three months ended December 31, 2003, the results of operations include the entire three months.

      In the three months ended December 31, 2002, the Company recorded a severance expense of $696,500 related to James Daleen’s termination of employment in connection with the Abiliti Acquisition of Abiliti. In December 2002, $328,900 of that amount was paid. The remainder will be paid over twenty-four months beginning January 1, 2004.

      In the three months ended December 31, 2002, the Company recorded bad debt expense of $220,000 related to an accounts receivable that was deemed to be uncollectible. In the three months ended December 31, 2003 there was a recovery of bad debt expense in the amount of $72,000.

(16)	Legal Proceedings

Settlement of Lawsuit

      On June 6, 2001, the Company settled a lawsuit against Mohammad Aamir, 1303949 Ontario Inc. and the Vengrowth Investment Fund Inc. (collectively, the “Defendants”). In connection with the settlement, on June 8, 2001, the Company granted to the Defendants warrants to purchase an aggregate of 750,000 shares of the Company’s common stock with an exercise price of $1.134 per share. The warrants are exercisable for a period of two years. The issuance of the warrants resulted in the recognition of non-cash expense of approximately $495,000 in the year ended December 31, 2001, and represents the fair value of such warrants. The Company also executed a license to an affiliate of certain of the Defendants for a version of one of the Company’s software products as part of the settlement. The Defendants also released the Company from any claims they may have had against the Company.

Fazari v. Daleen Technologies, Inc.

      On December 5, 2001, a class action complaint was filed in the United States District Court for the Southern District of New York. On April 22, 2002 an amended complaint was filed by two plaintiffs purportedly on behalf of persons purchasing the Company’s common stock between September 20, 1999 and December 6, 2000. The complaint is styled as Angelo Fazari, on behalf of himself and all others similarly situated, vs. Daleen Technologies, Inc., BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC, Salomon Smith Barney Inc., James Daleen, David B. Corey and Richard A. Schell. The individual defendants, Messrs. Corey, Schell and Daleen, have entered into tolling agreements with the plaintiffs resulting in their dismissal from the case without prejudice. The remaining defendants include us and certain of the underwriters from the Company’s initial public offering (“IPO”). More than 300 similar class action lawsuits filed in the Southern District of New York against numerous companies and their underwriters have been consolidated for pretrial purposes before one judge under the caption “In re Initial Public Offering Securities Litigation.”

      The complaint includes allegations of violations of (i) Section 11 of the Securities Act of 1933 by all named defendants, (ii) Section 15 of the Securities Act of 1933 by the individual defendants and (iii) Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by the underwriter defendants. Specifically, the plaintiffs allege in the complaint that, in connection with the IPO, the defendants failed to disclose “excessive commissions” purportedly solicited by and paid to the underwriter defendants in exchange for allocating shares of the Company’s common stock in the IPO to the underwriter defendants’ preferred customers. Plaintiffs further allege that the underwriter defendants had agreements with preferred customers tying the allocation of shares sold in the IPO to the preferred customers’ agreements to make additional aftermarket purchases at pre-determined prices. Plaintiffs further allege that the underwriters used their analysts to issue favorable reports about the Company to

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

further inflate the Company’s share price following the IPO. Plaintiffs claim that the defendants knew or should have known of the underwriters’ actions and that the failure to disclose these alleged arrangements rendered the prospectus included in the Company’s registration statement on Form S-1 filed with the SEC in September 1999 materially false and misleading. Plaintiffs seek unspecified damages and other relief.

      In June 2003, the Company approved the terms of a proposed settlement involving the plaintiffs, the insurance companies and numerous issuers, including the Company and the individual defendants, that includes a waiver by the insurance companies of any retention amounts under the policies. Court approval of the settlement is required. Under the terms of the proposed settlement, there would be no liability to be recorded by the Company other than legal fees incurred in the initial defense of the action, which are immaterial. There is no assurance that a settlement with the plaintiffs will be finalized. In the event that the settlement is not finalized and approved by the court, the Company intends to defend vigorously against the plaintiffs’ claims. The Company believes that it is entitled to indemnification by the underwriters under the terms of the underwriting agreements. The Company has notified the underwriters of the action, but the underwriters have not yet agreed to indemnify the Company. The lead underwriter, BancBoston Robertson Stephens Inc., has ceased doing business and there is no assurance it will have the financial resources to provide indemnification. Currently the amount of a loss, if any, cannot be determined and, accordingly no amounts have been recorded by the Company in the accompanying consolidated financial statements with respect to this litigation.

Abiliti-Related Litigation

      On August 1, 2003, a First Amended Petition, styled as James E. Kientzy and David K. Wilson vs. Abiliti Solutions, Inc., a corporation, and Daleen Technologies, Inc., a corporation, and Daleen Solutions, Inc., a corporation and wholly-owned subsidiary of Daleen, was filed in the Circuit Court of the County of St. Louis, State of Missouri. The First Amended Petition added Daleen Technologies and Daleen Solutions as defendants in the named action. The First Amended Petition contains certain allegations against Abiliti related to the non-payment of certain promissory notes in the aggregate principal amount of $1.2 million. The promissory notes that are the subject of the First Amended Petition are liabilities that were retained by Abiliti pursuant to the terms of the Abiliti Acquisition. The plaintiffs allege that the purchase of substantially all of the assets and certain liabilities of Abiliti constituted a de facto merger and, as a result, Daleen Technologies and its indirect wholly owned subsidiary, Daleen Solutions, are responsible for payment of the promissory notes and indemnification of the plaintiffs in connection with Abiliti’s counterclaim against the plaintiffs. The First Amended Petition also seeks to set aside the transfer of Abiliti assets as a fraudulent transfer. In December 2003, the court granted summary judgment to the plaintiffs against Abiliti n/k/a Albacore Holdings, Inc. (“Albacore”) on the promissory notes awarding a judgment in the amount of $1,796,938.14. However, the judgment provides that it is not subject to execution until such time as the senior debt (certain promissory notes and series B preferred stock) is paid in full. Albacore currently has insufficient assets and no operating income with which to pay the senior debt. The trial on the remaining claims in this matter has been set for July 2004. Daleen Solutions and Daleen Technologies believe that they are entitled to indemnification by Albacore pursuant to the terms of the purchase agreement relating to the Abiliti Acquisition. The Company has provided notice to Albacore of the action and Albacore has assumed the defense of the First Amended Petition on the Company’s behalf. However, there can be no assurance that Albacore will have the financial resources to defend and/or settle the claims, pay any judgment ultimately obtained by plaintiffs, or continue to provide indemnification in connection with this matter. Due to the early stage of the proceeding, a loss and its effect on the Company, if any, cannot be determined and, accordingly, no amounts have been recorded in the accompanying consolidated financial statements with respect to this litigation. All or a portion of the Escrowed Shares described in note 3 may be retained by the Company in the event it is required to fund any of its own defense costs or costs related to a settlement or judgment in this matter.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On October 14, 2003, the Company, Daleen Solutions and Albacore filed a declaratory judgment action against Houlihan Lokey Howard & Zukin Capital, Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan”) seeking a declaration that they are not liable to Houlihan for fees under an engagement letter between Abiliti Solutions, Inc. and Houlihan (a liability Daleen assumed in the acquisition of Abiliti). Houlihan filed a counterclaim for fees in excess of $800,000. The parties have agreed in principal to settle the action and counterclaim and are preparing the settlement documents. The Company expects to pay Houlihan approximately $55,000. The purchase price allocation of the Abiliti Acquisition described in note 3 may be adjusted if the settlement is consummated.

      On December 24, 2003, Daleen Solutions filed a collection action against Data Integration Systems, Inc. (“DIS”) seeking payment of license fees, services fees and equipment in the amount of $694,600 (which includes DIS’ obligation to make future payments under the contract). On January 30, 2004, DIS filed a cross-complaint against Daleen Solutions alleging damages of $1,500,000. Due to the early stage of the proceeding, a loss and its effect on the Company, if any, cannot be determined with respect to this litigation.

General litigation

      On August 5, 2003, the Company reached a settlement in satisfaction of an outstanding obligation with a customer under a software license agreement. Under the terms of the settlement, this customer satisfied their obligations by agreeing to make payments in cash of $365,000 plus interest. The Company received $250,000 on August 20, 2003, and $57,500 plus interest on November 5, 2003 and received $57,500 plus interest in February 2004. In accordance with SOP 97-2, the revenue related to the contractual agreement with this customer is recognized on a cash basis. Therefore, the Company recorded $307,500 as license revenue in the year ended December 31, 2003.

      The Company is involved in other lawsuits and claims incidental to its ordinary course of business. Management does not believe the outcome of any of these other activities would have a material adverse effect on the Company’s financial position or results of operations.

(17)	New Accounting Pronouncements

      In July 2002, the FASB issued a Statement of Financial Accounting Standards No. 146, “Accounting for Exit or Dismissal Activities” (“SFAS No. 146”). SFAS No. 146 is effective for disposal activities initiated by the Company after December 31, 2002. The Company has not initiated any exit or dismissal activities in 2003 and therefore the adoption of SFAS No. 146 did not have an impact on the Company’s consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 provides additional guidance on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. As an element of standard commercial terms in the Company’s standard sales contracts, the Company often includes an indemnification clause that indemnifies the customer against liability and damages arising from any claims of patent, copyright, or other proprietary rights of any third party. Due to the nature of the indemnification provided to its customers, the Company cannot estimate the fair value, nor determine the total nominal amount of the indemnification. The Company evaluates estimated losses for such indemnifications under SFAS No. 5, “Accounting for Contingencies,” as interpreted by FIN 45, considering such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, the Company has not encountered any costs as a result of such obligations and has not accrued any liabilities related to such indemnifications in its unaudited consolidated financial statements.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In December 2003, the FASB issued Interpretation No. 46 (“FIN 46R”) (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (“ARB 51”), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46 (FIN 46), which was issued in January 2003. Before concluding that it is appropriate to apply ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (VIE). As of the effective date of FIN 46R, an enterprise must evaluate its involvement with all entities or legal structures created before February 1, 2003, to determine whether consolidation requirements of FIN 46R apply to those entities. There is no grandfathering of existing entities. Public companies must apply either FIN 46 or FIN 46R immediately to entities created after January 31, 2003 and no later than the end of the first reporting period that ends after March 15, 2004. The adoption of FIN 46 did not have an impact on the Company’s consolidated financial position and results of operations.

      In October 2003, the Emerging Issues Task Force (“EITF”) reached a consensus on its tentative conclusions for EITF 03-05, “Applicability of SOP 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software” (“EITF 03-05”). EITF 03-05 discusses that software deliverables are within the scope of SOP 97-2 as are non-software deliverables. The Company is required to adopt this consensus for fiscal periods beginning after August 2003. The Company believes the adoption of EITF 03-05 will not have an impact on the Company’s consolidated financial statements.

(18)	Subsequent Events

(a)	Operating Loan

      In February 2004, the Company closed the Operating Loan with SVB and guaranteed by EXIM Bank. The term of the Operating Loan is fifteen months. Total funding under the Operating Loan is $2,700,000. The Company can borrow against the Operating Loan based on estimated funding dates and may have outstanding borrowings at any given time up to $2,000,000. The proceeds of the Operating Loan will be used for operating costs associated with the ETB Contract. We have borrowed $1,732,000 against this loan as of March 1, 2004. Interest accrues at the rate of prime plus 2% (minimum 4%) per annum. SVB will have a first priority security interest in all of our assets until the Operating Loan is paid in full. The Operating Loan contains customary representations and warranties and covenants including maintaining a tangible net worth requirement of $4,000,000. The Company is currently in compliance with all covenants under the Operating Loan. The Company intends to repay the Operating Loan solely from revenues received from the ETB Contract.

(b)	Reverse Split

      The Company filed a preliminary proxy statement on January 28, 2004 in connection with the Reverse Split. If implemented, the Reverse Split would enable the Company to terminate the Company’s obligations to file annual, periodic reports and other filings with the SEC. If the Reverse Split is implemented, stockholders holding fractional shares of common stock after the Reverse Split would receive a cash payment equal to $.30 per pre-split share of common stock in lieu of the issuance of fractional shares. Stockholders holding less than 500 shares of common stock before the Reverse Split would be cashed out and would have no further equity interest in the Company. With respect to shares of common stock held in brokerage accounts, the Company intends to look through the stockholders of record to the beneficial owners of such shares for purposes of determining whether or not the Reverse Split results in such beneficial owners holding fractional shares on common stock. Payment also would be made to such beneficial owners in lieu of the issuance of any such fractional shares. The total estimated consideration (excluding fees and expenses) that would be paid as a result of the Reverse Split is expected to be

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $225,000 and would be paid out of working capital or from the possible Bridge Loan. The Board of Directors has retained the discretion to determine whether or not to implement the Reverse Split even after receipt of the requisite stockholder approval.

(c)	Bridge Loan

      The Company is exploring the possibility of entering into the Bridge Loan with certain of the current holders of the Series F preferred stock. Discussions regarding the possible Bridge Loan are in the initial stages. It is unclear at this time whether such a transaction will be consummated and the timing is unknown.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS
For Each of the Years in the Three Year Period
Ended December 31, 2003

	Balance at			Partner		Balance at
	Beginning of		Daleen Solutions	Community		End of
	Year	Charges(a)	Acquisitions(b)	Sale(c)	Deductions(d)	Year

Description:
Reserves and allowances deducted from asset accounts
2001
Allowance for doubtful accounts	$4,600,000	1,675,000	—	—	(2,486,346)	3,788,654
Valuation allowance for deferred taxes	34,438,000	33,449,000	—	—	—	67,887,000
Reserve for notes receivable	—	1,188,102	—	—	—	1,188,102

Total	$39,038,000	36,312,102	—	—	(2,486,346)	72,863,756

Description:
Reserves and allowances deducted from asset accounts
2002
Allowance for doubtful accounts	$3,788,654	270,000	348,956	—	(431,893)	3,975,717
Valuation allowance for deferred taxes	67,887,000	2,317,000	—	—	—	70,204,000
Reserve for notes receivable	1,188,102	343,516	—	200,000	(1,531,618)	200,000

Total	$72,863,756	2,930,516	348,956	200,000	(1,963,511)	74,379,717

Description:
Reserves and allowances deducted from asset accounts
2003
Allowance for doubtful accounts	$3,975,717	20,000	—	—	(3,109,028)	886,689
Valuation allowance for deferred taxes	70,204,000	5,283,000	—	—	—	75,487,000
Reserve for notes receivable	200,000	—	—	—	—	200,000

Total	$74,379,717	5,303,000	—	—	(3,109,028)	76,573,689

(a)	Charges to the account represent increase in reserve levels and establishment of specific reserves charged to expense.
(b)	Amount acquired in Abiliti Acquisition
(c)	Amount of reserve placed on note receivable related to the sale of PartnerCommunity
(d)	Deductions to the reserve account represent write-offs net of recoveries which occurred during the year.

APPENDIX E

QUARTERLY REPORT OF DALEEN TECHNOLOGIES, INC.

ON FORM 10-Q FOR ITS FISCAL QUARTER ENDED JUNE 30, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2004

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number: 0-27491

Daleen Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	65-0944514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

902 Clint Moore Road, Suite 230 Boca Raton, Florida (Address of principal executive offices)	33487 (Zip Code)

Registrant’s Telephone Number, Including Area Code:

(561) 999-8000

      Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

      Indicate by check mark whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).     Yes ☐          No ☑

      As of July 31, 2004, the Registrant had outstanding 46,911,152 shares of common stock.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

FORM 10-Q

QUARTER ENDED JUNE 30, 2004

2

PART I

FINANCIAL INFORMATION

Item 1.	Financial Statements.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2003	2004

	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,497	$1,400
Restricted cash	561	347
Accounts receivable, less allowance for doubtful accounts of $887 at December 31, 2003 and $877 at June 30, 2004	610	996
Notes receivable	—	999
Costs in excess of billings	2,032	2,454
Unbilled revenue	392	844
Other current assets	487	376

Total current assets	6,579	7,416
Property and equipment, net	931	697
Goodwill	5,086	5,086
Other assets	430	310

Total assets	$13,026	$13,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$148	$400
Accrued payroll and other accrued expenses	2,267	4,175
Operating loan	—	657
Related party bridge loan	—	2,210
Billings in excess of costs	97	150
Deferred revenue	372	528
Other current liabilities	42	64

Total current liabilities	2,926	8,184
Other long term liabilities	5	—

Total liabilities	2,931	8,184
Stockholders’ equity:
Series F convertible Preferred Stock $.01 par value; 588,312 shares authorized; 453,322 and 449,237 issued and outstanding at December 31, 2003 and June 30, 2004, respectively ($110.94 per share liquidation value equal to $50,291,543 and $49,838,353 at December 31, 2003 and June 30, 2004, respectively)	27,112	26,659
Common stock — $.01 par value; 200,000,000 shares authorized; 47,449,127 shares issued and 46,429,163 outstanding at December 31, 2003 and 47,949,336 shares issued and 46,911,152 outstanding at June 30, 2004	475	480
Additional paid-in capital	197,187	197,636
Accumulated deficit	(214,528)	(219,298)
Treasury stock at cost; 1,019,964 shares at December 31, 2003 and 1,038,184 at June 30, 2004	(151)	(152)

Total stockholders’ equity	10,095	5,325

Total liabilities and stockholders’ equity	$13,026	$13,509

See accompanying notes to condensed unaudited consolidated financial statements.

3

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2004	2003	2004

	(In thousands, except per share data)
Revenue:
Professional services and other	$3,982	$3,150	$7,809	$6,816
License fees	231	670	475	1,257

Total revenue	4,213	3,820	8,284	8,073

Cost of revenue:
Professional services and other	1,109	1,344	2,165	2,928
License fees	165	—	468	—

Total cost of revenue	1,274	1,344	2,633	2,928

Gross margin	2,939	2,476	5,651	5,145

Operating expenses:
Sales and marketing	831	825	1,732	1,559
Research and development	1,602	1,455	3,284	3,107
General and administrative	1,517	1,630	3,129	3,069
Proposed transaction costs	—	2,005	—	2,189
Impairment of long lived assets	500	—	500	—

Total operating expenses	4,450	5,915	8,645	9,924

Operating loss	(1,511)	(3,439)	(2,994)	(4,779)
Other Income (expense):
Interest income and interest expense, net	99	(28)	163	9

Total other income (expense), net	99	(28)	163	9

Net loss applicable to common stockholders	$(1,412)	$(3,467)	$(2,831)	$(4,770)

Net loss applicable to common stockholders per share — basic and diluted	$(0.03)	$(0.07)	$(0.06)	$(0.10)

Weighted average shares outstanding — basic and diluted	45,829	46,923	45,829	46,891

See accompanying notes to condensed unaudited consolidated financial statements.

4

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended

	June 30,	June 30,
	2003	2004

	(In thousands)
Cash flows from operating activities:
Net loss	$(2,831)	$(4,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,311	1,307
Loss on disposal of property and equipment	14	21
Bad debt expense	96	27
Impairment of long lived assets	500	—
Interest income on stockholders’ notes receivable	(2)	—
Changes in assets and liabilities
Restricted cash	—	214
Accounts receivable	589	(380)
Costs in excess of billings	(380)	(422)
Unbilled revenue	(126)	(452)
Other current assets	(583)	(799)
Other assets	(4)	47
Accounts payable	60	253
Accrued payroll and other accrued expenses	(387)	1,911
Billings in excess of costs	(142)	53
Deferred revenue	(407)	160
Other current liabilities	(44)	(10)
Other liabilities	—	54

Net cash used in operating activities	(1,336)	(2,786)

Cash flows (used in) provided by financing activities:
Payment of capital lease	(110)	(26)
Proceeds from operating loan	—	657
Proceeds from bridge loan	—	2,210

Net cash (used in) provided by financing activities	(110)	2,841

Cash flows used in investing activities:
Issuance of notes receivable	—	(999)
Repayment of stockholder’s notes receivable	30	8
Payments related to the Abiliti acquisition	(262)	—
Capital expenditures	(205)	(154)

Net cash used in investing activities	(437)	(1,145)

Effect of exchange rates on cash and cash equivalents	(24)	(7)
Net decrease in cash and cash equivalents	(1,907)	(1,097)
Cash and cash equivalents — beginning of period	6,589	2,497

Cash and cash equivalents — end of period	$4,682	$1,400

See accompanying notes to condensed unaudited consolidated financial statements.

5

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004

(1)	Basis of Presentation

      The accompanying condensed unaudited consolidated financial statements for Daleen Technologies, Inc. and subsidiaries (collectively referred to as “Daleen” or the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, these financial statements do not include all of the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the periods presented have been included. The condensed unaudited consolidated balance sheet at December 31, 2003 has been derived from the Company’s audited consolidated financial statements at that date. These condensed unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2003, included in the Company’s annual report on Form 10-K as of and for the year ended December 31, 2003, filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2004.

      The results of operations for the three or six months ended June 30, 2004 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year.

(2)	Principles of Consolidation and Reclassifications

      The accompanying financial statements include the accounts and operations of Daleen Technologies, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(3)	Basic and Diluted Net Loss Per Share

      Basic and diluted net loss per share was computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding for each period presented. Common stock equivalents were not considered since their effect would be antidilutive. Common stock equivalents amounted to 55,931,354 and 56,171,248 shares for the three and six months ended June 30, 2004, respectively. Common stock equivalents were 56,262,532 shares and 56,179,467 shares for the three and six months ended June 30, 2003, respectively.

(4)	Liquidity

      The Company incurred a net loss of approximately $4.8 million for the six months ended June 30, 2004 and had an accumulated deficit of $219.3 million at June 30, 2004. Cash and cash equivalents and restricted cash at June 30, 2004 were $1.7 million. Cash used in operations for the six months ended June 30, 2004 was $2.8 million. The Company continued to provide outsourcing services to Allegiance Telecom Company Worldwide (“Allegiance”) pursuant to an agreement expiring on December 31, 2004. Allegiance assigned the agreement to XO Communications, Inc. (“XO”) on July 23, 2004. Allegiance accounted for 17.1% and 21.2% of total revenue for the three and six months ended June 30, 2004, respectively. There are no minimum revenues under this agreement. Allegiance’s use of the Company’s services declined significantly this year as it migrated data to another software system. We expect that XO will continue the migration of data and will ultimately discontinue use of the Company’s services.

      As a result of the Company’s business concentration risk, past recurring losses from operations and accumulated deficit, it raises substantial doubt about the Company’s ability to continue as a going concern.

6

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In February 2004, the Company closed a revolving loan facility (the “Operating Loan”) with Silicon Valley Bank (“SVB”) and guaranteed by EXIM Bank. (See Note 5 for a description of terms and financial covenant requirements). Total funding under the Operating Loan is $2,700,000. The Company can borrow up to an additional $143,000 in the third and fourth quarters of the year against the Operating Loan based on estimated funding dates and may have outstanding borrowings at any given time of up to $2,000,000. The balance on the Operating Loan as of June 30, 2004 was $657,000. At June 30, 2004, $209,000 was available for additional borrowing as needed.

      On May 7, 2004 definitive agreements were signed by affiliates of Quadrangle Capital Partners L.P. (“Quadrangle”) and Behrman Capital (“Behrman”) for investments of $25 million and $5 million, respectively, into Daleen Holdings, Inc. (“DHI”) a newly formed holding company that will simultaneously acquire Daleen and Protek Telecommunications Solutions Limited (“Protek”), (the “Investment and Acquisition Transactions”). As part of the Investment and Acquisition Transactions, Daleen will become a private company subject to the approval of the company’s stockholders. The Investment and Acquisition Transactions are subject to the satisfaction of customary closing conditions including the approval of Daleen stockholders. Upon signing the definitive agreements, Behrman entered into a $5.1 million bridge loan facility (the “Bridge Loan Facility”). The aggregate principal amount outstanding under the Bridge Loan Facility will be credited against Behrman’s commitment under the Investment and Acquisition Transactions. The balance on the Bridge Loan Facility as of June 30, 2004 was $2.2 million (See notes 5 and 6 for a description of the terms of the Investment and Acquisition Transactions and Bridge Loan Facility). In August 2004, the Company made an additional draw of $400,000, so the maximum remaining balance that may be available is $2.5 million.

      The Company believes the cash and cash equivalents at June 30, 2004, together with the Operating Loan proceeds, Bridge Loan Facility proceeds, provided that Behrman continues to make additional draws available, and the additional funding resulting from the closing of the Investment and Acquisition Transactions, may be sufficient to fund operations for the foreseeable future. The Company does not believe that its cash and cash equivalents at June 30, 2004 will be sufficient to fund operations and that it will be required to further reduce operations and/or seek additional financing if the Investment and Acquisition Transactions are not completed. The Investment and Acquisition Transactions are subject to a number of closing conditions, including the approval of the Company’s stockholders, and there can be no assurance that the transactions will be consummated. If the investment by Quadrangle and Behrman does not close by September 30, 2004, the Investment Agreement will automatically terminate unless extended by agreement of Quadrangle, Behrman and the Company. If the transactions are not consummated, it is highly unlikely that the Company would continue to operate its business substantially as presently operated. The remainder of the Bridge Loan Facility may be made available to the Company by Behrman, at its discretion, to fund the Company’s ordinary course working capital needs prior to the closing of the Investment and Acquisition Transactions and to pay costs incurred in connection with the Bridge Loan Facility and Investment and Acquisition Transactions. There can be no assurance that Behrman will continue to make additional draws available or that other financing will be available, or that, if available, the financing will be obtainable on terms acceptable to the Company or that additional financing would not be substantially dilutive to the Company’s existing stockholders. Although the Company is precluded from considering other strategic alternatives pending completion or termination of the Investment and Acquisition Transactions, if the transactions are not completed, the Company will consider other strategic alternatives. There can be no assurance that any other strategic alternatives will be available, or if available, will be on terms acceptable to the Company, or all of its stockholders. Failure of Behrman to make additional draws available or failure to consummate the Investment and Acquisition Transactions will have a material adverse affect on the Company’s ability to operate as a going concern, which may result in filing for bankruptcy protection, winding down operations and/or liquidation of assets. The

7

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

condensed unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern, and do not include any adjustments that might result from the outcome of this uncertainty.

(5)	Operating Loan

      In February 2004, the Company closed the Operating Loan with SVB and guaranteed by EXIM Bank. The term of the Operating Loan is fifteen months. Total funding under the Operating Loan is $2.7 million. The Company can borrow up to an additional $143,000 in the third and fourth quarters of the year against the Operating Loan based on estimated funding dates and may have outstanding borrowings at any given time of up to $2,000,000. The proceeds of the Operating Loan will be used for operating costs associated with its contract with Empresa de Telecomunicaciones de Bogotæ (“ETB”), (the “ETB Contract”). The Company intends to repay the Operating Loan solely from revenues received from the ETB Contract. Interest accrues at the rate of prime plus 2% (minimum 4%) per annum. SVB has a first priority security interest and EXIM Bank has a second priority security interest in substantially all of the Company’s assets until the Operating Loan is paid in full. The Operating Loan contains customary representations and warranties and covenants including maintaining a tangible net worth requirement of $4.0 million. In May 2004, the Operating Loan was amended to change the tangible net worth requirement to $3.0 million and to waive any default existing prior to the amendment. On June 30, 2004 the Loan was further amended to waive the tangible net worth covenant violations, and SVB agreed to forbear any exercise of its rights under the agreement through July 31, 2004. The balance on the Operating Loan as of June 30, 2004 was $657,000. Approximately $1.3 million of the then outstanding amount was repaid in the second quarter of 2004. In July 2004, an additional $209,000 was borrowed and approximately $653,000 was repaid in August, 2004.

(6)	Investment and Acquisition Transactions

      On May 7, 2004 affiliates of Quadrangle and Behrman signed definitive agreements to invest $25 million and $5 million, respectively, into DHI, a newly formed subsidiary of the Company, that, subject to shareholder approval, will simultaneously acquire the Company and Protek.

      Quadrangle and Behrman will receive senior convertible redeemable preferred stock in DHI (“DHI Preferred”) in consideration for their investment. The DHI Preferred will have a dividend of 8% per annum, payable in kind or in cash at DHI’s election. The DHI Preferred will also carry the right to the issuance of additional shares of preferred equity should DHI not attain certain specified financial targets.

      DHI will acquire Protek by purchase of stock from its shareholders and conversion of outstanding options, for aggregate consideration of up to $20 million, consisting of up to $13 million in cash, $5 million in common stock of DHI (the “DHI Common”), and contingent earn-outs consisting of $1 million in cash and $1 million of DHI Common. The purchase price will be subject to reduction in respect of closing date debt and working capital shortfalls.

      In connection with the Investment and Acquisition Transactions, Daleen will become a private company. All outstanding shares of Daleen common stock will be purchased for $0.0384 per share in cash. The per share purchase price is based on an aggregate amount equal to approximately ten percent of the total value received by Daleen stockholders. In addition, as a condition of closing the Investment and Acquisition Transactions, holders of Daleen Series F convertible preferred stock (“Series F preferred stock”) will be required to waive the $49.8 million redemption value of the Series F preferred stock. These stockholders will receive an aggregate of $15.4 million in cash and securities, with the cash component limited to a maximum of $2.8 million. Immediately prior to the consummation of the Investment and Acquisition Transactions, Behrman will be contractually obligated to exchange its shares of Series F

8

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

preferred stock for $5 million in DHI Preferred plus the remaining value of its shares of Series F preferred stock in DHI Common. Other holders of Series F preferred stock will receive a combination of (a) an aggregate of $2.8 million in value of DHI Common and (b) the remaining value of their Series F preferred stock in DHI Common; however, holders of Series F preferred stock will be permitted to convert all of their Series F preferred stock into DHI Common.

(7)	Notes Receivable Loan

      On May 7, 2004 the Company entered into a working capital facility agreement with Protek Network Management (U.K.) Limited (“PNML”). Under the terms of the agreement, the Company agreed to make available to PNML up to $1.5 million to be used for PNML’s working capital needs (“PNML Loan”). The PNML Loan carries interest of 6% per year payable monthly in arrears on the last Business Day of each month. Loan repayment is the earlier of the closing of the proposed Investment and Acquisition Transactions, the 30th day after termination of the stock purchase agreement (where no act of default has occurred) or March 31, 2005. When the PNML Loan is due to be repaid, if there is no material breach of the stock purchase agreement by Protek or any of its shareholders, the Company will release and discharge the obligation to repay $500,000. The PNML Loan is secured by liens on all of PNML’s and Protek’s assets, subject solely to any first liens already existing in favor of PNML’s creditors. The Company was also granted certain warrants for the stock of Protek exercisable in the event of certain defaults. At June 30, 2004 the outstanding balance of the PNML Loan was $1.0 million.

(8)	Revenue Recognition

      The Company recognizes revenue related to outsourcing services under Emerging Issues Task Force Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 relates to accounting for multiple-deliverable arrangements and specifies circumstances under which a revenue arrangement should be separated into different revenue-generating deliverables or “units of accounting” and how the revenue arrangement should be allocated to the different deliverables or units of accounting.

      Revenue related to outsourcing services consists of (1) discovery work and (2) monthly processing fees generated from the Company’s provision of billing and event management services. These two deliverables are considered separate units of accounting because these elements can and have been sold separately and they create stand-alone value for the customer. The revenue associated with discovery work is recognized on a time and materials basis as the work is performed. The monthly processing fees are recognized as the related services are rendered and are billed monthly based on transaction volume processed, percentage of revenue billed on behalf of customers or monthly minimum charges per contractual arrangements.

      The Company primarily recognizes revenue related to site license and services agreements under Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions (“SOP 98-9”). SOP 98-9 requires recognition of revenue using the “residual method” when (1) there is vendor-specific objective evidence (“VSOE”) of the fair values of all undelivered elements in a multiple-element arrangement that is not accounted for using long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements in the arrangement, and (3) all revenue recognition criteria in Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”) other than the requirement for VSOE of the fair value of each delivered element of the arrangement are satisfied.

9

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following elements could be included in the Company’s software license arrangements with its customers:

•	Software license

•	Maintenance and support

•	Professional services

•	Third party software licenses and maintenance

•	Training

      VSOE exists for all of these elements except for the software license. The software license is delivered upon the execution of the license agreement. Based on this delivery and the fact that VSOE exists for all other elements, the Company recognizes revenue under SOP 98-9 as long as all other revenue recognition criteria in SOP 97-2 are satisfied.

      Under SOP 98-9, the arrangement fee is recognized as follows: (1) the total fair value of the undelivered elements, as indicated by VSOE, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and as described below and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

      Revenue related to delivered elements of the arrangement is recognized when persuasive evidence of an arrangement exists, the software has been delivered, the fee is fixed and determinable and collectibility is probable.

      Revenue related to undelivered elements of the arrangement is valued by the price charged when the element is sold separately and is recognized as follows:

•	Revenue related to customer maintenance agreements is deferred and recognized ratably using the straight-line method basis over the applicable maintenance period. The VSOE of maintenance is determined using the rate at which maintenance is renewed each year and is dependent on the amount of the license fee as well as the type of maintenance the customer chooses.

•	Professional service fees are recognized separately from the license fee since the services are not considered significant to the functionality of the software and the software does not require significant modification, production or customization. In instances when the services performed in conjunction with certain contracts are significant to the functionality of the software and the software requires significant modification and customization at the customer’s site, the Company recognizes the total license and services amount together. There are two types of service contracts that are entered into with customers: fixed fee and time and materials.

The Company recognizes revenue from fixed fee contracts using the percentage of completion method, based on the ratio of total hours incurred to date to total estimated labor hours. Changes in job performance, job conditions, estimated profitability and final contract settlement may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and supplies. These costs are readily determinable since the Company uses the costs that would have been charged if the contract was a time and materials contract. Provisions for estimated losses on uncompleted contracts are recorded in the period in which losses are determined. Amounts billed in excess of revenue recognized to date are classified as “Billings in excess of costs”, whereas revenue recognized in excess of amounts

10

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

billed are classified as “Costs in excess of billings” in the accompanying condensed unaudited consolidated balance sheets.

Revenue under a time and materials arrangement is recognized as services are performed.

•	Third party software is recognized when delivered to the customer. The value of third party software is based on the Company’s acquisition cost plus a reasonable margin and is readily determinable since the Company frequently sells these licenses separate of the other elements.

•	Training revenue is recognized when training is provided to customers and is based on the amount charged for training when it is sold separately.

      The Company typically receives 25 percent of the license fee as a down payment and the balance is typically due between three and nine months from contract execution. In limited situations, the Company enters into extended payment terms with certain customers if the Company believes it is a good business opportunity. When it enters into these arrangements, the Company evaluates each arrangement individually to determine whether collectibility is probable and the fees are fixed and determinable. An arrangement fee is not presumed to be fixed and determinable if payment of a significant portion of the license fee is due after the normal and customary terms usually offered to customers by the Company. Revenue related to arrangements containing extended payment terms where the fees are not considered fixed and determinable is deferred until payments are due.

      In order to ensure that collectibility is probable, the Company performs credit reviews on each customer. If collectibility is determined to not be probable upon contract execution, revenue is recognized when cash is received.

      The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company continuously monitors collections and payments from customers and the allowance for doubtful accounts is based on historical experience and any specific customer collection issues that have been identified. If the financial condition of customers were to continue to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required. Where an allowance for doubtful accounts has been established with respect to customer receivables, as payments are made on such receivables or if the customer goes out of business with no chance of collection, the allowances will decrease with a corresponding adjustment to accounts receivable as deemed appropriate.

      In October 2003, the SEC issued Staff Accounting Bulletin No. 104, “Revenue Recognition,” (“SAB No. 104”) which was effective as of December 31, 2003. The Company’s revenue recognition policies described above are in compliance with SAB No. 104.

      In the second quarter of 2003 Daleen signed the ETB Contract. The total contract price is $10,515,526, but the amount the Company will receive and recognize as revenue is a net amount of $7,636,863, after Colombian withholding taxes. Revenue is recognized on a percentage of completion basis under SOP 81-1 for licenses, third party software and professional services because the services are significant to the functionality of the software and there is significant modification of the software. Training revenue is recognized as services are rendered. ETB is invoiced for licenses, professional services and third party software as milestones of the project are completed. These milestones are defined by the contract as three main phases and three sub-phases within each phase. The phase 1 milestone required a replacement of the customer’s legacy system with RevChain including a conversion and debugging plan; phase 2 requires implementation of RevChain in all functionality to replace the legacy billing system for all call detail record based services; and phase 3 requires the implementation of RevChain to replace the legacy billing system of all ETB services.

11

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(9)	Stock-Based Compensation

      The Company applies the intrinsic-value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations including Financial Accounting Standards Board (“FASB”) Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25,” issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of the grant only if the current price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The fair value of each option granted to employees is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2004	2003	2004

Expected life	5 years	5 years	5 years	5 years
Risk-free interest rate	2.46%	3.81%	2.46%	3.81%
Volatility	141.14%	154.22%	141.14%	154.22%
Dividends	None	None	None	None

      Had compensation expense for the Company’s plans been determined consistent with SFAS No. 123, the Company’s net loss and net loss per share would have been increased to proforma amounts indicated below (in thousands):

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2004	2003	2004

Net loss, as reported	$(1412)	$(3,467)	$(2,831)	$(4,770)
Deduct: Additional stock-based employee compensation expense determined under the fair value based method for all awards	(822)	(56)	(1,618)	(382)

Pro forma net loss	$(2,234)	$(3,523)	$(4,449)	$(5,152)

Loss per share:
Basic and diluted — as reported	$(.03)	$(.07)	$(.06)	$(.10)
Basic and diluted — pro forma	$(.05)	$(.08)	$(.10)	$(.11)

(10)	Goodwill

      At December 31, 2003 and June 30, 2004, goodwill represents the excess of costs over the fair value of assets related to the Abiliti Acquisition. The Company follows the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Goodwill and other intangible assets acquired in a purchase business combination and determined to have an infinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed

12

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”. There has been no impairment to date related to the goodwill recorded in connection with the Abiliti Acquisition.

(11)	Business and Credit Concentrations

      During the three months ended June 30, 2004, 56.8 percent of the Company’s total revenue was attributed to three customers. Sales to these three customers accounted for 26.9 percent, 17.1 percent, and 12.8 percent of the total revenue for the three months ended June 30, 2004. During the three months ended June 30, 2003, 64.4 percent of the Company’s total revenue was attributable to three customers. Sales to these three customers accounted for 40.7 percent, 13.0 percent and 10.7 percent of the total revenue for the three months ended June 30, 2004.

      During the six months ended June 30, 2004, 61.3 percent of the Company’s total revenue was attributed to three customers. Sales to these customers accounted for 28.6 percent, 21.2 percent and 11.6 percent of the total revenue for the six months ended June 30, 2004. During the six months ended June 30, 2003, 69.7 percent of the Company’s total revenue was attributed to three customers. Sales to these customers accounted for 44.1 percent, 12.9 percent and 12.7 percent of the revenue for the six months ended June 30, 2003.

      Three customers accounted for 66.7 percent and 45.7 percent of total accounts receivable at June 30, 2004 and December 31, 2003, respectively.

(12)	Related Party Transactions

      Science Applications International Corporation (“SAIC”) through its subsidiary SAIC Venture Capital Corporation is a significant stockholder of the Company. Revenue related to SAIC for the three and six months ended June 30, 2004 was $7,500 and $15,000, respectively. Revenues related to SAIC for the three and six months ended June 30, 2003 was $35,000 and $49,000 respectively. SAIC owns 49 percent of the voting stock of Danet, Inc. (“Danet”), 100 percent of the voting stock of Telcordia Technologies, Inc. (“Telcordia”) and 60 percent of the voting stock of Intesacol. Danet is a customer and a subcontractor of the Company’s product. There was no revenue recognized related to Danet for the three months ended June 30, 2004 and 2003. In the three and six months ended June 30, 2004, we paid Danet $5,000 and $35,000, respectively, related to professional services. In the three and six months ended June 30, 2003, we paid Danet $75,000 and $178,000, respectively related to professional services. The Company has an OEM License Agreement with Telcordia. No revenue related to Telcordia was recognized for the three and six months ended June 30, 2004. Revenue related to Telcordia for the three and six months ended June 30, 2003 was $0 and $4,000, respectively.

      Intesacol became a subcontractor of the Company for services in Bogotá, Colombia in June 2003. In the three and six months ended June 30, 2004, we paid Intesacol $176,100, and $0, respectively.

      On May 7, 2004, the Company entered into the Bridge Loan Facility with Behrman. The Bridge Loan Facility is for a maximum principal amount of $5.1 million, bearing interest at the rate of 6% per annum (plus a penalty at and after an event of default). The Company has drawn $1 million of this amount to fund a working capital facility that it is providing to Protek in connection with the Investment and Acquisition Transactions, and $100,000 to fund a facility fee paid to Behrman. In addition, the Company has drawn $1.1 million to fund its working capital requirements. The total amount drawn as of August 12, 2004, is $2.6 million leaving an amount of $2.5 million available for future use if needed prior to the closing of the Investment and Acquisition Transactions, subject to Behrman’s discretion. It is expected that the full remaining permitted principal amount of the Bridge Loan Facility will be drawn

13

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

immediately prior to the closing of the Investment and Acquisition Transactions. At closing, the Bridge Loan Facility note will be guaranteed by DHI by offset of the principal amount thereof against the $5 million commitment of Behrman, plus a cash payment in respect of accrued but unpaid interest. The Bridge Loan Facility is secured by a lien on all assets of the Company, subordinated to the interests of SVB and EXIM Bank.

(13)	Legal Proceedings

Fazari v. Daleen Technologies, Inc.

      On December 5, 2001, a class action complaint was filed in the United States District Court for the Southern District of New York. On April 22, 2002 an amended complaint was filed by two plaintiffs purportedly on behalf of persons purchasing the Company’s common stock between September 20, 1999 and December 6, 2000. The complaint is styled as Angelo Fazari, on behalf of himself and all others similarly situated, vs. Daleen Technologies, Inc., BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC, Salomon Smith Barney Inc., James Daleen, David B. Corey and Richard A. Schell. The individual defendants, Messrs. Corey, Schell and Daleen, have entered into tolling agreements with the plaintiffs resulting in their dismissal from the case without prejudice. The remaining defendants include us and certain of the underwriters from the Company’s initial public offering (“IPO”). More than 300 similar class action lawsuits filed in the Southern District of New York against numerous companies and their underwriters have been consolidated for pretrial purposes before one judge under the caption “In re Initial Public Offering Securities Litigation.”

      The complaint includes allegations of violations of (i) Section 11 of the Securities Act of 1933 by all named defendants, (ii) Section 15 of the Securities Act of 1933 by the individual defendants and (iii) Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by the underwriter defendants. Specifically, the plaintiffs allege in the complaint that, in connection with the IPO, the defendants failed to disclose “excessive commissions” purportedly solicited by and paid to the underwriter defendants in exchange for allocating shares of the Company’s common stock in the IPO to the underwriter defendants’ preferred customers. Plaintiffs further allege that the underwriter defendants had agreements with preferred customers tying the allocation of shares sold in the IPO to the preferred customers’ agreements to make additional aftermarket purchases at pre-determined prices. Plaintiffs further allege that the underwriters used their analysts to issue favorable reports about the Company to further inflate the Company’s share price following the IPO. Plaintiffs claim that the defendants knew or should have known of the underwriters’ actions and that the failure to disclose these alleged arrangements rendered the prospectus included in the Company’s registration statement on Form S-1 filed with the SEC in September 1999 materially false and misleading. Plaintiffs seek unspecified damages and other relief.

      In June 2004, the Stipulation and Agreement of Settlement with Defendant Issuers and Individuals was signed on the Company’s behalf. Court approval of the settlement is required. Under the terms of the settlement, there would be no liability to be recorded by the Company. There is no assurance the settlement will be finalized. In the event that the settlement is not finalized and approved by the court, the Company intends to defend vigorously against the plaintiffs’ claims. The Company believes that it is entitled to indemnification by the underwriters under the terms of the underwriting agreements. The Company has notified the underwriters of the action, but the underwriters have not yet agreed to indemnify the Company. The lead underwriter, BancBoston Robertson Stephens Inc., has ceased doing business and there is no assurance it will have the financial resources to provide indemnification. Currently the amount of a loss, if any, cannot be determined and, accordingly no amounts have been recorded by the Company in the accompanying unaudited condensed consolidated financial statements with respect to this litigation.

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DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Kops Investment Advisors LLC v. Daleen Technologies, Inc., et al.

      On or about April 7, 2004, a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County by an individual holder of shares of Common Stock of the Company. The complaint is styled Kops Investment Advisors LLC v. Daleen Technologies, Inc., James Daleen, Gordon Quick, Ofer Nemirovsky, Daniel J. Foreman, Dennis G. Sisco, Stephen J. Getsy, and John S. McCarthy, Behrman Brothers, L.L.C., Behrman Capital II, L.P., Strategic Entrepreneur Fund II, L.P. On June 21, 2004, the plaintiff filed an amended complaint alleging that the merger transaction contemplated as part of the Investment and Acquisition Transactions (“Merger”) is a freeze-out of Common Stock by the Series F Preferred stockholders through unfair dealing by the defendants and that the defendants have breached and continue to breach their fiduciary duties of loyalty, care and good faith to the plaintiff and other members of the class. The amended complaint seeks for the Merger, if consummated, to be rescinded and rescissory damages to be awarded to the class; for the defendants to be directed to account to the class for all profit received by the defendants and all damages sustained by the class; and for costs of the action including attorney’s and experts fees to be awarded to the plaintiff. This case is in the initial stages and the amount of exposure, if any, is not determinable at this time.

Kurt Feierbend v. James Daleen, et al.

      On May 12, 2004 a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County by an individual holder of the Common Stock of the Company. The complaint is styled Kurt Feierbend v. James Daleen, Gordon Quick, Daniel J. Foreman, Stephen J. Getsy, John S. McCarthy, Dennis G. Sisco, Ofer Nemirovsky, Daleen Technologies, Inc., Quadrangle Group LLC, Quadrangle Capital Partners LP, Behrman Capital and Behrman Brothers, L.L.C. The complaint, which is purported to be brought on behalf of the public holders of the Common Stock with respect to the Merger, generally alleges that the Company and our directors breached their fiduciary duties; that the consideration offered by Quadrangle Capital Partners LP and Behrman Capital is inadequate and that the transaction was a result of unfair dealing; that Behrman Capital, as controlling stockholder, breached its fiduciary duty to our minority stockholders by acting to further its own interests at the expense of our minority stockholders; and that Behrman Brothers, Quadrangle Group and Quadrangle Capital Partners LP knowingly aided and abetted Behrman Capital’s violations of fiduciary duty. The complaint seeks to enjoin the Merger and related transactions, or if the Merger and related transactions are consummated, to rescind them; to recover damages in an unstated amount and to recover costs including attorney’s fees associated with the lawsuit. This case is in the initial stages and the amount of exposure, if any, is not determinable at this time.

Russell Winter v. James Daleen, et al.

      On June 24, 2004, a purported class action complaint virtually identical to the complaint filed by Feierbend was filed in the Court of Chancery of the State of Delaware in and for New Castle County by another individual holder of the Common Stock of the Company. The complaint is styled Russell Winter v. James Daleen, Gordon Quick, Daniel J. Foreman, Stephen J. Getsy, John S. McCarthy, Dennis G. Sisco, Ofer Nemirovsky, Daleen Technologies, Inc., Quadrangle Group LLC, Quadrangle Capital Partners LP, Behrman Capital and Behrman Brothers, L.L.C. The complaint, which is purported to be brought on behalf of the public holders of the Common Stock, generally alleges that the Company and our directors breached their fiduciary duties; that the consideration offered by Quadrangle Capital Partners LP and Behrman Capital is inadequate and that the transaction was a result of unfair dealing; that Behrman Capital, as controlling stockholder, breached its fiduciary duty to our minority stockholders by acting to further its own interests at the expense of our minority stockholders; and that Behrman Brothers, Quadrangle Group and Quadrangle Capital Partners LP knowingly aided and abetted Behrman Capital’s

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DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

violations of fiduciary duty. The complaint seeks to enjoin the Merger and related transactions, or if the Merger and related transactions are consummated, to rescind them; to recover damages in an unstated amount and to recover costs including attorney’s fees associated with the lawsuit. This case is in the initial stages and the amount of exposure, if any, is not determinable at this time.

Abiliti-Related Litigation

      On August 1, 2003, a First Amended Petition, styled as James E. Kientzy and David K. Wilson vs. Abiliti Solutions, Inc., a corporation, and Daleen Technologies, Inc., a corporation, and Daleen Solutions, Inc., a corporation and wholly-owned subsidiary of Daleen, was filed in the Circuit Court of the County of St. Louis, State of Missouri. The First Amended Petition added Daleen Technologies and Daleen Solutions as defendants in the named action. The First Amended Petition contained certain allegations against Abiliti related to the non-payment of certain promissory notes in the aggregate principal amount of $1.2 million. In May, 2004, the Company reached a settlement with the plaintiffs and the Company made payments to the plaintiffs totaling $250,000. On June 28, 2004, the action was dismissed with prejudice.

      On October 14, 2003, the Company, Daleen Solutions and Albacore filed a declaratory judgment action against Houlihan Lokey Howard & Zukin Capital, Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan”) seeking a declaration that they are not liable to Houlihan for fees under an engagement letter between Abiliti Solutions, Inc. and Houlihan (a liability Daleen assumed in the acquisition of Abiliti). Houlihan filed a counterclaim for fees in excess of $800,000. The parties agreed to a settlement and the Company paid Houlihan $55,000 on April 1, 2004. This amount was recorded in accrued payroll and other accrued expenses at March 31, 2004 in the accompanying unaudited condensed balance sheet.

      On December 24, 2003, Daleen Solutions filed a collection action against Data Integration Systems, Inc. (“DIS”) seeking payment of license fees, services fees and equipment in the amount of $694,600 (which includes DIS’ obligation to make future payments under the contract). On January 30, 2004, DIS filed a cross-complaint against Daleen Solutions alleging damages of $1,500,000. This case is in the discovery stage of the proceeding. A loss and its effect on the Company, if any, cannot be determined with respect to this litigation and, accordingly, no amounts have been recorded in the accompanying unaudited condensed financial statements with respect to this litigation.

General Litigation

      On August 5, 2003, the Company reached a settlement in satisfaction of an outstanding obligation with a customer under a software license agreement. Under the terms of the settlement, this customer satisfied their obligations by agreeing to make payments in cash of $365,000 plus interest. The Company received $250,000 on August 20, 2003, and $57,500 plus interest on November 5, 2003 and received $57,500 plus interest in February 2004. In accordance with SOP 97-2, the revenue related to the contractual agreement with this customer is recognized on a cash basis. Therefore, the Company recorded $57,500 as license revenue in the six months ended June 30, 2004.

      The Company is involved in other lawsuits and claims incidental to its ordinary course of business. Management does not believe the outcome of any of these other activities would have a material adverse effect on the Company’s financial position or results of operations.

(14)	Capital and Operating Leases

      The Company signed a lease agreement renewal in Boca Raton, Florida in January 2004, which was effective March 1, 2004. This operating lease expires on February 28, 2009. The Company also signed a

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DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lease agreement renewal in Chesterfield, Missouri on March 25, 2004. The operating lease becomes effective October 1, 2004 and expires October 31, 2009. In March 2004, the Company also entered into a lease agreement with a co-location facility in St. Louis, Missouri to house its data center. The operating lease is effective June 1, 2004 and expires June 30, 2007. The Company also has an agreement to lease office facilities in Atlanta, Georgia. This lease expires in August 2004.

      The Abiliti Acquisition included certain computer hardware and furniture and equipment that are under capital leases, the only remaining lease expires in August 2004. Future minimum lease payments under non cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of June 30, 2004 are as follows (in thousands):

Year Ending December 31:	Capital Leases	Operating Leases

2004	$2	$376
2005	—	697
2006	—	721
2007	—	644
2008 and thereafter	—	883

Total minimum lease payments	2	$3,321

Less amount representing interest	—

Present value of minimum capital lease payments	2
Less current installment of obligations under capital lease payments	2

Obligation under capital leases, excluding current installment	$—

      The Company subleases office space in Atlanta and in St. Louis. The amounts of minimum operating lease payments reflected in the above table are offset by future minimum rental receipts from sublessees of $38,435 in 2004.

(15)	New Accounting Pronouncements

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (“FIN 45”). FIN 45 provides additional guidance on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. As an element of standard commercial terms in the Company’s standard sales contracts, the Company often includes an indemnification clause that indemnifies the customer against liability and damages arising from any claims of patent, copyright, or other proprietary rights of any third party. Due to the nature of the indemnification provided to its customers, the Company can not estimate the fair value, nor determine the total nominal amount of the indemnification. The Company evaluates estimated losses for such indemnifications under SFAS No. 5, “Accounting for Contingencies,” as interpreted by FIN 45, considering such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, the Company has not encountered any costs as a result of such obligations and has not accrued any liabilities related to such indemnifications in its unaudited consolidated financial statements.

      In December 2003, the FASB issued Interpretation No. 46 (“FIN 46R”) (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51

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DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(“ARB 51”), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46 (“FIN 46”), which was issued in January 2003. Before concluding that it is appropriate to apply ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (“VIE”). As of the effective date of FIN 46R, an enterprise must evaluate its involvement with all entities or legal structures created before February 1, 2003, to determine whether consolidation requirements of FIN 46R apply to those entities. There is no grandfathering of existing entities. Public companies must apply either FIN 46 or FIN 46R immediately to entities created after January 31, 2003 and no later than the end of the first reporting period that ends after March 15, 2004. The adoption of FIN 46 did not have an impact on the Company’s consolidated financial position and results of operations.

      In October 2003, the Emerging Issues Task Force (“EITF”) reached a consensus on its tentative conclusions for EITF 03-05, “Applicability of SOP 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software” (“EITF 03-05”). EITF 03-05 discusses that software deliverables are within the scope of SOP 97-2 as are non-software deliverables. The Company is required to adopt this consensus for fiscal periods beginning after August 2003. The adoption of EITF 03-05 did not have an impact on the Company’s consolidated financial statements.

      In March 2004, the FASB issued a proposed Statement, Share-Based Payment, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed Statement would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally would require instead that such transactions be accounted for using a fair-value based method. The proposed Statement is effective for awards granted, modified, or settled in fiscal years beginning after December 15, 2004, for public entitles that used the fair-value based method of accounting under the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation for recognition or pro forma disclosure purposes. The Company is currently evaluating the impact the proposed Statement may have on its consolidated financial position, cash flows and results of operations.

      In April 2004, the Emerging Issues Task Force issued Statement No. 03-06 “Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share” (“EITF 03-06”). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 03-06 did not have an impact on the Company’s consolidated financial position and results of operations.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

      The following should be read in conjunction with the condensed unaudited consolidated financial statements, and the related notes thereto, included elsewhere in this Quarterly Report on Form 10-Q. In addition, reference should be made to our audited consolidated financial statements and notes thereto, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2003.

Forward-Looking Statements

      This report contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but are the intent, belief or current expectations, of our business and industry, and the assumptions upon which these statements are based. Words such as “anticipates”, “expects”, “intends”, “will”, “could”, “would”, “should”, “may”, “plans”, “believes”, “seeks”, “estimates” and variations of these words and the negatives thereof and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this report. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

      You should be aware that some of these statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in the section of this report entitled “Risk Factors,” that could cause the actual results to differ materially from those suggested by the forward-looking statements.

Overview

      From our founding in 1989 and through 1996, we operated as a software consulting company, performing contract consulting and software development services in a contract placement and staffing business. We sold the contract placement and staffing business to a third party in 1996. Since 1996, we have been a provider of software solutions and have evolved to become a global provider of advanced billing and customer care, event management and revenue assurance software for traditional and next generation communication service providers and other technology solutions providers. As we grew in size and geography, we added new customer care and management products to enhance our billing applications. We further expanded our product offerings as a result of the acquisition of Abiliti Solutions, Inc. in December 2002 (the “Abiliti Acquisition”), adding a proven event management software platform and a carrier-class outsourcing operation. In June 2003, we launched a new revenue assurance product. Our expanded product suite and flexible delivery channels allow us to serve a broader range of customer needs in a variety of markets. In addition to our products and applications, we offer professional consulting services, training, maintenance, support and third party software fulfillment, in each case related to the products we develop.

Critical Accounting Policies and Estimates

      The discussion and analysis of our financial condition and results of operations included herein are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial

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statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to our allowance for doubtful accounts, investments, goodwill impairment, income taxes, restructuring, long-term service contracts, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We discuss below the critical accounting policies that affect our more significant judgments and estimates used in the preparation of our unaudited condensed financial statements. Actual results may differ from these estimates under different assumptions or conditions. For further information on the critical accounting policies, see Note 1 to our Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC.

      We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

     Revenue Recognition

      Revenue related to outsourcing services consists of (1) discovery work and (2) monthly processing fees generated from the Company’s provision of billing and event management services. These two deliverables are considered separate units of accounting because these elements can and have been sold separately and they create stand alone value for the customer. The revenue associated with discovery work is recognized on a time and materials basis as the work is performed. The monthly processing fees are recognized as the related services are rendered and are billed monthly based on transaction volume processed, percentage of revenue billed on behalf of customers or monthly minimum charges per contractual arrangements.

      Revenue from site license fees is based on the size of the customers’ authorized system, such as number of authorized users and computer processors, revenue billed through the system, or other factors. We receive license fees from our customers upon signing of the license agreement. In some cases we expect to receive additional license fees as our customers grow and add additional subscribers, or increase their revenue billed through the system. We also derive license fee revenue from existing customers who purchase additional products from us to increase the functionality of their current system. We expect to receive recurring license fees from these activities in the future.

      Revenue from license fees is recognized when persuasive evidence of an arrangement exists, the software is shipped, the fee is fixed and determinable and collectibility is probable. An arrangement fee is generally not presumed to be fixed or determinable if payment of a significant portion of the license fee is not due until after expiration of the license or due after the normal and customary terms usually given to our customers. At times, we enter into extended payment terms with certain customers if we believe it is a good business opportunity. Revenue related to arrangements containing extended payment terms where the fees are not considered fixed and determinable is deferred until payments are due. Granting extended payment terms results in a longer collection period for accounts receivable and slower cash inflows from operations. If collectibility is not considered probable, revenue is recognized when the fee is collected.

      Professional service fees are primarily recognized separately from the license fee since the services are not considered significant to the functionality of the software and the software does not require significant modification, production or customization. In instances when the services performed in conjunction with certain contracts are significant to the functionality of the software and the software requires significant modification and customization at the customer site, the Company recognizes the total license and services amount together. There are two types of service contracts that are entered into with customers: fixed fee and time and materials.

      We recognize revenue on fixed fee contracts using the percentage of completion method. The percentage of completion method relies on estimates of total expected contract revenue and costs. We follow this method since reasonably dependable estimates of the revenue and costs can be made.

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Recognized revenues and profits are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known. We recognize revenue related to professional services under a time and materials arrangement as services are performed.

      Revenue related to customer maintenance agreements is deferred and recognized ratably on a straight-line basis over the maintenance period. Maintenance is renewable annually and we expect to receive annual maintenance fees from these activities in the future.

Accounts Receivable

      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We continuously monitor collections and payments from our customers and the allowance for doubtful accounts is based on historical experience and any specific customer collection issues that we have identified. If the financial condition of our customers were to continue to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required. As payments are made from our customers related to old receivables or if the customer goes out of business with no chance of collection, the allowances will decrease with corresponding receivables as deemed appropriate.

Accounting for Income Taxes

      We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We believe that it is more likely than not that the deferred tax assets will not be realized and therefore we have established a valuation allowance for the entire deferred tax assets, net of deferred tax liabilities. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Goodwill

      In 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” Goodwill is no longer amortized but tested for impairment at least annually. At December 31, 2003 and June 30, 2004 the goodwill balance was related to the Abiliti Acquisition.

      At December 31, 2003 we evaluated goodwill for impairment and determined that goodwill was not impaired. In performing this impairment assessment, management made judgments regarding the anticipated future cash flows from the Abiliti Acquisition. Different assumptions in this assessment could have led to a different result, which could have had a material effect on our reported earnings. The conditions that could trigger an impairment write-down in the future include a significant downward trend in our operating results or cash flow of Daleen Solutions, Inc., a decrease in demand for BillingCentral services, a change in the competitive environment and other economic factors.

Results of Operations

      In December 2002, we acquired substantially all of the assets and assumed certain liabilities of Abiliti Solutions, Inc. (“Abiliti”). The Abiliti Acquisition created an additional revenue stream to our business that helped position us to be a long-standing competitor in the marketplace. In addition to licensing our software, we now offer a comprehensive outsourcing solution through our BillingCentral carrier-class data center. The recurring revenue from BillingCentral is significant to our ongoing operations. Additionally, as a result of the Abiliti Acquisition, we expanded our product suite to include event management and revenue assurance applications that compliment our RevChain billing and customer management products. RevChain and Asuriti are offered as licensed software and outsourced solutions.

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      In 2003, we continued to be a competitor in the billing and OSS market while managing our costs and use of cash to the lowest levels in our history. We focused on achieving growth by selling additional services and upgrades to our installed base of customers and offering our total solutions portfolio to new and existing customers. In May 2003, we signed the largest customer contract in our history when we executed a three-year license and services agreement with a customer in Bogotæ, Colombia (the “ETB Contract”). The ongoing project implementation in connection with the ETB Contract is close to anticipated schedule and work on Phase II has begun.

      Although revenues from new sales declined in the first half 2004, we expanded our relationship with several existing customers. One customer renewed its contract for outsourced billing services through BillingCentral through 2009. Another existing customer purchased our Asuriti event management and revenue assurance software. This was offset by a decline in revenue from Allegiance Telecom Company Worldwide (“Allegiance”). Allegiance assigned the agreement to XO Communications, Inc. (“XO”) on July 23, 2004. We expect XO will continue the migration of data and will ultimately discontinue use of the Company’s services.

Recent Developments

Investment and Acquisition Transactions

      On May 7, 2004 definitive agreements were signed by Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners-A LP (“Quadrangle”) and Behrman Capital II, L.P. and Strategic Entrepreneur Fund II, L.P. (“Behrman”) for investments of $25 million and $5 million, respectively, into Daleen Holdings, Inc. (“DHI”) a newly formed subsidiary of the Company that, subject to stockholder approval, will simultaneously acquire Daleen and Protek Telecommunications Solutions Limited (“Protek”), (the “Investment and Acquisition Transactions”).

      Quadrangle and Behrman will receive senior convertible redeemable preferred stock in DHI (“DHI Preferred”) in consideration for their investment. The DHI Preferred will have a dividend of 8% per annum, payable in kind or in cash at DHI’s election. The DHI Preferred will also carry the right to the issuance of additional shares of preferred equity should DHI not attain certain specified financial targets.

      DHI will acquire Protek by purchase of stock from its shareholders and conversion of outstanding options, for aggregate consideration of up to $20 million, consisting of up to $13 million in cash, $5 million in common stock of DHI (the “DHI Common”), and contingent earn-out consisting of $1 million in cash and $1 million of DHI Common. The purchase price will be subject to reduction in respect of closing date debt and working capital shortfalls.

      In connection with the Investment and Acquisition Transactions, we will become a private company. All outstanding shares of our common stock will be purchased for $0.0384 per share in cash. The per share purchase price is based on an aggregate amount equal to approximately ten percent of the total value received by our stockholders. In addition, as a condition of closing the Investment and Acquisition Transactions, holders of our Series F convertible preferred stock (“Series F preferred stock”) will be required to waive the $49.8 million redemption value of the Series F preferred stock. These stockholders will receive an aggregate of $15.4 million in cash and securities, with the cash component limited to a maximum of $2.8 million. Immediately prior to the consummation of the Investment and Acquisition Transactions, Behrman will be contractually obligated to exchange its shares of Series F preferred stock for $5 million in DHI Preferred plus the remaining value of its shares of Series F preferred stock in DHI Common. Other holders of Series F preferred stock will receive a combination of (a) an aggregate of $2.8 million in value of DHI Common and (b) the remaining value of their Series F preferred stock in DHI Common; however, holders of Series F preferred stock will be permitted to convert all of their Series F preferred stock into DHI Common.

      Despite the decrease in revenue in the first half of 2004, we expect to be positioned to grow in the second half of 2004 due to an increased penetration in sales activity and the improved financial condition that is expected as a result of the completion of the Investment and Acquisition Transactions. However,

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we believe that in the future our results of operations could be adversely affected by various factors, including:

•	continued decline in business from our three significant customers;

•	the inability to close the Investment and Acquisition Transactions;

•	whether we succeed in merging the operations of Protek and Daleen;

•	lack of market acceptance of new products, upgrades and services;

•	general economic or political condition in Colombia;

•	difficulties in implementing strategic alliances;

•	inability to retain key personnel;

•	changes in accounting rules such as expensing of stock options;

•	downward trends in the telecommunications industry;

•	introduction of products and services by existing and new competitors; and

•	the inability to terminate our public company status.

Three Months Ended June 30, 2004 Compared to Three Months Ended June 30, 2003

      Total Revenue. Total revenue, which includes professional services and other revenue and license revenue, decreased $393,000, or 9.3% to $3.8 million in the three months ended June 30, 2004, from $4.2 million for the same period in 2003. The primary reason for the decrease in revenue related to the decrease in outsourced services revenue as a result of the continuing decrease in the revenue from Allegiance which was offset by a slight increase in license revenue, and increased training revenue related to Empresa de Telecomunicaciones de Bogotá (“ETB”).

      Professional Services and Other. Our professional services and other revenue consists of revenue from professional consulting services, training, maintenance and support, and third-party software fulfillment, all related to the software products we develop. In addition, these revenues include the BillingCentral outsourcing operation. Consulting services are offered on a fixed fee basis and on a time and materials basis. Third-party software fulfillment is offered on a “cost plus” basis. Outsourced services are billed monthly and recognized as services are rendered. Professional services and other revenue decreased $832,000, or 20.9%, to $3.1 million in the three months ended June 30, 2004 from $4.0 million for the same period in 2003. The decrease was primarily related to the decrease in outsourced services revenue related to Allegiance, slightly offset by increased training revenue and third party software sales related to ETB. Professional services and other revenue decreased to 82.5% of total revenue in the three months ended June 30, 2004, compared to 94.5% in the same period in 2003. This decrease in percentage is due to an increase in license revenue in the three months ended June 30, 2004.

      License Fees. Our license fees are derived from licensing our software products. License fees increased $439,000, or 190.3%, in the three months ended June 30, 2004 to $670,000, from $231,000 for the same period in 2003. In the three months ended June 30, 2004 we recognized additional license fees from existing customers related to the licensing of additional software products. License fees constituted 17.5% of total revenue in the three months ended June 30, 2004, compared to 5.5% in the same period in 2003. The increase in license fees as a percentage of total revenue is due to the decrease in professional services and other revenue in the three months ended June 30, 2004 as well as an increase in license revenue compared to the same period in 2003.

      Cost of Revenue. Cost of revenue increased $70,000, or 5.5%, to $1.3 million in the three months ended June 30, 2004 from $1.3 million in the same period in 2003. The cost of revenue includes both cost of professional services and other and cost of license fees. These components include the cost of direct labor, benefits, third-party software license payments, third-party software maintenance, overhead and

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materials associated with the fulfillment and delivery of license products and related corporate overhead costs to provide professional services to customers including the delivery of outsourcing services. The total costs increased due to the increase in third party subcontracting costs associated with the ETB Contract and third party software associated with the increase in third party software revenue. These were partly offset by a decrease in the cost of sales related to our license revenue. The total cost of revenue as a percentage of total revenue increased to 35.2% in the three months ended June 30, 2004 from 30.2% in the same period in 2003. The increase as a percentage of total revenue is due to a decrease in total revenue with no decrease in costs in the three months ended June 30, 2004.

      Cost of Professional Services and Other. Cost of professional services and other includes cost of direct labor, benefits, third-party software maintenance and related costs to provide professional services, maintenance and training to our customers. Cost of professional services and other increased $235,000, or 21.2%, to $1.3, in the three months ended June 30, 2004 from $1.1 million in the same period in 2003 mainly due to the increase in direct costs and third party software costs in the three months ended June 30, 2003. Cost of professional services and other increased to 42.7% of professional services and other revenue in the three months ended June 30, 2004, compared to 27.9% for the same period in 2003. The increase as a percentage of professional services and other revenue is due to the decrease in professional services and other revenue in the three months ended June 30, 2004.

      Cost of License Fees. Cost of license fees includes direct cost of labor, benefits, packaging material for fulfillment and shipment of our software products and integrated third party software license payments. Cost of license fees decreased $165,000, or 100%, to $0 in the three months ended June 30, 2004 from $165,000 in the same period in 2003. The total costs decreased primarily due to the write off of a prepaid license that was no longer available for integration with our product. Cost of license fees as a percentage of license revenue decreased to 0% in the three months ended June 30, 2004, compared to 71.4% in the same period in 2003.

      Sales and Marketing. Sales and marketing expenses consist primarily of salaries, benefits and commissions earned by sales, marketing and partner management personnel, travel and entertainment, trade show and marketing program costs, promotional and related corporate overhead costs. These expenses decreased $6,000, or 0.7%, to $825,000 in the three months ended June 30, 2004, compared to $831,000 in the same period in 2003. As a percentage of total revenue, these expenses increased to 21.6% in the three months ended June 30, 2004 compared to the 19.7%, for same period in 2003.

      Research and Development. Research and development expenses consist primarily of salaries and benefits for software developers, product testing and benchmarking, management and quality assurance personnel, subcontractor costs and related corporate overhead costs. Our research and development expenses decreased $147,000, or 9.2%, to $1.5 million for the three months ended June 30, 2004, from $1.6 million in the same period in 2003. The decrease was primarily due to a decrease in labor costs associated with personnel decreases. As a percentage of revenue, these expenses increased to 38.1% in the three months ended June 30, 2004 compared to 38.0% in the same period in 2003. The increase as a percentage of total revenue is due to the decrease in total revenue in the three months ended June 30, 2004.

      General and Administrative. General and administrative expenses consist primarily of salaries, benefits and related costs for our executive, finance and accounting, administrative, facilities, human resources and information systems personnel. Our general and administrative costs increased $113,000, or 7.4%, to $1.6 million in the three months ended June 30, 2004, from $1.5 million in the same period in 2003. This increase was primarily due to an increase of approximately $30,000 in compensation to our board of directors for their attendance at an increased number of Board of Directors meetings associated with the proposed Investment and Acquisition Transactions, and an increase in bad debt expense due to a recovery of $77,000 in the three months ended June, 2003. As a percentage of total revenue, these expenses increased to 42.7% in the three months ended June 30, 2004 as compared to 36.0% in the same period in 2003. The increase as a percentage of total revenue is due to the decrease in total revenue in the three months ended June 30, 2004.

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      Proposed Transaction Costs. Proposed transaction costs consist of those costs that are incurred as a result of the proposed Investment and Acquisition Transactions. The costs include legal and accounting fees, investment banking fees, and any other qualified expenses. These costs amounted to $2.0 million in the three months ended June 30, 2004. There were no comparable costs in the three months ended June 30, 2003.

      Impairment of Long Lived Assets. Impairment charges decreased $500,000, or 100%, to $0 in the three months ended June 30, 2004 from $500,000 for the same period in 2003. Impairment charges consisted of an impairment of an investment in a third party technology company due to decline in fair value which was other than temporary. This investment was fully written off at June 30, 2003.

      Other Income/ Expenses. Other income/expenses decreased $127,000, or 127.9%, to negative $28,000 in the three months ended June 30, 2004, from $99,000 for the same period in 2003. The decrease was a result of the decrease in our cash balance and an increase in interest expenses associated with the revolving loan facility with Silicon Valley Bank (“SVB”) (the “Operating Loan”) and the Behrman $5.1 million bridge loan facility (“Bridge Loan Facility”) in 2004.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

      Total Revenue. Total revenue, which includes professional services and other revenue and license revenue, decreased $211,000 or 2.5%, to $8.1 million in the six months ended June 30, 2004 from $8.3 million for the same period in 2003. The primary reason for the decrease in revenue is related to the reduction in outsourcing services revenue.

      Professional Services and Other. Our professional services and other consists of revenue from professional consulting services, training, maintenance and support, and third-party software fulfillment, all related to the software products we develop. In addition, these revenues include the BillingCentral outsourcing operation. Consulting services are offered on a fixed fee basis and on a time and materials basis. Third-party software fulfillment is offered on a “cost plus” basis. Outsourced services are billed monthly and recognized as services are rendered. Professional services and other revenue decreased $993,000, or 12.7%, in the six months ended June 30, 2004 to $6.8 million, compared to $7.8 million in the same period in 2003. The decrease was primarily related to a decrease in revenue earned by our outsourcing services. Professional services and other revenue constituted 84.4% of total revenue in the six months ended June 30, 2004, compared to 94.3% for the same period in 2003. The decrease as a percentage of total revenue is due to an increase in license revenue in the six months ended June 30, 2004.

      License Fees. Our license fees are derived from licensing our software products. License fees increased $782,000, or 164.4%, in the six months ended June 30, 2004 to $1.3 million from $475,000 for the same period in 2003. License fees constituted 15.6% of total revenue in the six months ended June 30, 2004, compared to 5.7% in the same period in 2003.

      Cost of Revenue. Cost of revenue increased $295,000, or 11.2%, to $2.9 million in the six months ended June 30, 2004, from $2.6 million in the same period in 2003. The cost of revenue includes both cost of professional services and other and cost of license fees. These components include the cost of direct labor, benefits, overhead and materials associated with the fulfillment and delivery of licensed products, amortization expense related to prepaid third-party licenses and related corporate overhead costs to provide professional services to our customers. These costs increased due to an increase in third party subcontracting for work performed under the ETB Contract and an increase in third party software costs related to an increase in third party software revenue. The total cost of revenue as a percentage of total revenue increased to 36.3% in the six months ended June 30, 2004, compared to 31.8% in the same period in 2003. This increase in the cost of revenue as a percentage of total revenue resulted from the decrease in total revenue in the six months ended June 30, 2004.

      Cost of Professional Services and Other. Cost of professional services and other includes cost of direct labor, benefits, third-party software and related corporate overhead costs to provide professional services and training to our customers. Cost of professional services and other increased $763,000, or

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35.2%, to $2.9 million in the six months ended June 30, 2004, from $2.2 million in the same period in 2003. These costs increased mainly due to the increase in subcontracting costs for work performed under the ETB Contract and third party software costs related to the increase in third party software revenue. Cost of professional services and other increased to 43.0% of professional services and other revenue in the six months ended June 30, 2004, compared to 27.7% for the same period in 2003 due to the decrease in professional services and other revenue.

      Cost of License Fees. Cost of license fees includes direct cost of labor, benefits and packaging material for fulfillment and shipment of our software products and amortization expense related to prepaid third-party licenses. Cost of license fees decreased $468,000 or 100% to $0, in the six months ended June 30, 2004, from $468,000 in the same period in 2003 due to the $202,000 write-off of prepaid third-party software license costs in addition to a stamp tax expense in Colombia related to the ETB Contract. Cost of license fees decreased to 0% of license revenue in the six months ended June 30, 2004, compared to 98.5% for the same period in 2003.

      Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales, marketing and partner management personnel, travel and entertainment, trade show and marketing program costs, promotional and related corporate overhead costs. These expenses decreased $173,000, or 10.0%, to $1.6 million in the six months ended June 30, 2004, from $1.7 million for the same period in 2003. As a percentage of total revenue, these expenses decreased to 19.3% in the six months ended June 30, 2004 compared to 20.9% for the same period in 2003.

      Research and Development. Research and development expenses consist primarily of salaries and benefits for software developers, product testing and benchmarking, management and quality assurance personnel, subcontractor costs and related corporate overhead costs. Our research and development expenses decreased $176,000, or 5.4%, to $3.1 million in the six months ended June 30, 2004, from $3.3 million for the same period in 2003. As a percentage of revenue, these expenses decreased to 38.5% in the six months ended June 30, 2004 compared to 39.6% for the same period in 2003.

      General and Administrative. General and administrative expenses consist primarily of salaries, benefits and related costs for our executive, finance and accounting, facilities, human resources and information systems personnel, and related corporate overhead costs. Our general and administrative expenses decreased $60,000, or 1.9%, to $3.1 million in the six months ended June 30, 2004, from $3.1 million in the same period in 2003. The decrease was primarily due to decreases in rental expenses associated with expired leases and reduced depreciation expenses which are the result of disposals of assets and the increase in fully depreciated assets. These decreases were offset by the settlement of Abiliti litigation for $250,000, an increase in compensation to the Board of Directors, and an increase in bad debt expense. As a percentage of revenue, general and administrative expenses increased to 38.0% in the six months ended June 30, 2004 from 37.8% in the same period in 2003.

      Proposed Transaction Costs. Proposed transaction costs consist of those costs that are incurred as a result of the proposed Investment and Acquisition Transactions. The costs include legal and accounting fees, investment banking fees, and any other qualified expenses. These costs amounted to $2.2 million in the six months ended June 30, 2004. There were no comparable costs in the six months ended June 30, 2003.

      Impairment of Long-Lived Assets. Impairment charges decreased $500,000, or 100%, to $0 in the six months ended June 30, 2004, from $500,000 for the same period in 2003. Impairment charges consisted of the impairment of an investment in a third-party technology company due to a decline in fair value which was other than temporary. This investment was fully written off at June 30, 2003.

      Other Income/ Expenses. Other income/expenses decreased $154,000 or 94.5%, to $9,000 in the six months ended June 30, 2004 from $163,000 for the same period in 2003. The decrease was due partially to the addition of interest expense associated with the Operating Loan and the Bridge Loan Facility as well as the decrease in investment earnings due to the decrease in interest rates in 2004 compared to 2003.

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Off-Balance Sheet Arrangements

      We had no off-balance sheet arrangements as of and for the three months ended June 30, 2004.

Liquidity and Capital Resources

      The following table provides information relating to our material contractual obligations at June 30, 2004.

	Payment Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In thousands)
Capital leases	$2	$2	$—	$—	$—
Operating leases	3,321	763	1,383	1,069	106
Purchase obligations	—	—	—	—	—

Total	$3,323	$765	$1,383	$1,069	$106

      Net cash used in operating activities was $2.8 million for the six months ended June 30, 2004, compared to $1.3 million for the six months ended June 30, 2003. The principal use of cash for both periods was to fund our losses from operations.

      Net cash provided by financing activities was $2.8 million for the six months ended June 30, 2004, compared to $110,000 used in financing activities for the six months ended June 30, 2003. In 2003, the cash used was related to payments made under capital leases. In 2004, the cash provided was related to the borrowing against the Operating Loan and the Bridge Loan Facility.

      Net cash used in investing activities was $1.1 for the six months ended June 30, 2004 compared to $437,000 for the six months ended June 30, 2003. The cash used in investing activities in 2003 was mainly related to transaction costs related to the Abiliti Acquisition and capital expenditures. The cash used in 2004 was primarily related to the PNML Loan.

      We incurred net losses of approximately $4.8 million for the six months ended June 30, 2004 and had an accumulated deficit of $219 million at June 30, 2004. Cash and cash equivalents and restricted cash at June 30, 2004 were $1.7 million. Cash used in operations for the six months ended June 30, 2004 was $2.8 million. We continued to provide outsourcing services to Allegiance pursuant to an agreement expiring on December 31, 2004. Allegiance accounted for 21.2% of total revenue for the six months ended June 30, 2004. There are no minimum revenues from Allegiance under this agreement. Allegiance assigned the Agreement to XO Communications, Inc. (“XO”) on July 23, 2004. We expect that XO Communications, Inc. will continue the migration of data and will ultimately discontinue use of the Company’s services.

      As a result of our business concentration risk, past recurring losses from operations and accumulated deficit, our accountants have raised substantial doubt about our ability to continue as a going concern.

      In May 2003, we executed a license and services agreement with ETB for our RevChain products. The project is expected to provide more than $7.6 million in additional revenues. The first significant payments were received in the fourth quarter of 2003 for approximately $787,000. We also received approximately $1.3 million in the second quarter of 2004. Payments are expected in the third and fourth quarters of 2004 in the amounts of $878,000 million and $3.1 million respectively. The final large payment of $1.1 million is expected in the first quarter of 2005 with smaller payments due throughout the term of the contract. Payments the company makes to subcontractors supporting the ETB Contract are paid within two weeks of receipt of the corresponding payments from ETB.

      In February 2004, we closed a revolving loan facility (the “Operating Loan”) with Silicon Valley Bank (“SVB”) and guaranteed by EXIM Bank. (See Note 5 of the condensed unaudited consolidated financial statements in Item 1 for a description of terms). Total funding under the Operating Loan is

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$2,700,000. The Company can borrow against the Operating Loan based on estimated funding dates and may have outstanding borrowings at any given time of up to $2,000,000. The proceeds of the Operating Loan will be used for operating costs associated with the ETB Contract. The balance on the Operating Loan as of June 30, 2004 was $657,000. Approximately $1.3 million of the Operating Loan was repaid in May 2004.

      On May 7, 2004 we announced the Investment and Acquisition Transactions. As part of the Investment and Acquisition Transactions, subject to Company shareholder approval, we will become a private company. The Investment and Acquisition Transactions are subject to the satisfaction of customary closing conditions including the approval of our stockholders.

      In May 2004, the Company entered into the Bridge Loan Facility with Behrman. The Bridge Loan Facility is for a maximum principal amount of $5.1 million, bearing interest at the rate of 6% per annum (plus a penalty at and after an event of default). The Company has drawn $1,000,000 million of this amount to fund a working capital facility that it is providing to Protek in connection with the Investment and Acquisition Transactions, and $100,000 to fund a facility fee paid to Behrman. In addition, the Company has drawn $1.1 million to fund its working capital requirements. The total amount drawn as of August 12, 2004, is $2.6 million leaving an amount of $2.5 million available for future use if needed prior to the closing of the Investment and Acquisition Transactions, subject to Behrman’s discretion. It is expected that the full remaining permitted principal amount of the Bridge Loan Facility will be drawn immediately prior to the closing of the Investment and Acquisition Transactions. At closing, the Bridge Loan Facility note will be guaranteed by DHI by offset of the principal amount thereof against the $5 million commitment of Behrman, plus a cash payment in respect of accrued but unpaid interest. The Bridge Loan Facility is secured by a lien on all assets of the Company, subordinated to the interests of SVB and EXIM Bank.

      We believe the cash and cash equivalents at June 30, 2004, together with the Operating Loan proceeds, Bridge Loan Facility proceeds, provided that Behrman continues to make additional draws available, and the additional funding resulting from the closing of the Investment and Acquisition Transactions, may be sufficient to fund operations for the foreseeable future. We do not believe that our cash and cash equivalents at June 30, 2004 will be sufficient to fund our operations and that we will be required to further reduce operations and/or seek additional financing if the Investment and Acquisition Transactions are not completed. The Investment and Acquisition Transactions are subject to a number of closing conditions, including the approval of our stockholders, and there can be no assurance that the transactions will be consummated. If the investment by Quadrangle and Behrman does not close by September 30, 2004, the Investment Agreement will automatically terminate unless extended by agreement of Quadrangle, Behrman and us. If the Investment and Acquisition Transactions are not consummated, it is highly unlikely that we would continue to operate our business substantially as presently operated. The remainder of the Bridge Loan Facility may be made available to us by Behrman, at its discretion, to fund our ordinary course working capital needs prior to the closing of the Investment and Acquisition Transactions and to pay costs we incur in connection with the Bridge Loan Facility and Investment and Acquisition Transactions. There can be no assurance that Behrman will continue to make additional draws available or that other financing will be available, or that, if available, the financing will be obtainable on terms acceptable to us or that additional financing would not be substantially dilutive to our existing stockholders. Although we are precluded from considering other strategic alternatives pending completion or termination of the Investment and Acquisition Transactions, if the transactions are not completed, we will consider other strategic alternatives. There can be no assurance that any other strategic alternatives will be available, or if available, will be on terms acceptable to us, or all of our stockholders. Failure of Behrman to make additional draws available or failure to consummate the Investment and Acquisition Transactions will have a material adverse affect on our ability to operate as a going concern, which may result in filing for bankruptcy protection, winding down operations and/or liquidation of assets. The condensed unaudited financial statements have been prepared assuming that we will continue as a going concern, and do not include any adjustments that might result from the outcome of this uncertainty.

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New Accounting Pronouncements

      See Note 15 to our condensed unaudited consolidated financial statements in Part I Item 1 to this Form 10-Q for certain new accounting pronouncements.

RISKS ASSOCIATED WITH DALEEN’S BUSINESS AND FUTURE OPERATING RESULTS

Risk Factors

      Our future operating results may vary substantially from period to period. The price of our common stock will fluctuate in the future, and an investment in our common stock is subject to a variety of risks, including but not limited to the specific risks identified below. In addition to risk factors associated with our business and operations, risk factors relating to our outstanding Series F preferred stock are set forth below under the caption “Risks Associated with our Series F Preferred Stock” and risk factors associated with the Investment and Acquisition Transactions are also set forth below. Inevitably, some investors in our securities will experience gains while others will experience losses depending on the prices at which they purchase and sell securities. Prospective and existing investors are strongly urged to carefully consider the various cautionary statements and risks set forth in this report.

Risks Associated with the Investment and Acquisition Transactions

If the Investment and Acquisition Transactions do not close, we will not have sufficient funds to continue to operations and we will not have sufficient funds to pay our transaction expenses.

      If the Investment and Acquisition Transactions are not completed, it is highly unlikely that we would have sufficient funds to continue to operate our business substantially as presently operated and we would be required to further reduce operations and/or seek additional financing. The Investment and Acquisition Transactions are subject to a number of closing conditions, including the approval of our stockholders, and there can be no assurance that the transactions will be consummated. If the investment by Quadrangle and Behrman does not close by September 30, 2004, the Investment Agreement will automatically terminate unless extended by agreement of Quadrangle, Behrman and the Company. There can be no assurance that financing will be available, or that, if available, the financing will be obtainable on terms acceptable to us or that additional financing would not be substantially dilutive to our existing stockholders. Although we are precluded from considering other strategic alternatives pending completion or termination of the Investment and Acquisition Transactions, if the transactions are not completed, we will consider other strategic alternatives. There can be no assurance that any other strategic alternatives will be available, or if available, will be on terms acceptable to us, or all of our stockholders. Failure of Behrman to make additional draws available or failure to consummate the Investment and Acquisition Transactions will have a material adverse affect on our ability to operate as a going concern, which may result in filing for bankruptcy protection, winding down operations and/or liquidation of assets.

      If the Investment and Acquisition Transactions do not close, we are unlikely to have the resources needed to fund our transaction-related expenses, including without limitation the requirement that we pay Quadrangle’s expenses upon any termination. We may also owe more than $2.6 million to Behrman for advances on the Bridge Loan Facility with no guarantee of recovery of up to $1.0 million advanced to Protek. In addition, it is likely that our own transaction expenses will exceed cash and cash equivalents on hand at the time of termination and we will not have sufficient working capital to repay the Bridge Loan Facility.

We are the target of three securities class action lawsuits related to the proposed Merger which could result in substantial costs and divert management attention and resources.

      On or about April 7, 2004, a purported class action complaint was filed and on June 21, 2004, the plaintiff filed an amended complaint alleging that the merger transaction contemplated as part of the Investment and Acquisition Transactions (“Merger”) is a freeze out of Common Stock by the Series F Preferred stockholders through unfair dealing by the defendants and that the defendants have breached

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and continue to breach their fiduciary duties of loyalty, care and good faith to the plaintiff and other members of the class. The amended complaint seeks for the Merger, if consummated, to be rescinded and set aside or for rescissory damages to be awarded to the class; for the defendants to be directed to account to the class for all profit received by the defendants and all damages sustained by the class; and for costs of the action including attorney’s and experts fees to be awarded to the plaintiff. On May 12, 2004 and June 24, 2004, two additional purported class action complaints were filed by individual shareholders. These complaints generally allege that the Company and our directors breached their fiduciary duties; that the consideration offered by Quadrangle Capital Partners LP and Behrman Capital is inadequate and that the transaction was a result of unfair dealing; that Behrman Capital, as controlling stockholder, breached its fiduciary duty to our minority stockholders by acting to further its own interests at the expense of our minority stockholders; and that Behrman Brothers, Quadrangle Group and Quadrangle Capital Partners LP knowingly aided and abetted Behrman Capital’s violations of fiduciary duty. The complaints seek to enjoin the Merger and related transactions, or if the Merger and related transactions are consummated, to rescind them; to recover damages in an unstated amount and to recover costs including attorney’s fees associated with the lawsuit. We intend to vigorously defend against the plaintiffs’ claims, but any such defense may result in substantial costs and divert management’s attention, which may adversely affect our business and results of operations. Even if we ultimately were to prevail on the merits, given our limited and declining cash position, if these lawsuits result in a significant delay in the Merger, the effect could be to deprive our stockholders of value. If any of these litigations were to result in a permanent injunction against consummation of the Merger or related transactions, the Merger Agreement and related transaction agreements would be subject to termination as contemplated by the Transaction Support Agreement. See “Risks Associated with the Investment and Acquisition Transactions — If the Investment and Acquisition Transactions do not close, our transaction expenses may exceed cash and cash equivalents on hand at the time of termination” and “Risks Associated with our Business and Operations — Our cash position has deteriorated and if we are unable to obtain sufficient working capital, we may be unable to meet ordinary course obligations as they become due.”

Risks Associated with our Business and Operations

Our cash position has deteriorated and if we are unable to obtain sufficient working capital, we may be unable to meet ordinary course obligations as they become due.

      The deterioration of our cash position has continued and we are increasingly exposed to the risk of cash flow mismatches. Should such cash flow incidents occur prior to closing of the Investment and Acquisition Transactions, we expect to seek Behrman’s agreement to permit us to make additional draws on our Bridge Loan Facility. Behrman has indicated to us that it will monitor our financial condition with care and that it currently intends to assist us with additional draws under the Bridge Loan Facility as events warrant; however, Behrman has provided no contractual or other commitment to make such funds available. If we are unable to obtain additional draws under the Bridge Loan Facility, we may be unable to meet ordinary course obligations as they come due.

Our business relies in part on a limited number of customers and unfavorable developments in relation to a major customer may adversely affect our revenues, operating results and cash flows.

      Three customers accounted for an aggregate of 61.3% of our total revenue for the six months ended June 30, 2004, with ETB accounting for 28.6%, Allegiance, accounting for 21.2%, and SBC accounting for 11.6% of our total revenue for the six months ended June 30, 2004. If an unfavorable development occurs with respect to any significant customer it would likely materially adversely impact our total revenues and financial results. We provide outsourcing services to our largest customer, Allegiance, pursuant to a contract expiring on December 31, 2004. There are no minimum revenues from Allegiance under this agreement. Allegiance has been migrating data to another software system and intends to discontinue use of our services.

      In addition, we entered into the ETB Contract in May 2003. ETB may terminate the ETB Contract at anytime for any reason. If ETB terminates the ETB Contract for any reason, other than our breach of

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the contract, ETB must pay the proportionate fees for services performed and licenses provided prior to the date of termination. The project is divided into phases and invoicing is tied to performance milestones. There can be no assurance that we will achieve anticipated revenues or receive prompt payments from ETB throughout the contract period.

Additional capital and/or strategic alternatives may be required for us to continue our operations and as a result, our independent registered public accounting firm has expressed doubts over our ability to continue as a going concern.

      We incurred net losses of approximately $4.8 million for the six months ended June 30, 2004, and we had an accumulated deficit of approximately $219 million as of June 30, 2004. Our cash and cash equivalents and restricted cash at June 30, 2004 were $1.7 million. Cash used in operations for the six months ended June 30, 2004 was $2.8 million. As a result of our business concentration risk, our past recurring losses from operations and our accumulated deficit, the independent registered public accounting firm’s report included in our December 31, 2003 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raised substantial doubt about our ability to continue as a going concern.

      Net cash used in operating activities was $2.8 million for the six months ended June 30, 2004, compared to $1.3 for the six months ended June 30, 2003. The principal use of cash for both periods was to fund our losses from operations.

      Net cash provided by financing activities was $2.8 million for the six months ended June 30, 2004, compared to $110,000 used in financing activities for the six months ended June 30, 2003. In 2003 the cash used was related to payments made under capital leases. In 2004, the cash provided was related to the borrowing against an Operating Loan established with SVB and the Bridge Loan Facility.

      Net cash used in investing activities was $1.1 million for the six months ended June 30, 2004 compared to $437,000 for the six months ended June 30, 2003. The cash used in investing activities in 2003 consisted mainly of transaction costs related to the Abiliti Acquisition and capital expenditures. The cash used in 2004 was primarily related to the PNML Loan.

There is no assurance that we can effectively implement our aggregation strategy and even if we can, it might not be successful and could be dilutive to our existing stockholders.

      We intend to augment our growth through targeted aggregations, including but not limited to mergers, acquisitions or other strategic transactions pursuant to which we would combine some or all of our resources with other billing and OSS companies. If we fail to properly evaluate and execute aggregations, our business and prospects may be seriously harmed. To successfully complete any particular aggregation transaction, we must properly evaluate the technology; accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses; integrate and retain personnel; combine potentially different corporate cultures; and effectively integrate products and services, research and development, sales and marketing and support operations. Pursuit of our aggregation strategy may distract management from day-to-day operations and may be disruptive to our ongoing business. Further, our ability to implement our aggregation strategy may be limited by the availability of suitable candidates and our ability to obtain sufficient additional capital to pursue this strategy. There can be no assurance that we will be able to identify suitable candidates or have capital available to us to complete any aggregation transactions, or that the terms of any such transaction or additional capital will be acceptable to us.

      Additionally, the terms of any aggregation transaction or capital raising transaction may require us to issue additional shares of our common stock or securities convertible into our common stock, which would be dilutive to our existing stockholders, and which could materially and adversely affect the market price of our common stock, or an aggregation may result in a change in the character of your investment. Any aggregation transaction may result in additional costs, expenses and other obligations, and could result in additional ongoing capital needs, all of which could materially and adversely affect our results of operations and financial condition.

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We have not achieved profitability in the past and may continue to incur net losses.

      We incurred net losses of approximately $4.8 million for the six months ended June 30, 2004. As of June 30, 2004, we had an accumulated deficit of approximately $219 million. We have not achieved profitability to date and may not do so in the foreseeable future.

      In order to achieve profitability, we may need to further reduce our operations, seek additional financing and/or pursue other strategic alternatives. There are no assurances that we will achieve profitability in the future and, even if we do, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If we default on the Operating Loan, SVB may hold our accounts or take possession of the collateral, including without limitation our intellectual property.

      In February, 2004, we entered into an Operating Loan with SVB that permits us to have outstanding borrowings at any given time up to $2,000,000. The Operating Loan is subject to representations and warranties and covenants and includes numerous events of default including maintaining a tangible net worth requirement of $3,000,000. This requirement has been waived until July 31, 2004. If we were to breach any of the other representations and warranties or covenants or in the event we trigger an event of default, SVB may institute a hold on our operating account and may seek to take possession of the collateral, including without limitation our intellectual property. We expect to be in default under one of the financial covenants of the Operating Loan for July 2004. SVB has granted us a forbearance from enforcement of its rights in respect of such default through July 31, 2004. If we are in default for July 2004, and no further forbearance is granted, SVB will be entitled to exercise its rights under the Operating Loan. The Operating Loan is secured by a first priority lien on all of our assets.

Many of our customers and potential customers lack financial resources, and if they cannot secure adequate financing, we may lose or fail to obtain their business, which would adversely affect our revenues, operating results and cash flows.

      Many of our customers and potential customers lack significant financial resources or are experiencing liquidity difficulties as a result of the tightening of the financial markets and the prolonged weakness in the U.S. economy in recent years. Further, this general economic weakness has resulted in delays or reductions in expenditures for information technology, which has, and may continue to adversely affect demand for our products and services.

      The adverse conditions being experienced by customers for our products could adversely affect their ability to purchase additional products, renew maintenance and support agreements, obtain outsourcing services from us or meet their financial obligations to us in a timely manner. Also, our business, operating results, and cash flows may be adversely affected to the extent that any of our customers seeks bankruptcy protection or cease operations, and by the consolidation of companies within the technology sector. Any of these factors may adversely affect our collections of accounts receivable from our customers, and may affect the timing of our revenue recognition where we provide financing to our customers. See “Risk Factors -Our business relies in part on a limited number of customers and unfavorable developments in relation to a major customer may adversely affect our revenues, operating results and cash flows.”

Our expansion into select international markets may not succeed as a result of legal, business and economic risks specific to international operations.

      Our expansion into select international markets is subject to risks generally associated with international operations and our future international operations might not succeed for a number of reasons, including but not limited to dependence on third-party systems integrators; difficulties in staffing and managing foreign operations; language barriers; difficulties in localizing products and supporting customers in foreign countries; reduced protection for intellectual property rights in some countries; greater difficulty in collecting accounts receivable; local standards of contracting and doing business, including performance bond requirements and penalty clauses, and uncertainties inherent in transnational operations such as

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export and import regulations and other local laws, taxation issues, tariffs, trade barriers and fluctuations in currency conversion rates. To the extent that we are unable to successfully manage expansion of our business into these international markets due to any of the foregoing factors, our business could be adversely affected.

Our future success will depend in part upon our ability to continually enhance our product and service offerings to meet the changing needs of our customers, and if we are not able to do so, we will lose future business to our competitors.

      We believe that our future success will depend to a significant extent upon our ability to enhance our product and service offerings to meet the requirements of our customers in a rapidly developing and evolving market. Since 2001, we have significantly reduced the amount of cash we expend for research and development. This reduction may make it more difficult to enhance future product and service offerings. If we are unable to anticipate or respond adequately to customer needs, our business and financial performance will be adversely affected.

Design defects or software errors in our products could adversely affect our business due to costly redesigns, production delays and customer dissatisfaction.

      Design defects or software errors in our products may result in costly redesigns, cause delays in product introductions, or cause customer dissatisfaction, any of which could seriously harm our business. Our software products are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against all claims. In addition, claims and liabilities arising from customer problems could significantly damage our reputation and adversely affect our business and results of operations.

If we cannot continue to obtain or implement the third-party software that we incorporate into our products, we may have to delay our product development or redesign efforts, which could adversely affect our revenues and results of operations.

      Our products involve integration with products and systems developed by third parties. If any of these third-party products should become unavailable for any reason, fail under operation with our products, or fail to be supported by their vendors, it would be necessary for us to redesign our products. We might encounter difficulties in accomplishing any necessary redesign in a cost-effective or timely manner. We also could experience difficulties integrating our products with other hardware and software. Furthermore, if new releases of third-party products and systems occur before we develop products compatible with these new releases, we could experience a decline in demand for our products or services, which could adversely affect our business and financial performance.

We permit certain third parties to sell and implement our products, and any failure by these parties to successfully implement or support our products may reflect negatively on our products.

      Third parties such as systems integration firms and OEM partners help us to market, sell, implement and support our products. If these third parties discontinue their relationship with us, or fail to adequately implement and support our products, we may experience increased difficulty in attracting and retaining customers, or incur unanticipated costs and expenses necessary to satisfy customer needs, and it may reflect negatively on our reputation in the marketplace for our products.

We face significant competition from companies that have greater resources than we do and the markets in which we compete are relatively new, intensely competitive, highly fragmented and rapidly changing.

      The market for our products and services is highly competitive. We directly compete with both independent providers of products and services and in-house systems developed by existing and potential

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clients. In addition, some independent providers are entering into strategic alliances with other independent providers, resulting in new competitors or competitors with greater resources. Many of our current and potential competitors have significantly greater financial, marketing, technical, and other competitive resources, many with significant and well-established international operations. In addition, our competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. There can be no assurance that we will be able to adapt to market demands or compete successfully with existing and new competitors.

We may be unable to protect our proprietary technology, and our competitors may infringe on our technology, or develop competitive technology, any one of which could harm the value of our proprietary technology.

      We regard a substantial portion of our software product as proprietary and rely on a combination of patent, copyright, trademark and trade secret laws, customer license agreements and employee and third-party agreements to protect our proprietary rights. There can be no assurance, however, that these protections will prevent misappropriation of our intellectual property, particularly in foreign countries where intellectual property laws may not protect proprietary rights as fully as the laws of the United States. If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and the outcome uncertain. Also, our competitors could independently develop similar or superior technology without violating our proprietary rights. Any misappropriation of our technology or development of competing technology could seriously harm our business and could materially and adversely affect our financial performance.

Claims by others that we infringe their proprietary technology could be costly and harm our business.

      Third parties could claim that our products or technology infringes on their proprietary rights. An infringement claim against us could be costly even if the claim is invalid, and could distract our management from the operation of our business. Furthermore, a judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from selling our products. If we faced a claim relating to proprietary technology, we may need to incur additional costs and expenses to license such technology, or to develop non-infringing technology in order to sell our affected products, which could adversely affect our financial performance.

Loss of our senior management or other key personnel would harm our business if we are unable to hire suitable replacements.

      Our future success depends to a significant extent on the continued services of our senior management and other key personnel. If we lost the services of our key employees and we were unable to hire suitable replacements, it would harm our business. We have employment and non-compete agreements with our executive officers. However, these agreements do not obligate them to continue working for us. Our success also depends in large part on our ability to motivate and retain highly skilled information technology professionals, software programmers, and sales and marketing professionals. Our recent restructurings and cost reductions may create uncertainties that could adversely affect our ability to retain our employees. Significant turnover of our personnel could hinder our ability to effectively serve our existing customers and in competing for new business, either of which could adversely affect our business and results of operations.

The price of our common stock has been, and will continue to be volatile, which increases the risk of an investment in our common stock.

      The trading price of our common stock has been volatile due in part to the volatility in the communications and technology areas of the equity securities markets, and our results of operations. We anticipate that the trading price for our common stock will continue to experience volatility in the future. Factors that may affect the fluctuation in the trading price of our common stock may include but are not limited to: quarter-to-quarter variations in our operating results; our ability to raise additional capital

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and/or engage in strategic alternatives; failure to meet market expectations of our performance; announcements and technological innovations or new products by us or our competitors; the projected level of business activity or perceived growth (or the lack thereof) in the market; increased price competition; and general conditions in the Internet, technology and the telecommunications industries.

We are the target of a securities class action lawsuit related to our IPO and the volatility of our stock price may lead to additional legal proceedings being brought against us which could result in substantial costs and divert management attention and resources.

      In December 2001, a class action complaint was filed and is pending in the United States District Court for the Southern District of New York against us and certain of the underwriters of our initial public offering. The complaint alleges that the defendants failed to disclose “excessive commissions” paid to the underwriters in exchange for allocating shares to preferred customers, and that the underwriters had agreements with preferred customers tying the allocation of shares to the preferred customers’ agreements to make additional aftermarket purchases at pre-determined prices. The complaint alleges that the failure to disclose these alleged arrangements made our prospectus materially false and misleading. Plaintiffs seek unspecified damages and other relief.

      We have approved the terms of a proposed settlement involving the plaintiffs, the insurance companies and numerous issuers, including us and the individual defendants, that includes a waiver by the insurance companies of any retention amounts under the policies. However, court approval of the settlement will be required and there can be no assurance that the settlement will be finalized. We intend to vigorously defend against the plaintiffs’ claims if settlement discussions are unsuccessful. Any such defense may result in substantial costs and divert management’s attention, which may adversely affect our business and results of operations. While we believe that we are entitled to be indemnified by the underwriters under the terms of the underwriting agreement, there can be no assurance that indemnification will be available to us, or the amount of any such indemnification. Furthermore, BancBoston Robertson Stephens Inc., the lead underwriter in our initial public offering, has ceased doing business. See Part II Item 1-Legal Proceedings in this report for a more complete discussion concerning this litigation.

      In addition, in the past, other types of securities class action litigation have often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Any securities litigation may result in substantial costs and divert management’s attention and resources, which may seriously harm our business.

Claims related to the liabilities retained by Abiliti in the Abiliti Acquisition remain unresolved and because Abiliti has exhausted its remaining assets, we will be forced to pay the costs of defending such claims, and settlement or judgment amounts, if any.

      Certain claims related to the liabilities retained by Abiliti in the Abiliti Acquisition remain unresolved. Abiliti is obligated to indemnify us for all such claims and is currently defending us in the action Tamara Cooper v. Albacore Holdings, Inc. b/d/a Abiliti Solutions, Inc., Daleen Solutions, Inc. and Gordon Quick. Albacore has notified its insurance carrier and the insurance carrier has accepted responsibility for a portion of the defense costs, subject to a retention amount. Albacore has notified us that it does not have the financial resources to defend and/or settle the claim, pay any judgment ultimately obtained by plaintiffs, or continue to provide indemnification in connection with this matter. Accordingly, we are forced to pay the costs of defense, including the balance of the retention amount and the portion of the defense costs rejected not covered by the insurance carrier, and settlement or judgment amounts, if any.

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Delaware law, our certificate of incorporation and our bylaws contain anti-takeover provisions that may delay, deter or prevent a change of control.

      Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could delay, deter or prevent a change of control of Daleen. Our certificate of incorporation and bylaws, among other things, provide for a classified board of directors, restrict the ability of stockholders to call stockholders meetings, preclude stockholders from raising new business for consideration at stockholder meetings unless the proponent has provided us with timely advance notice of the new business, and limit business that may be conducted at stockholder meetings to those matters properly specified in notices delivered to us. Moreover, we have not opted out of Section 203 of the Delaware General Corporation Law, which generally prohibits mergers, sales of material assets and some types of self-dealing transactions between a corporation and a holder of 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the stockholder became a 15% holder. These provisions do not apply to the holders of our Series F preferred stock.

Risks Associated with our Series F Preferred Stock

The holders of our Series F preferred stock have rights that are senior to those of the holders of our common stock in the event of the sale of our Company or in the event of our liquidation, dissolution or winding up.

      The holders of the Series F preferred stock will have a claim against our assets senior to the claim of the holders of our common stock in the event of our liquidation, dissolution or winding up. The aggregate amount of that senior claim will be at least $110.94 per share of Series F preferred stock (the “Preferential Amount”), or approximately $49.8 million based on the number of shares of Series F preferred stock outstanding at May 1, 2004.

      Additionally, unless otherwise agreed by the holders of at least a majority of the outstanding shares of Series F preferred stock, in the event of a “Sale of the Company,” we are required to redeem all of the issued and outstanding shares of Series F preferred stock for the Preferential Amount per share. A “Sale of the Company” means, with certain limited exceptions: (i) the acquisition by another entity by means of merger or consolidation resulting in the exchange of at least 50% of the outstanding shares of our capital stock for securities issued or other consideration paid by the acquiring entity or any parent subsidiary thereof; or (ii) the sale or other disposition by us of substantially all of our assets. As a result, in the event of a Sale of the Company, the holders of the Series F preferred stock will be entitled to the first $49.8 million of the transaction value based on the Series F preferred stock outstanding at May 1, 2004.

The holders of our Series F preferred stock have significant voting rights that are senior to those of the holders of our common stock.

      The holders of the Series F preferred stock have voting rights entitling them to vote together with the holders of our common stock as a single class and on the basis of 100 votes per share of Series F preferred stock held by such holder, subject to certain anti-dilution adjustments. As of May 1, 2004, the voting power of the holders of the currently outstanding shares of Series F preferred stock constitutes approximately 49.0% of the entire voting class of common stock, without giving effect to the shares of our common stock currently owned by the holders of the Series F preferred stock, or the exercise of warrants to acquire our common stock and warrants to acquire our Series F preferred stock (“Series F Warrants”) held by such holders, or 55.39% if the warrant holders exercise their Series F Warrants.

      Additionally, certain holders of our Series F preferred stock beneficially own a significant number of shares of our outstanding common stock. When combined with the shares of common stock that they beneficially own, the holders of our outstanding shares of Series F preferred stock control approximately 78.15% of the vote on any proposal submitted to the holders of our common stock, or 89.83% of the vote if the holders of the Series F preferred stock exercise their Series F Warrants and their warrants to purchase common stock. When considering both the Series F preferred stock and shares of our common stock owned, the three largest beneficial owners of our Series F preferred stock, Behrman, HarbourVest Partners

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V — Direct Fund L.P. and HarbourVest VI — Direct Fund L.P. (collectively “HarbourVest”) and SAIC Venture Capital Corporation control 47.89%, 13.97% and 9.81%, respectively, or in the aggregate, approximately 71.67% of the voting power on matters submitted to our common stockholders. This combined voting power would generally give these stockholders the power to control the outcome on most important corporate decisions, including but not limited to the Reverse Split, election of directors, mergers, acquisitions and other significant corporate transactions and amendments to our certificate of incorporation, if such beneficial owners act together or in common on any particular matter.

      In the event that we seek stockholder approval of a transaction or action involving the Sale of the Company and/or the liquidation, dissolution or winding up of the Company, or other transaction, the holders of the Series F preferred stock will control a majority of the vote and, as a result, would control or significantly influence the outcome of a proposal with respect to such a transaction or action, whether or not the holders of our common stock support or oppose the proposal.

      In the event of conversion of the Series F preferred stock, the holders are entitled to vote the number of shares of common stock issued upon conversion. Each share of outstanding Series F preferred stock is currently convertible into 122.4503 shares of common stock, or an aggregate of approximately 55 million shares of common stock assuming the conversion of all of the shares of Series F preferred stock outstanding as of May 1, 2004.

      Additionally, the holders of the Series F preferred stock are entitled to vote as a separate class on certain matters, including:

•	the authorization or issuance of any other class or series of preferred stock ranking senior to or equal with the Series F preferred stock as to payment of amounts distributable upon our dissolution, liquidation or winding up;

•	the issuance of any additional shares of Series F preferred stock;

•	the reclassification of any capital stock into shares having preferences or priorities senior to or equal with the Series F preferred stock;

•	the amendment, alteration, or repeal of any rights of the Series F preferred stock; and

•	the payment of dividends on any other class or series of our capital stock, including the payment of dividends on our common stock.

Our Series F preferred stock provides for anti-dilution adjustments to the Series F preferred stock conversion price, which could result in a reduction of the conversion price.

      Subject to certain exceptions, the conversion price of the Series F preferred stock will be reduced each time, if any, that we issue common stock, convertible preferred stock, options, warrants or other rights to acquire common stock at a price per share of common stock that is less than the conversion price of the Series F preferred stock then in effect. A reduction in the conversion price of the Series F preferred stock will increase the number of shares of common stock issuable upon conversion of the Series F preferred stock.

The Series F preferred stock is automatically convertible only in limited circumstances and, as a result could be outstanding indefinitely.

      The Series F preferred stock will convert automatically into common stock only if the closing price of our common stock on The Nasdaq National Market or a national securities exchange is at least $3.3282 per share for ten out of any 20 trading day period. Otherwise, the shares of Series F preferred stock are convertible only at the option of the holder. Further, the Series F preferred stock is not subject to automatic conversion if our common stock is not then listed for trading on The Nasdaq National Market or a national securities exchange. Each Series F Warrant is exercisable for Series F preferred stock in whole or in part at any time during a five-year exercise period at the sole discretion of the Series F

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Warrant holder and will not be convertible or callable at our election. As a result of these provisions, the Series F preferred stock may remain outstanding indefinitely.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk.

      Our financial instruments consist of cash that is invested in institutional money market accounts and less than 90-day securities invested in corporate fixed income bonds. We do not use derivative financial instruments in our operations or investments and do not have significant operations subject to fluctuations in commodities prices or foreign currency exchange rates.

Item 4.	Controls and Procedures.

      Our management, under the supervision and with the participation of our Chief Executive Officer (“CEO”) who is also our principal financial and accounting officer, performed an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report on Form 10-Q. Based upon that evaluation, the CEO concluded that our disclosure controls and procedures were effective as of the end of such period.

      There were no changes in our internal control over financial reporting identified in connection with the evaluation of such internal control that occurred during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II

OTHER INFORMATION

Item 1.	Legal Proceedings.

Stockholder Litigation

      Fazari vs. Daleen Technologies, Inc., et al.: On December 5, 2001, a class action complaint was filed in the United States District Court for the Southern District of New York. On April 22, 2002 an amended complaint was filed by two plaintiffs purportedly on behalf of persons purchasing the Company’s common stock between September 20, 1999 and December 6, 2000. The complaint is styled as Angelo Fazari, on behalf of himself and all others similarly situated, vs. Daleen Technologies, Inc., BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC, Salomon Smith Barney Inc., James Daleen, David B. Corey and Richard A. Schell. The individual defendants, Messrs. Corey, Schell and Daleen, have entered into tolling agreements with the plaintiffs resulting in their dismissal from the case without prejudice. The remaining defendants include us and certain of the underwriters from the Company’s initial public offering (“IPO”). More than 300 similar class action lawsuits filed in the Southern District of New York against numerous companies and their underwriters have been consolidated for pretrial purposes before one judge under the caption “In re Initial Public Offering Securities Litigation.”

      The complaint includes allegations of violations of (i) Section 11 of the Securities Act of 1933 by all named defendants, (ii) Section 15 of the Securities Act of 1933 by the individual defendants and (iii) Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by the underwriter defendants. Specifically, the plaintiffs allege in the complaint that, in connection with the IPO, the defendants failed to disclose “excessive commissions” purportedly solicited by and paid to the underwriter defendants in exchange for allocating shares of the Company’s common stock in the IPO to the underwriter defendants’ preferred customers. Plaintiffs further allege that the underwriter defendants had agreements with preferred customers tying the allocation of shares sold in the IPO to the preferred customers’ agreements to make additional aftermarket purchases at pre-determined prices. Plaintiffs further allege that the underwriters used their analysts to issue favorable reports about the Company to further inflate the Company’s share price following the IPO. Plaintiffs claim that the defendants knew or should have known of the underwriters’ actions and that the failure to disclose these alleged arrangements rendered the prospectus included in the Company’s registration statement on Form S-1 filed with the SEC in September 1999 materially false and misleading. Plaintiffs seek unspecified damages and other relief.

      In June, 2004, the Stipulation and Agreement of Settlement with Defendant Issuers and Individuals has been signed on the Company’s behalf. Court approval of the settlement is required. Under the terms of the settlement, there would be no liability to be recorded by us. There is no assurance that the settlement will be finalized. In the event that the settlement is not finalized and approved by the court, we intend to defend vigorously against the plaintiffs’ claims. We believe that we are entitled to indemnification by the underwriters under the terms of the underwriting agreements. We have notified the underwriters of the action, but the underwriters have not yet agreed to indemnify the Company. The lead underwriter, BancBoston Robertson Stephens Inc., has ceased doing business and there is no assurance it will have the financial resources to provide indemnification. Currently the amount of a loss, if any, cannot be determined. In the event that the court does not approve the settlement, we intend to defend vigorously against the plaintiffs’ claims.

Kops Investment Advisors LLC v. Daleen Technologies, Inc., et al.

      On or about April 7, 2004, a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County by an individual holder of shares of Common Stock of the Company. The complaint is styled Kops Investment Advisors LLC v. Daleen Technologies, Inc., James Daleen, Gordon Quick, Ofer Nemirovsky, Daniel J. Foreman, Dennis G. Sisco, Stephen J. Getsy, and John S. McCarthy, Behrman Brothers, L.L.C., Behrman Capital II, L.P., Strategic Entrepreneur Fund II, L.P. On June 21, 2004, the plaintiff filed an amended complaint alleging that the Merger is a

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freeze out of Common Stock by the Series F Preferred stockholders through unfair dealing by the defendants and that the defendants have breached and continue to breach their fiduciary duties of loyalty, care and good faith to the plaintiff and other members of the class. The amended complaint seeks for the Merger, if consummated, to be rescinded and set aside or for rescissory damages to be awarded to the class; for the defendants to be directed to account to the class for all profit received by the defendants and all damages sustained by the class; and for costs of the action including attorney’s and experts fees to be awarded to the plaintiff. This case is in the initial stages and the amount of exposure, if any, is not determinable at this time.

Kurt Feierbend v. James Daleen, et al.

      On May 12, 2004 a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County by an individual holder of the Common Stock of the Company. The complaint is styled Kurt Feierbend v. James Daleen, Gordon Quick, Daniel J. Foreman, Stephen J. Getsy, John S. McCarthy, Dennis G. Sisco, Ofer Nemirovsky, Daleen Technologies, Inc., Quadrangle Group LLC, Quadrangle Capital Partners LP, Behrman Capital and Behrman Brothers, L.L.C. The complaint, which is purported to be brought on behalf of the public holders of the Common Stock, generally alleges that the Company and our directors breached their fiduciary duties; that the consideration offered by Quadrangle Capital Partners LP and Behrman Capital is inadequate and that the transaction was a result of unfair dealing; that Behrman Capital, as controlling stockholder, breached its fiduciary duty to our minority stockholders by acting to further its own interests at the expense of our minority stockholders; and that Behrman Brothers, Quadrangle Group and Quadrangle Capital Partners LP knowingly aided and abetted Behrman Capital’s violations of fiduciary duty. The complaint seeks to enjoin the Merger and related transactions, or if the Merger and related transactions are consummated, to rescind them; to recover damages in an unstated amount and to recover costs including attorney’s fees associated with the lawsuit. This case is in the initial stages and the amount of exposure, if any, is not determinable at this time.

Russell Winter v. James Daleen, et al.

      On June 24, 2004, a purported class action complaint virtually identical to the complaint filed by Feierbend was filed in the Court of Chancery of the State of Delaware in and for New Castle County by another individual holder of the Common Stock of the Company. The complaint is styled Russell Winter v. James Daleen, Gordon Quick, Daniel J. Foreman, Stephen J. Getsy, John S. McCarthy, Dennis G. Sisco, Ofer Nemirovsky, Daleen Technologies, Inc., Quadrangle Group LLC, Quadrangle Capital Partners LP, Behrman Capital and Behrman Brothers, L.L.C. The complaint, which is purported to be brought on behalf of the public holders of the Common Stock, generally alleges that the Company and our directors breached their fiduciary duties; that the consideration offered by Quadrangle Capital Partners LP and Behrman Capital is inadequate and that the transaction was a result of unfair dealing; that Behrman Capital, as controlling stockholder, breached its fiduciary duty to our minority stockholders by acting to further its own interests at the expense of our minority stockholders; and that Behrman Brothers, Quadrangle Group and Quadrangle Capital Partners LP knowingly aided and abetted Behrman Capital’s violations of fiduciary duty. The complaint seeks to enjoin the Merger and related transactions, or if the Merger and related transactions are consummated, to rescind them; to recover damages in an unstated amount and to recover costs including attorney’s fees associated with the lawsuit. This case is in the initial stages and the amount of exposure, if any, is not determinable at this time.

Abiliti-Related Litigation

      On August 1, 2003, a First Amended Petition, styled as James E. Kientzy and David K. Wilson vs. Abiliti Solutions, Inc., a corporation, and Daleen Technologies, Inc., a corporation, and Daleen Solutions, Inc., a corporation and wholly-owned subsidiary of Daleen, was filed in the Circuit Court of the County of St. Louis, State of Missouri. The First Amended Petition added Daleen Technologies and Daleen Solutions as defendants in the named action. The First Amended Petition contained certain allegations

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against Abiliti related to the non-payment of certain promissory notes in the aggregate principal amount of $1.2 million. In May, 2004, we reached a settlement with the plaintiffs and we made payments to the plaintiffs totaling $250,000. On June 28, 2004, the action was dismissed with prejudice.

      On December 24, 2003, Daleen Solutions filed a collection action against Data Integration Systems, Inc. (“DIS”) seeking payment of license fees, services fees and equipment in the amount of $694,600 (which includes DIS’ obligation to make future payments under the contract). On January 30, 2004, DIS filed a cross-complaint against Daleen Solutions alleging damages of $1,500,000. This case is in the discovery stage of the proceeding. A loss and its effect on us, if any, cannot be determined with respect to this litigation.

General Litigation

      We are involved in other lawsuits and claims incidental to the ordinary course of our business. Management does not believe the outcome of any of these other activities would have a material adverse effect on our financial position or results of operations.

Item 5.	Other Information.

Investment and Acquisition Transactions

      On May 7, 2004 Quadrangle and Behrman signed definitive agreements to invest $25 million and $5 million, respectively, in cash into DHI, a newly formed subsidiary of the Company, that, subject to our shareholder approval, will simultaneously acquire us and Protek.

      Quadrangle and Behrman will receive senior convertible redeemable preferred stock in DHI Preferred in consideration for their investment. The DHI Preferred will have a dividend of 6% per annum, payable in kind or in cash at DHI’s election. The DHI Preferred will also carry the right to the issuance of additional shares of preferred equity should DHI not attain certain specified financial targets.

      DHI will acquire Protek by purchase of stock from its shareholders and conversion of outstanding options, for aggregate consideration of up to $20 million, consisting of up to $13 million in cash, $5 million of DHI Common, and contingent earn-out consisting of up to $1 million in cash and $1 million of DHI Common. The purchase price will be subject to reduction in respect of closing date debt and working capital shortfalls.

      In connection with the Investment and Acquisition Transactions, we will become a private company. All outstanding shares of our common stock will be purchased for $0.0384 per share in cash. The per share purchase price is based on an aggregate amount equal to approximately ten percent of the total value received by our stockholders. In addition, as a condition of closing the Investment and Acquisition Transactions, holders of our Series F preferred stock will be required to waive the $49.8 million redemption value of the Series F preferred stock. These stockholders will receive an aggregate of $15.4 million in cash and securities, with the cash component limited to a maximum of $2.8 million. Immediately prior to the consummation of the Investment and Acquisition Transactions, Behrman will be contractually obligated to exchange its shares of Series F preferred stock for $5 million in DHI Preferred plus the remaining value of its shares of Series F preferred stock in DHI Common. Other holders of Series F preferred stock will receive a combination of (a) an aggregate of $2.8 million in value of DHI Common and (b) the remaining value of their Series F preferred stock in DHI Common; however, holders of Series F preferred stock will be permitted to convert all of their Series F preferred stock into DHI Common.

      Behrman extended to Daleen a $5.1 million Bridge Loan Facility. The Bridge Loan Facility will bear interest at a rate of 8% per annum. The aggregate amount of this Bridge Loan Facility will be credited against Behrman’s commitment under the Investment and Acquisition Transactions pursuant to a note purchase agreement with DHI.

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      In order to assist Protek with ordinary course working capital needs during the period between the signing and closing of the transactions, we will provide Protek Network Management (U.K.) Limited (“PNML”) with a bridge facility of not more than $1.5 million (“PNML Loan”). We will fund the PNML Loan with proceeds of the Bridge Loan Facility. $500,000 of this amount will be treated as a deposit and creditable to the purchase price for Protek, as described above. The PNML Loan is secured by liens on all of PNML’s and Protek’s assets, subject solely to any first liens already existing in favor of PNML’s creditors. The Company was also granted certain warrants for the stock of Protek exercisable in the event of certain defaults.

Resignation of Chief Financial Officer

      Jeanne T. Prayther, Daleen’s chief financial officer, resigned as an officer of Daleen effective on May 28, 2004. Ms. Prayther’s resignation was for personal reasons.

Item 6.	Exhibits and Reports on Form 8-K.

      (a) Exhibit List

Exhibit
Number	Description

10.1	Second Loan Modification Agreement, dated as of June 30, 2004, among the Company, Daleen IAC, LLP, DSI, Inc., Daleen Solutions, Inc. and Silicon Valley Bank filed herewith.
10.2	Security Agreement, dated July 2, 2004 among the Company, Daleen IAC, LLP, DSI, Inc., Daleen Solutions, Inc. and Behrman Capital II, L.P. filed herewith.
31.1	Certification of Principal Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended, filed herewith.
31.2	Certification of Principal Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended, filed herewith.
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, furnished herewith.
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, furnished herewith.

      (b) Reports on Form 8-K

      Report on Form 8-K, item 12, furnished under item 9 on April 23, 2004 with respect to Daleen’s first quarter 2004 financial operating results.

      Report on Form 8-K item 5, filed on May 7, 2004 with respect to the announcement of the Investment and Acquisition Transactions.

42

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DALEEN TECHNOLOGIES, INC.

/s/ GORDON QUICK

Gordon Quick
President and Chief Executive Officer
(Principal Executive Officer)

Date: August 16, 2004

/s/ GORDON QUICK

Gordon Quick
President and Chief Executive Officer
(Principal Financial and Accounting Officer)

Date: August 16, 2004

43

DALEEN TECHNOLOGIES, INC.

SERIES F CONVERTIBLE

PREFERRED STOCKHOLDER PROXY

This Series F Convertible Preferred Stockholder Proxy is Solicited

on Behalf of the Board of Directors of Daleen Technologies, Inc.
for the Special Meeting of Stockholders on September 28, 2004

    The undersigned hereby appoints Gordon Quick and Dawn R. Landry, and each of them, as the attorneys and proxies of the undersigned with full power of substitution, to represent the undersigned and to vote all shares Series F Convertible Preferred Stock of Daleen Technologies, Inc., a Delaware corporation (the “Company”) held of record by the undersigned as of August 20, 2004, at the special meeting of the stockholders of the Company to be held at 9:00 a.m., local time, on September 28, 2004 at the corporate headquarters of Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida, and at any adjournment or postponement thereof (the “Special Meeting”) as designated hereon and in their discretion as to other matters.

    Each of the proposals set forth on the reverse face of this proxy is described in greater detail in the Proxy Statement dated August 31, 2004 (the “Proxy Statement”) of the Company relating to such Special Meeting, receipt of which is acknowledged by the undersigned’s execution of this proxy.

(Continued and to be marked, dated, and signed on reverse side)

[See reverse side]

☒ PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

    Proposal 1 — Agreement and Plan of Merger and Share Exchange. To approve and adopt the Agreement and Plan of Merger and Share Exchange, dated as of May 7, 2004, as amended (the “Merger Agreement”), among Daleen Holdings, Inc., a Delaware corporation, Parallel Acquisition, Inc., a Delaware corporation, the Company, Behrman Capital II, L.P., a Delaware limited partnership, and Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership, and to approve each of the other transactions contemplated by the Merger Agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

You are encouraged to specify your choice by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

Name

Signature

Date

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized partner.

DALEEN TECHNOLOGIES, INC.

COMMON STOCKHOLDER PROXY

This Common Stockholder Proxy is Solicited on Behalf of the Board of Directors

of Daleen Technologies, Inc. for the Special Meeting of Stockholders
on September 28, 2004

    The undersigned hereby appoints Gordon Quick and Dawn R. Landry, and each of them, as the attorneys and proxies of the undersigned with full power of substitution, to represent the undersigned and to vote all shares Common Stock of Daleen Technologies, Inc., a Delaware corporation (the “Company”) held of record by the undersigned as of August 20, 2004, at the special meeting of the stockholders of the Company to be held at 9:00 a.m., local time, on September 28, 2004 at the corporate headquarters of Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida, and at any adjournment or postponement thereof (the “Special Meeting”) as designated hereon and in their discretion as to other matters.

    Each of the proposals set forth on the reverse face of this proxy is described in greater detail in the Proxy Statement dated August 31, 2004 (the “Proxy Statement”) of the Company relating to such Special Meeting, receipt of which is acknowledged by the undersigned’s execution of this proxy.

(Continued and to be marked, dated, and signed on reverse side)

[See reverse side]

☒ PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

    Proposal 1 — Agreement and Plan of Merger and Share Exchange. To approve and adopt the Agreement and Plan of Merger and Share Exchange, dated as of May 7, 2004, as amended (the “Merger Agreement”), among Daleen Holdings, Inc., a Delaware corporation, Parallel Acquisition, Inc., a Delaware corporation, the Company, Behrman Capital II, L.P., a Delaware limited partnership, and Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership, and to approve each of the other transactions contemplated by the Merger Agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

You are encouraged to specify your choice by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

Name

Signature

Date

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized partner.